Exhibit 2.1

TORCHLIGHT ENERGY RESOURCES, INC.

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2798832 ONTARIO INC.

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2798831 ONTARIO INC.

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METAMATERIAL INC.

ARRANGEMENT AGREEMENT

DECEMBER 14, 2020

ARRANGEMENT AGREEMENT

Arrangement Agreement dated December 14, 2020 among TORCHLIGHT ENERGY RESOURCES, INC., a corporation existing under the laws of Nevada (“RTO Acquiror”), 2798832 ONTARIO INC., a corporation existing under the laws of the Province of Ontario (“Canco”), 2798831 ONTARIO INC., a corporation existing under the laws of the Province of Ontario (“Callco”) and METAMATERIAL INC., a corporation existing under the laws of the Province of Ontario (“Meta”).

WHEREAS:

A.       RTO Acquiror, Canco, Callco and Meta wish to complete a transaction pursuant to which, among other things, RTO Acquiror will, indirectly through Canco, acquire all of the Meta Shares in exchange for the Consideration, by way of a statutory plan of arrangement, which is to be completed under the provisions of the OBCA on and subject to the terms and conditions contained herein;

B.       the Meta Financial Advisor has advised the Meta Board, and the Meta Board has determined, that the Consideration to be received by the Meta Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the Meta Shareholders;

C.       the Meta Board has determined, after having considered financial and legal advice, that it would be advisable and in the best interests of Meta and the Meta Shareholders for the Meta Board to unanimously recommend that Meta Securityholders vote in favour of the Meta Arrangement Resolution at the Meta Meeting;

D.       RTO Acquiror has entered into the Meta Voting Agreements with the Meta Supporting Shareholders, pursuant to which, among other things, such Meta Supporting Shareholders agree, subject to the terms and conditions thereof, to vote the Meta Shares and any securities convertible, exercisable or exchangeable into Meta Shares held by them in favour of the Meta Arrangement Resolution;

E.        the RTO Acquiror Financial Advisor has advised the RTO Acquiror Board, and the RTO Acquiror Board has determined, that the Arrangement is fair, from a financial point of view, to the RTO Acquiror Shareholders;

F.        the RTO Acquiror Board has determined, after having considered financial and legal advice, that it would be advisable and in the best interests of RTO Acquiror and the RTO Acquiror Shareholders for the RTO Acquiror Board to unanimously recommend that RTO Acquiror Shareholders vote in favour of the RTO Acquiror Shareholder Approval Matters at the RTO Acquiror Meeting;

G.        Meta has entered into the RTO Acquiror Voting Agreements with the RTO Acquiror Supporting Shareholders, pursuant to which, among other things, such RTO Acquiror Supporting Shareholders agree, subject to the terms and conditions thereof, to vote the RTO Acquiror Shares and any securities convertible, exercisable or exchangeable into RTO Acquiror Shares held by them in favour of the RTO Acquiror Shareholder Approval Matters;

H.       certain persons have entered or will prior to the Effective Time enter into the Lock-Up Agreement, pursuant to which, among other things, such persons agree to lock-up and not sell, transfer or otherwise dispose of their relevant shares;

I.         the Parties intend that the plan of arrangement provide certain Meta Shareholders with the opportunity to exchange Meta Shares for Exchangeable Shares on a tax-deferred basis for Canadian Tax purposes;

J.         the Parties have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters relating to the Arrangement; and

K.       Capitalized terms used but not otherwise defined in these recitals have the meanings ascribed to such terms in Section 1.1.

NOW THEREFORE in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto covenant and agree as follows:

Article 1
INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Acceptable Confidentiality Agreement” has the meaning ascribed thereto in Subsection 7.3(a)(iv);

“Acquisition Proposal” means, with respect to Meta, a Meta Acquisition Proposal, and, with respect to RTO Acquiror, an RTO Acquiror Acquisition Proposal;

“affiliate” has the meaning ascribed thereto in the Securities Act;

“Agreement” means this arrangement agreement, including all schedules annexed hereto, together with the Meta Disclosure Letter and the RTO Acquiror Disclosure Letter, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

“Alternative Acquisition Agreement” has the meaning ascribed thereto in Subsection 7.2(a)(iv);

“Arrangement” means the arrangement of Meta under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Parties, each acting reasonably;

“Articles of Arrangement” means the articles of arrangement of Meta in respect of the Arrangement required by the OBCA to be sent to the Director after the Final Order is made, which shall be in a form and content satisfactory to the Parties, each acting reasonably;

“Authorization” means any authorization, order, Permit, approval, grant, licence, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, bylaw, rule or regulation, whether or not having the force of Law, and includes any environmental Permit;

“Bridge Notes” has the meaning ascribed thereto in Section 7.6;

“Business Day” means a day other than a Saturday, a Sunday or any other day on which commercial banking institutions in Toronto, Ontario or Houston, Texas are authorized or required by applicable Law to be closed;

“Callco” has the meaning ascribed thereto in the recitals above;

“Canco” has the meaning ascribed thereto in the recitals above;

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 183(2) of the OBCA in respect of the Articles of Arrangement;

“Claim” means (i) any suit, action, proceeding, dispute, investigation, claim, arbitration, order, summons, citation, directive, ticket, charge, demand or prosecution, whether legal or administrative; or (ii) any appeal or application for review; whether at law or in equity or by any Governmental Entity;

“Change in Recommendation” means, with respect to Meta, a Meta Change in Recommendation and, with respect to RTO Acquiror, an RTO Acquiror Change in Recommendation;

“Confidentiality Agreement” means the confidentiality agreement between Meta and RTO Acquiror dated September 4, 2020;

“Consideration” means the consideration to be received by Meta Shareholders pursuant to the Plan of Arrangement in respect of each Meta Share that is issued and outstanding immediately prior to the Effective Time, being either the RTO Acquiror Share Consideration or the Exchangeable Share Consideration as elected in accordance with the Plan of Arrangement by a Meta Shareholder in respect of each Meta Share held;

“Contract” means any contract, agreement, license, franchise, lease, arrangement, commitment, joint venture, partnership or other right or obligation (written or, to the extent enforceable, oral) to which a Party or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound or to which any of their respective properties or assets is subject;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“COVID-19” shall mean the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“CSE” means the Canadian Securities Exchange;

“Depositary” means AST Trust Company (Canada) or such other person appointed by Meta and RTO Acquiror (each acting reasonably), for the purpose of, among other things, exchanging certificates representing Meta Shares for the Consideration;

“Director” means the Director appointed pursuant to Section 278 of the OBCA;

“Dissent Rights” means the rights of dissent exercisable by the Meta Shareholders under Section 185 of the OBCA or as otherwise determined by the Court in the Interim Order in respect of the Meta Arrangement Resolution;

“Dissenting Shareholder” has the meaning ascribed thereto in the Plan of Arrangement;

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement, which shall be no earlier than February 13, 2021 and no later than the Outside Date;

“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement;

“Employee Plans” means all benefit or compensation plans, programs, policies, practices, contracts, agreements or other arrangements, covering current or former employees, directors or consultants of a Party, including without limitation employment, consulting, deferred compensation, equity, benefit, bonus, incentive, pension, retirement, savings, stock purchase, profit sharing, stock option, stock appreciation, phantom stock, termination, change of control, life insurance, medical, health, welfare, hospital, dental, vision care, drug, sick leave, disability, and similar plans, programmes, arrangements or practices, whether or not in writing and whether or not funded, in each case, which is sponsored, maintained or contributed to by a Party or any of its affiliates, or to which a Party or any of its affiliates is obligated to contribute, or with respect to which a Party or any of its affiliates has any liability, direct or indirect, contingent or otherwise, other than benefit plans established pursuant to statute;

“Encumbrance” means any Claim, encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, option, right of pre-emption, privilege or any matter capable of registration against title or any Contract to create any of the foregoing;

“Environmental Laws” means all Laws aimed at, or relating to, the reclamation or restoration of properties, occupational health and safety, protection of the environment, abatement of pollution, protection of wildlife, ensuring public safety from environmental hazards and all other Laws relating to (i) the management processing, use, treatment, storage, disposal, discharge, transport or handling of any Hazardous Substances; (ii) plant and animal life, (iii) lands; or (iv) other natural resources;

“Exchangeable Share Consideration” has the meaning ascribed thereto in the Plan of Arrangement;

“Exchange Ratio” has the meaning ascribed thereto in the Plan of Arrangement;

“Exchangeable Shares” means the exchangeable shares in the capital of Canco as more particularly described in Appendix I to the Plan of Arrangement;

“Exchange Time” has the meaning set out in the Plan of Arrangement;

“Final Order” means an order of the Court granted pursuant to Section 182(5) of the OBCA, in form and substance acceptable to each of the Parties, each acting reasonably, approving the Arrangement after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of the Parties, each acting reasonably) at any time prior to the Effective Date or, if appealed, as affirmed or amended (provided, however, that any such amendment is acceptable to the Parties, each acting reasonably) on appeal, unless such appeal is withdrawn, abandoned or denied;

“Governmental Entity” means (i) any multinational or supranational body or organization, nation, government, state, province, country, territory, municipality, administrative, judicial or regulatory authority, agency, board, body, bureau, commission, instrumentality, court or tribunal or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) thereof, any taxing authority, any ministry or department or agency of any of the foregoing, (ii) any self-regulatory organization or securities exchange, including the CSE and NASDAQ, (iii) any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; and (iv) any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of such entities or other bodies pursuant to the foregoing;

“Hazardous Substance” means any waste or other substance that is prohibited, listed, defined, designated or classified as hazardous, radioactive, corrosive, explosive, infectious, carcinogenic, or toxic or a pollutant or a contaminant under or pursuant to, or that could result in any Liability under, any applicable Environmental Laws including petroleum and all derivatives thereof or synthetic substitutes therefor, hydrogen sulphide, arsenic, cadmium, lead, mercury, polychlorinated biphenyls (“PCBs”), PCB-containing equipment and material, mould, asbestos, asbestos-containing material, urea-formaldehyde, urea-formaldehyde-containing material and any other material or substance that may impair the environment;

“IFRS” means International Financial Reporting Standards;

“including” means including without limitation, and “include” and “includes” have a corresponding meaning;

“Initial Bridge Note” means the eight percent (8%) Unsecured Convertible Promissory Note of Meta for the benefit of RTO Acquiror dated September 20, 2020 with a principal amount of $500,000.

“Intellectual Property” means domestic and foreign intellectual property rights, whether or not registrable, patentable or otherwise formally protectable, including: (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), patents, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (ii) works, copyrights, copyright registrations and applications for copyright registration, including all moral rights or similar rights of authorship or attribution; (iii) designs, design registrations, design registration applications and integrated circuit topographies; (iv) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, trade-mark registrations, trade-mark applications, trade dress and logos, and all goodwill related thereto; (v) know-how, trade secrets, proprietary information, algorithms, formulae, recipes, systems, compositions, manufacturing and production processes, methods and techniques and related documentation, clinical and testing data, customer and supplier information, and market and survey information (collectively “Trade Secrets”); and (vi) telephone numbers, domain names and social media identities, and the goodwill associated with any of the foregoing;

“Interim Order” means an order of the Court in form and substance acceptable to each of the Parties, acting reasonably, providing for, among other things, the calling and holding of the Meta Meeting, as the same may be amended by the Court with the consent of the Parties, each acting reasonably;

“Intervening Event” means, with respect to Meta, a Meta Intervening Event, and with respect to RTO Acquiror, an RTO Acquiror Intervening Event;

“Intervening Event Notice” has the meaning ascribed thereto in Subsection 7.4(a)(ii)A;

“Intervening Event Matching Period” has the meaning ascribed thereto in Subsection 7.4(a)(ii)C;

“ITA” means the Income Tax Act (Canada), as amended from time to time;

“Key Regulatory Approvals” means those rulings, consents, orders, exemptions, Permits, Authorizations and other approvals of Governmental Entities, necessary to proceed with the transactions contemplated by this Agreement and the Plan of Arrangement, as listed in Schedule G;

“Law” means, with respect to any Person, any and all applicable law (statutory, common, civil or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended;

“Liability” means, in respect of any Person, any debt, liability or obligation of any kind or nature whatsoever, including (i) any right against such Person to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, (ii) any right against such Person to an equitable remedy for breach of performance, whether or not such right to any equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, and (iii) any obligation of such Person for the performance of any covenant or agreement (whether for the payment of money or otherwise);

“Lock-Up Agreements” means the certain lock-up agreements (including all amendments thereto) entered or to be entered into by certain parties, where such parties have agreed, among other things, to lock-up and not sell, transfer or otherwise dispose of their RTO Acquiror Shares and/or Meta Shares, as applicable, in the form attached hereto as K;

“Matching Party” has the meaning ascribed thereto in Subsection 7.4(a);

“Matching Period” has the meaning ascribed thereto in Subsection 7.4(a)(ii)C;

“material change”, “material fact” and “misrepresentation” have the meanings ascribed thereto in the Securities Act;

“Material Contract” means any of the following for a Party:

(i)        any management, employment, severance, retention, transaction bonus, change in control, material consulting, relocation, repatriation or expatriation agreement or other similar Contract;

(ii)       any Contract with any distributor, reseller or sales representative with an annual value in excess of $100,000;

(iii)      any Contract with any manufacturer, vendor, or other Person for the supply of materials or performance of services by such third party to the Party in relation to the manufacture of the Party’s products or product candidates with an annual value in excess of $100,000;

(iv)     any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement;

(v)      any Contract incorporating or relating to any guaranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between a Party and any of its officers or directors;

(vi)     any Contract imposing any restriction on the right or ability of the Party or that would by the terms of the Contract would impose any restriction on the right or ability of the Party: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as a director, an officer or other employee, a consultant or an independent contractor; (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; or (F) to transact business with any other Person;

(vii)      any Contract currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(viii)     any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(ix)       any joint marketing or development agreement;

(x)        any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of the Party; (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of the Party; or (C) contains most favored nation pricing provisions with any third party or any requirements or minimum purchase obligations of the Party;

(xi)       any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 or more in the aggregate, or contemplates or involves the performance of services having a value in excess of $100,000 in the aggregate other than any arrangement or agreement expressly contemplated or provided for under this Agreement;

(xii)      any Contract that does not allow the Party to terminate the Contract for convenience with no more than sixty (60) days prior notice to the other party and without the payment of any rebate, chargeback, penalty or other amount to such third party in connection with any such termination in an amount or having a value in excess of $100,000 in the aggregate; or

(xiii)     that is a “material contract” (with respect to RTO Acquiror, as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, and with respect to Meta, within the meaning of National Instrument 51-102).

“Meta” has the meaning ascribed thereto in the recitals above;

“Meta Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry from any Person or group of Persons acting jointly or in concert, whether or not in writing and whether or not delivered to Meta, after the date hereof relating to: (i) any acquisition or purchase, direct or indirect, of: (A) the assets of Meta and/or one or more of its subsidiaries that, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of Meta and its subsidiaries, taken as a whole, or which contribute twenty percent (20%) or more of the consolidated revenue of Meta and its subsidiaries, taken as a whole (or any lease, long-term supply, hedging arrangement, joint venture, strategic alliance, partnership or other transaction having the same economic effect as a sale of such assets), or (B) beneficial ownership of twenty percent (20%) or more of the issued and outstanding voting or equity securities of Meta or any one or more of its subsidiaries that, individually or in the aggregate, contribute twenty percent (20%) or more of the consolidated revenues or constitute twenty percent (20%) or more of the consolidated assets of Meta and its subsidiaries, taken as a whole; (ii) any take-over bid, tender offer or exchange offer that, if consummated, would result in such Person or group of Persons beneficially owning twenty percent (20%) or more of the issued and outstanding voting or equity securities of any class of voting or equity securities of Meta or any of its subsidiaries; (iii) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Meta or any of its subsidiaries; in all cases, whether in a single transaction or in a series of related transactions; or (iv) any direct or indirect sale of assets (or any alliance, joint venture, earn-in right, option to acquire, lease, licence or other arrangement having a similar economic effect as a sale) by Meta and/or one or more of its subsidiaries, which assets represent twenty percent (20%) or more of the consolidated assets of Meta and its subsidiaries measured by fair market value, or contribute twenty percent (20%) or more of the consolidated revenue or operating income of Meta; or (v) any other transaction, the consummation of which prevents, or materially delays, impedes or interferes with, the transactions contemplated by this Agreement;

“Meta Annual Financial Statements” means the restated audited consolidated financial statements of Meta as at, and for the years ended December 31, 2019 and December 31, 2018 including the auditor’s report thereon and the notes thereto, as filed on SEDAR on August 28, 2020;

“Meta Arrangement Resolution” means the special resolution of the Meta Securityholders approving the Plan of Arrangement, which is to be considered at the Meta Meeting in the form of Schedule B hereto (unless RTO Acquiror agrees in writing to any changes to such form);

“Meta Board” means the board of directors of Meta as the same is constituted from time to time;

“Meta Board Recommendation” has the meaning ascribed thereto in Subsection 2.5(b)(iii);

“Meta Business” means the business and affairs of the Meta Group as described in the Meta Disclosure Documents;

“Meta Change in Recommendation” occurs or is made when, (i) the Meta Board or any committee of the Meta Board fails to unanimously recommend or withdraws, amends, modifies or qualifies, publicly proposes or states its intention to do so, or fails to publicly reaffirm (without qualification) within five (5) Business Days (and in any case prior to the Meta Meeting) after having been requested in writing by the RTO Acquiror to do so, the Meta Board Recommendation, or (ii) the Meta Board or any committee of the Meta Board takes no position or a neutral position with respect to a Meta Acquisition Proposal for more than five (5) Business Days after a Meta Acquisition Proposal is made or publicly announced, or (iii) the Meta Board or any committee of the Meta Board resolves or publicly proposes to take any of the foregoing actions;

“Meta Circular” means the notice of the Meta Meeting and accompanying management proxy circular, including all schedules, appendices and exhibits thereto and enclosures therewith, to be sent to the Meta Securityholders, as required by the Court in the Interim Order, in connection with the Meta Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement;

“Meta Disclosure Documents” means all information, disclosure, forms, reports, schedules, statements, certifications and other documents, including without limitation all press releases, forms, reports, schedules, financial statements and notes and schedules to such financial statements, management’s discussion and analysis of financial condition and results of operations, certifications, annual information forms, management information circulars, material change reports, business acquisition reports and other documents publicly disclosed or filed by Meta with the Securities Authorities since March 5, 2020 and publicly available at www.sedar.com;

“Meta Disclosure Letter” means the disclosure letter executed by Meta and delivered to RTO Acquiror prior to or concurrently with the execution of this Agreement;

“Meta DSU” means a deferred share unit of Meta;

“Meta Financial Advisor” means Cormark Securities Inc.

“Meta Group” means Meta and all of its direct and indirect subsidiaries;

“Meta Interim Financial Statements” means the unaudited interim condensed consolidated financial statements of Meta as at, and for the three-month period and nine-month period ended September 30, 2020 and 2019 including the notes thereto, as filed on SEDAR on November 30, 2020;

“Meta Intervening Event” means a material event or circumstance that was not known or reasonably foreseeable to the Meta Board prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the Meta Board prior to the receipt of the Meta Securityholder Approval that does not relate to (i) a Meta Acquisition Proposal, (ii) RTO Acquiror or its subsidiaries (including any RTO Acquiror Material Adverse Effect), (iii) any actions taken pursuant to this Agreement or (iv) any changes in the price of RTO Acquiror Shares or Meta Shares;

“Meta Material Adverse Effect” means any effect, fact, change, event, occurrence or circumstance that is, or would reasonably be expected to be, material and adverse to the business, condition (financial or otherwise), properties, assets (tangible or intangible), liabilities (whether absolute, accrued, conditional or otherwise), capital, operations or results of operations of Meta and its subsidiaries, taken as a whole, other than any effect arising from, relating to or resulting from, as applicable: (i) the global economy, political conditions (including the outbreak of war or any acts of terrorism), international trade or securities, financial or credit markets in general, natural disasters or other acts of God; (ii) the smart materials and photonics industry in general, (iii) any generally applicable change in applicable Law (other than orders, judgments, claims or decrees against Meta or any of its subsidiaries), or accounting standards or the enforcement or interpretation thereof; (iv) a change in the market trading price or trading volume of Meta Shares (it being understood that the underlying cause of any such change may be taken into consideration when determining whether a Meta Material Adverse Effect has occurred, unless otherwise excepted under this definition); (v) the announcement of this Agreement, including the impact thereof on the relationships, contractual or otherwise, on Meta or its subsidiaries with customers, suppliers, business partners, regulators, vendors, Governmental Entities or other third Persons; (vi) any action taken or refrained from being taken by Meta or its subsidiaries in connection with this Agreement, to the extent RTO Acquiror has expressly consented to, approved or requested such action in writing following the date of this Agreement and (vii) any disease outbreaks, pandemics or epidemics or other related condition including COVID-19; provided, however, that (x) in the event that Meta and its subsidiaries, taken as a whole, are materially and disproportionately affected by an effect described in clause (i), (ii), (iii) or (vi) above relative to other participants in the industries in which Meta and its subsidiaries operate, the extent (and only the extent) of such effect, relative to such other participants, on Meta or any of its subsidiaries, taken as a whole, may be taken into account in determining whether there has been a Meta Material Adverse Effect; and (y) references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for the purposes of determining whether a “Meta Material Adverse Effect” has occurred;

“Meta Meeting” means the special meeting of Meta Securityholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Meta Arrangement Resolution, and for any other purpose as may be set out in the Meta Circular;

“Meta Optionholders” means the holders at the relevant time of Meta Options;

“Meta Options” means, at any time, options exercisable to acquire Meta Shares granted under the Option Plan which are, at such time, outstanding, whether or not vested;

“Meta Securityholders” means Meta Shareholders, Meta Optionholders, Meta Warrantholders and holders of Meta DSUs;

“Meta Securityholder Approval” has the meaning ascribed thereto in Subsection 2.3(c);

“Meta Shareholders” means the holders of Meta Shares;

“Meta Shares” means issued and outstanding common shares in the capital of Meta;

“Meta Superior Proposal” means any unsolicited bona fide written Meta Acquisition Proposal from a Person who is an arm’s length third party to acquire not less than all of the outstanding Meta Shares or all or substantially all of the assets of Meta on a consolidated basis that: (i) complies with Securities Laws and did not result from or involve a breach of Article 7; (ii) is capable of being completed without undue delay, taking into account, all financial, legal, regulatory and other aspects of such proposal and the Person making such proposal; (iii) is not subject, either by the terms of such Meta Acquisition Proposal or by virtue of any applicable Law, or rule or requirement of any stock exchange, to any requirement that the approval of the shareholders of the Person making the Meta Acquisition Proposal be obtained; (iv) if any consideration is cash, is not subject to any financing contingency or condition; (v) is not subject to any due diligence or access condition; (vi) is not subject, either by the terms of such Meta Acquisition Proposal or by virtue of any applicable Law, to any Authorization of a Governmental Entity; (vii) does not provide for the payment of any break, termination or other fees or expenses to the other party in the event that Meta completes the Arrangement or any similar other transaction with RTO Acquiror or any of its affiliates agreed prior to any termination of this Agreement and (viii) that the Meta Board determines, in its good faith judgment, after receiving the advice of its outside legal and financial advisors and after taking into account all the terms and conditions of the Meta Acquisition Proposal, including all legal, financial, regulatory and other aspects of such Meta Acquisition Proposal and the party making such Meta Acquisition Proposal, (A) would, if consummated in accordance with its terms, but without assuming away the risk of non-completion, result in a transaction which is more favourable, from a financial point of view, to the Meta Shareholders than the Arrangement (including any amendments to the terms and conditions of the Arrangement proposed by RTO Acquiror pursuant to Subsection 7.4(b)) and (B) the failure to recommend such Meta Acquisition Proposal to the Meta Shareholders would be contrary to the fiduciary duties of the Meta Board;

“Meta Supporting Shareholders” means collectively all of the senior officers and directors of Meta who have entered into Meta Voting Agreements;

“Meta Voting Agreements” means the voting agreements of even date herewith (including all amendments thereto after the date hereof) between RTO Acquiror and the Meta Supporting Shareholders setting forth the terms and conditions upon which the Meta Supporting Shareholders have agreed, among other things, to vote their Meta Shares in favour of the Meta Arrangement Resolution;

“Meta Warrantholder” means a holder of one or more Meta Warrants;

“Meta Warrants” means the common share purchase warrants to acquire Meta Shares which are at such time outstanding;

“MI 61-101” means Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions;

“NASDAQ” means the NASDAQ Capital Market;

“NRS” means the Nevada Revised Statutes;

“OBCA” means the Business Corporations Act (Ontario);

“Option Plan” means Meta’s amended and restated stock option plan;

“ordinary course of business”, “ordinary course of business consistent with past practice”, or any similar reference, means, with respect to an action taken by a Person, that such action is consistent with the past practices (in terms of nature, scope and magnitude) of such Person and is taken in the ordinary course of the normal day-to-day business and operations of such Person;

“Other Party” has the meaning ascribed thereto in Subsection 7.3(a)(v);

“Outside Date” means May 15, 2021 or such later date as may be agreed to in writing by the Parties;

“Parties” means, collectively, Meta, RTO Acquiror, Canco and Callco and “Party” means any one of them;

“Permit” means any license, permit, certificate, consent, order, grant, approval, agreement, classification, restriction, registration or other authorization of, from or required by any Governmental Entity;

“Permitted Encumbrance” means, with respect to a Party:

(a)	assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any lease to which the Party or any of its subsidiaries is the tenant;

(b)	liens for Taxes, assessments and governmental charges due and being contested in good faith and diligently by appropriate proceedings and for the payment of which adequate provision has been made in the Party’s financial statements;

(c)	registered servitudes, easements, restrictions, rights of way and other similar rights in real property or any interest therein, provided: (i) the same are not of such nature as to materially restrict, limit, impair or impede the use of the property subject thereto in the Party’s business; and (ii) each such encumbrance has been complied with and is in good standing;

(d)	security given in the ordinary course of the Party’s business to any public utility, municipality or government or to any statutory or public authority in connection with the operations of the Party’s business, other than security for borrowed money, provided that such security does not materially restrict, limit, impair of impede the ability of the Party or any of its subsidiaries to carry on its business; and

(e)	undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and statutory liens, charges, adverse Claims, security interests or Encumbrances to which any Governmental Entity may be entitled that have not at the time been filed or registered against the title to the asset or served upon the owner or lessee of the property subject thereto pursuant to Law and that relate to obligations not due or delinquent, provided that they do not materially restrict, limit, impair of impede the ability of the Party or any of its subsidiaries to carry on its business;

“Person” includes any individual, firm, partnership, limited partnership, limited liability partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, body corporate, corporation, company, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

“Personal Information” means any information (regardless of form) that relates to an identified or identifiable individual; an identifiable individual is one who can be identified, directly or indirectly, in particular by reference to an identifier, such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person; or any other information about an individual that is defined as “personal data” or “personal information” by applicable Law. Personal Information may include information such as name, street address, telephone number, email address, photograph, date of birth, social security number, driver’s license number or data collected through an automated license plate recognition system, passport number, financial account information, username and password combinations or customer or account number, geolocation information of an individual or device, biometric data, medical or health information, cookie identifiers associated with registration information, or any other browser- or device-specific number or identifier, and web or mobile browsing or usage information that is linked to the foregoing;

“Plan of Arrangement” means the plan of arrangement of Meta, substantially in the form of Schedule A hereto, and any amendments or variations thereto made from time to time in accordance with this Agreement, the plan of arrangement or upon the direction of the Court in the Final Order with the consent of the Parties, each acting reasonably;

“Pre-Closing Financing” means a transaction or series of transactions in which the RTO Acquiror issues RTO Acquiror Shares (or securities convertible into or exercisable for RTO Acquiror Shares) primarily for capital raising purposes where RTO Acquiror has raised gross proceeds of US$10,000,000 in the aggregate, less the principal amounts of the Bridge Notes.

“Proceeding” means any action, cause of action, claim, demand, litigation, suit, investigation, citation, summons, subpoena, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise;

“Proposal Party” has the meaning ascribed thereto in Subsection 7.3(a);

“Receiving Board” has the meaning ascribed thereto in Subsection 7.4(a);

“Receiving Party” has the meaning ascribed thereto in Subsection 7.4(a);

“Representative” means, collectively, in respect of a Person, its subsidiaries and its affiliates and its and their officers, directors, employees, consultants, advisors, agents or other representatives (including financial, legal or other advisors);

“Reverses Split” has the meaning ascribed thereto in Section 2.17;

“RTO Acquiror” has the meaning ascribed thereto in the recitals above;

“RTO Acquiror Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry from any Person or group of Persons acting jointly or in concert, whether or not in writing and whether or not delivered to RTO Acquiror, after the date hereof relating to: (i) any acquisition or purchase, direct or indirect, of: (A) the assets of RTO Acquiror and/or one or more of its subsidiaries that, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of RTO Acquiror and its subsidiaries, taken as a whole, or which contribute twenty percent (20%) or more of the consolidated revenue of RTO Acquiror and its subsidiaries, taken as a whole (or any lease, long-term supply, hedging arrangement, joint venture, strategic alliance, partnership or other transaction having the same economic effect as a sale of such assets), or (B) beneficial ownership of twenty percent (20%) or more of the issued and outstanding voting or equity securities of RTO Acquiror or any one or more of its subsidiaries that, individually or in the aggregate, contribute twenty percent (20%) or more of the consolidated revenues or constitute twenty percent (20%) or more of the consolidated assets of RTO Acquiror and its subsidiaries, taken as a whole; (ii) any take-over bid, tender offer or exchange offer that, if consummated, would result in such Person or group of Persons beneficially owning twenty percent (20%) or more of the issued and outstanding voting or equity securities of any class of voting or equity securities of RTO Acquiror or any of its subsidiaries; (iii) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving RTO Acquiror or any of its subsidiaries; in all cases, whether in a single transaction or in a series of related transactions; or (iv) any direct or indirect sale of assets (or any alliance, joint venture, earn-in right, option to acquire, lease, licence or other arrangement having a similar economic effect as a sale) by RTO Acquiror and/or one or more of its subsidiaries, which assets represent twenty percent (20%) or more of the consolidated assets of RTO Acquiror and its subsidiaries measured by fair market value, or contribute twenty percent (20%) or more of the consolidated revenue or operating income of RTO Acquiror; or (v) any other transaction, the consummation of which prevents, or materially delays, impedes or interferes with, the transactions contemplated by this Agreement;

“RTO Acquiror Amended and Restated Articles” means the Amended and Restated Articles of Incorporation of RTO Acquiror, in form and substance to be determined by Meta and reasonably acceptable to RTO Acquiror;

“RTO Acquiror Amended and Restated Bylaws” means the Amended and Restated Bylaws of RTO Acquiror, in the form and substance to be determined by Meta and reasonably acceptable to RTO Acquiror;

“RTO Acquiror Board” means the board of directors of RTO Acquiror as the same is constituted from time to time;

“RTO Acquiror Board Matters” has the meaning ascribed thereto in Subsection 2.13(a);

“RTO Acquiror Board Recommendation” has the meaning ascribed thereto in Subsection 2.10(c)(iii);

“RTO Acquiror Business” means the business and affairs of the RTO Acquiror Group as described in the RTO Acquiror Disclosure Documents;

“RTO Acquiror Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of the RTO Acquiror Preferred Stock, in the form attached hereto as Schedule J;

“RTO Acquiror Change in Recommendation” occurs or is made when, (i) the RTO Acquiror Board or any committee of the RTO Acquiror Board fails to unanimously recommend or withdraws, amends, modifies or qualifies, publicly proposes or states its intention to do so, or fails to publicly reaffirm (without qualification) within five (5) Business Days (and in any case prior to the RTO Acquiror Meeting) after having been requested in writing by Meta to do so, the RTO Acquiror Board Recommendation, or (ii) the RTO Acquiror Board or any committee of the RTO Acquiror Board takes no position or a neutral position with respect to a RTO Acquiror Acquisition Proposal for more than five (5) Business Days after a RTO Acquiror Acquisition Proposal is made or publicly announced, or (iii) the RTO Acquiror Board or any committee of the RTO Acquiror Board resolves or publicly proposes to take any of the foregoing actions;

“RTO Acquiror Disclosure Documents” means all information, disclosure, forms, reports, schedules, statements, certifications and other documents, including without limitation all press releases, forms, reports, schedules, financial statements and notes and schedules to such financial statements, management’s discussion and analysis of financial condition and results of operations, certifications, annual information forms, management information circulars, material change reports, business acquisition reports and other documents publicly disclosed or filed by the RTO Acquiror with the Securities Authorities since January 1, 2020;

“RTO Acquiror Disclosure Letter” means the disclosure letter executed by RTO Acquiror, Canco and Callco and delivered to Meta prior to or concurrently with the execution of this Agreement;

“RTO Acquiror Financial Advisor” means Roth Capital Partners LLC;

“RTO Acquiror Group” means RTO Acquiror and all of its direct and indirect subsidiaries, including Canco and Callco;

“RTO Acquiror Intervening Event” means a material event or circumstance that was not known or reasonably foreseeable to the RTO Acquiror Board prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the RTO Acquiror Board prior to the receipt of the RTO Acquiror Shareholder Approval that does not relate to (i) an RTO Acquiror Acquisition Proposal, (ii) Meta or its subsidiaries (including any Meta Material Adverse Effect), (iii) any actions taken pursuant to this Agreement or (iv) any changes in the price of RTO Acquiror Shares or Meta Shares;

“RTO Acquiror Material Adverse Effect” means any effect, fact, change, event, occurrence or circumstance that is, or would reasonably be expected to be, material and adverse to the business, condition (financial or otherwise), properties, assets (tangible or intangible), liabilities (whether absolute, accrued, conditional or otherwise), capital, operations or results of operations of RTO Acquiror and its subsidiaries, taken as a whole, other than any effect arising from, relating to or resulting from, as applicable: (i) the global economy, political conditions (including the outbreak of war or any acts of terrorism), international trade or securities, financial or credit markets in general, natural disasters or other acts of God; (ii) the oil and natural gas exploration and production industry in general, (iii) any generally applicable change in applicable Law (other than orders, judgments, claims or decrees against RTO Acquiror or any of its subsidiaries), or accounting standards or the enforcement or interpretation thereof; (iv) a change in the market trading price or trading volume of RTO Acquiror Shares (it being understood that the underlying cause of any such change may be taken into consideration when determining whether an RTO Acquiror Material Adverse Effect has occurred, unless otherwise excepted under this definition); (v) the announcement of this Agreement, including the impact thereof on the relationships, contractual or otherwise, on RTO Acquiror or its subsidiaries with customers, suppliers, business partners, regulators, vendors, Governmental Entities or other third Persons; (vi) any action taken or refrained from being taken by RTO Acquiror or its subsidiaries in connection with this Agreement, to the extent Meta has expressly consented to, approved or requested such action in writing following the date of this Agreement; and (vii) any disease outbreaks, pandemics or epidemics or other related condition including COVID-19; provided, however, that (x) in the event that RTO Acquiror and its subsidiaries, taken as a whole, are materially and disproportionately affected by an effect described in clause (i), (ii), (iii) or (vi) above relative to other participants in the industries in which RTO Acquiror and its subsidiaries operate, the extent (and only the extent) of such effect, relative to such other participants, on RTO Acquiror or any of its subsidiaries, taken as a whole, may be taken into account in determining whether there has been an RTO Acquiror Material Adverse Effect; and (y) references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for the purposes of determining whether a “RTO Acquiror Material Adverse Effect” has occurred;

“RTO Acquiror Meeting” means the special meeting of RTO Acquiror Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with this Agreement, for the purpose of voting on the RTO Acquiror Shareholder Approval Matters and for any other purpose as may be set out in the RTO Acquiror Proxy Statement if and as agreed to by Meta;

“RTO Acquiror Preferred Stock” means the Series A Preferred Stock of RTO Acquiror to be issued to the RTO Acquiror Shareholders immediately prior to the Effective Time, having the rights, privileges and preferences set forth in the RTO Acquiror Certificate of Designation;

“RTO Acquiror Proxy Statement” shall mean the proxy statement to be sent to RTO Acquiror’s stockholders in connection with the approval of the RTO Acquiror Shareholder Approval Matters.

“RTO Acquiror Replacement Option” means an option to acquire RTO Acquiror Shares to be issued by RTO Acquiror in consideration for cancellation of the Meta Options;

“RTO Acquiror Record Date” has the meaning ascribed thereto in Subsection 2.10(b);

“RTO Acquiror Share Consideration” has the meaning ascribed thereto to the term in the Plan of Arrangement;

“RTO Acquiror Shareholder Approval” means the approval of the RTO Acquiror Shareholder Approval Matters in accordance with the requirements of applicable Law;

“RTO Acquiror Shareholder Approval Matters” has the meaning ascribed thereto in Subsection 2.11(a);

“RTO Acquiror Shareholders” means the holders of RTO Acquiror Shares;

“RTO Acquiror Shares” means issued and outstanding shares of common stock in the capital of RTO Acquiror;

“RTO Acquiror Superior Proposal” means any unsolicited bona fide written RTO Acquiror Acquisition Proposal from a Person who is an arm’s length third party to acquire not less than all of the outstanding RTO Acquiror Shares or all or substantially all of the assets of the RTO Acquiror on a consolidated basis that: (i) complies with Securities Laws and did not result from or involve a breach of Article 7; (ii) is capable of being completed without undue delay, taking into account, all financial, legal, regulatory and other aspects of such proposal and the Person making such proposal; (iii) is not subject, either by the terms of such RTO Acquiror Acquisition Proposal or by virtue of any applicable Law, or rule or requirement of any stock exchange, to any requirement that the approval of the shareholders of the Person making the RTO Acquiror Acquisition Proposal be obtained; (iv) if any consideration is cash, is not subject to any financing contingency or condition; (v) is not subject to any due diligence or access condition; (vi) is not subject, either by the terms of such RTO Acquiror Acquisition Proposal or by virtue of any applicable Law, to any Authorization of a Governmental Entity; (vii) does not provide for the payment of any break, termination or other fees or expenses to the other party in the event that the RTO Acquiror completes the Arrangement or any similar other transaction with Meta or any of its affiliates agreed prior to any termination of this Agreement and (viii) that the RTO Acquiror Board determines, in its good faith judgment, after receiving the advice of its outside legal and financial advisors and after taking into account all the terms and conditions of the RTO Acquisition Proposal, including all legal, financial, regulatory and other aspects of such RTO Acquisition Proposal and the party making such RTO Acquisition Proposal, (A) would, if consummated in accordance with its terms, but without assuming away the risk of non-completion, result in a transaction which is more favourable, from a financial point of view, to the RTO Acquiror Shareholders than the Arrangement (including any amendments to the terms and conditions of the Arrangement proposed by Meta pursuant to Subsection 7.4(b)), and (II) the failure to recommend such RTO Acquiror Acquisition Proposal to the RTO Acquiror Shareholders would be contrary to the fiduciary duties of the RTO Acquiror Board;

“RTO Acquiror Supporting Shareholders” means collectively all of the senior officers and directors of RTO Acquiror who have entered into RTO Acquiror Voting Agreements;

“RTO Acquiror Voting Agreements” means the voting agreements (including all amendments thereto) between Meta and the RTO Acquiror Supporting Shareholders setting forth the terms and conditions upon which the RTO Acquiror Supporting Shareholders have agreed, among other things, to vote their RTO Acquiror Shares in favour of the RTO Acquiror Shareholder Approval Matters;

“Sale” has the meaning ascribed thereto in Subsection 2.14(a);

“Sale Representatives” has the meaning ascribed thereto in Subsection Error! Reference source not found.;

“SEC” means the U.S. Securities and Exchange Commission;

“Section 3(a)(10) Exemption” means the exemption from the registration requirements of the U.S. Securities Act provided by section 3(a)(10) thereof;

“Securities Act” means the Securities Act (Ontario) and the rules, regulations, instruments (including national and multilateral instruments) and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Securities Authorities” means all securities regulatory authorities, including the applicable securities commission or similar regulatory authorities in each of the provinces and territories of Canada, the SEC, the CSE, and NASDAQ, that are applicable to Meta or RTO Acquiror, as the case may be;

“Securities Laws” means the Securities Act, together with all other applicable Canadian provincial securities laws, the U.S. Securities Act, the U.S. Exchange Act, the Sarbanes-Oxley Act of 2002, and applicable securities laws of the United States and the states thereof, and the rules and regulations and published policies of the securities authorities thereunder, as now in effect and as they may be promulgated or amended from time to time, and includes the rules and policies of the CSE and NASDAQ, that are applicable to Meta or RTO Acquiror, as the case may be;

“SEDAR” means the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval;

“Special Voting Share” means the special voting share in the capital of RTO Acquiror having substantially the rights, privileges, restrictions and conditions described in the Voting and Exchange Trust Agreement;

“Spin-Off Cost Reserve Amount” means $500,000 raised in a transaction or series of transactions in which the RTO Acquiror issues RTO Acquiror Shares (or securities convertible into or exercisable for RTO Acquiror Shares) primarily for capital raising purposes in excess of the Pre-Closing Financing.

“subsidiary” has the meaning ascribed thereto in the National Instrument 45-106 - Prospectus Exemptions;

“Superior Proposal” means, with respect to Meta, a Meta Superior Proposal, and, with respect to RTO Acquiror, an RTO Acquiror Superior Proposal;

“Superior Proposal Matching Period” has the meaning ascribed thereto in Subsection 7.4(a)(i)D;

“Superior Proposal Notice” has the meaning ascribed thereto in Subsection 7.4(a)(i)C;

“Support Agreement” means an agreement to be made among RTO Acquiror, Canco and Callco in connection with the Plan of Arrangement substantially in the form and substance of Schedule H;

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Tax Returns” means all domestic and foreign federal, state, provincial, territorial, municipal and local returns, reports, declarations, disclosures, elections, notices, filings, forms, statements, information statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes;

“Taxes” means any and all domestic and foreign federal, state, provincial, municipal, territorial and local taxes, assessments and other governmental charges, duties, fees, levies, impositions and liabilities imposed by any Governmental Entity (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including without limitation pension plan contributions, tax instalment payments, unemployment insurance contributions and employment insurance contributions, disability, severance, social security, workers’ compensation and deductions at source, including taxes based on or measured by gross receipts, income, profits, sales, capital, use, and occupation, and including goods and services, value added, ad valorem, sales, capital gains, capital stock, windfall profits, premium, transfer, franchise, stamp, license, non-resident withholding, customs, payroll, recapture, employment, excise and property duties and taxes, together with all estimated taxes, deficiency assessments, interest, penalties, fines and additions to tax imposed with respect to such amounts, and shall include any liability for such amounts as a result of (i) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (ii) a contractual obligation to indemnify any Person or other entity;

“Termination Payment” means an amount equal to US$2,000,000;

“Transaction Personal Information” has the meaning ascribed thereto in Section 9.1;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder;

“U.S. GAAP” or “GAAP” means United States generally accepted accounting principles;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder;

“United States” means the United States of America; and

“Voting and Exchange Trust Agreement” means an agreement to be made among RTO Acquiror, Canco and the AST Trust Company (Canada) or such other person as may be appointed by Meta and RTO Acquiror (each acting reasonably), as trustee, in connection with the Plan of Arrangement, substantially in the form of Schedule I.

1.2	Interpretation

For the purposes of this Agreement, except as otherwise expressly provided:

(a)	“this Agreement” means this Arrangement Agreement, including the recitals and Schedules hereto, and not any particular Article, Section, Subsection or other subdivision, recital or Schedule hereof, and includes any agreement, document or instrument entered into, made or delivered pursuant to the terms hereof, as the same may, from time to time, be supplemented or amended and in effect;

(b)	the words “hereof”, “herein”, “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Subsection, or other subdivision, recital or Appendix hereof;

(c)	all references in this Agreement to a designated “Article“, “Section”, “Subsection” or other subdivision, recital or “Schedule” hereof are references to the designated Article, Section, Subsections or other subdivision, recital or Schedule to, this Agreement;

(d)	a reference to a statute in this Agreement includes all regulations, rules, policies or instruments made thereunder, all amendments to the statute, regulations, rules, policies or instruments in force from time to time, and any statutes, regulations, rules, policies or instruments that supplement or supersede such statute, regulations, rules, policies or instruments.

(e)	the division of this Agreement into Article, Sections, Subsections and other subdivisions, recitals or Schedule, the inclusion of a table of contents and the insertion of headings and captions are for convenience of reference only and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof; and

1.3	Number, Gender and Persons

In this Agreement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuters.

1.4	Date for Any Action

If the date on which any action is required to be taken hereunder by a Party is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5	Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars.

1.6	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement in respect of Meta shall have the meanings attributable thereto under IFRS and all determinations of an accounting nature in respect of Meta required to be made shall be made in a manner consistent with IFRS consistently applied. Unless otherwise stated, all accounting terms used in this Agreement in respect of RTO Acquiror, Canco and Callco shall have the meanings attributable thereto under U.S. GAAP and all determinations of an accounting nature in respect of RTO Acquiror, Canco and Callco required to be made shall be made in a manner consistent with U.S. GAAP consistently applied.

1.7	Knowledge

Where any representation or warranty in this Agreement is expressly qualified by reference to the knowledge of Meta, it shall be deemed to refer to the actual knowledge, after making reasonable inquiries regarding the relevant subject matter, of any of the Chief Executive Officer, the Chief Financial Officer and the Chair of the Meta Board.

Where any representation or warranty in this Agreement is expressly qualified by reference to the knowledge of RTO Acquiror, Canco or Callco, it shall be deemed to refer to the actual knowledge, after making reasonable inquiries regarding the relevant subject matter, of any of the Chief Executive Officer, the Chief Financial Officer and the Chair of the RTO Acquiror Board.

1.8	Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A – Plan of Arrangement

Schedule B – Meta Arrangement Resolution

Schedule C – Representations and Warranties of Meta

Schedule D – Representations and Warranties of RTO Acquiror

Schedule E – Senior Officers of Meta

Schedule F - Senior Officers of RTO Acquiror

Schedule G - Key Regulatory Approvals

Schedule H - Form of Support Agreement

Schedule I - Form of Voting and Exchange Trust Agreement

Schedule J - Form of RTO Acquiror Certificate of Designation

Schedule KK - Form of Lock-Up Agreement

Article 2
THE ARRANGEMENT

2.1	Arrangement

The Parties agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement, pursuant to which (among other things) each Meta Shareholder (other than Meta Shareholders who have validly exercised Dissent Rights) shall receive the Consideration for each Meta Share held.

2.2	Obligations of Meta

Subject to the terms and conditions of this Agreement, Meta will take all actions reasonably needed to facilitate the Arrangement in accordance with all applicable Law, including Securities Laws, to:

(a)	apply for and diligently prosecute a motion to the Court for the Interim Order in connection with the application for the Final Order in respect of the Arrangement;

(b)	in accordance with the terms of and the procedures contained in the Interim Order, duly call, give notice of, convene and hold the Meta Meeting as soon as practicable after the date hereof;

(c)	solicit proxies of the Meta Shareholders in favour of the Meta Arrangement Resolution and against any resolution or proposal submitted by any Person that is inconsistent with the Meta Arrangement Resolution or that would reasonably be expected to materially impair, delay or impede the completion of any of the transactions contemplated by this Agreement;

(d)	fix the date of the Meta Meeting, which date shall be no later than February 1, 2021, give notice to RTO Acquiror of the Meta Meeting, and allow RTO Acquiror and RTO Acquiror’s Representatives (including legal counsel) to attend the Meta Meeting;

(e)	subject to obtaining the approvals as contemplated in the Interim Order and as may be directed by the Court in the Interim Order, take all steps necessary to submit the Arrangement to the Court and appear at Court to seek the Final Order as soon as reasonably practicable (and, in any event, within five (5) Business Days following the approval of the Meta Arrangement Resolution at the Meta Meeting);

(f)	deliver the Articles of Arrangement to the Director in accordance with Section 2.8 upon satisfaction or waiver of the conditions set out in Article 6; and

(g)	consult with RTO Acquiror in respect of the actions as set out in this Article 2, including providing RTO Acquiror with a reasonable opportunity to comment on all draft documentation prepared by Meta in connection with the foregoing, and to give due consideration to and act reasonably with respect to adopting such comments.

2.3	Interim Order

As soon as reasonably practicable after the date of this Agreement, and in any event no later than January 25, 2021 , Meta shall apply to the Court in a manner and on terms acceptable to RTO Acquiror, acting reasonably, pursuant to Section 182 of the OBCA and, in cooperation with RTO Acquiror, prepare, file and diligently pursue an application for the Interim Order, which shall provide, among other things:

(a)	for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Meta Meeting and for the manner in which such notice is to be provided;

(b)	for a fixed record date for the purposes of determining the Meta Securityholders entitled to receive notice of and vote at the Meta Meeting (which date shall be fixed and published by Meta in consultation with RTO Acquiror);

(c)	that the requisite approval for the Meta Arrangement Resolution shall be (i) two-thirds of the votes cast by the Meta Shareholders present in person or by proxy at the Meta Meeting; and (ii) two-thirds of the votes cast by the Meta Shareholders and the holders of Meta Options, the holders of Meta Warrants and the holders of Meta DSUs, voting together as a single class (on an as-converted to Meta Share basis), present in person or by proxy at the Meta Meeting (collectively, “Meta Securityholder Approval”);

(d)	that, in all other respects, the terms, conditions and restrictions of the constating documents of Meta relating to a meeting of Meta Shareholders, including quorum requirements, shall apply in respect of the Meta Meeting;

(e)	for the grant of Dissent Rights to the Meta Shareholders who are registered Meta Shareholders, as set out in the Plan of Arrangement;

(f)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(g)	that the Meta Meeting may be adjourned or postponed from time to time by Meta in accordance with the terms of this Agreement without the need for additional approval of the Court;

(h)	that the record date for Meta Securityholders entitled to notice of and to vote at the Meta Meeting will not change in respect of any adjournment(s) or postponement(s) of the Meta Meeting, unless required pursuant to applicable Law;

(i)	that the Parties intend to rely upon the Section 3(a)(10) Exemption, subject to and conditioned on the Court’s determination that the Arrangement is substantively and procedurally fair to the Meta Securityholders, with respect to the issuance of the RTO Acquiror Shares and the RTO Acquiror Replacement Options to the Meta Securityholders pursuant to the Arrangement, to implement the transactions contemplated hereby in respect of the Meta Securityholders;

(j)	that each Meta Securityholder shall have the right to appear before the Court at the hearing of the Court to approve the application for the Final Order so long as they enter a notice of appearance within a reasonable time; and

(k)	for such other matters as RTO Acquiror and/or Meta may reasonably require, subject to obtaining the prior consent of Meta and/or RTO Acquiror, respectively, such consent not to be unreasonably withheld or delayed provided that such other matters would not reasonably be expected to materially impair, delay or impede the completion of the transactions contemplated by this Agreement.

2.4	Meta Meeting

Subject to the terms of this Agreement:

(a)	Meta agrees to convene and conduct the Meta Meeting in accordance with the Interim Order, the constating documents of Meta and applicable Law as soon as practicable, and in any event no later than February 1, 2021;

(b)	Meta will promptly advise RTO Acquiror on a daily basis on each of the last ten (10) Business Days prior to the date of the Meta Meeting as to the aggregate tally of the proxies received by Meta in respect of the Meta Arrangement Resolution;

(c)	Meta will promptly advise RTO Acquiror of any written communication from or written claims brought by (or threatened in writing, to be brought by) any Meta Securityholder or any other Person in opposition to the Arrangement, the Meta Arrangement Resolution and/or any exercise or purported exercise by any Meta Shareholder of Dissent Rights received by Meta and any withdrawal of Dissent Rights received by Meta and any written communications sent by or on behalf of Meta to any Meta Shareholder exercising or purporting to exercise Dissent Rights; and

(d)	except as required by applicable Law, Meta will not propose or submit for consideration at the Meta Meeting any business other than the approval of the Meta Arrangement Resolution without RTO Acquiror’s prior written consent, which consent shall not be unreasonably withheld or delayed provided that such business would not reasonably be expected to materially impair, delay or impede the completion of the transactions contemplated by this Agreement.

2.5	Meta Circular

(a)	As soon as reasonably practicable following execution of this Agreement, but subject to Subsection 2.5(c), Meta shall (i) prepare, in consultation with RTO Acquiror, the Meta Circular, together with any other documents required by applicable Law, (ii) cause the Meta Circular to be sent to Meta Securityholders and any other Person as required by the Interim Order and applicable Law, and (iii) cause the Meta Circular (and any other filings required to be filed under applicable Law) to be filed in all jurisdictions where the same is required to be filed, all in accordance with applicable Law and the Interim Order, in each case so as to permit the Meta Meeting to be held by the date specified in Subsection 2.4(a). Meta shall ensure that the Meta Circular complies in all material respects with all applicable Law, does not include any misrepresentation (other than with respect to any information relating solely to RTO Acquiror, Canco and/or Callco and provided by RTO Acquiror in writing specifically for inclusion in the Meta Circular) and contains sufficient detail to permit the Meta Securityholders, to form a reasoned judgement concerning the Arrangement and the Meta Arrangement Resolution to be placed before them at the Meta Meeting.

(b)	Except in the case of a Meta Change in Recommendation specifically permitted pursuant to Section 7.4, Meta shall disclose in the Meta Circular:

(i)	that the Meta Board has received a fairness opinion from the Meta Financial Advisor stating that, as at the date of such opinion, the Consideration to be received pursuant to the Plan of Arrangement is fair, from a financial point of view, to the Meta Shareholders;

(ii)	the general terms of the fairness opinion from the Meta Financial Advisor and a copy of such fairness opinion shall be included in the Meta Circular;

(iii)	that the Meta Board has unanimously determined, after receiving financial and legal advice, that (A) the Arrangement is fair and reasonable to the Meta Shareholders, (B) the Arrangement is in the best interests of Meta, and (C) the Meta Board unanimously recommends that the Meta Securityholders vote in favour of the Meta Arrangement Resolution (the “Meta Board Recommendation”); and

(iv)	that each director and senior officer of Meta set out in Schedule E hereto has signed a Meta Voting Agreement and agreed to vote all of such Person’s Meta Shares (including any Meta Shares issued upon the exercise of any securities convertible, exercisable or exchangeable into or for Meta Shares) in favour of the Meta Arrangement Resolution, and against any resolution submitted by any Person that is inconsistent with the Arrangement, subject to the other terms of the Meta Voting Agreements; and

(v)	such information as may be required to allow RTO Acquiror and Canco to rely upon the exemption from registration provided under Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of the Consideration.

(c)	RTO Acquiror shall promptly provide to Meta all information regarding RTO Acquiror or its subsidiaries and affiliates, as required by the Interim Order and applicable Law for inclusion in the Meta Circular, or in any amendments or supplements to such Meta Circular. RTO Acquiror shall ensure that no such information provided by RTO Acquiror specifically for inclusion in the Meta Circular will contain any misrepresentation concerning RTO Acquiror.

(d)	RTO Acquiror and its legal counsel shall be given a reasonable opportunity to review and comment on the Meta Circular and all such other documents required to be filed or distributed to Meta Shareholders under the Securities Laws in connection with the Arrangement. Meta and its legal counsel will incorporate all reasonable comments of RTO Acquiror and its legal counsel into the Meta Circular and all such other documents. The Meta Circular and all such other documents shall be satisfactory to RTO Acquiror, acting reasonably, before they are printed, or distributed to Meta Shareholders or filed with any Governmental Entity, subject to any disclosure obligations imposed on Meta by any Securities Authorities. Meta agrees that all information relating solely to RTO Acquiror and its subsidiaries and affiliates included in the Meta Circular must be in a form and content satisfactory to RTO Acquiror.

(e)	Each of Meta and RTO Acquiror shall promptly notify the other Party if at any time before the Effective Date either becomes aware that the Meta Circular contains a misrepresentation, or otherwise requires an amendment or supplement. The Parties shall co-operate in the preparation of any amendment or supplement to the Meta Circular as required or appropriate, and Meta shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Meta Circular to Meta Securityholders and, if required by the Court or applicable Law, file the same with any Governmental Entity and as otherwise required.

(f)	Meta shall keep RTO Acquiror informed of any material requests or comments made by any Securities Authorities in connection with the Meta Circular and, as promptly as reasonably practicable, provide RTO Acquiror with copies of any correspondence received by Meta from, or sent by Meta to, any Securities Authorities in connection with the Meta Circular.

2.6	Final Order

If the Interim Order is obtained and the Meta Arrangement Resolution is passed at the Meta Meeting in accordance with applicable Law and the Interim Order, then Meta shall take all steps necessary or desirable to submit the Arrangement to the Court as soon as practicable (and, in any event, within five (5) Business Days following the Meta Meeting) apply to the Court for the Final Order pursuant to Section 185 of the OBCA approving the Arrangement on terms reasonably satisfactory to each of Meta and RTO Acquiror.

2.7	Court Proceedings

Subject to the terms of this Agreement, Meta shall diligently pursue, and Meta and RTO Acquiror shall cooperate with each other in pursuing, the Interim Order and the Final Order. Meta will provide RTO Acquiror and its legal counsel with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Interim Order and the Final Order and will incorporate all reasonable comments of RTO Acquiror and its counsel. Meta will ensure that all materials filed with the Court in connection with the Arrangement are consistent with this Agreement and the Plan of Arrangement. Subject to applicable Law, Meta will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except with RTO Acquiror’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided, however, that nothing herein shall require RTO Acquiror to agree or consent to any increase or change in the Consideration or any modification or amendment to such filed or served materials that expands or increases RTO Acquiror’s obligations set forth in any such filed or served materials or under this Agreement or the Arrangement.Meta shall also provide to RTO Acquiror and to RTO Acquiror’s legal counsel on a timely basis copies of any notice of appearance or other Court documents served on Meta in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether written or oral, received by Meta indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order. In addition, Meta will not object to legal counsel to RTO Acquiror making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided, however, that Meta is advised of the nature of any submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement. Meta will also oppose any proposal from any party that the Interim Order or the Final Order contain any provision inconsistent with this Agreement, and, if at any time after the issuance of the Final Order and prior to the Effective Time, Meta is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, it shall do so only after reasonable advance notice to, and in consultation and cooperation with, RTO Acquiror. If the Courts in Ontario are closed due to disease outbreaks, pandemics or epidemics or other related conditions, then the time to make application to the Court or convene and conduct the Meta Meeting in Sections 2.2(d), 2.4 and 2.6, shall be tolled for such period as the Courts are closed plus three (3) Business Days; provided that in no event shall such tolling and three (3) Business Day period extend beyond the Outside Date.

2.8	Articles of Arrangement and Effective Date

(a)	The Articles of Arrangement shall implement the Plan of Arrangement and will become effective as of the Effective Time. On the second (2nd) Business Day after the satisfaction or, where permitted, the waiver of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver of those conditions as of the Effective Date) set forth in Article 6, unless another time or date is agreed to in writing by the Parties, the Articles of Arrangement shall be filed by Meta with the Director, provided, however, that the Articles of Arrangement shall not be sent to the Director, for endorsement and filing by the Director, except as contemplated hereby or with RTO Acquiror’s prior written consent. From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by applicable Law, including the OBCA. Each of Meta and RTO Acquiror agrees to amend the Plan of Arrangement at any time prior to the Effective Time in accordance with Section 8.4 of this Agreement to include such other terms determined to be reasonably necessary or desirable by RTO Acquiror or Meta, as the case may be.

(b)	The closing of the Arrangement will take place at the offices of Fasken Martineau DuMoulin LLP in Toronto at 9:00 a.m. (Toronto time) on the Effective Date, or at such other time and place as may be agreed to by the Parties.

2.9	Payment of Consideration

RTO Acquiror and Canco will, following receipt by Meta of the Final Order and prior to the filing by Meta of the Articles of Arrangement, issue in escrow with the Depositary (the terms and conditions of such escrow to be satisfactory to the parties, acting reasonably) sufficient RTO Acquiror Shares and Exchangeable Shares to satisfy the aggregate Consideration for the Meta Shares outstanding. Subject to the provisions of the Plan of Arrangement, Canco shall execute joint elections under subsection 85(1) or 85(2) of the ITA or any equivalent provincial legislation with Meta Shareholders who are Eligible Holders (as defined in the Plan of Arrangement) and who are entitled to receive Exchangeable Shares under the Arrangement, subject to and in accordance with the Plan of Arrangement.

2.10	RTO Acquiror Proxy Statement

(a)	As promptly as practicable following execution of this Agreement, but subject to Subsection 2.10(c), RTO Acquiror shall (i) prepare, in consultation with Meta, the preliminary RTO Acquiror Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), and (ii) cause the preliminary RTO Acquiror Proxy Statement to be filed with the SEC.

(b)	RTO Acquiror covenants and agrees that the definitive RTO Acquiror Proxy Statement (including the letter to stockholders, notice of meeting and form of proxy included therewith), will not, at the time that the definitive RTO Acquiror Proxy Statement or any amendment or supplement thereto is first mailed to the RTO Acquiror Shareholders and at the time of the RTO Acquiror Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, RTO Acquiror makes no covenant, representation or warranty with respect to statements made in the definitive RTO Acquiror Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) (i) based on information furnished in writing by Meta specifically for inclusion therein, or (ii) that otherwise reflect information about Meta or the planned business of RTO Acquiror or Meta following the Effective Time. Each of the Parties shall use commercially reasonable efforts to cause the definitive RTO Acquiror Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. RTO Acquiror shall use commercially reasonable efforts to cause the definitive RTO Acquiror Proxy Statement to be filed with the SEC, and mailed to the RTO Acquiror Shareholders as of the record date established for the RTO Acquiror Meeting (the “RTO Acquiror Record Date”), as promptly as practicable after (A) the 10th calendar day after the preliminary RTO Acquiror Proxy Statement therefor has been filed with the SEC if by such date the SEC has not informed RTO Acquiror that it intends to review the preliminary RTO Acquiror Proxy Statement or (B) if the SEC has, by the 10th calendar day after the preliminary RTO Acquiror Proxy Statement therefor has been filed with the SEC, informed RTO Acquiror that it intends to review the preliminary RTO Acquiror Proxy Statement, the date on which the SEC confirms that it has no further comments on the preliminary RTO Acquiror Proxy Statement.

(c)	Except in the case of an RTO Acquiror Change in Recommendation specifically permitted pursuant to Section 7.4, RTO Acquiror shall disclose in the RTO Acquiror Proxy Statement:

(i)	that the RTO Acquiror Board has received a fairness opinion from the RTO Acquiror Financial Advisor stating that, as at the date of such opinion, the Consideration to be paid by RTO Acquiror and Canco pursuant to the Arrangement is fair, from a financial point of view, to the RTO Acquiror Shareholders;

(ii)	the general terms of the fairness opinion from the RTO Acquiror Financial Advisor and a copy of such fairness opinion shall be included in the RTO Acquiror Proxy Statement;

(iii)	that the RTO Acquiror Board has unanimously determined, after receiving financial and legal advice, that (A) the Arrangement is fair and reasonable to the RTO Acquiror Shareholders, (B) the Arrangement is in the best interests of the RTO Acquiror and (C) the RTO Acquiror Board unanimously recommends that the RTO Acquiror Shareholders vote in favor of the RTO Acquiror Shareholder Approval Matters (the “RTO Acquiror Board Recommendation”); and

(iv)	that each director and senior officer of RTO Acquiror set out in Schedule F hereto has signed an RTO Acquiror Voting Agreement and agreed to vote all of such Person’s RTO Acquiror Shares (including any RTO Acquiror Shares issued upon the exercise of any securities convertible, exercisable or exchangeable into or for RTO Acquiror Shares) in favour of the RTO Acquiror Shareholder Approval Matters, and against any matter submitted by any Person that is inconsistent with the Arrangement, subject to the other terms of the RTO Acquiror Voting Agreements.

(d)	Meta shall promptly provide to RTO Acquiror all information regarding Meta or its subsidiaries and affiliates, as required by applicable Law for inclusion in the RTO Acquiror Proxy Statement, or in any amendments or supplements to such RTO Acquiror Proxy Statement. Meta shall ensure that no such information provided by Meta specifically for inclusion in the RTO Acquiror Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(e)	Meta and its legal counsel shall be given a reasonable opportunity to review and comment on the RTO Acquiror Proxy Statement and all such other documents required to be filed or distributed to RTO Acquiror Shareholders under the Securities Laws in connection with the Arrangement. RTO Acquiror and its legal counsel will incorporate all reasonable comments of Meta and its legal counsel into the RTO Acquiror Proxy Statement and all such other documents. The RTO Acquiror Proxy Statement and all such other documents shall be satisfactory to Meta, acting reasonably, before they are printed, or distributed to RTO Acquiror Shareholders or filed with any Governmental Entity, subject to any disclosure obligations imposed on RTO Acquiror by any Securities Authorities. RTO Acquiror agrees that all information relating solely to Meta and its subsidiaries and affiliates included in the RTO Acquiror Proxy Statement must be in a form and content satisfactory to Meta.

(f)	Each of Meta and RTO Acquiror shall promptly notify the other Party if at any time before the Effective Date either becomes aware that the RTO Acquiror Proxy Statement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, or otherwise requires an amendment or supplement, and the Parties shall co-operate in the preparation of any amendment or supplement to the RTO Acquiror Proxy Statement as required or appropriate. RTO Acquiror shall promptly mail or otherwise publicly disseminate any amendment or supplement to the RTO Acquiror Proxy Statement to RTO Acquiror Shareholders and, if required by applicable Law, file the same with any Governmental Entity and as otherwise required.

(g)	RTO Acquiror shall keep Meta informed of any requests or comments made by any Securities Authorities in connection with the RTO Acquiror Proxy Statement and, as promptly as reasonably practicable, provide Meta with copies of any correspondence received by RTO Acquiror from, or sent by RTO Acquiror to, any Securities Authorities in connection with the RTO Acquiror Proxy Statement.

2.11	RTO Acquiror Meeting

(a)	RTO Acquiror shall take all action necessary under applicable Law to call, give notice of and hold the RTO Acquiror Meeting as soon as practicable, and in any event no later than February 1, 2021, to vote on the (i) transactions contemplated by this Agreement, (ii) issuance of RTO Acquiror Shares pursuant to this Agreement and the Plan of Arrangement, (iii) RTO Acquiror Amended and Restated Articles and RTO Acquiror Amended and Restated Bylaws, (iv) Sale, (v) change of control of RTO Acquiror resulting from the transaction contemplated by this Agreement pursuant to rules of NASDAQ, (vi) Reverse Split, (vii) increase in the number of authorized shares of RTO Acquiror to an amount to be determined by Meta and to create a Special Voting Share in the capital of RTO Acquiror, (viii) 2020 Equity Incentive Plan of RTO Acquiror, and if required by Meta, the 2020 Employee Stock Purchase Plan of RTO Acquiror, each in the form provided by Meta and reasonably acceptable to RTO Acquiror, in each case such adoption to be effective upon consummation of the transactions contemplated by this Agreement, and (ix) the RTO Acquiror Board Matters (collectively, the “RTO Acquiror Shareholder Approval Matters”). The RTO Acquiror Meeting shall be held as promptly as practicable, and in any event within 45 days, after the definitive RTO Acquiror Proxy Statement is mailed to RTO Acquiror Shareholders as of the RTO Acquiror Record Date. RTO Acquiror shall take commercially reasonable measures to ensure that all proxies solicited in connection with the RTO Acquiror Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on a date preceding the date on which or the date on which the RTO Acquiror Meeting is scheduled, RTO Acquiror reasonably believes that (A) it will not receive proxies sufficient to obtain the RTO Acquiror Shareholder Approval, whether or not a quorum would be present or (B) it will not have sufficient RTO Acquiror Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the RTO Acquiror Meeting, RTO Acquiror may (or will, at Meta’s direction) postpone or adjourn, or make one or more successive postponements or adjournments of, the RTO Acquiror Meeting, provided that (I) the date of the RTO Acquiror Meeting is not postponed or adjourned more than an aggregate of 15 calendar days in connection with any postponements or adjournments in reliance on the preceding sentence and (II) RTO Acquiror shall not be required to postpone or adjourn the RTO Acquiror Meeting more than once at Meta’s direction. In addition, RTO Acquiror may postpone or adjourn the RTO Acquiror Meeting to allow reasonable additional time for the filing and mailing of any amendment or supplement to the RTO Acquiror Proxy Statement that the RTO Acquiror Board determines in good faith to be required or advisable pursuant to Subsection 2.10(f) above, and for such amendment or supplement to be disseminated and reviewed by the RTO Acquiror Shareholders prior to the RTO Acquiror Meeting.

(b)	Except in the case of an RTO Acquiror Change in Recommendation specifically permitted pursuant to Section 7.4, RTO Acquiror agrees that (i) the RTO Acquiror Board shall unanimously issue the RTO Acquiror Board Recommendation that the RTO Acquiror Shareholders vote in favor of the RTO Acquiror Shareholder Approval Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Subsection 2.11(a) above and (ii) the RTO Acquiror Board Recommendation shall not be withdrawn or modified in a manner adverse to Meta, and no resolution by the RTO Acquiror Board or any committee thereof to withdraw or modify the RTO Acquiror Board Recommendation in a manner adverse to Meta shall be adopted or proposed; and (iii) RTO Acquiror shall use its reasonable best efforts to solicit proxies from its stockholders to obtain the RTO Acquiror Shareholder Approval.

2.12	Obligations Regarding Exchangeable Shares

RTO Acquiror, Canco and Callco shall, on a joint and several basis, use their commercially reasonable efforts:

(a)	to obtain all orders required from the applicable Securities Authorities to permit the first resale of:

(i)	the Exchangeable Shares issued pursuant to the Arrangement; and

(ii)	the RTO Acquiror Shares issued from time to time upon exchange of the Exchangeable Shares, in each case without qualification with or approval of or the filing of any prospectus, or the taking of any proceeding with, or the obtaining of any further order, ruling or consent from, any Securities Authorities in any of the provinces or territories of Canada;

(b)	to cause the Exchangeable Shares to be listed and posted for trading on the CSE or such other Canadian securities exchange acceptable to Meta, acting reasonably, by the Exchange Time and to take reasonable steps to maintain such listing for so long as there are Exchangeable Shares outstanding (other than those securities held by RTO Acquiror or any of its affiliates), subject to the Exchangeable Shares satisfying all of the initial listing requirements of such Canadian securities exchange, including (but not limited to) sufficient distribution of the Exchangeable Shares;

(c)	to cause the listing and admission to trading on NASDAQ of the RTO Acquiror Shares to be issued at the Exchange Time and from time to time upon exchange of the Exchangeable Shares, the RTO Acquiror Replacement Options and Meta Warrants;

(d)	to ensure that Canco is, at the Effective Time and for so long as there are Exchangeable Shares outstanding (other than those Exchangeable Shares held by RTO Acquiror, Callco or any of its affiliates), a “taxable Canadian corporation” and not a “mutual fund corporation,” each within the meaning of the ITA (as of the Effective Time and any modifications to such definitions which are consistent with the principles thereof);

(e)	to file a registration statement on Form S-3 in order to register under the U.S. Securities Act the RTO Acquiror Shares to be issued upon exchange of the Exchangeable Shares from time to time after the Effective Time, and use its commercially reasonable efforts to cause such registration statement to become effective as promptly as reasonably practicable following the Effective Time and to maintain the effectiveness of such registration for the period that such Exchangeable Shares remain outstanding;

(f)	to enter into the Support Agreement and the Voting and Exchange Trust Agreement effective as of the Effective Time; and

(g)	take all actions required in order to create and issue the Special Voting Share as a share in the capital of RTO Acquiror as of the Effective Time.

2.13	RTO Acquiror Post-Closing Governance

(a)	Unless otherwise agreed by the Parties, immediately following the Effective Time, RTO Acquiror shall cause the RTO Acquiror Board to be comprised of seven (7) directors, with five (5) of such directors to be nominees of Meta, one (1) director to be jointly nominated by Meta and RTO Acquiror and one (1) director to be a nominee of RTO Acquiror, subject to the reasonable approval of Meta. These changes are referred to herein as the “RTO Acquiror Board Matters”.

(b)	Immediately following the Effective Time, the RTO Acquiror Board shall appoint the following Persons as officers of RTO Acquiror:

(i)	George Palikaras as chief executive officer; and

(ii)	Kenneth Rice as chief financial officer.

2.14	RTO Acquiror Business Sale

(a)	Prior to and following the Effective Time, RTO Acquiror shall use its commercially reasonable efforts to (i) enter into one or more definitive agreements, providing for the sale of the RTO Acquiror Business to a third party buyer and, if any such definitive agreement is entered into prior to the Effective Time, on terms and conditions reasonably acceptable to Meta; and (ii) consummate such sale of the RTO Acquiror Business (which may occur in one or more transactions, the “Sale”).

(b)	Prior to the Effective Time, RTO Acquiror shall not amend, modify or waive any provisions of any definitive agreement in respect of the Sale without the prior written consent of Meta, which consent shall not be unreasonably withheld, delayed or conditioned.

(c)	In connection with any Sale to be consummated prior to the Effective Time, RTO Acquiror shall (i) use its commercially reasonable efforts to seek and obtain written agreements in form and substance reasonably acceptable to Meta from all parties to Contracts that will be transferred and assigned in connection with the Sale releasing RTO Acquiror from any and all liabilities and obligations under such Contracts, (ii) provide evidence reasonably satisfactory to Meta that no material Tax or other liabilities will arise to RTO Acquiror as a result of the Sale, other than contractual obligations under the definitive agreement in respect of any such Sale and (iii) deliver to Meta a schedule, which schedule shall be reasonably acceptable to Meta, setting forth the list of Contracts and other assets and all related liabilities and obligations to be transferred as part of the Sale.

2.15	Preferred Stock Dividend

Prior to the Effective Time, RTO Acquiror shall declare and issue a dividend, on a one-for-one basis, of RTO Acquiror Preferred Stock, which shall be issued to the RTO Acquiror Shareholders on the RTO Acquiror Record Date.

2.16	Pre-Closing Financing

(a)	Prior to the Effective Time, the Parties shall undertake to consummate a Pre-Closing Financing. The Parties will use their commercially reasonable efforts and will cause each their respective Subsidiaries and Representatives to use their commercially reasonable efforts, to provide the Parties with all cooperation reasonably requested by the Parties to assist the Parties in entering into definitive agreements with respect to a Pre-Closing Financing and consummating a Pre-Closing Financing.

(b)	Notwithstanding the any provision of this Agreement, nothing in this Agreement will require Meta to (i) waive or amend any terms of this Agreement, (ii) take any action that, in the good faith determination of Meta, would unreasonably interfere with the conduct of the Meta Business, (iii) provide any information the disclosure of which is prohibited under applicable Law or is legally privileged, or (iv) take any action that will conflict with or violate its organizational documents or any applicable Law or would result in a violation or breach of, or default under, any Material Contract to which Meta or any of its subsidiaries is a party.

2.17	Reverse Split

RTO Acquiror shall submit to the RTO Acquiror Shareholders at the RTO Acquiror Meeting a proposal to (a) approve and adopt the RTO Acquiror Amended and Restated Articles, (b) authorize the RTO Acquiror Board to effect a reverse stock split of all outstanding RTO Acquiror Shares at a reverse stock split ratio as determined by the Parties (the “Reverse Split”) and within the range approved by the RTO Acquiror Shareholders, and (c) increase the authorized number of RTO Acquiror Shares to an amount to be determined by the Parties. Following such approval by the RTO Acquiror Shareholders, RTO Acquiror shall cause the Reverse Split to be implemented and take effect immediately prior to the Effective Time. For the avoidance of doubt, the Exchange Ratio shall be adjusted appropriately for the Reserve Split.

2.18	Announcements and Consultations

RTO Acquiror and Meta shall consult with each other in respect to issuing any press release, preparing any presentations or otherwise making any public statement with respect to this Agreement or the Arrangement or the Pre-Closing Financing and, except as otherwise set forth in this Agreement, in making any filing with any Governmental Entity with respect to this Agreement or the Arrangement. Each of RTO Acquiror and Meta shall use all commercially reasonable efforts to enable the other Party to review and comment on all such press releases, presentations, public statements and, except as otherwise set forth in this Agreement, filings prior to the release or filing, respectively, thereof, and neither RTO Acquiror nor Meta shall release, make or file any press release, presentation, public statements or, except as otherwise set forth in this Agreement, filing without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), provided, however, that the obligations herein shall not prevent a Party from making such disclosure as is required by applicable Law or the rules and policies of any applicable securities exchange, and the Party making such disclosure shall use all commercially reasonable efforts to enable the other Party to review or comment on the disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing. Reasonable consideration shall be given to any comments made by the other Party and its counsel.

2.19	Withholding Taxes

Meta, RTO Acquiror, Canco, Callco and the Depositary in connection with the Arrangement shall be entitled to deduct and withhold from any dividend, price or consideration otherwise payable to any Person (including, for greater certainty, any Meta Shareholder, any holder of Meta Options, any holder of Meta Warrants and any Dissenting Shareholder), such amounts as Meta, RTO Acquiror, Canco, Callco or the Depositary is required to deduct and withhold with respect to such payment under the ITA, United States Tax Laws or any other applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the securities in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing agency. Meta, RTO Acquiror, Canco, Callco and the Depositary are hereby authorized to sell or otherwise dispose of a portion of the non-cash consideration as is necessary to provide sufficient funds to Meta, RTO Acquiror, Canco, Callco and the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and Meta, RTO Acquiror, Canco, Callco and the Depositary shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

2.20	Holders of Convertible Securities

(a)	Each Meta Option outstanding immediately prior to the Effective Time shall be exchanged for an RTO Acquiror Replacement Option to purchase from the RTO Acquiror the number of RTO Acquiror Shares equal to the product of (i) the number of Meta Shares subject to the Meta Option immediately before the Effective Time, and (ii) the Exchange Ratio, provided that if the foregoing would result in the issuance of an RTO Acquiror Replacement Option exercisable for a fraction of an RTO Acquiror Share, then the number of RTO Acquiror Shares underlying such RTO Acquiror Replacement Option shall be rounded down to the nearest whole number of RTO Acquiror Shares. The exercise price per RTO Acquiror Share subject to any such RTO Acquiror Replacement Option shall be an amount equal to the quotient of (A) the exercise price per Meta Share under the exchanged Meta Option immediately prior to the Effective Time divided by (B) the Exchange Ratio. Except as set out above, all terms and conditions of an RTO Acquiror Replacement Option, including the term to expiry, conditions to and manner of exercising, will be the same as the Meta Option for which it was exchanged and any document evidencing a Meta Option shall thereafter evidence and be deemed to evidence such RTO Acquiror Replacement Option. If the exchange contemplated by this paragraph results in a disposition of Meta Options, it is intended that the provisions of subsection 7(1.4) of the Tax Act apply to any such disposition.

(b)	Each Meta DSU shall, without any further action on the part of any holder thereof, be continued on the same terms and conditions as were applicable immediately prior to the Effective Time, except that, pursuant to the terms of the deferred share unit plan of Meta, the terms of the Meta DSUs shall be amended so as to substitute for the Meta Shares issuable pursuant to such Meta DSUs such number of RTO Acquiror Shares equal to (i) the number of Meta Shares issuable pursuant to the Meta DSUs immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, rounded down to the nearest whole number.

(c)	Each Meta Warrant shall, without any further action on the part of any holder thereof, be continued on the same terms and conditions as were applicable immediately prior to the Effective Time, except that, pursuant to the terms of the applicable warrant certificate, the terms of the Meta Warrants shall be amended so as to substitute for the Meta Shares issuable pursuant to such Meta Warrants such number of RTO Acquiror Shares equal to (i) the number of Meta Shares issuable pursuant to the Meta Warrants immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, rounded down to the nearest whole number. The exercise price per RTO Acquiror Share subject to any such Meta Warrant following the Effective Time shall be an amount equal to the quotient of (A) the exercise price per Meta Share under the Meta Warrant immediately prior to the Effective Time divided by (B) the Consideration.

2.21	U.S. Securities Law Matters

The Parties intend that the Arrangement shall be carried out such that the issuance of the RTO Acquiror Shares, RTO Acquiror Replacement Options and Exchangeable Shares to Meta Shareholders in exchange for Meta Shares and Exchangeable Shares, respectively, qualifies for the exemption from the registration requirements of the U.S. Securities Act provided by the Section 3(a)(10) Exemption and applicable U.S. state securities laws in reliance upon similar exemptions under applicable U.S. state securities laws. Each Party agrees to act in good faith, consistent with the intent of the Parties and the intended treatment of the Arrangement as set forth in this Section 2.21. In order to ensure the availability of the Section 3(a)(10) Exemption, the Parties agree that the Arrangement will be carried out on the following basis:

(a)	the Arrangement will be subject to the approval of the Court;

(b)	the Court will be advised as to the intention of the Parties to rely on the Section 3(a)(10) Exemption prior to the Court hearing required to issue the Interim Order;

(c)	the Court will be required to satisfy itself as to the substantive and procedural fairness of the Arrangement to the Meta Shareholders;

(d)	the Court will hold a hearing before approving the procedural and substantive fairness of the terms and conditions of the Arrangement;

(e)	the Final Order will expressly state that the Arrangement is approved by the Court as being substantively and procedurally fair to the Meta Shareholders to whom RTO Acquiror Shares, RTO Acquiror Replacement Options and Exchangeable Shares will be issued;

(f)	the Parties will ensure that each Meta Shareholder entitled to receive RTO Acquiror Shares, RTO Acquiror Replacement Options or Exchangeable Shares on completion of the Arrangement will (i) be given adequate notice advising them of their right to attend the Court hearing and providing them with sufficient information necessary for them to exercise that right, (ii) be advised that the RTO Acquiror Shares, RTO Acquiror Replacement Options and Exchangeable Shares issuable pursuant to the Arrangement have not been and will not be registered under the U.S. Securities Act and will be issued by RTO Acquiror in reliance on the Section 3(a)(10) Exemption, and that certain restrictions on resale under the securities laws of the United States, including, as applicable, Rule 144 under the U.S. Securities Act, may be applicable with respect to securities issued to affiliates of RTO Acquiror, and (iii) be advised that the Section 3(a)(10) Exemption does not exempt the issuance of securities upon the exercise of such RTO Acquiror Replacement Options and, therefore, the underlying RTO Acquiror Shares issuable upon the exercise of the RTO Acquiror Replacement Options, if any, cannot be issued in the United States or to a Person in the United States in reliance upon the Section 3(a)(10) Exemption and the RTO Acquiror Replacement Options may only be exercised pursuant to an effective registration statement or pursuant to a then available exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws, if any;

(g)	the Interim Order will specify that each Meta Shareholder entitled to receive RTO Acquiror Shares, RTO Acquiror Replacement Options or Exchangeable Shares on completion of the Arrangement will have the right to appear before the Court at the Court hearing on the Final Order so long as such Meta Shareholder enters an appearance within a reasonable time and in accordance with the requirements of the Section 3(a)(10) Exemption; and

(h)	RTO Acquiror will request that the Final Order include a statement to substantially the following effect: “This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, regarding the distribution of securities of RTO Acquiror, pursuant to the Plan of Arrangement.”

2.22	U.S. Tax Matters

The Arrangement is intended to qualify as a reorganization within the meaning of Section 368(a) of the U.S. Tax Code and the Treasury Regulations promulgated thereunder, and this Agreement, together with the Plan of Arrangement, is intended to be, and is hereby adopted as a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368 of the U.S. Tax Code. Each Party agrees to treat the Arrangement as a reorganization within the meaning of Section 368(a) of the U.S. Tax Code for all United States federal income tax purposes, to treat this Agreement, together with the Plan of Arrangement, as a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368 of the U.S. Tax Code, and to not take any position on any Tax return or otherwise take any Tax reporting position inconsistent with such treatment, unless otherwise required as a result of a “determination” within the meaning of Section 1313(a) of the U.S. Tax Code. Following the Effective Date, RTO Acquiror will prepare and file in accordance with Treasury Regulations (including by posting a copy on the investor relations section of its website) an IRS Form 8937 with respect to the Arrangement. Each Party agrees to act in good faith, consistent with the intent of the Parties and the intended treatment of the Arrangement as set forth herein and to use commercially reasonable efforts to not take any action, or knowingly fail to take any action, if such action or failure to act would reasonably be expected to prevent the Arrangement from qualifying as a reorganization within the meaning of Section 368(a) of the U.S. Tax Code.

Article 3
REPRESENTATIONS AND WARRANTIES OF METAMATERIAL

3.1	Representations and Warranties of Meta

Except as disclosed in the Meta Disclosure Letter (in the manner contemplated by the first page thereof), Meta represents and warrants to RTO Acquiror as set forth in Schedule C and acknowledges and agrees that RTO Acquiror is relying upon such representations and warranties in connection with the entering into of this Agreement. Any investigation by RTO Acquiror or its Representatives shall not mitigate, diminish or affect the representations and warranties of Meta pursuant to this Agreement.

3.2	Survival of Representations and Warranties

The representations and warranties of Meta contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

Article 4
REPRESENTATIONS AND WARRANTIES OF RTO ACQUIROR, CANCO AND CALLCO

4.1	Representations and Warranties of RTO Acquiror

Except as disclosed in the Meta Disclosure Letter (in the manner contemplated by the first page thereof), each of RTO Acquiror, Canco and Callco jointly and severally represents and warrants to Meta as set forth in Schedule D and acknowledges and agrees that Meta is relying upon such representations and warranties in connection with the entering into of this Agreement. Any investigation by Meta or its Representatives shall not mitigate, diminish or affect the representations and warranties of RTO Acquiror, Canco and Callco pursuant to this Agreement.

4.2	Survival of Representations and Warranties

The representations and warranties of RTO Acquiror, Canco and Callco contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

Article 5
COVENANTS

5.1	Covenants of Meta Relating to the Arrangement

Except such actions as are expressly permitted pursuant to any other term of this Agreement, Meta shall perform all obligations required to be performed by Meta under this Agreement, co-operate with RTO Acquiror in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the Arrangement and the other transactions contemplated in this Agreement and, without limiting the generality of the foregoing, Meta shall:

(a)	apply for and use all commercially reasonable efforts in co-operation with RTO Acquiror to obtain all Key Regulatory Approvals and, in doing so, keep RTO Acquiror informed in a timely manner as to the status of the proceedings or other actions related to obtaining the Key Regulatory Approvals, including (i) providing RTO Acquiror with copies of all related applications and notifications, in draft form, in order for RTO Acquiror to provide its comments thereon, and Meta shall consult with the RTO Acquiror on any comments provided in good faith; (ii) promptly furnishing to RTO Acquiror copies of notices or other formal communications received by Meta from, or given by Meta to, any Governmental Entity (including any Securities Authority) with respect to the transactions contemplated by this Agreement or otherwise; (iii) not making any commitments, providing any undertakings or assuming any obligations, in each case, that are outside the ordinary course of business, without the prior written consent of RTO Acquiror; and (iv) subject to applicable Law, Meta shall, to the extent reasonably practicable, provide RTO Acquiror and its counsel with the opportunity to participate in any substantive meeting, teleconference or other material communication with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the Key Regulatory Approvals;

(b)	use all commercially reasonable efforts to satisfy all conditions precedent in this Agreement in its power to satisfy and take all steps set forth in the Interim Order and Final Order applicable to it and comply promptly with all requirements which applicable Law may impose on Meta with respect to the Arrangement or the other transactions contemplated by this Agreement and including effecting all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by Meta or its subsidiaries in connection with the Arrangement and cooperating with RTO Acquiror in connection with its performance of its obligations hereunder;

(c)	use all commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings against Meta challenging or affecting this Agreement or the consummation of the transactions contemplated hereby and use all commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to Meta which may materially impede the ability of the Parties to consummate the Arrangement or the other transactions contemplated by this Agreement;

(d)	use all commercially reasonable efforts to obtain, and to assist RTO Acquiror with respect to obtaining, as applicable, all consents, waivers or approvals required under all Material Contracts, including waivers required in connection with any change of control provisions contained in any Material Contracts;

(e)	cooperate with RTO Acquiror and use all commercially reasonable efforts to take, or cause to be taken, all actions and do or cause to be done all things reasonably necessary, proper or advisable on its part under applicable Law and the policies of the CSE to enable the delisting by Meta of the Meta Shares from the CSE as soon as reasonably practicable (and in any event in compliance with applicable Law) after the Effective Date;

(f)	use its commercially reasonable efforts to ensure that the Section 3(a)(10) Exemption is available for the issuance of RTO Acquiror Shares to the Meta Shareholders in exchange for their Meta Shares and the issuance of the RTO Acquiror Replacement Options to Meta Optionholders in exchange for their Meta Options pursuant to the Plan of Arrangement;

(g)	until the earlier of the Effective Time and termination of this Agreement in accordance with its terms, Meta shall, to the extent not precluded by applicable Law, promptly notify RTO Acquiror, in writing, and promptly provide copies of any related documentation received, when Meta has knowledge of:

(i)	any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or other Person) is or may be required in connection with this Agreement or the Arrangement;

(ii)	any notice or other communication from any Governmental Entity in connection with the Arrangement or this Agreement;

(iii)	any matter that has resulted in, or is reasonably likely to result in, a condition set forth in Section 6.1 or 6.2 not being satisfied;

(iv)	the failure of Meta to perform any obligations to be performed by it under this Agreement such that any conditions set forth in Section 6.1 or 6.2 would not be satisfied; or

(v)	any filings, actions, suits, claims, investigations or proceedings commenced or, to the knowledge of Meta, threatened orally or in writing against, or, in respect of any filings, actions, suits, claims, investigations or proceedings existing as at the date hereof, if any additional filings, actions, suits, claims, investigations or proceedings are made or threatened orally or in writing, in each case relating to or involving or otherwise affecting Meta, its subsidiaries or any of their respective assets that would reasonably be expected to be material to Meta and its subsidiaries, taken as a whole; and

(h)	not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to, individually or in the aggregate, prevent, materially delay or otherwise materially impede the consummation of the Arrangement.

5.2	Covenants of RTO Acquiror, Canco and Callco Relating to the Arrangement

Except such actions as are expressly permitted pursuant to any other term of this Agreement, RTO Acquiror, Canco and Callco shall, on a joint and several basis, perform all obligations required to be performed by RTO Acquiror, Canco and Callco under this Agreement, co-operate with Meta in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the Arrangement and the other transactions contemplated in this Agreement and, without limiting the generality of the foregoing, RTO Acquiror, Canco and Callco shall:

(a)	apply for and use all commercially reasonable efforts in co-operation with Meta to obtain all Key Regulatory Approvals and, in doing so, keep Meta informed in a timely manner as to the status of the proceedings or other actions related to obtaining the Key Regulatory Approvals, including (i) providing Meta with copies of all related applications and notifications, in draft form, in order for Meta to provide its comments thereon, and RTO Acquiror, Canco and Callco shall consult with the Meta on any comments provided in good faith; (ii) promptly furnishing to Meta copies of notices or other formal communications received by RTO Acquiror, Canco and/or Callco from, or given by RTO Acquiror, Canco or Callco to, any Governmental Entity (including any Securities Authority) with respect to the transactions contemplated by this Agreement or otherwise; (iii) not making any commitments, providing any undertakings or assuming any obligations, in each case, that are outside the ordinary course of business, without the prior written consent of Meta; and (iv) subject to applicable Law, each of RTO Acquiror, Canco and Callco shall, to the extent reasonably practicable, provide Meta and its counsel with the opportunity to participate in any substantive meeting, teleconference or other material communication with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the Key Regulatory Approvals;

(b)	use all commercially reasonable efforts to satisfy all conditions precedent in this Agreement in its power to satisfy and comply promptly with all requirements which applicable Law may impose on RTO Acquiror, Canco and Callco with respect to the Arrangement or the other transactions contemplated by this Agreement and including effecting all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by RTO Acquiror, Canco, Callco or any of their subsidiaries in connection with the Arrangement and cooperating with Meta in connection with its performance of its obligations hereunder;

(c)	use all commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings against RTO Acquiror, Canco and/or Callco challenging or affecting this Agreement or the consummation of the transactions contemplated hereby and use all commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to RTO Acquiror, Canco and/or Callco which may materially impede the ability of the Parties to consummate the Arrangement or the other transactions contemplated by this Agreement;

(d)	use all commercially reasonable efforts to obtain, and to assist Meta with respect to obtaining, as applicable, all consents, waivers or approvals required under all Material Contracts, including waivers required in connection with any change of control provisions contained in any Material Contracts;

(e)	use all commercially reasonable efforts to take, or cause to be taken, all actions and do or cause to be done all things reasonably necessary, proper or advisable on its part under applicable Law and the policies of NASDAQ to enable the listing on NASDAQ by RTO Acquiror of the RTO Acquiror Shares on the Effective Date;

(f)	use its commercially reasonable efforts to ensure that the Section 3(a)(10) Exemption is available for the issuance of RTO Acquiror Shares to the Meta Shareholders in exchange for their Meta Shares and the issuance of the RTO Acquiror Replacement Options to Meta Optionholders in exchange for their Meta Options pursuant to the Plan of Arrangement;

(g)	until the earlier of the Effective Time and termination of this Agreement in accordance with its terms, subject to applicable Law, make available and cause to be made available to Meta, and its Representatives, information reasonably requested by Meta for the purposes of preparing, considering and implementing integration and strategic plans for the acquisition by RTO Acquiror of Meta following the Effective Date; and

(h)	until the earlier of the Effective Time and termination of this Agreement in accordance with its terms, RTO Acquiror, Canco and Callco shall, to the extent not precluded by applicable Law, promptly notify Meta, in writing, and promptly provide copies of any related documentation received, when RTO Acquiror has knowledge of:

(i)	any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or other Person) is or may be required in connection with this Agreement or the Arrangement;

(ii)	any notice or other communication from any Governmental Entity in connection with the Arrangement or this Agreement;

(iii)	any matter that has resulted in, or is reasonably likely to result in, a condition set forth in Section 6.1 or Section 6.3 not being satisfied;

(iv)	the failure of RTO Acquiror, Canco or Callco to perform any obligations to be performed by it under this Agreement such that any conditions set forth in Section 6.1 or Section 6.3 would not be satisfied; or

(v)	any filing, actions, suits, claims, investigations or proceedings commenced or, to the knowledge of RTO Acquiror, Canco or Callco, threatened orally or in writing against, or, in respect of any filing, actions, suits, claims, investigations or proceedings existing as at the date hereof, if any additional filing, actions, suits, claims, investigations or proceedings are made or threatened orally or in writing, in each case relating to or involving or otherwise affecting RTO Acquiror, its subsidiaries (including Canco and Callco) or any of their respective assets that would reasonably be expected to be material to RTO Acquiror and its subsidiaries (including Canco and Callco), taken as a whole; and

(i)	not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to, individually or in the aggregate, prevent, materially delay or otherwise materially impede the consummation of the Arrangement.

5.3	Covenants of RTO Acquiror, Canco and Callco Relating to the Conduct of RTO Acquiror Business

(a)	RTO Acquiror, Canco and Callco jointly and severally covenant and agree, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except (i) with the prior written consent of Meta (which consent may not be unreasonably withheld, conditioned or delayed), (ii) as required or expressly permitted by this Agreement, or (iii) as required by applicable Law or a Governmental Entity, RTO Acquiror shall, and shall cause the other members of the RTO Acquiror Group to:

(i)	conduct its business in the ordinary course in all material respects and in accordance with applicable Laws and consistent with past practice, and use commercially reasonable efforts to maintain and preserve in all material respects its and its subsidiaries’ present business organization, assets (including associated intellectual property), goodwill, employment relationships and material business relationships suppliers, distributors, employees, consultants, customers and other Persons with which RTO Acquiror or any of its subsidiaries have business relations, subject to the Sale:

(ii)	use all commercially reasonable efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse before the Outside Date, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(iii)	promptly notify Meta orally and in writing upon becoming aware of any circumstance or development that, to the knowledge of RTO Acquiror, would, or would reasonably be expected to, constitute or result in an RTO Acquiror Material Adverse Effect; and

(iv)	use all commercially reasonable efforts to enter into a definitive agreement and consummate the Sale of the RTO Acquiror Business as further described in Section 2.14; but shall not distribute, use or in any other way divulge of the proceeds of such transaction other than explicitly set forth in the RTO Acquiror Certificate of Designation.

(b)	RTO Acquiror covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except (i) with the prior written consent of RTO Acquiror (which consent may not be unreasonably withheld, conditioned or delayed), (ii) as required or expressly permitted by this Agreement, or (iii) as required by applicable Law or a Governmental Entity, it shall not, and shall cause the other members of the RTO Acquiror Group not to:

(i)	issue, deliver, sell, pledge, lease, dispose of or encumber, or agree or offer to issue, deliver sell, pledge, lease, dispose of or encumber, any RTO Acquiror Shares or securities of its subsidiaries (including Canco and Callco), or any securities convertible, exchangeable or exercisable into or for RTO Acquiror Shares or securities of its subsidiaries (including Canco and Callco), or any options, warrants, stock appreciation rights, phantom stock awards or other rights or equity-based or convertible securities that are linked to the price or value of the RTO Acquiror Shares or securities of the RTO Acquiror subsidiaries (other than pursuant to the exercise, in accordance with their respective terms, of convertible or exercisable securities of RTO Acquiror outstanding on the date hereof) or amend, extend or terminate, or agree to amend, extend or terminate, any of the terms of, or agreements governing, any of the outstanding options, warrants or other convertible securities of RTO Acquiror or its subsidiaries; provided, that RTO Acquiror shall be permitted to raise up to $5,000,000 of equity and/or debt financing for working capital purposes prior to the Effective Time (which shall include the Spin-Off Cost Reserve Amount), so long as the RTO Acquiror shares that are issued (or would be issued upon conversion, exchange or exercise of any other equity security) in any such financing are taken into account in the calculation of the Exchange Ratio, such that the Consideration to be received by the Meta Shareholders is not diluted by any RTO Acquiror Shares issued or issuable in connection with any such financing;

(ii)	amend or propose to amend its articles of incorporation or by-laws or other constating documents or the terms of any of its securities; reduce its stated capital; or split, consolidate, subdivide or reclassify, or propose to split, consolidate, subdivide or reclassify, any of the RTO Acquiror Shares or undertake or propose to undertake any other capital reorganization or change in or exchange of RTO Acquiror Shares, any other of its securities or its share capital;

(iii)	declare, set aside or pay any dividend or other distribution or payment (whether in cash, securities or property or any combination thereof) in respect of the RTO Acquiror Shares or any other securities of RTO Acquiror, redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any outstanding securities of RTO Acquiror, adopt a plan of liquidation or resolution providing for the complete or partial liquidation, winding-up, dissolution, merger, consolidation, restructuring, recapitalization, or sale of all or substantially all of the assets of RTO Acquiror or any of its subsidiaries (including Canco and Callco), or enter into any agreement with respect to any of the foregoing;

(iv)	except with respect to inter-company transfers between RTO Acquiror and its subsidiaries, sell, pledge, lease, transfer, dispose of or encumber any assets, rights or properties of RTO Acquiror or any of its subsidiaries, other than in the ordinary course of business consistent with past practice;

(v)	acquire or agree to acquire (by merger, amalgamation, arrangement, acquisition of shares or assets or otherwise) any Person or division or business unit thereof, or incorporate or form, or agree to incorporate or form, any Person or make or agree to make any investment either by purchase of shares or securities, contributions of capital, property transfer or purchase of, any property or assets of any other Person;

(vi)	make any material change to its RTO Acquiror Business or enter into enter into any Contract that, if entered into prior to the date hereof, would be a Material Contract of RTO Acquiror, other than in the ordinary course of business consistent with past practice;

(vii)	enter into or agree to the terms of any joint venture, strategic alliance, partnership, or similar agreement, arrangement or relationship;

(viii)	except as permitted pursuant to 2.21(b)(i), incur, create, assume or otherwise become liable for, any indebtedness for borrowed money, other than in respect of trade payables, which trade payables in no event will exceed $3,000,000 in the aggregate, unless otherwise consented to by Meta acting reasonably;

(ix)	assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligation of any other Person; make any loans, capital contribution, investments or advances;

(x)	pay, discharge or satisfy any material claims, liabilities or obligations of RTO Acquiror or any of its subsidiaries other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in RTO Acquiror Financial Statements or incurred in the ordinary course of business consistent with past practice;

(xi)	waive, release, grant or transfer any material rights, claims or benefits under, or otherwise modify or change, any existing Material Contract, Authorization or Permit of RTO Acquiror or its subsidiaries, other than in the ordinary course of business consistent with past practice or as required by applicable Law or the terms of any such Material Contract, Authorization or Permit;

(xii)	enter into or modify (or make a promise regarding entering into or modifying) any Employee Plan or any employment, consulting, severance or similar agreements or arrangements with, or grant any bonuses, salary or fee increases, severance or termination pay to, any officers, directors, employees or consultants provided, however, that it is acknowledged and agreed that RTO Acquiror will abide by the terms and conditions of any Employee Plan and any employment agreements and consulting agreements in effect on the date of this Agreement, including with respect to the payments of any severance amounts or change of control payments, if applicable;

(xiii)	enter into any collective bargaining or similar agreement;

(xiv)	enter into or adopt any shareholder rights plan or similar agreement or arrangement;

(xv)	take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension, revocation or limitation of rights under, any Authorizations or Permits;

(xvi)	make, revoke or change any Tax election; amend any previously filed Tax Return except as may be required by applicable Law; file any Tax Return inconsistent with past practice; settle or compromise any Liability for Taxes; agree to an extension or waiver of the limitation period with respect to the assessment, reassessment, or determination of Taxes; enter into any closing agreement with respect to any Tax; surrender any right to claim a material Tax refund; change an annual accounting period; adopt or change any accounting method with respect to Taxes; or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment unless, in each case, such action is required by Law;

(xvii)	amend its accounting policies or adopt new accounting policies, except as may be required by applicable Law or US GAAP;

(xviii)	make any capital expenditures;

(xix)	waive, release, settle, agree to settle or compromise any pending or threatened suit, action, claim, arbitration, mediation, inquiry, proceeding or investigation against RTO Acquiror or any of its subsidiaries;

(xx)	engage in any transaction with any related parties, other than (A) transactions with subsidiaries and under employment agreements in the ordinary course of business consistent with past practice and (B) transactions permitted pursuant to the provisions set forth in clause (i);

(xxi)	grant, modify, sell, lease, license, sublicense, covenant not to assert, abandon, allow to lapse, assign, transfer, or otherwise dispose of or terminate any rights in any Intellectual Property of RTO Acquiror or its subsidiaries or enter into any agreement relating to Intellectual Property or do or omit to do anything to jeopardize the validity or enforceability thereof, including the non-payment of any application, search, maintenance or other official fees; or disclosing any trade secrets to any other Person (except pursuant to sufficiently protective non-disclosure agreements);

(xxii)	take any action that would cause a violation by any Person of economic sanctions or export controls;

(xxiii)	take any action or fail to take any action that prevents, or materially delays, impedes or interferes with, or that would reasonably be expected to prevent or materially delay, impede or interfere with, the ability of the Parties to consummate the transactions contemplated by this Agreement or the Arrangement;

(xxiv)	enter into any transaction or perform any act that would render, or would reasonably be expected to render any representations and warranties made by RTO Acquiror, Canco and Callco set forth in this Agreement untrue or inaccurate in any respect; or

(xxv)	announce an intention, authorize or propose, or enter into or modify any Contract, agreement, commitment or arrangement, to do any of the matters prohibited by the foregoing provisions of this Section 5.3.

5.4	Covenants of Meta Relating to the Conduct of Meta Business

(a)	Meta covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except (i) with the prior written consent of RTO Acquiror (which consent may not be unreasonably withheld, conditioned or delayed), (ii) as required or expressly permitted by this Agreement, or (iii) as required by applicable Law or a Governmental Entity, Meta shall, and shall cause each of its subsidiaries to:

(i)	conduct its business in the ordinary course in all material respects and in accordance with applicable Laws, and use commercially reasonable efforts to maintain and preserve in all material respects its business organization, assets, goodwill, employment relationships and business relationships with other Persons with which Meta or any of its subsidiaries have business relations: and

(ii)	promptly notify RTO Acquiror orally and in writing upon becoming aware of any circumstance or development that, to the knowledge of Meta, would, or would reasonably be expected to, constitute or result in a Meta Material Adverse Effect.

(b)	Meta covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except (i) with the prior written consent of RTO Acquiror (which consent may not be unreasonably withheld, conditioned or delayed), (ii) as required or expressly permitted by this Agreement, or (iii) as required by applicable Law or a Governmental Entity, Meta shall not:

(i)	issue, deliver, sell, pledge, lease, dispose of or encumber, or agree or offer to issue, deliver sell, pledge, lease, dispose of or encumber, any Meta Shares or securities of its subsidiaries, or any securities convertible, exchangeable or exercisable into or for Meta Shares or securities of its subsidiaries, or any options, warrants, stock appreciation rights, phantom stock awards or other rights or equity-based or convertible securities that are linked to the price or value of the Meta Shares or securities of the Meta subsidiaries (other than pursuant to the exercise, in accordance with their respective terms, of convertible or exercisable securities of Meta outstanding on the date hereof) or amend, extend or terminate, or agree to amend, extend or terminate, any of the terms of, or agreements governing, any of the outstanding options, warrants or other convertible securities of Meta or its subsidiaries;

(ii)	amend or propose to amend its articles of incorporation or by-laws or other constating documents or the terms of any of its securities; reduce its stated capital; or split, consolidate, subdivide or reclassify, or propose to split, consolidate, subdivide or reclassify, any of the Meta Shares or undertake or propose to undertake any other capital reorganization or change in or exchange of Meta Shares, any other of its securities or its share capital;

(iii)	adopt a plan of liquidation or resolution providing for the complete or partial liquidation, winding-up, dissolution, merger, consolidation, restructuring, recapitalization, or sale of all or substantially all of the assets of Meta or any of its subsidiaries, or enter into any agreement with respect to any of the foregoing;

(iv)	except with respect to inter-company transfers between Meta and its subsidiaries, sell, pledge, lease, transfer, dispose of or encumber any assets, rights or properties of Meta or any of its subsidiaries, except in the ordinary course of business consistent with past practice;

(v)	except as set out in Schedule C(jj) of the Meta Disclosure Letter, acquire or agree to acquire (by merger, amalgamation, arrangement, acquisition of shares or assets or otherwise) any Person or division or business unit thereof, or make or agree to make any investment either by purchase of shares or securities, contributions of capital, property transfer or purchase of, any property or assets of any other Person;

(vi)	make any material change to its Meta Business;

(vii)	incur, create, assume or otherwise become liable for, any indebtedness for borrowed money, other than in the ordinary course of business consistent with past practice;

(viii)	enter into or adopt any shareholder rights plan or similar agreement or arrangement;

(ix)	make, revoke or change any Tax election; amend any previously filed Tax Return except as may be required by applicable Law; file any Tax Return inconsistent with past practice; settle or compromise any Liability for Taxes; agree to an extension or waiver of the limitation period with respect to the assessment, reassessment, or determination of Taxes; enter into any closing agreement with respect to any Tax; surrender any right to claim a material Tax refund; change an annual accounting period; adopt or change any accounting method with respect to Taxes; or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment unless, in each case, such action is required by Law;

(x)	subject to changes as a result of the transactions in this Agreement, amend its accounting policies or adopt new accounting policies, except as may be required by applicable Law or IFRS;

(xi)	omit to do anything to jeopardize the validity or enforceability of Intellectual Property of Meta or its subsidiaries, including the non-payment of any application, search, maintenance or other official fees; or disclosing any trade secrets to any other person (except pursuant to sufficiently protective non-disclosure agreements);

(xii)	take any action that would cause a violation by any Person of economic sanctions or export controls;

(xiii)	take any action or fail to take any action that prevents, or materially delays, impedes or interferes with, or that would reasonably be expected to prevent or materially delay, impede or interfere with, the ability of the Parties to consummate the transactions contemplated by this Agreement or the Arrangement;

(xiv)	take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension, revocation or limitation of rights under, any Authorizations or Permits;

(xv)	enter into any transaction or perform any act that would render, or would reasonably be expected to render any representations and warranties made by Meta set forth in this Agreement untrue or inaccurate in any respect; or

(xvi)	announce an intention, authorize or propose, or enter into or modify any Contract, agreement, commitment or arrangement, to do any of the matters prohibited by the foregoing provisions of this Section 5.4.

Article 6
CONDITIONS

6.1	Mutual Conditions Precedent

The obligations of the Parties to complete the Arrangement are subject to the fulfillment of each of the following conditions precedent on or before the Effective Time or the waiver by each of Meta and RTO Acquiror to the extent permitted by applicable Law and without prejudice to their right to rely on the fulfilment of any other of such conditions:

(a)	the Interim Order having been granted on terms consistent with this Agreement and the Interim Order not having been set aside or modified in a manner unacceptable to either Party, acting reasonably, on appeal or otherwise;

(b)	the Meta Arrangement Resolution having been passed by the Meta Shareholders in accordance with the Interim Order;

(c)	the Final Order having been granted on terms consistent with this Agreement and the Final Order not having been set aside or modified in a manner unacceptable to either Party, acting reasonably, on appeal or otherwise;

(d)	the RTO Acquiror Shareholder Approval Matters having been approved by the RTO Acquiror Shareholders in accordance with applicable Laws;

(e)	there shall have been no action taken under any applicable Law or by any Governmental Entity of competent jurisdiction which make it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the completion of the Arrangement;

(f)	this Agreement shall not have been terminated in accordance with its terms;

(g)	(i) the existing RTO Acquiror Shares have been continually listed on NASDAQ as of and from the date of this Agreement through the Effective Time and (ii) the RTO Acquiror Shares to be issued in the transaction pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on NASDAQ as of the Effective Time; and

(h)	the Key Regulatory Approvals shall have been obtained on terms acceptable to RTO Acquiror and Meta, each acting reasonably, and each such Key Regulatory Approval is in full force and effect and has not been modified;

(i)	holders of no more than ten percent (10%) of the Meta Shares shall have exercised, and at the date of the Meta Meeting, have not withdrawn, Dissent Rights;

(j)	the RTO Acquiror Certificate of Designation has been filed with the relevant state authority and constitutes a valid RTO Acquiror Certificate of Designation under applicable Laws and has not been rescinded or amended in any way;

(k)	the holders of the debt instruments set forth in Schedule 6.1(k) of the Meta Disclosure Letter shall have, by written instrument in form and substance reasonably satisfactory to Meta, consented to the Arrangement and, in the case of any debt that is convertible into Meta Shares, agreed that following the Effective Time such debt shall be convertible into either Exchangeable Shares or RTO Acquiror Shares on the basis of the existing conversion price as adjusted by the Exchange Ratio; and

(l)	BDC Capital Inc. will have consented to the Arrangement by written instrument in form and substance reasonably satisfactory to Meta and RTO Acquiror; and

(m)	prior to or at the Effective Time, Lock-Up Agreements shall have been entered into with such Meta Supporting Shareholders as Meta shall determine and as reasonably agreed to by RTO Acquiror.

6.2	Additional Conditions Precedent in Favour of RTO Acquiror, Canco and Callco

The obligation of RTO Acquiror, Canco and Callco to complete the Arrangement is subject to the fulfillment of each of the following additional conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of RTO Acquiror, Canco and Callco and may be waived by RTO Acquiror):

(a)	all covenants of Meta under this Agreement to be performed on or before the Effective Time which have not been waived by RTO Acquiror shall have been duly performed by Meta in all material respects and RTO Acquiror shall have received a certificate of Meta addressed to RTO Acquiror and dated the Effective Date, signed on behalf of Meta by two of its senior executive officers (on Meta’s behalf and without personal liability), confirming the same as of the Effective Time;

(b)	the representations and warranties of Meta set forth in this Agreement shall have been true and correct in all respects as of the date of this Agreement, and shall be true and correct in all respects as of the Effective Time as if made as of the Effective Time (except, in each case, for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where any failure or failures of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Meta Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, Meta Material Adverse Effect and similar qualifiers set forth in such representations and warranties shall be disregarded), and RTO Acquiror shall have received a certificate of Meta addressed to RTO Acquiror and dated the Effective Date, signed on behalf of Meta by two senior executive officers of Meta (on Meta’s behalf and without personal liability), confirming the same as at the Effective Time;

(c)	there shall not have occurred a Meta Material Adverse Effect on or prior to the date hereof which is continuing and since the date of this Agreement, there shall not have occurred a Meta Material Adverse Effect, and RTO Acquiror shall have received a certificate signed on behalf of Meta by two senior executive officers of Meta (on Meta’s behalf and without personal liability) to such effect; and

(d)	all covenants of the Meta Supporting Shareholders under the Meta Voting Agreement to be performed on or before the Effective Time which have not been waived by RTO Acquiror shall have been duly performed by the parties thereto (other than RTO Acquiror) in all respects.

The foregoing conditions will be for the sole benefit of RTO Acquiror, Canco and Callco and may be waived by the RTO Acquiror in whole or in part at any time in its sole discretion.

6.3	Additional Conditions Precedent in Favour of Meta

The obligation of Meta to complete the Arrangement is subject to the fulfillment of each of the following additional conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Meta and may be waived by Meta):

(a)	all covenants of RTO Acquiror, Canco and Callco under this Agreement to be performed on or before the Effective Time which have not been waived by Meta shall have been duly performed by RTO Acquiror, Canco and Callco in all material respects and Meta shall have received a certificate of RTO Acquiror, Canco and Callco addressed to Meta and dated the Effective Date, signed on behalf of RTO Acquiror, Canco and Callco by two of its senior executive officers (on RTO Acquiror’s, Canco’s and Callco’s behalf and without personal liability), confirming the same as of the Effective Time;

(b)	the representations and warranties of RTO Acquiror, Canco and Callco set forth in this Agreement, shall have been true and correct in all respects as of the date of this Agreement, and shall be true and correct in all respects as of the Effective Time as if made as of the Effective Time (except, in each case, for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where any failure or failures of such representations and warranties to be so true and correct would not have, individually or in the aggregate, an RTO Acquiror Material Adverse Effect (it being understood that for purposes of determining the accuracy of such representations and warranties, all materiality, RTO Acquiror Material Adverse Effect and similar qualifiers set forth in such representations and warranties shall be disregarded), and Meta shall have received a certificate of RTO Acquiror, Canco and Callco addressed to Meta and dated the Effective Date, signed on behalf of RTO Acquiror, Canco and Callco by two senior executive officers of RTO Acquiror, Canco and Callco (on RTO Acquiror’s, Canco’s and Callco’s behalf and without personal liability), confirming the same as at the Effective Time;

(c)	all covenants of the RTO Acquiror Supporting Shareholders under the RTO Acquiror Voting Agreement to be performed on or before the Effective Time which have not been waived by Meta shall have been duly performed by the parties thereto (other than Meta) in all respects;

(d)	the Special Voting Share shall have been created and issued as a share in the capital of RTO Acquiror at or prior to the Effective Time;

(e)	each of the Support Agreement and the Voting and Exchange Trust Agreement shall have been duly executed by the parties thereto at or prior to the Effective Time;

(f)	prior to the Effective Time, all debt of RTO Acquiror (including, for the avoidance of doubt, any debt issued pursuant to 5.3(b)(i) shall have been converted into RTO Acquiror Shares or repaid in full, provided that if the senior secured debt of RTO Acquiror held by The David A. Straz, Jr. Foundation and by The David A. Straz, Jr. Irrevocable Trust DTD 11/11/1986, has not been so converted or repaid, then prior to the Effective Time the terms of such debt shall have been modified such that the debtholders sole recourse in respect thereof shall be against the assets of the RTO Acquiror Business, and any documents or agreements entered to achieve such results shall be in form and substance acceptable to Meta (and in any event the holders of such senior secured debt shall have consented to the consummation of the transactions contemplated by this Agreement);

(g)	the distribution of the RTO Acquiror Shares and the Exchangeable Shares pursuant to the Arrangement, and the first trade of the RTO Acquiror Shares, shall be exempt from the prospectus and registration requirements of applicable Law either by virtue of exemptive relief from the applicable Securities Authorities or by virtue of applicable exemptions under applicable Law and shall not be subject to resale restrictions under applicable Law;

(h)	the RTO Acquiror Shares, issuable to Meta Shareholders pursuant to the Arrangement (including pursuant to the exchange of the Exchangeable Shares), shall have been approved for listing on the NASDAQ, subject to official notice of issuance;

(i)	RTO Acquiror and Canco shall have complied with its obligations under Section 2.9 and the Depositary shall have confirmed receipt of the aggregate Consideration contemplated thereby;

(j)	the Parties shall have consummated the Pre-Closing Financing (or such Pre-Closing Financing shall close at the Effective Time by its terms); and

(k)	any accrued fees, costs, expenses, liabilities, or other owed payments (including, but not limited to any costs arising from insurance, change of control payments, severance, settlements, legal fees, indemnification, investigations, advisor fees, compensation, benefits, employment, or otherwise, but excluding any debt) of RTO Acquiror shall have been paid at or prior to the Effective Time (using funds other than the funds raised from the Pre-Closing Financing and the Spin-Off Cost Reserve Amount), or RTO Acquiror shall have (i) cash on hand at the Effective Time that is reasonably sufficient to pay such amounts as and when they become due and payable (excluding funds raised from the Pre-Closing Financing and the Spin-Off Cost Reserve Amount) and (ii) the Spin-Off Cost Reserve Amount, and RTO Acquiror shall provide any reasonably requested supporting documentation and evidence to Meta, upon Meta’s written request. For the avoidance of doubt, such funds for the aforementioned (i) and (ii) shall be dilutive exclusively to the RTO Acquiror Shareholders.

The foregoing conditions will be for the sole benefit of Meta and may be waived by Meta in whole or in part at any time in its sole discretion.

6.4	Notice and Cure Provisions

(a)	Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement and the Effective Time, of any event or state of facts which occurrence or failure would, or would be likely to:

(i)	cause any of the representations or warranties of any Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Time; or

(ii)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Party hereunder prior to the Effective Time.

(b)	Notice provided under this Section 6.4 will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

(c)	RTO Acquiror may not exercise its rights to terminate this Agreement pursuant to Subsection 8.2(a)(iii)C and Meta may not exercise its right to terminate this Agreement pursuant to Subsection 8.2(a)(iv)A unless the Party intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfilment or the applicable condition or termination right, as the case may be. If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the Outside Date, no Party may terminate this Agreement until the expiration of a period of ten (10) Business Days from such notice, and then only if such matter has not been cured by such date. If such notice has been delivered less than ten (10) Business Days prior to the making of the application for the Final Order, such application and such filing shall be postponed until the expiry of such period. For greater certainty, in the event that such matter is cured within the time period referred to herein without having an RTO Acquiror Material Adverse Effect or a Meta Material Adverse Effect, as the case may be, this Agreement may not be terminated as a result of the cured breach.

6.5	Satisfaction of Conditions

Other than as set forth in this section, the conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 shall be conclusively deemed to have been satisfied, waived or released when the Certificate of Arrangement is issued by the Director following filing of the Articles of Arrangement with the consent of the Parties in accordance with the terms of this Agreement. Meta hereby agrees not to waive or amend the condition set forth in Section 6.1(l).

Article 7
ADDITIONAL COVENANTS

7.1	Covenant Regarding Non-Solicitation

Each Party shall, and shall direct and cause its Representatives to immediately, cease and cause to be terminated any solicitation, encouragement, activity, discussion or negotiation with any parties that may be ongoing with respect to an Acquisition Proposal involving such Party whether or not initiated by such Party, discontinue access to any parties (other than a Party to this Agreement and its Representatives) to any dataroom that contains information regarding the Meta Group or the RTO Acquiror Group (as applicable), and to the extent such Party entered into a confidentiality agreement with any such parties, such Party shall request the return of information regarding the Meta Group or the RTO Acquiror Group (as applicable) previously provided to such parties and shall request the destruction of all materials including or incorporating any confidential information regarding the Meta Group or the RTO Acquiror Group (as applicable) pursuant to any such confidentiality agreement. Each Party represents and warrants that it has not, and agrees not to, release or permit the release of any Person from, or waive or forbear in the enforcement of, any confidentiality agreement or other similar agreement relating to a potential Acquisition Proposal involving such Party to which such third party is a party. Each Party further represents and warrants that it has not, and agrees not to, release or permit the release of any Person from, or waive or forbear in the enforcement of, any standstill or similar agreement or obligation to which such third party is a party or by which such third party is bound.

7.2	Covenant Regarding Acquisition Proposals

(a)	Each Party agrees that it shall not, and shall cause its Representatives (including the Meta Board or the RTO Acquiror Board, as applicable) not to, directly or indirectly:

(i)	make, solicit, initiate, entertain, knowingly encourage, promote or facilitate, (including by way of furnishing non-public information, permitting any visit to its facilities or properties or entering into any form of agreement, arrangement or understanding) any inquiries or offers or the making of any proposals regarding or that would reasonably be expected to constitute an Acquisition Proposal involving such Party or that would be reasonably be expected to lead to an actual or potential Acquisition Proposal involving such Party;

(ii)	participate, directly or indirectly, in any discussions or negotiations regarding, or furnish to any Person any non-public information or otherwise co-operate with, respond to, assist or participate in any Acquisition Proposal involving such Party or potential Acquisition Proposal involving such Party or participate in any discussions or negotiations regarding an actual or potential Acquisition Proposal involving such Party, or furnish any information or access to any Person (other than a Party to this Agreement and its Representatives) with respect to any inquiries, proposals or offers that constitute, or that would reasonably be expected to lead to, an actual or potential Acquisition Proposal involving such Party;

(iii)	remain neutral with respect to, or agree to, approve or recommend any, Acquisition Proposal involving such Party or potential Acquisition Proposal involving such Party (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal involving such Party for two (2) Business Days following formal announcement of such Acquisition Proposal shall not be considered to be a violation of this Subsection 7.2(a)(iii)); or

(iv)	enter into any agreement, arrangement or understanding related to any Acquisition Proposal involving such Party (other than an Acceptable Confidentiality Agreement) or requiring it to abandon, terminate or fail to consummate the Arrangement or the transactions contemplated by this Agreement or providing for the payment of any break, termination or other fees or expenses to any Person in the event that the Arrangement or the transactions contemplated by this Agreement are completed or in the event that it completes any other transaction with the other Party or Parties or with an affiliate of the other Party or Parties that is agreed to prior to any termination of this Agreement (any such agreement, arrangement or understanding, an “Alternative Acquisition Agreement”); or

(v)	make a Change in Recommendation.

(b)	Meta shall promptly (and in any event within 24 hours) notify RTO Acquiror, at first orally and then in writing, of any proposals, offers or inquiries relating to or constituting or that would reasonably be expected to lead to an Acquisition Proposal involving Meta or any request for non-public information relating to Meta or any of its subsidiaries. Such notice shall include a description of the terms and conditions of any proposal, inquiry or offer, the identity of the Person making such proposal, inquiry or offer, a copy of the proposal, offer or inquiry (if written), and provide such other details of the proposal, inquiry or offer as RTO Acquiror may reasonably request. Meta shall keep RTO Acquiror fully informed on a prompt basis of the status, including any change to the material terms, of any such proposal, inquiry or offer.

(c)	RTO Acquiror, Canco and Callco shall promptly (and in any event within 24 hours) notify Meta, at first orally and then in writing, of any proposals, offers or inquiries relating to or constituting or that would reasonably be expected to lead to an Acquisition Proposal involving RTO Acquiror, Canco and Callco or any request for non-public information relating to RTO Acquiror or any of its subsidiaries (including Canco and Callco). Such notice shall include a description of the terms and conditions of any proposal, inquiry or offer, the identity of the Person making such proposal, inquiry or offer, a copy of the proposal, offer or inquiry (if written), and provide such other details of the proposal, inquiry or offer as Meta may reasonably request. RTO Acquiror shall keep Meta fully informed on a prompt basis of the status, including any change to the material terms, of any such proposal, inquiry or offer.

(d)	Meta shall ensure that its officers, directors and any financial advisors or other advisors or Representatives retained by it are aware of the provisions of Section 7.1 and this Section 7.2, and Meta shall be responsible for any breach of Section 7.1 or this Section 7.2 by such officers, directors, financial advisors or other advisors or Representatives. Each of RTO Acquiror, Canco and Callco shall ensure that its officers, directors and any financial advisors or other advisors or Representatives retained by it are aware of the provisions of Section 7.1 and this Section 7.2, and each of RTO Acquiror and Canco shall be responsible for any breach of Section 7.1 or this Section 7.2 by such officers, directors, financial advisors or other advisors or Representatives.

(e)	Nothing contained in Section 7.1 or Section 7.2 shall prohibit RTO Acquiror from taking and disclosing a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the U.S. Exchange Act.

7.3	Responding to an Acquisition Proposal

(a)	Notwithstanding Section 7.1 and Section 7.2, if at any time, Meta receives a written Acquisition Proposal prior to obtaining the Meta Securityholder Approval or RTO Acquiror receives a bona fide written Acquisition Proposal from an arm’s length third party prior to obtaining the RTO Acquiror Shareholder Approval, the Party receiving such written Acquisition Proposal (referred to from time to time in this Article 7 as the “Proposal Party”) may engage in or participate in discussions or negotiations with such Person regarding such Acquisition Proposal, and may provide copies of, access to or disclosure of confidential information, properties, facilities, books or records of itself and its subsidiaries, if and only if:

(i)	its board of directors first determines in good faith, based on the advice of its financial advisors and its outside counsel, that such Acquisition Proposal is bona fide and constitutes or would reasonably be expected to constitute a Superior Proposal, and, based on the advice of its outside counsel, that the failure to engage in such discussions or negotiations would be inconsistent with its fiduciary duties;

(ii)	such Person was not restricted from making such Acquisition Proposal pursuant to an existing standstill confidentiality, non-disclosure, business purpose, use or similar restriction or agreement;

(iii)	it has been, and continues to be, in compliance with its obligations under Section 7.1 through Section 7.4, and such Acquisition Proposal was unsolicited and did not otherwise result from a breach of Section 7.1 or Section 7.2;

(iv)	prior to providing any such copies, access, or disclosure, it enters into a confidentiality and standstill agreement with such Person having terms at least as favorable to the Proposal Party as the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”); and

(v)	it promptly provides RTO Acquiror (in the case where Meta is the Proposal Party), or Meta (in the case where RTO Acquiror is the Proposal Party) (such Party being referred to in this Article 7 from time to time as the “Other Party”) with:

A.	two (2) Business Days prior written notice stating its intention to participate in such discussions or negotiations and to provide such copies, access or disclosure, together with a copy of written advice from its outside counsel that the failure to engage in such discussions or negotiations would be inconsistent with the fiduciary duties of the board of directors of the Proposal Party; and

B.	prior to providing any such copies, access or disclosure, a true, complete and final executed copy of the Acceptable Confidentiality Agreement referred to in Subsection 7.3(a)(iv), and

(vi)	it may only provide copies of, or disclosure of confidential information, properties, facilities, books or records of it or its subsidiaries to such Person and its Representatives in connection with an Acquisition Proposal for a maximum period of seven (7) days;

provided, that the Proposal Party shall not, and shall not allow its Representatives to, disclose any non-public information with respect to it or any of its Subsidiaries to such Person if such non-public information has not been previously provided to, or is not concurrently provided to, the Other Party.

7.4	Superior Proposals; Intervening Events; Right to Match

(a)	Notwithstanding Section 7.1 and Section 7.2, (i) at any time prior to obtaining the Meta Securityholder Approval (in the case of a Meta Superior Proposal or a Meta Intervening Event) or (ii) at any time prior to obtaining the RTO Acquiror Shareholder Approval (in the case of an RTO Acquiror Superior Proposal or an RTO Acquiror Intervening Event) (the Party receiving the Superior Proposal or experiencing the Intervening Event is referred to in this Section 7.4 as the “Receiving Party” and the other Party is referred to in this Section 7.4 as the “Matching Party”), the board of directors of the Receiving Party (the “Receiving Board”) may, if the Receiving Board determines in good faith, based on the advice of outside counsel, that the failure to do so would be inconsistent with its fiduciary duties, taking into account all adjustments to the terms of this Agreement that may be offered by the Matching Party pursuant to this Section 7.4, (A) make a Change in Recommendation in response to a Superior Proposal or an Intervening Event and (B) cause the Receiving Party to terminate this Agreement in accordance with Subsection 8.2(a)(iii)A or Subsection 8.2(a)(iv)A, as applicable, and concurrently enter into a binding Alternative Acquisition Agreement with respect to any such Superior Proposal, provided that:

(i)	In respect of an Acquisition Proposal constituting a Superior Proposal, the Receiving Board may not make a Change in Recommendation or terminate this Agreement pursuant to Subsection 8.2(a)(iii)A or Subsection 8.2(a)(iv)A, as applicable unless:

A.	such Person was not restricted from making such Acquisition Proposal pursuant to an existing standstill confidentiality, non-disclosure, business purpose, use or similar restriction or agreement;

B.	the Receiving Party has been, and continues to be, in compliance with its obligations under Section 7.1 through Section 7.4, and such Acquisition Proposal was unsolicited and did not otherwise result from a breach of Section 7.1 or Section 7.2;

C.	the Receiving Party has delivered to the Matching Party a written notice of the determination of Receiving Board that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the Receiving Board to make a Change in Recommendation, terminate this Agreement pursuant to Subsection 8.2(a)(iii)A or Subsection 8.2(a)(iv)A, as applicable, and enter into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal, together with (1) a written notice from the Receiving Board (a) regarding the value and financial terms that the Receiving Board, in consultation with its financial advisors, has determined should be ascribed to any non-cash consideration offered under such Superior Proposal and (b) stating that the Receiving Board has determined that the failure make a Change in Recommendation, terminate this Agreement pursuant to Subsection 8.2(a)(iii)A or Subsection 8.2(a)(iv)A, as applicable, and enter into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal would be contrary to the fiduciary duties of the Receiving Board and (2) a copy of the proposed definitive Alternative Acquisition Agreement and any other relevant transaction documents (the “Superior Proposal Notice”);

D.	at least seven (7) Business Days (the “Superior Proposal Matching Period”) have elapsed from the date on which the Matching Party received the Superior Proposal Notice;

E.	during any Superior Proposal Matching Period, the Matching Party has had the opportunity (but not the obligation), in accordance with Subsection 7.4(b), to offer to amend this Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal;

F.	if the Matching Party has offered to amend this Agreement and the Arrangement under Subsection 7.4(b), the Receiving Board has determined in good faith, based on the advice of its outside legal counsel and financial advisers, that such Acquisition Proposal continues to constitute a Superior Proposal compared to the terms of the Arrangement as proposed to be amended under Subsection 7.4(b); and

G.	the Receiving Board has determined in good faith, based on the advice of the Receiving Party’s outside legal counsel, that the failure make a Change in Recommendation, terminate this Agreement pursuant to Subsection 8.2(a)(iii)A or Subsection 8.2(a)(iv)A, as applicable, and enter into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal would be contrary to the fiduciary duties of the Receiving Board.

(ii)	In respect of an Intervening Event, the Receiving Board may not make a Change in Recommendation unless:

A.	the Receiving Party provides the Matching Party with written information describing such Intervening Event in reasonable detail as soon as reasonably practicable after becoming aware of it, notifying the Matching Party of its intent to make a Change in Recommendation in response thereto, and specifying the reasons therefor (the “Intervening Event Notice”);

B.	the Receiving Party keeps the Matching Party reasonably informed of developments with respect to such Intervening Event;

C.	at least five (5) Business Days (the “Intervening Event Matching Period”; each of the Superior Proposal Matching Period and the Intervening Event Matching Period is referred to in this Section 7.4 as a “Matching Period”) have elapsed since the date on which the Matching Party received the Intervening Event Notice;

D.	during any Intervening Event Matching Period, the Matching Party has had the opportunity (but not the obligation), in accordance with Subsection 7.4(b), to offer to amend this Agreement and the Arrangement; and

E.	if the Matching Party has offered to amend this Agreement and the Arrangement under Subsection 7.4(b), the Receiving Board has determined in good faith, after consultation with the Receiving Party’s outside legal counsel and financial advisors, that notwithstanding the terms of the Arrangement as proposed to be amended under Subsection 7.4(b), the failure to make a Change in Recommendation in response to the Intervening Event would be inconsistent with the fiduciary duties of the Receiving Board.

(b)	During any Matching Period, or such longer period as the Receiving Party may approve in writing for such purpose: (i) the Receiving Board shall review any offer made by the Matching Party under Subsection 7.4(a)(i)F or Subsection 7.4(a)(ii)E to amend the terms of this Agreement and the Arrangement in good faith in order to determine whether such proposal would, upon acceptance, result in (A) the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal or (B) the failure to make a Change in Recommendation in response to the Intervening Event ceasing to be inconsistent with the fiduciary duties of the Receiving Board; and (ii) the Receiving Party shall negotiate in good faith with the Matching Party to make such amendments to the terms of this Agreement and the Arrangement as would enable the Matching Party to proceed with the transactions contemplated by this Agreement on such amended terms. If the Receiving Board determines that (x) such Acquisition Proposal would cease to be a Superior Proposal or (y) the failure to make a Change in Recommendation in response to the Intervening Event would be contrary to the fiduciary duties of the Receiving Board, the Receiving Party shall promptly so advise the Matching Party, and the Parties shall amend this Agreement to reflect such offer made by the Matching Party, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(c)	Each successive amendment to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the shareholders of the Receiving Party or other material terms or conditions thereof shall constitute a new Acquisition Proposal for the purposes of this Section 7.4, which shall require a new Superior Proposal Notice to the Matching Party. The Matching Party shall be afforded a new five (5) Business Day Superior Proposal Matching Period from the date on which the Matching Party receives the Superior Proposal Notice with respect to such amended Acquisition Proposal from the Receiving Party.

(d)	The Receiving Board shall promptly reaffirm the Meta Board Recommendation or RTO Acquiror Board Recommendation, as applicable, by press release after any Acquisition Proposal which is not determined to be a Superior Proposal is publicly announced or the Receiving Board determines that a proposed amendment to the terms of this Agreement as contemplated under Subsection 7.4(b) would result in an Acquisition Proposal no longer being a Superior Proposal. The Receiving Party shall provide the Matching Party and its outside legal counsel with a reasonable opportunity to review the form and content of any such press release and shall make all reasonable amendments to such press release as requested by the Matching Party and its outside legal counsel.

(e)	If the Receiving Party provides a Superior Proposal Notice to the Matching Party after a date that is less than ten (10) Business Days before the RTO Acquiror Meeting (if RTO Acquiror is the Receiving Party) or the Meta Meeting (if Meta is the Receiving Party), such Receiving Party shall either proceed with or shall postpone such meeting, as directed by the Matching Party acting reasonably, to a date that is not more than ten (10) Business Days after the scheduled date of that meeting but before the Outside Date.

7.5	Access to Information; Confidentiality; Transition

From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, subject to compliance with applicable Law and the terms of any existing Contracts, each Party shall, and shall cause its Representatives to, afford to the other Party and its Representatives reasonable access during normal business hours upon reasonable notice, to the properties, information and records relating to, and the personnel of, such Party, including but not limited to, the related facilities, books, contracts, financial statements, forecasts, financial projections (to the extent permitted by confidentiality agreements in force on the date hereof), studies, records, operating Permits, and any other documentation (whether in writing or stored in computerized, electronic, disk, tape, microfilm or any other form); provided, however, that each Party shall provide the other Party with at least one (1) Business Day prior written notice of any requested on site access to any real property of the other Party. Each of RTO Acquiror and Meta shall, and shall cause their subsidiaries and their respective Representatives to, as the case may be, work cooperatively and in good faith to ensure an orderly transition following the Effective Time, including with respect to transitional planning, transitional services, and the retention of personnel (and any related arrangements thereto). From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, each Party will maintain the access of the other Party and its Representatives to the information contained as at the date of this Agreement in any dataroom that contains information regarding the such Party to which the other Party and its Representatives have access as at the date of this Agreement.

7.6	Supplementary Bridge Financing

No later than five (5) days following the execution of this Agreement, RTO Acquiror shall pay to Meta an amount equal to $500,000 in cash to an account identified by Meta in writing in exchange for a second unsecured promissory note in substantially the same form as the Initial Bridge Note (together, with such Initial Bridge Note, the “Bridge Notes”). In the event Closing occurs, the aggregate principal of, and accrued but unpaid interest on, the Bridge Notes, shall be included in, and credited against, the amount of the Pre-Closing Financing; and the Bridge Notes shall be deemed cancelled, paid and satisfied in full. In the event this Agreement is terminated, and Closing does not otherwise occur, then Meta shall be obligated to repay to RTO Acquiror, on the one (1)-year anniversary of this Agreement, an amount equal to $540,000 (which amount represents the outstanding principal of $500,000 plus interest accrued on such principal at the rate of 8% per annum), as set forth in such second Bridge Note.

7.7	Other Deliveries

Concurrent with the execution and delivery of this Agreement, (i) Meta shall deliver to RTO Acquiror all of the Meta Voting Agreements, and RTO Acquiror shall deliver to Meta all of the RTO Acquiror Voting Agreements.

Article 8
TERM, TERMINATION, AMENDMENT AND WAIVER

8.1	Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

8.2	Termination

(a)	This Agreement may be terminated:

(i)	at any time prior to the Effective Time by mutual written agreement of Meta and RTO Acquiror;

(ii)	by either Meta or RTO Acquiror, if:

A.	the Effective Time shall not have occurred on or before the Outside Date, except that the right to terminate this Agreement under this Subsection 8.2(a)(ii)A shall not be available to any Party whose failure to fulfill any of its obligations or breach any of its covenants, representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date; provided however, that if completion of the Arrangement is delayed by (i) an injunction or order made by a Governmental Entity of competent jurisdiction, or (ii) RTO Acquiror or Meta not having obtained any Key Regulatory Approval or the Interim Order or the Final Order which is necessary to permit the completion of the Arrangement such that the conditions set forth in Subsection 6.1(a), 6.1(c) or 6.1(h) shall not have been satisfied or waived then, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval or the Interim Order or the Final Order is being actively sought, as applicable, the Outside Date shall automatically be extended for an additional period of 30 days;

B.	any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or there shall be enacted or made any applicable Law that makes consummation of the Arrangement illegal or otherwise prohibited or otherwise restrains, enjoins or prohibits Meta or RTO Acquiror, Canco or Callco from consummating the Arrangement (unless such order, decree, ruling or applicable Law has been withdrawn, reversed or otherwise made inapplicable) and such order, decree, ruling or applicable Law or enjoinment shall have become final and non-appealable;

C.	the Meta Securityholder Approval shall not have been obtained at the Meta Meeting in accordance with applicable Law and the Interim Order;

D.	the RTO Acquiror Shareholder Approval Matters shall not have been approved at the RTO Acquiror Meeting in accordance with applicable Law.

(iii)	by RTO Acquiror, if:

A.	prior to obtaining the RTO Acquiror Shareholder Approval, the RTO Acquiror Board authorizes RTO Acquiror to accept an RTO Acquiror Superior Proposal, provided that RTO Acquiror shall have (1) simultaneously with such termination, entered into the Alternative Acquisition Agreement associated with such RTO Acquiror Superior Proposal, (2) otherwise complied with its obligations set forth in Section 7.1 through Section 7.4 and (3) paid any amounts due pursuant to Subsection 8.3(c);

B.	there shall have occurred a Meta Change in Recommendation;

C.	subject to Section 6.4, Meta is in default of a covenant or obligation hereunder (other than the covenants and obligations set forth in Section 7.1 and Section 7.2, as to which Subsection 8.2(a)(iii)D shall apply) such that the condition contained in Subsection 6.2(a) is not satisfied or is incapable of satisfaction, or any representation or warranty of Meta or Meta under this Agreement is untrue or incorrect or shall have become untrue or incorrect such that the condition contained in Subsection 6.2(b) would be incapable of satisfaction; provided that RTO Acquiror, Canco and Callco are not then in breach of this Agreement so as to cause any of the conditions set forth in Subsection 6.2(a) or Subsection 6.2(b) not to be satisfied; or

D.	Meta shall have breached or failed to perform any of its obligations set forth in Section 7.1 through Section 7.4.

(iv)	by Meta, if

A.	prior to obtaining the Meta Securityholder Approval, the Meta Board authorizes Meta to accept a Meta Superior Proposal, provided that Meta shall have (1) simultaneously with such termination, entered into the Alternative Acquisition Agreement associated with such Meta Superior Proposal, (2) otherwise complied with its obligations set forth in Section 7.1 through Section 7.4 and (3) paid any amounts due pursuant to Subsection 8.3(c);

B.	there shall have occurred an RTO Acquiror Change in Recommendation;

C.	subject to Section 6.4, RTO Acquiror, Canco or Callco is in default of a covenant or obligation hereunder (other than the covenants and obligations set forth in Section 7.1 and Section 7.2, as to which Subsection 8.2(a)(iv)D shall apply) such that the condition contained in Subsection 6.3(a) is not satisfied or is incapable of satisfaction, or any representation or warranty of RTO Acquiror or Canco under this Agreement is untrue or incorrect or shall have become untrue or incorrect such that the condition contained in Subsection 6.3(b) would be incapable of satisfaction; provided that Meta is not then in breach of this Agreement so as to cause any of the conditions set forth in Subsection 6.3(a) or 6.3(b) not to be satisfied; or

D.	RTO Acquiror shall have breached or failed to perform any of its obligations set forth in Section 7.1 through Section 7.6.

(b)	Subject to Subsection 6.4(b), the Party desiring to terminate this Agreement pursuant to this Section 8.2 (other than pursuant to Subsection 8.2(a)(i)) shall give notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

(c)	If this Agreement is terminated pursuant to this Section 8.2, this Agreement shall become void and be of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party hereto, except that the provisions of this Subsection 8.2(c) and Sections 8.3, 9.1, 9.3, 9.4, 9.6, 9.7 and 9.8 and all related definitions set forth in Section 1.1 and the provisions of the Confidentiality Agreement shall survive any termination of this Agreement pursuant to this Section 8.2; provided further that neither the termination of this Agreement pursuant to this Section 8.2 nor anything contained in this Section 8.2 shall relieve a Party from any Liability arising prior to such termination arising from any willful and material breach of this Agreement or fraud.

8.3	Expenses and Termination Payments

(a)	Except as otherwise provided herein, the Parties agree that all costs and expenses of the Parties relating to the Arrangement and the transactions contemplated in this Agreement, including legal fees, accounting fees, financial advisory fees, strategic advisory fees, regulatory filing fees, stock exchange fees, all disbursements of advisors and printing and mailing costs, shall be paid by the Party incurring such expenses.

(b)	The Termination Payment shall be payable by Meta to RTO Acquiror in the event that this Agreement is terminated in the following circumstances:

(i)	pursuant to Subsection 8.2(a)(iii)B, Subsection 8.2(a)(iii)D or Subsection 8.2(a)(iv)A; or

(ii)	pursuant to Subsection 8.2(a)(ii)A, Subsection 8.2(a)(ii)C or Subsection 8.2(a)(iii)C if, in any such case, prior to the earlier of the termination of this Agreement or the holding of the Meta Meeting, (A) a Meta Acquisition Proposal, or the intention to make a Meta Acquisition Proposal, shall have been publicly announced by any Person (other than RTO Acquiror or any of its affiliates) and not withdrawn prior to such termination or holding of the Meta Meeting, and (B) within twelve (12) months after the later of the date of termination of this Agreement or the holding of the Meta Meeting, (1) Meta has entered into a definitive agreement with respect to or consummated a Meta Acquisition Proposal, (2) a Meta Acquisition Proposal has been publicly accepted or recommended by the Meta Board, or (3) a Meta Acquisition Proposal has been approved by or submitted for approval to the Meta Shareholders. For the purpose of this Subsection 8.3(b)(ii), the term “Meta Acquisition Proposal” shall have the meaning ascribed to such term in Section 1.1, except that references to “20%” shall be deemed to be “more than 50%”. For the avoidance of doubt, the Meta Acquisition Proposal referred to in clauses (B)(1), (B)(2) and (B)(3) of this Subsection need not be the same Meta Acquisition Proposal that was made to Meta or publicly announced prior to the termination of this Agreement or holding of the Meta Meeting.

The Termination Payment shall be made by Meta by wire transfer of same-day funds, to an account designated by RTO Acquiror, (x) in the event that this Agreement is terminated pursuant to Subsection 8.2(a)(iv)A, simultaneously with, and as a condition to the effectiveness of, such termination, (y) in the event that this Agreement is terminated pursuant to Subsection 8.2(a)(iii)B or Subsection 8.2(a)(iii)D, as soon as practicable, and in any event within two (2) Business Days of the date on which this Agreement is terminated, and (z) in the event that the Termination Payment is payable pursuant to Subsection 8.3(b)(ii), on the earliest occur of the events referred to in clauses (B)(1), (B)(2) and (B(3) of that Subsection.

RTO Acquiror hereby acknowledges that the Termination Payment to which it may become entitled to is a payment of liquidated damages which is a genuine pre-estimate of the damages which it will suffer or incur as a result of the event giving rise to such damages and the resultant non-completion of the Arrangement and the transactions contemplated by this Agreement and is not a penalty. Meta hereby irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. Upon receipt by RTO Acquiror of the Termination Payment, RTO Acquiror shall have no further Claim against Meta at law or in equity or otherwise (including injunctive relief to restrain any breach or threatened breach by Meta of any of its obligations hereunder or otherwise to obtain specific performance).

(c)	The Termination Payment shall be payable by RTO Acquiror to Meta in the event that this Agreement is terminated in the following circumstances:

(i)	pursuant to Subsection 8.2(a)(iv)B, Subsection 8.2(a)(iv)D or Subsection 8.2(a)(iii)A; or

(ii)	pursuant to Subsection 8.2(a)(ii)A, Subsection 8.2(a)(ii)D or Subsection 8.2(a)(iv)C if, in any such case, prior to the earlier of the termination of this Agreement or the holding of the RTO Acquiror Meeting, (A) an RTO Acquiror Acquisition Proposal, or the intention to make an RTO Acquiror Acquisition Proposal, shall have been publicly announced by any Person (other than Meta or any of its affiliates) and not withdrawn prior to such termination or holding of the RTO Acquiror Meeting, and (B) within twelve (12) months after the later of the date of termination of this Agreement or the holding of the RTO Acquiror Meeting, (1) RTO Acquiror has entered into a definitive agreement with respect to or consummated an RTO Acquiror Acquisition Proposal, (2) an RTO Acquiror Acquisition Proposal has been publicly accepted or recommended by the RTO Acquiror Board, or (3) an RTO Acquiror Acquisition Proposal has been approved by or submitted for approval to the RTO Acquiror Shareholders. For the purpose of this Subsection 8.3(c)(ii), the term “RTO Acquiror Acquisition Proposal” shall have the meaning ascribed to such term in Section 1.1, except that references to “20%” shall be deemed to be “more than 50%”. For the avoidance of doubt, the RTO Acquiror Acquisition Proposal referred to in clauses (B)(1), (B)(2) and (B)(3) of this Subsection need not be the same RTO Acquiror Acquisition Proposal that was made to RTO Acquiror or publicly announced prior to the termination of this Agreement or holding of the RTO Acquiror Meeting.

The Termination Payment shall be made by RTO Acquiror by wire transfer of same-day funds, to an account designated by Meta, (x) in the event that this Agreement is terminated pursuant to Subsection 8.2(a)(iii)A, simultaneously with, and as a condition to the effectiveness of, such termination, (y) in the event that this Agreement is terminated pursuant to Subsection 8.2(a)(iv)B or Subsection 8.2(a)(iv)D, as soon as practicable, and in any event within two (2) Business Days of the date on which this Agreement is terminated, and (z) in the event that the Termination Payment is payable pursuant to Subsection 8.3(c)(ii), on the earliest occur of the events referred to in clauses (B)(1), (B)(2) and (B(3) of that Subsection.

Meta hereby acknowledges that the Termination Payment to which it may become entitled to is a payment of liquidated damages which is a genuine pre-estimate of the damages which it will suffer or incur as a result of the event giving rise to such damages and the resultant non-completion of the Arrangement and the transactions contemplated by this Agreement and is not a penalty. RTO Acquiror hereby irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. Upon receipt by Meta of any Termination Payment, Meta shall have no further Claim against RTO Acquiror at law or in equity or otherwise (including injunctive relief to restrain any breach or threatened breach by RTO Acquiror of any of its obligations hereunder or otherwise to obtain specific performance).

8.4	Amendment

Subject to the provisions of the Interim Order and Final Order, the Plan of Arrangement and applicable Law, this Agreement and the Plan of Arrangement may, at any time and from time to time prior to the Effective Time, be amended only by mutual written agreement of RTO Acquiror and Meta, and any such amendment may without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and

(d)	waive compliance with or modify any mutual conditions precedent herein contained.

Notwithstanding the foregoing, after each of the Meta Securityholder Approval and the RTO Acquiror Shareholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the Meta Shareholders or the RTO Shareholders without such further approval or adoption.

8.5	Waiver

Any Party may (a) extend the time for the performance of any of the obligations or acts of the other Party, (b) waive compliance, except as provided herein, with any of the other Party’s agreements or the fulfilment of any conditions to its own obligations contained herein, or (c) waive inaccuracies in any of the other Party’s representations or warranties contained herein or in any document delivered by the other Party, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Notwithstanding the foregoing, after each of the Meta Securityholder Approval and the RTO Acquiror Shareholder Approval has been obtained, no waiver shall be made that pursuant to applicable Law requires further approval or adoption by the Meta Shareholders or the RTO Shareholders without such further approval or adoption. No extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of the waiving Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived and shall not extend to any other matter or occurrence. No failure or delay in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

Article 9
GENERAL PROVISIONS AND MISCELLANEOUS

9.1	Privacy

Each Party shall comply with applicable privacy Laws in the course of collecting, using and disclosing Personal Information in connection with the transactions contemplated hereby (the “Transaction Personal Information”). No Party shall disclose Transaction Personal Information originally collected by any other Party to any Person other than to its advisors who are evaluating and advising on the transactions contemplated by this Agreement. If RTO Acquiror completes the transactions contemplated by this Agreement, RTO Acquiror shall not, following the Effective Date, without the consent of the individuals to whom such Transaction Personal Information relates or as permitted or required by applicable Law, use or disclose Transaction Personal Information originally collected by Meta:

(a)	for purposes other than those for which such Transaction Personal Information was collected by Meta prior to the Effective Date; and

(b)	which does not relate directly to the carrying on of the business of Meta (including carrying on the Meta Business) or to the carrying out of the purposes for which the transactions contemplated by this Agreement were implemented.

The Parties shall protect and safeguard the Transaction Personal Information against unauthorized collection, use or disclosure. RTO Acquiror shall cause its advisors to observe the terms of this Section 9.1 and to protect and safeguard all Transaction Personal Information in their possession. If this Agreement shall be terminated, each Party shall promptly deliver to the other Party all Transaction Personal Information originally collected by such other Party in its possession or in the possession of any of its advisors, including all copies, reproductions, summaries or extracts thereof, except, unless prohibited by applicable Law, for electronic backup copies made automatically in accordance with the usual backup procedures of the Party returning such Transaction Personal Information.

9.2	Notices

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given and received on the day it is delivered, provided, however, that it is delivered on a Business Day prior to 4:30 p.m. Toronto time in the place of delivery or receipt. However, if notice is delivered after 4:30 p.m. Toronto time or if such day is not a Business Day then the notice shall be deemed to have been given and received on the next Business Day. Notice shall be sufficiently given if delivered (either in person, by courier service or other personal method of delivery), or if transmitted by email to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other given in accordance with these provisions):

(a)	if to RTO Acquiror:

Torchlight Energy Resources, Inc.

5700 W. Plano Parkway, Suite 3600
Plano TX 75093

Attention:	John Brda
E-mail:	john@torchlightenergy.com

with a copy (which shall not constitute notice) to:

Stikeman Elliott LLP

Suite 1700, 666 Burrard Street

Vancouver, British Columbia V6C 2X8

Attention:	Michael G. Urbani
Email:	murbani@stikeman.com

and

1 Park Plaza, Twelfth Floor

Irvine, CA 92679

Attention:	Michael A. Hedge ; Jason C. Dreibelbis
Email:	michael.hedge@klgates.com; jason.dreibelbis@klgates.com

(b)	if to Meta:

Metamaterial Inc.

1 Research Drive
Dartmouth, Nova Scotia
B2Y 4M9

Attention:	George Palikaras
Email:	george.palikaras@metamaterial.com

with a copy (that shall not constitute notice) to:

Fasken Martineau DuMoulin LLP

333 Bay Street, Suite 2400

Toronto, Ontario M5H 2T6

Attention:	John Sabetti
Email:	jsabetti@fasken.com

Wilson Sonsini Goodrich & Rosati PC

12235 El Camino Real

San Diego, CA 92130-3002

Attention:	Martin Waters and Ethan Lutske
Email:	mwaters@wsgr.com; elutske@wsgr.com

9.3	Governing Law

This Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the Province of Ontario and the Laws of Canada applicable therein, without giving effect to any principles of conflict of Laws thereof which would result in the application of the Laws of any other jurisdiction. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario in respect of all matters arising under and in relation to this Agreement and the Arrangement. Notwithstanding the foregoing, any provisions of this Agreement with respect to US Securities Laws shall be governed by applicable US Laws, and any provisions with respect to the corporate governance, existence, good standing and authority of RTO Acquiror shall be governed by NRS.

9.4	Injunctive Relief

Subject to Subsection 8.3(b) and Subsection 8.3(c), the Parties acknowledge and agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement by a Party, the non-breaching Party will be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance, and the Parties shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at law. Subject to Subsection 8.3(b) and Subsection 8.3(c), such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the Parties.

9.5	Time of Essence

Time shall be of the essence in this Agreement.

9.6	Entire Agreement, Binding Effect and Assignment

This Agreement (including the exhibits and schedules hereto and the Meta Disclosure Letter, the RTO Acquiror Disclosure Letter and the other agreements, documents and certificates delivered pursuant to this Agreement), the Meta Voting Agreements, the RTO Acquiror Voting Agreements, and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as expressly provided herein, this Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder. This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties without the prior written consent of the other Parties.

9.7	No Liability

No director or officer of RTO Acquiror shall have any personal liability whatsoever to Meta under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of RTO Acquiror. No director or officer of Meta shall have any personal liability whatsoever to RTO Acquiror, Canco or Callco under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of Meta.

9.8	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.9	Counterparts, Execution

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement among the Parties.

IN WITNESS WHEREOF the Parties have executed this Arrangement Agreement as of the date first written above by their respective officers thereunto duly authorized.

TORCHLIGHT ENERGY RESOURCES, INC.

Per:	/s/ John A. Brda
Name: John A. Brda Title: Chief Executive Officer

2798832 ONTARIO INC.

Per:	/s/ John A. Brda
Name: John A. Brda Title: Chief Executive Officer

2798831 ONTARIO INC.

Per:	/s/ John A. Brda
Name: John A. Brda Title: Chief Executive Officer

METAMATERIAL INC.

Per:	/s/ George Palikaras
Name: George Palikaras Title: President & CEO

Schedule A
Plan of Arrangement

Article 1
INTERPRETATION

1.1	Definitions

In this Plan of Arrangement:

“affiliate” has the meaning ascribed thereto in the Securities Act (Ontario), as amended.

“Agency” means any domestic or foreign court, tribunal, federal, state, provincial or local government or governmental agency, department or authority or other regulatory authority (including the Exchange and NASDAQ) or administrative agency or commission (including the Securities Authorities and the SEC) or any elected or appointed public official.

“Ancillary Rights” means the interest of a holder of Exchangeable Shares as a beneficiary of the trust created under the Voting and Exchange Trust Agreement.

“Arrangement” means an arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations hereto made in accordance with this Plan of Arrangement and the Arrangement Agreement or made at the direction of the Court.

“Arrangement Agreement” means the arrangement agreement made as of December 14, 2020 between RTO Acquiror, Canco, Callco and Meta, as amended, supplemented and/or restated in accordance with its terms.

“Articles of Arrangement” means the articles of arrangement of Meta in respect of the Arrangement required by the OBCA to be sent to the Director after the Final Order is made, which shall be in a form and content satisfactory to the Parties, each acting reasonably.

“Automatic Exchange Right” has the meaning ascribed thereto in the Voting and Exchange Trust Agreement.

“Business Day” means a day other than a Saturday, a Sunday or any other day on which commercial banking institutions in Toronto, Ontario or Houston, Texas are authorized or required by applicable Law to be closed.

“Callco” means (i) 2798831 Ontario Inc., being a direct or indirect wholly-owned subsidiary of RTO Acquiror incorporated under the laws of the Province of Ontario or (ii) any other direct or indirect wholly-owned subsidiary of RTO Acquiror designated by RTO Acquiror from time to time after the Effective Date in replacement thereof.

“Canadian Resident” means (i) a person who is not a non-resident of Canada for the purposes of the ITA, or (ii) a partnership that is a “Canadian partnership” for purposes of the ITA.

“Canco” means 2798832 Ontario Inc., a wholly-owned subsidiary of RTO Acquiror, incorporated under the laws of the Province of Ontario that issues the Exchangeable Shares pursuant to the Arrangement.

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 183(2) of the OBCA in respect of the Articles of Arrangement.

“Change of Law” means any amendment to the ITA and other applicable provincial income tax laws that permits holders of Exchangeable Shares who are Canadian Resident, who hold their Exchangeable Shares as capital property, and who deal at arm’s length with RTO Acquiror and Canco (all for the purposes of the ITA and other applicable provincial income tax laws) to exchange their Exchangeable Shares for RTO Acquiror Shares on a basis that will not require such holders to recognize any gain or loss or any actual or deemed dividend in respect of such exchange for the purposes of the ITA or applicable provincial income tax laws.

“Change of Law Call Date” has the meaning set out in Section 5.3(a).

“Change of Law Call Purchase Price” has the meaning set out in Section 5.3(a).

“Change of Law Call Right” has the meaning set out in Section 5.3(a).

“Consideration” means the consideration to be received by Meta Shareholders pursuant to the Plan of Arrangement in respect of each Meta Share that is issued and outstanding immediately prior to the Effective Time, being either the RTO Acquiror Share Consideration or the Exchangeable Share Consideration as elected by a Meta Shareholder or as otherwise determined in accordance with Section 2.3 in respect of each Meta Share held.

“Court” means the Ontario Superior Court of Justice (Commercial List).

“CRA” means the Canada Revenue Agency.

“Current Market Price” has the meaning set out in the Exchangeable Share Provisions.

“Depositary” means the person acting as depositary under the Arrangement.

“Director” means the Director appointed pursuant to Section 278 of the OBCA.

“Dissent Rights” has the meaning set out in Section 3.1.

“Dissenting Shareholder” means a holder of Meta Shares that has duly and validly exercised Dissent Rights and who is ultimately entitled to be paid the fair value of such holder’s Meta Shares as determined in accordance with Section 3.1.

“Dividend Amount” means an amount equal to all declared and unpaid dividends on an Exchangeable Share held by a holder thereof on any dividend record date which occurred prior to the date of purchase, redemption or other acquisition of such share by Callco, Canco or RTO Acquiror from such holder.

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date.

“Election Deadline” means 4:00 p.m. (Toronto time) on the Business Day which is not less than 5 Business Days preceding the Effective Date.

“Eligible Holder” means a Meta Shareholder who is (i) a Canadian Resident, and (ii) not exempt from tax under Part I of the ITA (or, in the case of a partnership, none of the partners of which is exempt from tax under Part I of the ITA).

“Exchange” means the Canadian Securities Exchange, the Toronto Stock Exchange or such other recognized securities exchange upon which the Exchangeable Shares may be listed for trading from time to time.

“Exchange Ratio” means the number of RTO Acquiror Shares or Exchangeable Shares that a Meta Shareholder will receive at the Effective Time in exchange for each one (1) Meta Share held, determined as follows:

A = B/C

where

A = the number of RTO Acquiror Shares or Exchangeable Shares to be received in exchange for each one (1) Meta Share, rounded to three decimal places;

B = the Meta Shareholders’ proportionate share of the total pro forma number of RTO Acquiror Shares to be outstanding upon completion of the Arrangement, which for greater certainty will be equal to 75% of the total pro forma number of outstanding RTO Acquiror Shares upon completion of the Arrangement (including any RTO Acquiror Shares issued pursuant to the Pre-Closing Financing Transaction of up to US$10,000,000, which is to be proportionally dilutive to each party at 75% to Meta Shareholders and 25% to RTO Acquiror Shareholders), subject to adjustment upward for any RTO Acquiror Shares issued or issuable prior to the Effective Time that are intended to be 100% dilutive to RTO Acquiror Shareholders; and

C = the number of Meta Shares outstanding immediately prior to the Effective Time.

“Exchange Time” means the time that the steps in Sections 2.2(b), 2.2(c), 2.2(d) and 2.2(e) occur.

“Exchangeable Elected Shares” means Meta Shares (other than Meta Shares held by RTO Acquiror or an affiliate) that the holder thereof shall have elected, in accordance with Section 2.3(a) in a duly completed Letter of Transmittal and Election Form deposited with the Depositary no later than the Election Deadline, to transfer to Canco under the Arrangement for the Exchangeable Share Consideration.

“Exchangeable Share Consideration” means the consideration in the form of Exchangeable Shares, together with Ancillary Rights, elected for each Meta Share by a Meta Shareholder (other than a Dissenting Shareholder) pursuant to Section 2.3(a), which shall be that number of Exchangeable Shares equal to the Exchange Ratio for each Meta Share held immediately prior to the Effective Time.

“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which rights, privileges, restrictions and conditions shall be in substantially the form set out in Appendix I hereto.

“Exchangeable Shares” means the exchangeable shares in the capital of Canco having the rights, privileges, restrictions and conditions set forth in the Exchangeable Share Provisions.

“Final Order” means an order of the Court granted pursuant to Section 185 of the OBCA, in a form acceptable to each of RTO Acquiror and Meta, each acting reasonably, approving the Arrangement after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of RTO Acquiror and Meta, each acting reasonably) at any time prior to the Effective Date or, if appealed, as affirmed or amended (provided, however, that any such amendment is acceptable to RTO Acquiror and Meta, each acting reasonably) on appeal, unless such appeal is withdrawn, abandoned or denied.

“Governmental Entity” means (i) any multinational or supranational body or organization, nation, government, state, province, country, territory, municipality, quasi-government, administrative, judicial or regulatory authority, agency, board, body, bureau, commission, instrumentality, court or tribunal or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) thereof, any taxing authority, any ministry or department or agency of any of the foregoing, (ii) any self-regulatory organization or stock exchange, including the Exchange and NASDAQ, (iii) any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; and (iv) any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of such entities or other bodies pursuant to the foregoing.

“holder” means the holder of Meta Shares, Meta Options or Meta Warrants shown from time to time in the central securities register maintained by or on behalf of Meta in respect of such securities, as the context requires.

“including” means “including without limitation” and “includes” means “includes without limitation”.

“Interim Order” means an order of the Court in a form acceptable to each of RTO Acquiror and Meta, acting reasonably, providing for, among other things, the calling and holding of the Meta Meeting, as the same may be amended by the Court with the consent of RTO Acquiror and Meta, each acting reasonably.

“ITA” means the Income Tax Act (Canada), as amended.

“Law” means, with respect to any person, any and all applicable law (statutory, common, civil or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended.

“Letter of Transmittal and Election Form” means the letter of transmittal and election form for use by holders of Meta Shares or other securities of Meta, in the form accompanying the Meta Circular.

“Liquidation Amount” has the meaning set out in the Exchangeable Share Provisions.

“Liquidation Date” has the meaning set out in the Exchangeable Share Provisions.

“Meta” means Metamaterial Inc., a corporation governed under the OBCA.

“Meta Arrangement Resolution” means the special resolution of Meta Shareholders, Meta Optionholders, Meta Warrantholders and holders of Meta DSUs approving the Arrangement to be considered at the Meta Meeting.

“Meta Circular” means the notice of the Meta Meeting and accompanying management proxy circular, including all schedules, appendices and exhibits thereto and enclosures therewith, sent to the Meta Shareholders, as required by the Court in the Interim Order, in connection with the Meta Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Meta DSU” means a deferred share unit of Meta.

“Meta Meeting” means the special meeting of Meta Shareholders, Meta Optionholders, Meta Warrantholders and holders of Meta DSUs including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Meta Arrangement Resolution, and for any other purpose as may be set out in the Meta Circular.

“Meta Non-Canadian Subsidiaries” means Metamaterial Technologies USA, Inc. and Medical Wireless Sensing Ltd.

“Meta Optionholders” means the holders at the relevant time of Meta Options.

“Meta Options” means, at any time, options exercisable to acquire Meta Shares granted under the Option Plan which are, at such time, outstanding, whether or not vested.

“Meta Shareholders” means the holders of Meta Shares.

“Meta Shares” means issued and outstanding common shares in the capital of Meta.

“Meta Warrantholders” means the holders at the relevant time of Meta Warrants.

“Meta Warrants” means the common share purchase warrants to acquire Meta Shares which are at such time outstanding.

“NASDAQ” means the NASDAQ Capital Market.

“OBCA” means the Business Corporations Act (Ontario), as amended.

“Option Plan” means the stock option plan of Meta approved by Meta Shareholders on October 10, 2019.

“person” includes any individual, firm, partnership, limited partnership, limited liability partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, body corporate, corporation, company, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means this plan of arrangement.

“Pre-Closing Financing” has the meaning set out in the Arrangement Agreement.

“Redemption Call Purchase Price” has the meaning set out in Section 5.2(a).

“Redemption Call Right” has the meaning set out in Section 5.2(a).

“Redemption Date” has the meaning set out in the Exchangeable Share Provisions.

“RTO Acquiror” means Torchlight Energy Resources, Inc., a corporation existing under the laws of the State of Nevada.

“RTO Acquiror Note” has the meaning set out in Section 2.3(g)

“RTO Acquiror Replacement Option” means an option to acquire RTO Acquiror Shares to be issued by RTO Acquiror in consideration for the cancellation of each Meta Option.

“RTO Acquiror Share Consideration” means the consideration in the form of RTO Acquiror Shares elected or deemed to be elected for each Meta Share by a Meta Shareholder (other than a Dissenting Shareholder) pursuant to Section 2.3, which shall be that number of RTO Acquiror Shares equal to the Exchange Ratio for each Meta Share held immediately prior to the Effective Time.

“RTO Acquiror Shares” means the common stock, par value U.S.$0.01 per share, in the capital of RTO Acquiror.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Authorities” means all securities regulatory authorities, including the applicable securities commission or similar regulatory authorities in each of the provinces and territories of Canada, the SEC, the Exchange, and the NASDAQ, that are applicable to Meta or RTO Acquiror, as the case may be.

“Special Voting Share” means the special voting share in the capital of RTO Acquiror having substantially the rights, privileges, restrictions and conditions described in the Voting and Exchange Trust Agreement.

“Support Agreement” means an agreement to be made among RTO Acquiror, Callco and Canco in connection with this Plan of Arrangement substantially in the form and substance of Schedule I to the Arrangement Agreement.

“Tax Election Package” means two copies of CRA form T2057, or, if the Meta Shareholder is a partnership, two copies of CRA form T2058 and two copies of any applicable equivalent provincial or territorial election form, which forms have been duly and properly completed and executed by the Meta Shareholder in accordance with the rules contained in the ITA or the relevant provincial legislation.

“Transfer Agent” means AST Trust Company (Canada) or such other person as may from time to time be appointed by Canco as the registrar and transfer agent for the Exchangeable Shares.

“US Dollars” or “US$” means United States dollars.

“Voting and Exchange Trust Agreement” means an agreement to be made among RTO Acquiror, Canco and the Trustee (as defined in the Exchangeable Share Provisions) in connection with this Plan of Arrangement substantially in the form of Schedule J to the Arrangement Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

1.2	Headings and References

The division of this Plan of Arrangement into Sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise specified, references to Sections are to Sections of this Plan of Arrangement.

1.3	Currency

Except as expressly indicated otherwise, all sums of money referred to in this Plan of Arrangement are expressed and shall be payable in US Dollars.

1.4	Time

Time shall be of the essence in each and every matter or thing herein provided. Unless otherwise indicated, all times expressed herein are local time at Toronto, Ontario.

Article 2
THE ARRANGEMENT

2.1	Binding Effect

Subject to the terms of the Arrangement Agreement, the Arrangement will become effective at the Effective Time and shall be binding at and after the Effective Time on Meta, RTO Acquiror, Canco, Callco, the Depositary, the Trustee and all holders and beneficial holders of Meta Shares, Meta Options and Meta Warrants including Dissenting Shareholders.

2.2	The Arrangement

Commencing at the Effective Time on the Effective Date, subject to the terms and conditions of the Arrangement Agreement, the following shall occur as part of the Arrangement and shall be deemed to occur in the following order (except that the steps in Sections 2.2(b), 2.2(c), 2.2(d), 2.2(e) and 2.2(f) shall be deemed to occur simultaneously) without any further act or formality:

(a)	each Meta Share held by a Dissenting Shareholder shall be deemed to be transferred by the holder thereof, without any further act or formality on its part, free and clear of all Encumbrances, to Meta and Meta shall thereupon be obliged to pay the amount therefor determined and payable in accordance with Article 3 hereof, and the name of such holder shall be removed from the central securities register of Meta as a holder of Meta Shares and Meta shall be recorded as the registered holder of the Meta Shares so transferred and shall be deemed to be the legal owner of such Meta Shares, which Meta Shares shall thereupon be cancelled;

(b)	each Meta Option outstanding immediately prior to the Effective Time shall, without further action or formality by or on behalf of the holders thereof, be exchanged for an RTO Acquiror Replacement Option to purchase from the RTO Acquiror the number of RTO Acquiror Shares equal to the product of (A) the number of Meta Shares issuable pursuant to the exercise of the Meta Option immediately before the Effective Time, and (B) the Exchange Ratio, provided that if the foregoing would result in a fraction of an RTO Acquiror Share being issuable upon any particular exercise of RTO Acquiror Replacement Options, then the number of RTO Acquiror Shares otherwise issuable upon exercise of such RTO Acquiror Replacement Options shall be rounded down to the nearest whole number of RTO Acquiror Shares. The exercise price per RTO Acquiror Share subject to any such RTO Acquiror Replacement Option shall be an amount equal to the quotient of (A) the exercise price per Meta Share under the exchanged Meta Option immediately prior to the Effective Time, divided by (B) the Exchange Ratio. Except as set out above, all terms and conditions of an RTO Acquiror Replacement Option, including the term to expiry, conditions to and manner of exercising, will be the same as the Meta Option for which it was exchanged and any document evidencing a Meta Option shall thereafter evidence and be deemed to evidence such RTO Acquiror Replacement Option;

(c)	each Meta DSU shall, without any further action on the part of any holder thereof, be continued on the same terms and conditions as were applicable immediately prior to the Effective Time, except that, pursuant to the terms of the deferred share unit plan of Meta, the terms of the Meta DSUs share be amended so as to substitute for the Meta Shares issuable pursuant to such Meta DSUs, such number of RTO Acquiror Shares equal to (A) the number of Meta Shares issuable pursuant to the Meta DSUs immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number;

(d)	each Meta Warrant shall, without any further action on the part of any holder thereof, be continued on the same terms and conditions as were applicable immediately prior to the Effective Time, except that, pursuant to the terms of the applicable warrant certificate, the terms of the Meta Warrants shall be amended so as to (i) substitute for the Meta Shares issuable pursuant to the exercise of such Meta Warrants such number of RTO Acquiror Shares equal to (A) the number of Meta Shares issuable pursuant to the exercise of such Meta Warrants immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number; and (ii) adjust the exercise price per RTO Acquiror Share issuable pursuant to the exercise of any such Meta Warrant following the Effective Time to be an amount equal to the quotient of (A) the exercise price per Meta Share under the Meta Warrant immediately prior to the Effective Time divided by (B) the Exchange Ratio;

(e)	each issued and outstanding Meta Share (other than Exchangeable Elected Shares and other than Meta Shares held by RTO Acquiror or an affiliate thereof or Dissenting Shareholders) held by a Meta Shareholder shall be transferred by the holder thereof, without any further act or formality on its part, free and clear of all Encumbrances, to Canco in exchange for RTO Acquiror Share Consideration in accordance with the election or deemed election of such Meta Shareholder pursuant to Section 2.3;

(f)	each Exchangeable Elected Share shall be transferred by the holder thereof, without any further act or formality on its part, free and clear of all Encumbrances, to Canco in exchange for Exchangeable Share Consideration in accordance with the election of such Meta Shareholder pursuant to Section 2.3; and

(g)	RTO Acquiror, Canco and Callco shall execute the Support Agreement and RTO Acquiror, Canco and the Transfer Agent shall execute the Voting and Exchange Trust Agreement and RTO Acquiror shall issue to and deposit with the Transfer Agent the Special Voting Share in consideration of the payment to RTO Acquiror by Meta on behalf of the Meta Shareholders of one dollar ($1.00), to be thereafter held of record by the Transfer Agent as trustee for and on behalf of, and for the use and benefit of, the holders of the Exchangeable Shares in accordance with the Voting and Exchange Trust Agreement. All rights of holders of Exchangeable Shares under the Voting and Exchange Trust Agreement shall be received by them as part of the property receivable by them under Section 2.2(c) in exchange for the Exchangeable Elected Shares for which they were exchanged.

2.3	Consideration Elections

With respect to the exchange of securities effected pursuant to Sections 2.2(b) and 2.2(c):

(a)	Meta Shareholders who are Eligible Holders may elect to (i) receive in respect of any or all of their Meta Shares, the Exchangeable Share Consideration and (ii) receive in respect of the balance of their Meta Shares, if any, the RTO Acquiror Share Consideration;

(b)	the election provided for in Section 2.3(a) shall be made by a Meta Shareholder depositing with the Depositary, prior to the Election Deadline, a duly completed Letter of Transmittal and Election Form indicating such Meta Shareholder’s election, together with certificates representing such holder’s Meta Shares, if any;

(c)	any Meta Shareholder who does not deposit with the Depositary a duly completed Letter of Transmittal and Election Form prior to the Election Deadline, or otherwise fails to comply with the requirements of Section 2.3(b) and the Letter of Transmittal and Election Form in respect of any such Meta Shareholder’s Meta Shares, shall be deemed to have elected to receive the RTO Acquiror Share Consideration; and

(d)	any Letter of Transmittal and Election Form, once deposited with the Depositary, shall be irrevocable and may not be withdrawn by a Meta Shareholder.

2.4	Income Tax Elections

Meta Shareholders who are Eligible Holders who are entitled to receive Exchangeable Shares under the Arrangement shall be entitled to make an income tax election pursuant to subsection 85(1) of the ITA or, if the person is a partnership, subsection 85(2) of the ITA (and in each case, where applicable, the analogous provisions of provincial income tax Law) with respect to the transfer of their Meta Shares to Canco by providing the Tax Election Package to the Depositary within 90 days following the Effective Date, duly completed with the details of the number of Meta Shares transferred and the applicable agreed amounts (which cannot be less than the fair market value of the Ancillary Rights at the Exchange Time). Thereafter, subject to the Tax Election Package being correct and complete and complying with the provisions of the ITA (or applicable provincial income or corporate tax Law), the relevant forms will be signed by Canco and returned to such persons within 90 days after the receipt thereof by the Depositary for filing with the CRA (or the applicable provincial taxing Agency). Canco will not be responsible for the proper or accurate completion of the Tax Election Package or to check or verify the content of any election form and, except for Canco’s obligation to return duly completed Tax Election Packages which are received by the Depositary within 90 days of the Effective Date, within 90 days after the receipt thereof by the Depositary, Canco will not be responsible for any taxes, interest or penalties or any other costs or damages resulting from the failure by a Meta Shareholder to properly and accurately complete or file the necessary election forms in the form and manner and within the time prescribed by the ITA (or any applicable provincial legislation). In its sole discretion, Canco may choose to sign and return Tax Election Packages received more than 90 days following the Effective Date, but Canco will have no obligation to do so.

2.5	Share Registers

Every Meta Shareholder from whom a Meta Share is transferred and acquired pursuant to the Arrangement shall be removed from the register of holders of Meta Shares at the Effective Time and shall cease to have any rights in respect of such Meta Shares, and Canco shall become the holder of such Meta Shares and shall be added to that register at the Effective Time and shall be entitled as of that time to all of the rights and privileges attached to the Meta Shares. Every Meta Shareholder who acquires Exchangeable Shares and/or RTO Acquiror Shares pursuant to the Arrangement shall be added to the register of holders of Exchangeable Shares and/or RTO Acquiror Shares, as applicable, and shall be entitled as of the Effective Time to all of the rights and privileges attached to the Exchangeable Shares and/or RTO Acquiror Shares, as the case may be.

2.6	Adjustments to Consideration

The consideration to be paid pursuant to Sections 2.2(b), 2.2(c), 2.2(d) and 2.2(e) shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into RTO Acquiror Shares or Meta Shares, other than stock dividends paid in lieu of ordinary course dividends), reorganization, recapitalization or other like change with respect to RTO Acquiror Shares or Meta Shares occurring after the date of the Arrangement Agreement and prior to the Effective Time.

Article 3
DISSENT RIGHTS

3.1	Rights of Dissent

Holders of Meta Shares may exercise rights of dissent with respect to those Meta Shares pursuant to, and (except as expressly indicated to the contrary in this Section 3.1), in the manner set forth in, Section 185 of the OBCA and this Section 3.1 in connection with the Arrangement (the “Dissent Rights”); provided that, notwithstanding Section 185(6) of the OBCA, the written objection to the resolution approving the Arrangement referred to in Section 185(6) of the OBCA must be received by Meta not later than 5:00 p.m. (Toronto time) on the second Business Day before the Meta Meeting; and provided further that, notwithstanding the provisions of Section 185 of the OBCA, Meta Shareholders who duly exercise Dissent Rights and who have not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights and who:

(a)	ultimately are determined to be entitled to be paid fair value for their Meta Shares, which fair value, notwithstanding anything to the contrary contained in Section 185 of the OBCA, shall be determined as of the Exchange Time, shall be deemed to have transferred those Meta Shares as of the Exchange Time at the fair value of the Meta Shares determined as of the Exchange Time in accordance with Section 2.2(a), without any further act or formality and free and clear of all Encumbrances, to Meta and shall not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holder not exercised their Dissent Rights in respect of such Meta Shares; or

(b)	ultimately are determined not to be entitled, for any reason, to be paid fair value for their Meta Shares, shall be deemed to have participated in the Arrangement on the same basis as a holder of Meta Shares who has not exercised Dissent Rights and shall be deemed to have elected to receive, and shall receive, the consideration provided in Section 2.3(c), but in no case shall Meta, RTO Acquiror, Canco, the Depositary or any other person be required to recognize any such holder as a holder of Meta Shares after the Exchange Time, and the names of each such holder shall be deleted from the register of holders of Meta Shares at the Exchange Time.

Article 4
SHARE DEPOSIT AND FRACTIONAL SHARES

4.1	Share Deposit

Prior to the Exchange Time, Canco shall deposit or cause to be deposited with the Depositary, for the benefit of the holders of Meta Shares, the aggregate number of whole Exchangeable Shares and the aggregate number of whole RTO Acquiror Shares issuable to holders of Meta Shares in accordance with Section 2.2(b) and Section 2.2(c) under this Plan of Arrangement. Upon surrender to the Depositary by a holder of Meta Shares of a duly completed Letter of Transmittal and Election Form and such other documents and instruments as the Depositary may reasonably require along with the certificate or certificates, if any, representing such Meta Shares to be exchanged under the Arrangement for cancellation, such holder of Meta Shares shall be entitled to receive, and promptly after the Exchange Time the Depositary shall deliver to such person, written evidence of the book entry issuance in uncertificated form to, or certificates registered in the name of, such person representing that number of Exchangeable Shares and/or RTO Acquiror Shares which such person is entitled to receive in accordance with Section 2.2(b) and Section 2.2(c) less any amounts withheld pursuant to Section 4.5, and any certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of such Meta Shares which was not registered in the transfer records of Meta, written evidence of the book entry issuance of, or certificates representing, the number of Exchangeable Shares and/or RTO Acquiror Shares issuable to the registered holder may be registered in the name of and issued to the transferee if the certificate representing such Meta Shares is presented to the Depositary, accompanied by a duly completed Letter of Transmittal and Election Form and all documents required to evidence and effect such transfer. Without limiting the provisions of Section 2.5, until surrendered as contemplated by this Section 4.1, each certificate which immediately prior to the Exchange Time represented one or more outstanding Meta Shares that, under the Arrangement, were exchanged pursuant to Section 2.2(b) or Section 2.2(c), shall be deemed at all times after the Exchange Time to represent only the right to receive upon such surrender (i) the Consideration to which the holder thereof is entitled under the Arrangement, or as to a certificate held by a Dissenting Shareholder (other than a shareholder who exercised Dissent Rights who is deemed to have participated in the Arrangement pursuant to Section 3.1(b)), to receive the fair value of the Meta Shares represented by such certificate, and (ii) any dividends or distributions with a record date after the Exchange Time theretofore paid or payable with respect to any Exchangeable Shares or RTO Acquiror Shares issued in exchange therefor as contemplated by Section 4.2, in each case less any amounts withheld pursuant to Section 4.6.

4.2	Distributions with Respect to Unsurrendered Certificates

No dividends or other distributions paid, declared or made with respect to Exchangeable Shares or RTO Acquiror Shares, in each case with a record date after the Exchange Time, shall be paid to the holder of any unsurrendered certificate which immediately prior to the Exchange Time represented outstanding Meta Shares, unless and until such person shall have surrendered its certificates representing Meta Shares in accordance with the provisions of Section 4.1. Subject to applicable Law, at the time such person shall have surrendered its certificates representing Meta Shares in accordance with the provisions of Section 4.1, there shall be paid to such person, without interest (i) the amount of dividends or other distributions with a record date after the Exchange Time theretofore paid with respect to the Exchangeable Share or the RTO Acquiror Share, as the case may be, to which such person is entitled pursuant hereto, and (ii) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Exchange Time but prior to the date of surrender of certificates representing Meta Shares by such person in accordance with the provisions of Section 4.1 and a payment date subsequent to the date of such compliance and payable with respect to such Exchangeable Shares or RTO Acquiror Shares, as the case may be.

4.3	No Fractional Shares

No fractional Exchangeable Shares or fractional RTO Acquiror Shares shall be issued upon compliance with the provisions of Section 4.1 and no dividend, stock split or other change in the capital structure of Canco or RTO Acquiror shall relate to any such fractional security and such fractional interests shall not entitle the owner thereof to exercise any rights as a security holder of Canco or RTO Acquiror. Where the aggregate number of RTO Acquiror Shares or Exchangeable Shares to be issued to a Meta Shareholder as consideration under the Arrangement would result in a fraction of a RTO Acquiror Share or an Exchangeable Share being issuable, the number of RTO Acquiror Shares or Exchangeable Shares, as the case may be to be received by such Meta Shareholder shall be rounded down to the nearest whole RTO Acquiror Share or Exchangeable Share, as the case may be.

4.4	Lost Certificates

In the event any certificate which immediately prior to the Exchange Time represented one or more outstanding Meta Shares that were exchanged pursuant to Section 2.2 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, any Exchangeable Shares or RTO Acquiror Shares (and any dividends or distributions with respect thereto) deliverable in accordance with Section 2.2 and such holder’s Letter of Transmittal and Election Form. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the person to whom Exchangeable Shares or RTO Acquiror Shares (and any dividends or distributions with respect thereto) are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to Meta, and RTO Acquiror and its transfer agent (each acting reasonably) in such amount as RTO Acquiror may direct or otherwise indemnify Meta, Canco and RTO Acquiror in a manner satisfactory to Meta, Canco and RTO Acquiror against any claim that may be made against Meta, Canco or RTO Acquiror with respect to the certificate alleged to have been lost, stolen or destroyed.

4.5	Extinction of Rights

Any certificate which immediately prior to the Exchange Time represented outstanding Meta Shares that were exchanged pursuant to Section 2.2 that is not deposited with all other instruments required by Section 4.1 on or prior to the date of the notice referred to in Section 5(2) of the Exchangeable Share Provisions shall cease to represent a claim or interest of any kind or nature as a securityholder of Canco or RTO Acquiror. On such date, the Exchangeable Shares and/or RTO Acquiror Shares to which the former holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered for no consideration to Canco. None of RTO Acquiror, Meta, Canco, Callco or the Depositary shall be liable to any person in respect of any cash or property delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

4.6	Withholding Rights

Meta, Canco, Callco, RTO Acquiror and the Depositary shall be entitled to deduct and withhold from any dividend, price or consideration otherwise payable to any holder of Meta Shares, RTO Acquiror Shares or Exchangeable Shares such amounts as Meta, Canco, Callco, RTO Acquiror or the Depositary is required to deduct and withhold with respect to such payment under the ITA, United States tax laws or any other applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the securities in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing Agency. Meta, Canco, Callco, RTO Acquiror and the Depositary are hereby authorized to sell or otherwise dispose of such other portion of the consideration as is necessary to provide sufficient funds to Meta, Canco, Callco, RTO Acquiror and the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and Meta, Canco, Callco, RTO Acquiror and the Depositary shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

4.7	Paramountcy

From and after the Effective Time: (i) this Plan of Arrangement shall take precedence and priority over any and all Meta Shares issued prior to the Effective Time; (ii) the rights and obligations of the registered holders of Meta Shares (other than RTO Acquiror, Canco or any of their respective affiliates), and of Meta, RTO Acquiror, Canco, the Depositary and any transfer agent or other depositary in relation thereto, shall be solely as provided for in this Plan of Arrangement and the Arrangement Agreement; and (iii) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Meta Shares shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

Article 5
RIGHTS OF RTO ACQUIROR AND CALLCO TO ACQUIRE EXCHANGEABLE SHARES

5.1	Liquidation Call Right

In addition to the rights contained in the Exchangeable Share Provisions, RTO Acquiror and Callco shall have the following rights in respect of the Exchangeable Shares:

(a)	Subject to the proviso in Section 5.1(b) that Callco shall only be entitled to exercise the Liquidation Call Right with respect to those Exchangeable Shares, if any, in respect of which RTO Acquiror has not exercised the Liquidation Call Right, RTO Acquiror and Callco shall each have the overriding right (the “Liquidation Call Right”), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of Canco or any other distribution of the assets of Canco among its shareholders for the purpose of winding up its affairs, pursuant to Section 5 of the Exchangeable Share Provisions, and subject to the sale and purchase contemplated by the Automatic Exchange Right, to purchase from all but not less than all of the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is RTO Acquiror or any of its affiliates) on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by RTO Acquiror or Callco, as the case may be, to each such holder of an amount per share (the “Liquidation Call Purchase Price”) equal to the Current Market Price of RTO Acquiror Shares on the last Business Day prior to the Liquidation Date plus the Dividend Amount, which shall be satisfied in full by RTO Acquiror or Callco, as the case may be, delivering or causing to be delivered to such holder one RTO Acquiror Share plus any Dividend Amount in accordance with Section 5.1(c). In the event of the exercise of the Liquidation Call Right by RTO Acquiror or Callco, as the case may be, each such holder of Exchangeable Shares (other than RTO Acquiror and its affiliates) shall be obligated to sell all of the Exchangeable Shares held by the holder to RTO Acquiror or Callco, as the case may be, on the Liquidation Date upon payment by RTO Acquiror or Callco, as the case may be, to such holder of the Liquidation Call Purchase Price for each such share, and Canco shall have no obligation to pay any Liquidation Amount to the holders of such shares so purchased.

(b)	Callco shall only be entitled to exercise the Liquidation Call Right with respect to those Exchangeable Shares, if any, in respect of which RTO Acquiror has not exercised the Liquidation Call Right. To exercise the Liquidation Call Right, RTO Acquiror or Callco must notify the Transfer Agent, as agent for the holders of the Exchangeable Shares, and Canco of its intention to exercise such right at least 45 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up of Canco or any other voluntary distribution of the assets of Canco among its shareholders for the purpose of winding up its affairs, at least 30 days before the Liquidation Date and at least 30 days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding-up of Canco or any other involuntary distribution of the assets of Canco among its shareholders for the purpose of winding up its affairs. The RTO Acquiror will or will cause the Transfer Agent to notify the holders of the Exchangeable Shares as to whether or not RTO Acquiror and/or Callco has exercised the Liquidation Call Right forthwith after the expiry of the period during which RTO Acquiror or Callco may exercise the Liquidation Call Right. If RTO Acquiror and/or Callco exercises the Liquidation Call Right, then on the Liquidation Date, RTO Acquiror and/or Callco, as the case may be, will purchase and the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is RTO Acquiror or any of its affiliates) will sell, all of the Exchangeable Shares held by such holders on such date for a price per share equal to the Liquidation Call Purchase Price which shall be satisfied in full by RTO Acquiror or Callco, as the case may be, delivering or causing to be delivered to such holder one RTO Acquiror Share plus any Dividend Amount.

(c)	For the purposes of completing the purchase and sale of the Exchangeable Shares pursuant to exercise of the Liquidation Call Right, RTO Acquiror or Callco, as the case may be, shall deposit or cause to be deposited with the Transfer Agent, on or before the Liquidation Date, the aggregate number of RTO Acquiror Shares required to be delivered or caused to be delivered pursuant to Section 5.1(a) and a cheque or cheques payable at par at any branch of the bankers of the applicable entity representing the aggregate Dividend Amount, if any, in payment of the total Liquidation Call Purchase Price, less any amounts withheld pursuant to Section 4.5. Provided that such consideration has been so deposited with the Transfer Agent, the holders of the Exchangeable Shares (other than RTO Acquiror and its affiliates) shall cease to be holders of the Exchangeable Shares on and after the Liquidation Date and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement), other than the right to receive their proportionate part of the aggregate Liquidation Call Purchase Price without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the RTO Acquiror Shares which such holder is entitled to receive. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and articles of Canco and such additional documents, instruments and payments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of RTO Acquiror or Callco, as applicable, shall transfer to such holder, the RTO Acquiror Shares to which such holder is entitled and as soon as reasonably practicable thereafter the Transfer Agent shall deliver to such holder written evidence of the book entry issuance in uncertificated form of the RTO Acquiror Shares to which the holder is entitled and a cheque or cheques of RTO Acquiror or Callco, as applicable, payable at par at any branch of the bankers of RTO Acquiror or Callco, respectively, representing the Dividend Amount, if any, and when received by the Transfer Agent, all dividends and other distributions with respect to such RTO Acquiror Shares with a record date after the Liquidation Date and before the date of the transfer of such RTO Acquiror Shares to such holder, less any amounts withheld pursuant to Section 4.6. If neither RTO Acquiror or Callco exercises the Liquidation Call Right in the manner described above, on the Liquidation Date, the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Liquidation Amount otherwise payable by Canco in connection with the liquidation, dissolution or winding-up of Canco or any distribution of the assets of Canco among its shareholders for the purpose of winding up its affairs pursuant to Section 5 of the Exchangeable Share Provisions.

5.2	Redemption Call Right

In addition to the rights contained in the Exchangeable Share Provisions, RTO Acquiror and Callco shall have the following rights in respect of the Exchangeable Shares:

(a)	Subject to the proviso in Section 5.2(b) that Callco shall only be entitled to exercise the Redemption Call Right with respect to those Exchangeable Shares, if any, in respect of which RTO Acquiror has not exercised the Redemption Call Right, and notwithstanding the proposed redemption of the Exchangeable Shares by Canco pursuant to Section 7 of the Exchangeable Share Provisions, RTO Acquiror and Callco shall each have the overriding right (the “Redemption Call Right”) to purchase from all but not less than all of the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is RTO Acquiror or any of its affiliates) on the Redemption Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by RTO Acquiror or Callco, as the case may be, to each such holder an amount per Exchangeable Share (the “Redemption Call Purchase Price”) equal to the Current Market Price of an RTO Acquiror on the last Business Day prior to the Redemption Date plus the Dividend Amount, which shall be satisfied in full by RTO Acquiror or Callco, as applicable, delivering or causing to be delivered to such holder one RTO Acquiror Share plus any Dividend Amount in accordance with Section 5.2(c). In the event of the exercise of the Redemption Call Right by RTO Acquiror or Callco, as the case may be, each such holder of Exchangeable Shares shall be obligated to sell all of the Exchangeable Shares held by the holder to RTO Acquiror or Callco, as the case may be, on the Redemption Date upon payment by RTO Acquiror or Callco, as the case may be, to such holder of the Redemption Call Purchase Price for each such share, and Canco shall have no obligation to redeem, or to pay any Dividend Amount in respect of, such shares so purchased.

(b)	Callco shall only be entitled to exercise the Redemption Call Right with respect to those Exchangeable Shares, if any, in respect of which RTO Acquiror has not exercised the Redemption Call Right. To exercise the Redemption Call Right, RTO Acquiror or Callco must notify the Transfer Agent, as agent for the holders of the Exchangeable Shares, and Canco of its intention to exercise such right (i) in the case of a redemption occurring as a result of a RTO Acquiror Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event (each as defined in the Exchangeable Share Provisions), on or before the Redemption Date, and (ii) in any other case, at least 30 days before the Redemption Date. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether or not RTO Acquiror and/or Callco has exercised the Redemption Call Right forthwith after the expiry of the period during which RTO Acquiror or Callco may exercise the Redemption Call Right. If RTO Acquiror and/or Callco exercises the Redemption Call Right, RTO Acquiror and/or Callco, as the case may be, will purchase and the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is RTO Acquiror or any of its affiliates) will sell, on the Redemption Date, all of the Exchangeable Shares held by such holders on such date for a price per share equal to the Redemption Call Purchase Price which shall be satisfied in full by RTO Acquiror or Callco delivering or causing to be delivered to each such holder one RTO Acquiror Share plus any Dividend Amount.

(c)	For the purposes of completing the purchase and sale of the Exchangeable Shares pursuant to the exercise of the Redemption Call Right, RTO Acquiror and/or Callco, as the case may be, shall deposit or cause to be deposited with the Transfer Agent, on or before the Redemption Date, an aggregate number of RTO Acquiror Shares and a cheque or cheques payable at par at any branch of the bankers of RTO Acquiror or Callco, as applicable, representing the aggregate Dividend Amount, if any, in payment of the aggregate Redemption Call Purchase Price less any amounts withheld pursuant to Section 4.5. Provided that RTO Acquiror or Callco, as applicable, has complied with the immediately preceding sentence, the holders of the Exchangeable Shares (other than RTO Acquiror and its affiliates) shall cease to be holders of the Exchangeable Shares on and after the Redemption Date and, from and after such date, shall not be entitled to exercise any of the rights of holders in respect thereof (including, without limitation, any rights under the Voting and Exchange Trust Agreement) other than the right to receive their proportionate part of the aggregate Redemption Call Purchase Price, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Redemption Date be considered and deemed for all purposes to be the holder of the RTO Acquiror Shares which such holder is entitled to receive. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and articles of Canco and such additional documents, instruments and payments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of RTO Acquiror or Callco, as the case may be, shall transfer to such holder, the RTO Acquiror Shares to which such holder is entitled and as soon as reasonably practicable thereafter the Transfer Agent shall deliver to such holder of the RTO Acquiror Shares to which the holder is entitled and a cheque or cheques of RTO Acquiror or Callco, as the case may be, payable at par at any branch of the bankers of RTO Acquiror or Callco, respectively, representing the Dividend Amount, if any, and when received by the Transfer Agent, all dividends and other distributions with respect to such RTO Acquiror Shares with a record date after the Redemption Date and before the date of the transfer of such RTO Acquiror Shares to such holder, less any amounts withheld pursuant to Section 4.6. If Callco does not exercise the Redemption Call Right in the manner described above, on the Redemption Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the redemption price otherwise payable by Canco in connection with the redemption of the Exchangeable Shares pursuant to Article 7 of the Exchangeable Share Provisions.

5.3	Change of Law Call Right

In addition to the rights contained in the Exchangeable Share Provisions, RTO Acquiror and Callco shall have the following rights in respect of the Exchangeable Shares:

(a)	Subject to the proviso in Section 5.3(b) that Callco shall only be entitled to exercise the Change of Law Call Right with respect to those Exchangeable Shares, if any, in respect of which RTO Acquiror has not exercised the Change of Law Call Right, RTO Acquiror and Callco shall each have the overriding right (the “Change of Law Call Right”), in the event of a Change of Law, to purchase from all but not less than all of the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is RTO Acquiror or any of its affiliates) on the Change of Law Call Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by RTO Acquiror or Callco, as the case may be, of an amount per share (the “Change of Law Call Purchase Price”) equal to the Current Market Price of RTO Acquiror Shares on the last Business Day prior to the Change of Law Call Date plus the Dividend Amount, which shall be satisfied in full by RTO Acquiror or Callco, as the case may be, delivering or causing to be delivered to such holder one RTO Acquiror Share plus any Dividend Amount. In the event of the exercise of the Change of Law Call Right by RTO Acquiror or Callco, each holder of Exchangeable Shares shall be obligated to sell all the Exchangeable Shares held by such holder to RTO Acquiror or Callco, as the case may be, on the Change of Law Call Date upon payment by RTO Acquiror or Callco, as the case may be, to such holder of the Change of Law Call Purchase Price for each such Exchangeable Share.

(b)	Callco shall only be entitled to exercise the Change of Law Call Right with respect to those Exchangeable Shares, if any, in respect of which RTO Acquiror has not exercised the Change of Law Call Right. To exercise the Change of Law Call Right, RTO Acquiror or Callco must notify the Transfer Agent of its intention to exercise such right at least 30 days before the date on which RTO Acquiror or Callco intends to acquire the Exchangeable Shares (the “Change of Law Call Date”). If RTO Acquiror or Callco exercises the Change of Law Call Right, then, on the Change of Law Call Date, RTO Acquiror or Callco, as the case may be, will purchase and the holders of Exchangeable Shares will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Change of Law Call Purchase Price, which shall be satisfied in full by RTO Acquiror or Callco, as the case may be, delivering or causing to be delivered to such holder one RTO Acquiror Share plus any Dividend Amount.

(c)	For the purposes of completing the purchase and sale of the Exchangeable Shares pursuant to the exercise of the Change of Law Call Right, RTO Acquiror or Callco, as the case may be, shall deposit or cause to be deposited with the Transfer Agent, on or before the Change of Law Call Date, the aggregate number of RTO Acquiror Shares which RTO Acquiror or Callco, as the case may be, shall deliver or cause to be delivered pursuant to Section 5.4(a) and a cheque or cheques of RTO Acquiror or Callco, as the case may be, payable at par at any branch of the bankers of RTO Acquiror or Callco representing the aggregate Dividend Amount, if any, in payment of the aggregate Redemption Call Purchase Price, in each case less any amounts withheld pursuant to Section 4.6. Provided that RTO Acquiror or Callco has complied with the immediately preceding sentence, on and after the Change of Law Call Date the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement), other than the right to receive their proportionate part of the total Change of Law Purchase Price payable by RTO Acquiror or Callco, as the case may be, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Change of Law Call Date be considered and deemed for all purposes to be the holder of RTO Acquiror Shares to which such holder is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and articles of Canco and such additional documents, instruments and payments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of RTO Acquiror or Callco, as the case may be, shall transfer to such holder, the RTO Acquiror Shares to which such holder is entitled and as soon as reasonably practicable thereafter the Transfer Agent shall deliver to such holder written evidence of the book entry issuance in uncertificated form of the RTO Acquiror Shares to which the holder is entitled and a cheque or cheques of RTO Acquiror or Callco, as the case may be, payable at par at any branch of the bankers of RTO Acquiror or Callco, as the case may be, representing the Dividend Amount, if any, and when received by the Transfer Agent, all dividends and other distributions with respect to such RTO Acquiror Shares with a record date after the Redemption Date and before the date of the transfer of such RTO Acquiror Shares to such holder, less any amounts withheld pursuant to Section 4.5.

Article 6
AMENDMENT

6.1	Plan of Arrangement Amendment

(a)	With the prior written consent of RTO Acquiror, not to be unreasonably withheld, Meta may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time, provided that any such amendment, modification and/or supplement must be contained in a written document that is filed with the Court and, if made after the Meta Meeting, approved by the Court and communicated to Meta Shareholders, Meta Optionholders and Meta Warrantholders if and as required by the Court.

(b)	With the prior written consent of RTO Acquiror, not to be unreasonably withheld, any amendment, modification or supplement to this Plan of Arrangement may be proposed by Meta at any time before or at the Meta Meeting with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Meta Meeting in the manner required under the Interim Order, shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Meta Meeting shall be effective only if (i) it is consented to in writing by Meta and RTO Acquiror and, (ii) if required by the Court, it is consented to by Meta Shareholders, Meta Optionholders and/or Meta Warrantholders voting in the manner directed by the Court.

(d)	With the prior written consent of RTO Acquiror, not to be unreasonably withheld, any amendment, modification or supplement to this Plan of Arrangement may be made prior to the Effective Date by Meta and without the approval of the Court, Meta Shareholders, Meta Optionholders or Meta Warrantholders, provided that it concerns a matter which, in the reasonable opinion of Meta, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the financial or economic interests of any Meta Shareholder, Meta Optionholder or Meta Warrantholder.

(e)	This Plan of Arrangement may be withdrawn prior to the Exchange Time in accordance with the Arrangement Agreement.

Article 7
FURTHER ASSURANCES

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of Meta, RTO Acquiror, Callco and Canco shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them to document or evidence any of the transactions or events set out in this Plan of Arrangement.

Article 8
NOTICE

Any notice to be given by RTO Acquiror or Canco to Meta Shareholders, Meta Optionholders or Meta Warrantholders pursuant to the Arrangement will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to registered Meta Shareholders, Meta Optionholders or Meta Warrantholders, as the case may be, at their addresses as shown on the applicable register of such holders maintained by Meta and will be deemed to have been received on the first day following the date of mailing which is a Business Day.

The provisions of this Plan of Arrangement, the Arrangement Agreement and the Letter of Transmittal and Election Form apply notwithstanding any accidental omission to give notice to any one or more Meta Shareholders, Meta Optionholders or Meta Warrantholders and notwithstanding any interruption of mail services in Canada, the United States or elsewhere following mailing. In the event of any interruption of mail service following mailing, RTO Acquiror intends to make reasonable efforts to disseminate any notice by other means, such as dissemination by press release.

Notwithstanding the provisions of the Arrangement Agreement, this Plan of Arrangement and the Letter of Transmittal and Election Form, certificates, if any, for RTO Acquiror Shares and Exchangeable Shares issuable, pursuant to the Arrangement need not be mailed if RTO Acquiror determines that delivery thereof by mail may be delayed. Persons entitled to cheques and certificates which are not mailed for the foregoing reason may take delivery thereof at the office of the Transfer Agent in respect of which the certificates being issued were deposited, upon application to the Transfer Agent, until such time as RTO Acquiror has determined that delivery by mail will no longer be delayed. Notwithstanding the provisions of the Arrangement Agreement, this Plan of Arrangement and the Letter of Transmittal and Election Form, the deposit of cheques and certificates with the Transfer Agent in such circumstances will constitute delivery to the persons entitled thereto and the RTO Acquiror Shares will be deemed to have been paid for immediately upon such deposit.

Appendix I
TO THE PLAN OF ARRANGEMENT PROVISIONS
ATTACHING TO THE EXCHANGEABLE SHARES

Schedule B
Meta Arrangement Resolution

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1)	the arrangement (the “Arrangement”) under Section 182 of the Business Corporations Act (Ontario) (the “OBCA”) involving Torchlight Energy Resources, Inc. (“Purchaser”) and Metamaterial Inc. (“Meta”), as more particularly described and set forth in the management proxy circular of Meta (the “Circular”) dated ________, 2020 accompanying the notice of this meeting (as the Arrangement may be, or may have been, modified, amended or supplemented in accordance with the definitive arrangement agreement (as it may be amended, the “Arrangement Agreement”) made as of December 14, 2020 between Purchaser and Meta) is hereby authorized, approved and adopted;

2)	the plan of arrangement of Meta (as may be, or may have been, modified, amended or supplemented in accordance with its terms and the terms of the Arrangement Agreement as the “Plan of Arrangement”) implementing the Arrangement, the full text of which is set out in Appendix “B” to the Circular, is hereby authorized, approved and adopted;

3)	the (i) Arrangement Agreement and related transactions, (ii) actions of the directors of Meta in approving the Arrangement Agreement, and (iii) actions of the directors and officers of Meta in executing and delivering the Arrangement Agreement, and any amendments, modifications or supplements thereto, are hereby ratified and approved;

4)	Meta be and is hereby authorized to apply for a final order from the Ontario Superior Court of Justice (Commercial List) (the “Court”) to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be modified, amended or supplemented as described in the Circular);

5)	notwithstanding that this resolution has been passed (and the Arrangement approved) by the shareholders of Meta or that the Arrangement has been approved by the Court, the directors of Meta are hereby authorized and empowered, without further notice to, or approval of, the shareholders of Meta to (i) modify, amend or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the terms of the Arrangement Agreement or the Plan of Arrangement; and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and related transactions;

6)	any director or officer of Meta is hereby authorized and directed for and on behalf of Meta to execute, whether under corporate seal of Meta or otherwise, and to deliver for filing with the Director under the OBCA articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents;

7)	Meta be and is hereby authorized to apply for the delisting of its common shares from the Canadian Securities Exchange (the “Delisting”) in connection with the transactions contemplated in the Arrangement Agreement; and

8)	any one director or officer of Meta is hereby authorized and directed, for and on behalf and in the name of Meta, to execute or cause to be executed and to deliver or cause to be delivered, whether under corporate seal of Meta or otherwise, all such agreements, forms, waivers, notices, certificate, confirmations and other documents and instruments, and to perform or cause to be performed all such other acts and things, as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions and the matters authorized thereby, the Arrangement Agreement, completion of the Plan of Arrangement, and the Delisting, including:

B-2

a.	all actions required to be taken by or on behalf of Meta, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and

b.	the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by Meta;

such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

Schedule C
Representations and Warranties of Meta

Meta represents and warrants to and in favour of RTO Acquiror as follows, and acknowledges that RTO Acquiror is relying upon such representations and warranties in connection with the completion of the transactions contemplated herein:

(a)	Schedule C(a) of the Meta Disclosure Letter sets forth the name and jurisdiction of incorporation and the directors and officers of Meta and each of its subsidiaries (in this Schedule C, the “Meta Subsidiaries”). Each of Meta and the Meta Subsidiaries (i) has been duly incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation and is up-to-date in respect of all material corporate filings; (ii) has all requisite corporate or other organization, as applicable power and authority to carry on its business as now conducted and to own or lease and operate its assets and properties; and (iii) in respect of Meta, has all requisite corporate power and authority to enter into and carry out its obligations under this Agreement.

(b)	Meta does not beneficially own, or exercise control or direction over, directly or indirectly, any interest in any other Person other than the Meta Subsidiaries or any agreement, option or commitment to acquire any such investment. All of the issued and outstanding securities of the Meta Subsidiaries are owned by Meta.

(c)	No steps or proceedings have been taken, instituted or, to the knowledge of Meta, are pending for the dissolution, liquidation or winding up of Meta or a Meta Subsidiary. Except as disclosed in Schedule C(c) of the Meta Disclosure Letter, neither Meta nor any Meta Subsidiary: (i) is insolvent or bankrupt under or pursuant to any corporate, insolvency, winding-up, restructuring, reorganization, administration or other Laws applicable to it; (ii) has commenced, approved, authorized or taken any action in furtherance of proceedings in respect of it under any applicable bankruptcy, insolvency, restructuring, reorganization, administration, winding up, liquidation, dissolution, or similar Law; (iii) has proposed a compromise or arrangement with its creditors generally or is or has been subject to any actions taken, orders received or proceedings commenced by creditors or other Persons for or in respect of the bankruptcy, receivership, insolvency, restructuring, reorganization, administration, winding-up, liquidation or dissolution of it, or any of its property or assets; (iv) had any encumbrancer take possession of any of its property, or (v) had any execution or distress become enforceable or become levied upon any of its property.

(d)	Each of Meta and the Meta Subsidiaries is, in all material respects, conducting its business in compliance with all applicable Laws (including all material applicable federal, provincial, state, municipal and local laws, regulations and other lawful requirements of any Government Entity) of each jurisdiction in which its business is carried on and is licensed, registered or qualified in all jurisdictions in which it owns, leases or operates its property or carries on business to enable its business to be carried on as now conducted and its property and assets to be owned or leased and operated and all such licenses, registrations and qualifications are valid, subsisting and in good standing and it has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such Laws, licenses, registrations or qualifications which would reasonably be expected to result in a Meta Material Adverse Effect.

(e)	Meta has the requisite corporate power and authority to enter into, deliver and perform its obligations under this Agreement. The execution and delivery of this Agreement and performance by Meta of its obligations under this Agreement and the consummation of the Arrangement and other transactions contemplated hereby have been duly authorized by all necessary corporate action of Meta and no other corporate proceedings on the part of Meta are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the Arrangement and the other transactions contemplated hereby other than the approval by the Meta Board of the Meta Circular and the approval by the Meta Shareholders in the manner required by the Interim Order, applicable Law and approval of the Arrangement by the Court.

(f)	This Agreement has been duly and validly executed and delivered by Meta and, assuming due authorization, execution and delivery by RTO Acquiror, Canco and Callco, constitutes a legal, valid and binding obligation of Meta, enforceable against Meta in accordance with its terms, subject however, to limitations with respect to enforcement imposed by Law in connection with bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

(g)	Other than the Interim Order and any approvals required by the Interim Order, the Final Order, filings with the Director under the OBCA and such filings and other actions required under applicable Securities Laws and the Key Regulatory Approvals set out in Schedule C(g) of the Meta Disclosure Letter, no authorization, approval, order, license, permit or consent of any Governmental Entity, and no notice, registration, declaration or filing by Meta or any of the Meta Subsidiaries with any such Governmental Entity is required in connection with the execution and delivery of, and performance by Meta of its obligations under, this Agreement or the consummation of the Arrangement and the other transactions contemplated in this Agreement.

(h)	Other than as set out in Schedule C(h) of the Meta Disclosure Letter, there is no requirement under any Meta Material Contract to which Meta or any Meta Subsidiary is a party or by which Meta or any Meta Subsidiary is bound or has any rights to make a filing with, give any notice to, or to obtain the consent or approval of, any party to such Meta Material Contract relating to the transactions contemplated by this Agreement.

(i)	The execution and delivery of this Agreement by Meta, the performance by Meta of its obligations hereunder and the consummation of the transactions contemplated hereby do not and will not (whether after notice or lapse of time or both) (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under (whether after notice or lapse of time or both) or give rise to any right of termination or acceleration of any obligations or indebtedness, and neither Meta nor a Meta Subsidiary is currently in material breach or default of, (A) any Law applicable to Meta or a Meta Subsidiary; (B) the constating documents, by-laws or resolutions of Meta or any Meta Subsidiary, as applicable; (C) any Contract or Debt Instrument to which Meta or any Meta Subsidiary is a party or by which it is bound, except as disclosed in Schedule C(i) of the Meta Disclosure Letter, or (D) any judgment, decree or order binding Meta or any Meta Subsidiary, as applicable, or the assets or properties thereof; (ii) allow any Person to exercise any rights, require any consent or other action by any Person or permit the termination, cancellation, acceleration or other change of any right or other obligation or the loss of any benefit to which Meta or any Meta Subsidiary is entitled (including by triggering any rights of first refusal or first offer, change in control provision or other restriction or limitation) under any Material Contract; or (iii) result in the creation or imposition of any Encumbrance up on any of Meta’s assets or the assets of the Meta Subsidiaries.

(j)	Schedule C(j) of the Meta Disclosure Letter sets forth the authorized, issued and outstanding share capital of Meta and each of the Meta Subsidiaries. All of the issued and outstanding shares of capital stock of, or other equity or voting interests in, each of Meta and the Meta Subsidiaries has been duly authorized and validly issued in compliance with applicable Laws and, is fully paid and non-assessable, were not issued in violation of any pre-emptive rights, purchase options, call options, rights of first refusal, first offer, co-sale or participation or subscription rights or other similar rights. Except as set out in Schedule C(j) of the Meta Disclosure Letter, all of the issued and outstanding shares of capital stock of, or other equity or voting interests in each Meta Subsidiary is owned, directly or indirectly, both as a matter of record and beneficially by Meta and is free and clear of all Encumbrances (except for Permitted Encumbrances), except for restrictions imposed by applicable Laws. Schedule C(l) of the Meta Disclosure Letter sets forth a list of all other securities of Meta.

(k)	No order, ruling or determination having the effect of suspending the sale or ceasing the trading in any securities of Meta has been issued by any regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted or, to the knowledge of Meta, are pending, contemplated or threatened by any regulatory authority.

(l)	Except for the securities set forth in Schedule C(l) of the Meta Disclosure Letter, no Person now has any agreement or option or right or privilege (whether at law, pre-emptive or contractual) capable of becoming an agreement for the purchase, subscription, redemption, repurchase or issuance of, or conversion into, any shares, securities, warrants or convertible obligations of any nature of Meta and a sufficient number of Meta Shares are reserved for issuance pursuant to outstanding options, warrants, share incentive plans, convertible, exercisable and exchangeable securities and other rights to acquire Meta Shares. Schedule C(l) of the Meta Disclosure Letter sets forth all issued and outstanding securities of Meta convertible into Meta Shares, their grant and expiration date, exercise price and number of Meta Shares into which they are exercisable, as applicable.

(m)	The Meta Annual Financial Statements and the Meta Interim Financial Statements (in this Schedule C, collectively, the “Meta Financial Statements”), (i) have been prepared in accordance with IFRS applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (ii) fairly present, in all material respects, the consolidated financial position (including the assets and liabilities, whether absolute, contingent or otherwise as required by IFRS) of Meta and the Meta Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated and contain and reflect adequate provisions for all reasonably anticipated liabilities, expenses and losses of Meta and the Meta Subsidiaries in accordance with IFRS and there has been no change in accounting policies or practices of Meta or any of the Meta Subsidiaries since January 1, 2020, that would be required to be disclosed in the Meta Financial Statements in accordance with IFRS, except as described in the notes thereto. There has been no material adverse change in the consolidated financial position of Meta and the Meta Subsidiaries since the date of the latest balance sheet included in the Meta Financial Statements. There are no material off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of Meta or the Meta Subsidiaries with unconsolidated entities or other Persons. Since March 5, 2020, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of Meta, the Meta Board or any committee thereof. Since March 5, 2020, neither Meta nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Meta, (ii) any fraud, whether or not material, that involves Meta’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Meta, or (iii) any claim or allegation regarding any of the foregoing. Except as disclosed in the Meta Financial Statements, neither Meta nor any of the Meta Subsidiaries has any liabilities, indebtedness, obligation, expense, claim, deficiency, guaranty, or endorsement, whether accrued, absolute, contingent, matured, or unmatured of the kind required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with IFRS which are, individually or in the aggregate, material to the business, results of operations or financial condition of Meta and the Meta Subsidiaries taken as a whole, except liabilities (i) identified in the balance sheet of Meta as of September 30, 2020 or the notes thereto, (ii) incurred in connection with the transactions contemplated by this Agreement, (iii) described on Schedule C(m) of the Meta Disclosure Letter, (iv) executory obligations under any Contract or (v) incurred since the date of the balance sheet of Meta as of September 30, 2020 in the ordinary course of business consistent with past practices. Meta does not intend to correct or restate, nor is there any basis for any correction or restatement of, any aspect of the Meta Financial Statements.

(n)	Since September 30, 2020 through the date of this Agreement and other than with respect to the negotiation, execution and performance of this Agreement, each of Meta and the Meta Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice, and there has not been: (a) any event that has had a Meta Material Adverse Effect, or (b) any material change by Meta or any Meta Subsidiary in its accounting methods, principles or practices, except as required by concurrent changes in IFRS or as disclosed in the notes to the Meta Financial Statements.

(o)	Neither Meta nor any of the Meta Subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for: (i) liabilities and obligations that are adequately presented or reserved on the Meta Financial Statements or disclosed in the notes thereto; or (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice that are not and would not, individually or in the aggregate with all other liabilities and obligations of Meta and the Meta Subsidiaries (other than those disclosed on the Meta Financial Statements), be material to Meta and the Meta Subsidiaries (taken as a whole). Without limiting the foregoing, the Meta Financial Statements reflects reasonable reserves in accordance with IFRS for contingent liabilities of Meta and the Meta Subsidiaries.

(p)	Each of Meta and the Meta Subsidiaries maintains internal control over financial reporting. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and includes policies and procedures that: (A) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of Meta and the Meta Subsidiaries are being made only with appropriate authorizations of management and directors of Meta and the Meta Subsidiaries, as applicable; and (B) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of Meta or the Meta Subsidiaries that could have a material effect on its financial statements. As of the date of this Agreement, there neither is, nor has been, any fraud with respect to Meta or the Meta Subsidiaries, whether or not material, relating to the financial reporting or internal control over financial reporting of Meta or the Meta Subsidiaries, as applicable. As of the date of this Agreement, to the knowledge of Meta, there is no fraud that involves management or any other employees who have a significant role in the internal control over financial reporting of Meta or the Meta Subsidiaries.

(q)	There are no actions, proceedings or, to Meta’s knowledge, investigations (whether or not purportedly by or on behalf of Meta) commenced or, to the knowledge of Meta, threatened or pending against or relating to Meta or any Meta Subsidiary or the business thereof or affecting any of their assets and properties or against any current officer or director relating to such individual’s role with Meta or any Meta Subsidiary at law or in equity (whether in any court, arbitration or similar tribunal) or before or by any Governmental Entity, that would reasonably be expected to result in a Meta Material Adverse Effect or prevent or materially delay the consummation of the Arrangement.

(r)	Except as disclosed in Schedule C(r) of the Meta Disclosure Letter, Meta is not party to any Contract or arrangement, nor to the knowledge of Meta, is there any shareholders agreement or other Contract, which in any manner affects the voting control of any of the securities of Meta.

(s)	All Taxes due and payable by Meta, have been paid. All Tax Returns required to be filed by Meta have been filed with all appropriate Governmental Entities and all such Tax Returns did not contain a misrepresentation as at the respective dates thereof. Except as disclosed in Schedule C(s) of the Meta Disclosure Letter, to the knowledge of Meta, no examination of any Tax Return of Meta is currently in progress and there are no issues or disputes outstanding with any Governmental Entity respecting any Taxes that have been paid, or may be payable, by Meta. Meta has timely and properly collected all material sales, use, value-added and similar Taxes required to be collected, and has remitted such amounts on a timely basis to the appropriate Governmental Entity. Meta has not been, is not, and immediately prior to the Closing will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the U.S. Tax Code. Meta has not taken any action, nor to the knowledge of Meta are there any facts or circumstances not set forth in this Agreement or the Plan of Arrangement, that could reasonably be expected to prevent the Arrangement from qualifying as a “reorganization” within the meaning of Section 368(a) of the U.S. Tax Code.

(t)	Neither Meta nor, to Meta’s knowledge, any other Person, is in default in any material respect in the observance or performance of any term, covenant or obligation to be performed by Meta or a Meta Subsidiary or such other Person under any Material Contract, and no event has occurred which with notice or lapse of time or both would constitute such a default by Meta or any Meta Subsidiary or, to Meta’s knowledge, any other party, except where such default or event would not reasonably be expected to result in a Meta Material Adverse Effect.

(u)	Since September 30, 2020:

(i)	Except as disclosed in Schedule C(u)(i) of the Meta Disclosure Letter, there has not been any material change in the assets, liabilities, obligations (absolute, accrued, contingent or otherwise), business, condition (financial or otherwise) or results of operations of Meta or any Meta Subsidiary;

(ii)	Except as disclosed in Schedule C(u)(i) of the Meta Disclosure Letter, there has not been any material change in the share capital or long-term debt of Meta;

(iii)	There has not been any entering into, or an amendment of, any Meta Material Contract (as defined below) other than (A) in the ordinary course of business consistent with past practice, or (B) renewals of any such contract;

(iv)	There has not been any satisfaction or settlement of any material claims or material liabilities, other than the settlement of such claims or such liabilities in the ordinary course of business consistent with past practice;

(v)	Except for ordinary course adjustments to salary, bonus, or other remuneration payable to any officers or senior or executive officers, there has not been any increase in the salary, bonus, severance, termination pay, change of control entitlements or other remuneration payable to any senior or executive officers of Meta or any Meta Subsidiary; and

(vi)	Meta and the Meta Subsidiaries have carried on their business in the ordinary course consistent with past practice.

(v)	There has been no interruption to or discontinuity in any supplier or distributor arrangement or relationship of Meta and the Meta Subsidiaries with each of their respective principal suppliers and distributors and the relationships of Meta and the Meta Subsidiaries with each of their respective principal suppliers and distributors are satisfactory, and there are no unresolved disputes with any such supplier or distributor. No supplier or distributor of Meta or any Meta Subsidiary has notified Meta or the Meta Subsidiary that such supplier or distributor will not continue dealing with Meta or the Meta Subsidiary on substantially the same terms as presently conducted, and to the knowledge of Meta, there is no reason to believe that, any such supplier or distributor will not continue dealing with Meta or the Meta Subsidiary on substantially the same terms as presently conducted, in each case subject to changes in pricing and volume in the ordinary course.

(w)	The relationships of Meta and the Meta Subsidiaries with each of their respective customers are satisfactory, and there are no unresolved disputes with any such customer.

(x)	Each of Meta and the Meta Subsidiaries possesses permits, licenses, approvals, consents and other authorizations issued by a federal, provincial, state, local or foreign regulatory agencies or bodies (in this Schedule C, collectively, “Governmental Licenses”) required by Law to conduct the business now operated by them, except where the failure to hold such Governmental Licenses would not, individually or in the aggregate, result in a Meta Material Adverse Effect. Each Governmental License is valid and in full force and effect, and is renewable by its terms or in the ordinary course without the need for Meta to comply with any special rules of procedures, agree to any materially different terms or conditions or pay any amounts other than routine filing fees. To the knowledge of Meta, each of Meta and the Meta Subsidiaries is in compliance in all material respects with the terms and conditions of all such Governmental Licenses. No consent, licence, order, authorization, approval, permit, registration or declaration of, or filing with, any Governmental Entity or other Person (including without limitation any consent, approval, order or filing pursuant to any applicable bulk sales laws or similar laws) is required in connection with: (i) the closing of the Arrangement; (ii) the execution and delivery by Meta of this Agreement or any document delivered by Meta at the closing of the Arrangement to which it is a party; (iii) the observance and performance by Meta of its obligations under this Agreement or any document delivered by Meta at the closing of the Arrangement to which it is a party; or (iv) avoiding the loss of any Governmental Licenses relating to Meta or the Meta Subsidiaries, any of their properties and assets, or the business now operated by them.

(y)	To the knowledge of Meta, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Governmental License.

(z)	There are no actions, proceedings or, to Meta’s knowledge, investigations commenced or, to the knowledge of Meta, pending in respect of or regarding any such Governmental License. None of Meta and the Meta Subsidiaries has received any written notice of revocation or non-renewal of any Governmental License, or of any intention of any Person to revoke or refuse to renew any of such Governmental License.

(aa)	Other than the Meta Financial Advisor, there is no Person acting or purporting to act at the request of Meta who is entitled to any brokerage, agency or other fiscal advisory or similar fee in connection with the transactions contemplated by this Agreement and the Plan of Arrangement.

(bb)	Except as disclosed in Schedule C(bb) of the Meta Disclosure Letter or in the Meta Financial Statements, neither Meta nor any Meta Subsidiary has any loan or other indebtedness outstanding which has been made to any of its shareholders or stockholders, officers, directors or employees, past or present, or any Person not dealing at arm’s length with it, other than for the reimbursement of ordinary course business expenses.

(cc)	Except for (i) employment, consulting or employment compensation agreements entered into in the ordinary course of business, (ii) customary director and officer indemnification arrangements on market terms, or (iii) financing agreements or shareholder agreements with the shareholders of Meta entered into in connection with financings or other transactions to which Meta shareholders are generally parties and that will terminate at or prior to the Effective Time as a result of the Arrangement, there are no current contracts or other transactions (including relating to indebtedness by Meta or the Meta Subsidiaries) between Meta or any Meta Subsidiaries on the one hand, and (a) any officer or director of Meta or the Meta Subsidiaries, (b) any holder of record or beneficial owner of five percent (5%) or more of the voting securities of Meta, or (c) any affiliate or associate of any officer, director or beneficial owner, on the other hand except as disclosed in Schedule C(cc) of the Meta Disclosure Letter or in the Meta Financial Statements.

(dd)	To the knowledge of Meta, none of Meta’s directors or officers is now, or in the last ten (10) years has been, subject to an order or ruling of any securities regulatory authority or securities exchange prohibiting such individual from acting as a director or officer of a public company or of a company listed on a particular securities exchange.

(ee)	The assets and properties of Meta and the Meta Subsidiaries and their business and operations are insured against loss or damage with responsible insurers on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses, and such coverage is in full force and effect, and Meta and the Meta Subsidiaries have not failed to promptly give any notice or present any material claim thereunder.

(ff)	Neither Meta nor the Meta Subsidiaries own any real property or hold an ownership interest in any real property, or have owned or held such ownership interest in the past five years, save and except as set out in Schedule C(ff) of the Meta Disclosure Letter. With respect to each of the material leased premises of Meta and the Meta Subsidiaries, Meta and the Meta Subsidiaries occupies the applicable leased premises and has the right to occupy and use the leased premises, subject to the terms of the respective leases, and each of the leases pursuant to which Meta and the Meta Subsidiaries occupies such leased premises is valid, legally binding and enforceable against Meta or a Meta Subsidiary, as applicable, and to the knowledge of Meta, the other parties in accordance with its terms is in good standing and in full force and effect, and none of Meta or any of the Meta Subsidiaries is in breach of, or default under, such lease, sublease, license or occupancy agreement, and no event has occurred which, with notice, lapse of time or both, would constitute such a breach or default by Meta or any of the Meta Subsidiaries or permit termination, modification or acceleration by any third party thereunder. No third party has repudiated or has the right to terminate or repudiate any such lease (except for the normal exercise of remedies in connection with a default thereunder or any termination rights set forth in the lease) or any provision thereof. None of the aforementioned leases has been assigned by Meta or any of the Meta Subsidiaries in favour of any Person or sublet or sublicensed. There exists no claim of any kind or right of set-off against Meta or any Meta Subsidiary, as the case may be, as tenant by the landlord or against the landlord by Meta or any Meta Subsidiary, as the case may be, as tenant as of the date hereof. Meta and the Meta Subsidiaries own, lease or licence all personal or movable property as is necessary to conduct their business as presently conducted, and Meta and the Meta Subsidiaries have good and valid title to, or a valid and enforceable interest (whether a leasehold interest or otherwise) in, all of such personal or movable property.

(gg)	Meta and the Meta Subsidiaries as tenants are in actual possession of all properties leased by them. Except as disclosed in Schedule C(gg) of the Meta Disclosure Letter, Meta and the Meta Subsidiaries are not in arrears of rent required to be paid pursuant to any applicable lease.

(hh)	The minute books and records of Meta and the Meta Subsidiaries made available to RTO Acquiror and its counsel in connection with their due diligence investigation in respect of the Arrangement contain full, true and correct copies of all constating documents, including all amendments thereto, and contain copies of all proceedings of securityholders and directors (and committees thereof) and are complete in all material respects.

(ii)	Schedule C(ii) of the Meta Disclosure Letter sets out separately all Intellectual Property owned by Meta or the Meta Subsidiaries that has been registered or which applications for registration have been filed and all other material Intellectual Property that is owned by Meta or the Meta Subsidiaries (in this Schedule C, the “Meta Owned Intellectual Property”) and the Intellectual Property that is duly licensed by Meta as part of its business as presently conducted (in this Schedule C, the “Meta Licensed Intellectual Property”, and together with the Meta Owned Intellectual Property, the “Meta Intellectual Property”). Meta or a Meta Subsidiary is the sole and exclusive owner of the Meta Owned Intellectual Property and all other Intellectual Property that it owns or purports to own with good, valid and marketable title thereto, free and clear of all Encumbrances (other than Permitted Encumbrances). Meta or a Meta Subsidiary has valid and enforceable licenses to use all of the Meta Licensed Intellectual Property used by it in connection with, and as required for, its business as presently conducted. Meta has no knowledge to the effect that it will be unable to obtain or maintain any rights or licenses to use all Intellectual Property necessary for the conduct of its business. The Meta Owned Intellectual Property and the Meta Licensed Intellectual Property constitute all of the Intellectual Property required by Meta and the Meta Subsidiaries to conduct their respective businesses as currently conducted. To the knowledge of Meta, no third parties have rights to any Intellectual Property, except for the ownership rights of the owners of the Meta Licensed Intellectual Property which is licensed to Meta or a Meta Subsidiary. To the knowledge of Meta, there is no infringement, misappropriation or misuse by third parties of any Meta Owned Intellectual Property. There is no pending or, to the knowledge of Meta, threatened action, suit, proceeding or claim by third parties challenging the rights in or to any Meta Owned Intellectual Property, and Meta is not aware of any facts which form a reasonable basis for any such claim. The Meta Owned Intellectual Property that is the subject of an application or registration is valid, in full force and effect. There is no pending or, to the knowledge of Meta, threatened action, suit, proceeding or claim by others challenging the validity or enforceability of any Meta Owned Intellectual Property, and Meta is not aware of any allegations or finding of unenforceability or invalidity of the Meta Owned Intellectual Property or any facts which form a reasonable basis for any such claim. All applications, registrations, filings, renewals and payments necessary to preserve the rights of Meta or any Meta Subsidiary in and to Meta Owned Intellectual Property have been duly filed, made, prosecuted, maintained, paid, are in good standing and are recorded in the name of Meta or a Meta Subsidiary. There is no pending or, to the knowledge of Meta, threatened action, suit, proceeding or claim by third parties that Meta or a Meta Subsidiary infringes, misappropriates or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others. To the knowledge of Meta, the business of Meta and the Meta Subsidiaries does not infringe, misappropriate or otherwise violate any patent, trademark, copyright, trade secret or other proprietary rights of third parties and, without limiting the foregoing, to the knowledge of Meta, there is no patent or patent application by third parties that contains claims that interfere with the issued or pending claims of any Meta Owned Intellectual Property.

(jj)	Except in respect of the Intellectual Property set forth in Schedule C(jj) of the Meta Disclosure Letter, no licenses or other rights have been granted to any third party in, to and in respect of the Meta Owned Intellectual Property.

(kk)	Except as set forth in Schedule C(kk) of the Meta Disclosure Letter, neither Meta nor any Meta Subsidiary is obligated to pay any royalties, fees or other compensation to any third party in respect of its ownership, use, practice, exploitation or commercialization of any Intellectual Property.

(ll)	Except as disclosed in Schedule C(ll) of the Meta Disclosure Letter, no permits, licenses, approvals, consents or other authorizations issued by any federal, provincial, state, local or foreign regulatory agency or body are required to import or sell the products of Meta or any Meta Subsidiary.

(mm)	Except in respect of the individuals listed in Schedule C(mm) of the Meta Disclosure Letter, all current and former employees of, and current and former consultants (excluding consultants who have exclusively provided financial services) to, Meta and the Meta Subsidiaries have entered into proprietary rights or similar agreements with Meta or the applicable Meta Subsidiary, whereby any Intellectual Property created by them in the course of the performance of their employment or engagement has been fully and irrevocably assigned to Meta or the applicable Meta Subsidiary without additional consideration, and, to the knowledge of Meta, no employee of, or consultant to, Meta or the applicable Meta Subsidiary is in violation of such agreements.

(nn)	All Persons having access to or knowledge of the Intellectual Property or any information of a confidential nature, in each case that is necessary or required or otherwise used for or in connection with the conduct or operation or proposed conduct or operation of Meta’s business, have entered into non-disclosure agreements with Meta or the applicable Meta Subsidiary preventing the disclosure of such Intellectual Property or information, and there has been no breach of any such agreement. To the knowledge of Meta, the employment or engagement by Meta or the applicable Meta Subsidiary of such Persons does not violate any non-disclosure or non-competition agreement between any such Person and a third party. Each of Meta and the Meta Subsidiaries have taken all reasonably necessary and appropriate steps (including but not limited to appropriately marking and labelling Intellectual Property) to protect the secrecy, confidentiality and proprietary nature of all Intellectual Property.

(oo)	Each of Meta and the Meta Subsidiaries have taken all reasonably necessary and appropriate steps (including but not limited to appropriately marking and labelling Intellectual Property) to protect the secrecy, confidentiality and proprietary nature of all Meta Owned Intellectual Property.

(pp)	The conduct of Meta and the Meta Subsidiaries in carrying on the Meta Business and the operation of the Meta Business by Meta and the Meta Subsidiaries have been and is in compliance with all Environmental Laws, in all material respects, and there are no existing events, conditions, or circumstances that would reasonably be expected to materially and adversely affect the ability of Meta or the Meta Subsidiaries to comply with Environmental Laws.

(qq)	Each of Meta and the Meta Subsidiaries has obtained all licenses, permits, approvals, consents, certificates, registrations and other authorizations under all applicable Environmental Laws (in this Schedule C, the “Environmental Permits”) necessary as at the date hereof for the operation of the business carried by Meta and the Meta Subsidiaries, and each Environmental Permit is valid, subsisting and in good standing in all material respects and none of Meta nor any of the Meta Subsidiaries is in default or breach of any Environmental Permit in any respect and no proceeding is outstanding or, to the knowledge of Meta, has been threatened or is pending to revoke or limit any Environmental Permit.

(rr)	To the knowledge of Meta, each of Meta and the Meta Subsidiaries has not used, except in compliance in all respects with all Environmental Laws and Environmental Permits, any property or facility which it owns, controls manages, operates or leases or previously owned, controlled, operated, managed or leased, to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Substance and, to the knowledge of Meta, there have been no releases of Hazardous Substances at any property or facility which it owns, controls, manages, operates or leases or previously owned, controlled, operated, managed or leased..

(ss)	Each of Meta and the Meta Subsidiaries has not received any notice of, or been prosecuted for, an offence alleging, non-compliance in any material respect with any Environmental Laws, and none of Meta nor the Meta Subsidiaries has settled any allegation of non-compliance short of prosecution. There are no orders or directions issued against each of Meta and the Meta Subsidiaries under Environmental Laws including those requiring any material work, repairs, construction or capital expenditures to be made with respect to any of the assets of Meta or the Meta Subsidiaries, nor has Meta or any Meta Subsidiary received notice of any of the same.

(tt)	There are no past unresolved or, to the knowledge of Meta, any threatened or pending claims, complaints, notices or requests for information received by Meta or any Meta Subsidiary with respect to any alleged violation of any Environmental Laws, and to the knowledge of Meta, no conditions exist at, on or under any property now or previously owned, operated, optioned or leased by Meta or a Meta Subsidiary which, with the passage of time, or the giving of notice or both, would give rise to liability under Environmental Laws that, individually or in the aggregate, would reasonably be expected to result in a Meta Material Adverse Effect.

(uu)	None of Meta nor any of the Meta Subsidiary has received any notice wherein it is alleged or stated that it is potentially responsible for a federal, provincial, state, municipal or local clean-up site or corrective action under Environmental Laws that would reasonably be expected to result in a Meta Material Adverse Effect.

(vv)	None of Meta or the Meta Subsidiaries have agreed by contract or other agreement to indemnify or be responsible for any liabilities or obligations under Environmental Laws.

(ww)	To the knowledge of Meta, Meta and the Meta Subsidiaries are and have been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labour relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labour, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Meta or any Meta Subsidiary as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. There are no actions against Meta or any Meta Subsidiary pending or, to the knowledge of Meta, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of Meta or any Meta Subsidiary, including, without limitation, any claim relating to unfair labour practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

(xx)	Neither Meta nor any Meta Subsidiary is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or threatened, or any litigation actual or threatened, relating to employment or termination of employment of employees or independent contractors.

(yy)	Each plan for retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or otherwise contributed to or required to be contributed to, by Meta or a Meta Subsidiary for the benefit of any current or former director, officer, employee or consultant of Meta or a Meta Subsidiary (in this Schedule C, the “Meta Employee Plans”) has been maintained in compliance with its terms and with the requirements prescribed by any and all Laws that are applicable to such Meta Employee Plans, in each case in all material respects and has been publicly disclosed to the extent required by Securities Laws.

(zz)	All material accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, federal or state pension plan premiums, accrued wages, salaries and commissions and employee benefit plan payments have been reflected in the books and records of Meta and the Meta Subsidiaries.

(aaa)	There is not currently any labour disruption, dispute, slowdown, stoppage, complaint or grievance or, to the knowledge of Meta, threatened or pending which is adversely affecting or would reasonably be expected to adversely affect, in a material manner, the carrying on of the business of Meta and the Meta Subsidiaries, and, to the knowledge of Meta, there is no proposal to unionize its employees and no collective bargaining agreements are in place or currently being negotiated by Meta or any Meta Subsidiary.

(bbb)	Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (i) entitle any employee, director, officer or independent contractor of the Meta Group to severance pay, termination pay, change of control payment or benefits, or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Meta Group to transfer or set aside any assets to fund any material benefits under any Employee Plan, (iv) otherwise give rise to any material liability under any Employee Plan, or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Employee Plan on or following the consummation of the transactions contemplated by this Agreement.

(ccc)	Each of Meta and each Meta Subsidiary has been and is now conducting its business in compliance in all material respects with all applicable Laws of each jurisdiction in which it carries on its business and has not received a notice of material non-compliance, and, to the knowledge of Meta, there are no facts that would give rise to a notice of material non-compliance with any such Laws.

(ddd)	Other than this Agreement, neither Meta nor any Meta Subsidiary is currently party to any agreement in respect of: (i) the purchase of any material property or assets or any interest therein or the sale, transfer or other disposition of any material property or assets or any interest therein currently owned, directly or indirectly, by Meta or a Meta Subsidiary whether by asset sale, transfer of shares or otherwise; or (ii) the change of control of Meta or a Meta Subsidiary (whether by sale or transfer of shares or otherwise).

(eee)	None of Meta nor any Meta Subsidiary is a party to any Material Contract, other than as set forth on Schedule C(eee) of the Meta Disclosure Letter (in this Schedule C, collectively, the “Meta Material Contracts”).

(fff)	All Meta Material Contracts are in good standing in all material respects and in full force and effect.

(ggg)	Meta is not in material default or breach of any Meta Material Contract and, to the knowledge of Meta, there exists no condition, event or act which, with the giving of notice or lapse of time or both, would constitute a material default or breach under any Meta Material Contract and/or which would give rise to a right of termination on the part of any other party to a Meta Material Contract.

(hhh)	Meta is a “reporting issuer” (as that term is defined under applicable Securities Laws) or equivalent thereof and not on the list of reporting issuers in default under applicable Securities Laws in British Columbia, Ontario, Alberta and Quebec, and is not in default of any material requirements of any Securities Laws or the rules and regulations of the CSE. Meta has not taken any action to cease being a reporting issuer in any province nor has Meta received notification from any Securities Authority seeking to revoke the reporting issuer status of Meta. No delisting, suspension of trading in or cease trading order with respect to any of its securities and, to the knowledge of Meta, no inquiry or investigation of any Securities Authority, is pending, in effect or ongoing or threatened. The Meta Shares are listed on the CSE and trading of the Meta Shares is not currently halted or suspended. Meta does not have any securities listed for trading on any securities exchange other than the CSE. Meta is not subject to any cease trade or other order of the CSE or any Securities Authority, and, to the knowledge of Meta, no investigation or other proceedings involving Meta that may operate to prevent or restrict trading of any securities of Meta are currently in progress or pending before the CSE or any Securities Authority. Meta has timely filed or furnished all Meta Disclosure Documents required to be filed or furnished by Meta under applicable Securities Laws. Each of the Meta Disclosure Documents complied in all material respects with applicable Securities Laws and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any misrepresentation (as defined under applicable Securities Laws). Meta has not filed any confidential material change report (which at the date of this Agreement remains confidential) or any other confidential filings (including redacted filings) filed to or furnished with, as applicable, any Securities Authority. There are no outstanding or unresolved comments in comment letters from any Securities Authority with respect to any of the Meta Disclosure Documents and, to the knowledge of Meta, neither Meta nor any of the Meta Disclosure Documents is the subject of an ongoing audit, review, comment or investigation by any Securities Authority or the CSE.

(iii)	The operations of Meta and the Meta Subsidiaries are and have been conducted, at all times, in material compliance with all applicable Anti-Money Laundering Laws, and no action by or before any Governmental Entity against Meta or any Meta Subsidiary with respect to the Anti-Money Laundering Laws is pending. None of Meta nor any Meta Subsidiary has, directly or indirectly: (i) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any governmental agency, authority or instrumentality of any jurisdiction in violation of applicable Laws; or (ii) made any contribution to any candidate for public office, in either case where either the payment or the purpose of such contribution, payment or gift was, is or would be prohibited under the Corruption of Foreign Public Officials Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (United States) or the rules and regulations promulgated thereunder or under any other Laws of any relevant jurisdiction covering a similar subject matter applicable to Meta, the Meta Subsidiaries and their operations. None of Meta, the Meta Subsidiaries, or, to the knowledge of Meta, any director, officer, agent, employee, affiliate or Person acting on behalf of Meta or any Meta Subsidiary has been or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(jjj)	None of Meta, any Meta Subsidiary or, to the knowledge of Meta, any of their officers, directors or employees acting on behalf of Meta has violated the United States’ Foreign Corrupt Practices Act (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any other applicable Law covering a similar subject matter applicable to Meta, the Meta Subsidiaries and their operations, and to the knowledge of Meta, no such action has been taken by any of its agents, representatives or other Persons acting on behalf of Meta.

(kkk)	Except for the representations and warranties expressly made by Meta in this Schedule C or in any certificate delivered pursuant to this Agreement, neither Meta nor any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at law or in equity, with respect to Meta or any of the Meta Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to RTO Acquiror or any of its affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, neither Meta nor any other Person makes or has made any express or implied representation or warranty to RTO Acquiror or any of its Representatives with respect to (a) any financial projection, forecast, estimate, or budget relating to Meta, any of its subsidiaries or their respective businesses or, (b) except for the representations and warranties made by Meta in this Schedule C, any oral or written information presented to RTO Acquiror or any of its Representatives in the course of their due diligence investigation of Meta and the Meta Subsidiaries, the negotiation of this Agreement or the course of the Arrangement.

(lll)	Except as disclosed in Schedule C(lll) of the Meta Disclosure Letter, none of Meta or any Meta Subsidiary is a party to or bound or affected by any commitment, agreement or document containing any covenant which expressly limits the freedom of Meta or the Meta Subsidiary to compete or operate in any line of business, transfer or move any of its assets or operations or which materially or adversely affects the business practices, operations or condition of Meta or the Meta Subsidiary.

(mmm)	Except as disclosed in Schedule C(mmm) of the Meta Disclosure Letter, neither Meta nor any of the Meta Subsidiaries is party to, bound by or subject to any indenture, mortgage, lease, agreement, license, permit, authorization, certification, instrument, statute, regulation, order, judgment, decree or law that would be violated or breached by, or under which default would occur or which could be terminated, cancelled or accelerated, in whole or in part, or that would require consent or notice, as a result of the execution, delivery and performance of this Agreement or the consummation of any of the transactions provided for in this Agreement and the Plan of Arrangement (except as would not, individually or in the aggregate, have or reasonably be expected to have, individually or in the aggregate, a Meta Material Adverse Effect or as set out in the Key Regulatory Approvals).

Schedule D
Representations and Warranties of RTO Acquiror

RTO Acquiror represents and warrants to and in favour of Meta as follows, and acknowledges that Meta is relying upon such representations and warranties in connection with the completion of the transactions contemplated herein:

(a)	Schedule D(a) of the RTO Acquiror Disclosure Letter sets forth the name and jurisdiction of incorporation and the directors and officers of RTO Acquiror and each of its subsidiaries (in this Schedule D, the “RTO Acquiror Subsidiaries”). Each of RTO Acquiror and the RTO Acquiror Subsidiaries (i) has been duly incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation and is up-to-date in respect of all material corporate filings; (ii) has all requisite corporate or other organization as applicable, power and authority to carry on its business as now conducted and to own or lease and operate its assets and properties; and (iii) in respect of RTO Acquiror, Canco and Callco, has all requisite corporate power and authority to enter into and carry out its obligations under this Agreement.

(b)	RTO Acquiror does not beneficially own, or exercise control or direction over, directly or indirectly, any interest in any other Person other than the RTO Acquiror Subsidiaries or any agreement, option or commitment to acquire any such investment. All of the issued and outstanding securities of the RTO Acquiror Subsidiaries are owned by RTO Acquiror.

(c)	No steps or proceedings have been taken, instituted or, to the knowledge of RTO Acquiror, are pending for the dissolution, liquidation or winding up of RTO Acquiror or an RTO Acquiror Subsidiary. Except as disclosed in Schedule D(c) of the RTO Acquiror Disclosure Letter, neither RTO Acquiror nor any RTO Acquiror Subsidiary: (i) is insolvent or bankrupt under or pursuant to any corporate, insolvency, winding-up, restructuring, reorganization, administration or other Laws applicable to it; (ii) has commenced, approved, authorized or taken any action in furtherance of proceedings in respect of it under any applicable bankruptcy, insolvency, restructuring, reorganization, administration, winding up, liquidation, dissolution, or similar Law; (iii) has proposed a compromise or arrangement with its creditors generally or is or has been subject to any actions taken, orders received or proceedings commenced by creditors or other Persons for or in respect of the bankruptcy, receivership, insolvency, restructuring, reorganization, administration, winding-up, liquidation or dissolution of it, or any of its property or assets; (iv) had any encumbrancer take possession of any of its property, or (v) had any execution or distress become enforceable or become levied upon any of its property. RTO Acquiror is not unable to pay its liabilities as they become due and the realizable value of the assets of RTO Acquiror are not less than the aggregate of its liabilities and stated capital of all classes.

(d)	Each of RTO Acquiror and the RTO Acquiror Subsidiaries is, in all material respects, conducting its business in compliance with all applicable Laws (including all material applicable federal, provincial, state, municipal and local laws, regulations and other lawful requirements of any Governmental Entity) of each jurisdiction in which its business is carried on and is duly licensed, registered or qualified in all jurisdictions in which it owns, leases or operates its property or carries on business to enable its business to be carried on as now conducted and its property and assets to be owned or leased and operated and all such licenses, registrations and qualifications are valid, subsisting and in good standing and it has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such laws, regulations or permits which would reasonably be expected to result in an RTO Acquiror Material Adverse Effect.

(e)	RTO Acquiror has the requisite corporate power and authority to enter into, deliver and perform its obligations under this Agreement. The execution and delivery of this Agreement and performance by RTO Acquiror of its obligations under this Agreement and the consummation of the Arrangement and other transactions contemplated hereby have been duly authorized by all necessary corporate action of RTO Acquiror and no other corporate proceedings on the part of RTO Acquiror are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the Arrangement and the other transactions contemplated hereby other than the approval by the RTO Acquiror Board of the RTO Acquiror Proxy Statement and the approval of the RTO Acquiror Shareholder Approval Matters by the RTO Acquiror Shareholders in the manner required by applicable Law.

(f)	This Agreement has been duly and validly executed and delivered by each of RTO Acquiror, Canco and Callco and, assuming due authorization, execution and delivery by Meta, constitutes a legal, valid and binding obligation of RTO Acquiror, Canco and Callco, enforceable against RTO Acquiror, Canco and Callco in accordance with its terms, subject however, to limitations with respect to enforcement imposed by Law in connection with bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

(g)	Other than the actions required under applicable Securities Laws and the Key Regulatory Approvals set out in Schedule D(g) of the RTO Acquiror Disclosure Letter, no authorization, approval, order, license, permit or consent of any Governmental Entity, and no notice, registration, declaration or filing by RTO Acquiror or any of the RTO Acquiror Subsidiaries with any such Governmental Entity is required in connection with the execution and delivery of, and performance by RTO Acquiror or the RTO Acquiror Subsidiaries (including Canco and Callco) of their obligations under, this Agreement or the consummation of the Arrangement and the other transactions contemplated in this Agreement.

(h)	Other than as set out in Schedule D(h) of the RTO Acquiror Disclosure Letter, there is no requirement under any RTO Acquiror Material Contract (as defined below) to which RTO Acquiror or any RTO Acquiror Subsidiary is a party or by which RTO Acquiror or any RTO Acquiror Subsidiary is bound or has any rights to make a filing with, give any notice to, or to obtain the consent or approval of, any party to such RTO Acquiror Material Contract relating to the transactions contemplated by this Agreement.

(i)	The execution and delivery of this Agreement by RTO Acquiror, the performance by RTO Acquiror of its obligations hereunder and the consummation of the transactions contemplated hereby do not and will not (whether after notice or lapse of time or both) (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under (whether after notice or lapse of time or both) or give rise to any right of termination or acceleration of any obligations or indebtedness, and neither RTO Acquiror nor an RTO Acquiror Subsidiary is currently in material breach or default of, (A) any Law applicable to RTO Acquiror or an RTO Acquiror Subsidiary; (B) the constating documents, by-laws or resolutions of RTO Acquiror or any RTO Acquiror Subsidiary, as applicable; (C) any Contract or Debt Instrument to which RTO Acquiror or any RTO Acquiror Subsidiary is a party or by which it is bound, except as disclosed in Schedule C(i) of the RTO Acquiror Disclosure Letter, or (D) any judgment, decree or order binding RTO Acquiror or any RTO Acquiror Subsidiary, as applicable, or the assets or properties thereof; (ii) allow any Person to exercise any rights, require any consent or other action by any Person or permit the termination, cancellation, acceleration or other change of any right or other obligation or the loss of any benefit to which RTO Acquiror or any RTO Acquiror Subsidiary is entitled (including by triggering any rights of first refusal or first offer, change in control provision or other restriction or limitation) under any Material Contract; or (iii) result in the creation or imposition of any Encumbrance up on any of RTO Acquiror’s assets or the assets of the RTO Acquiror Subsidiaries.

(j)	Schedule D(j) of the RTO Acquiror Disclosure Letter sets forth the authorized, issued and outstanding share capital of RTO Acquiror and each of the RTO Acquiror Subsidiaries. All of the issued and outstanding shares of capital stock of, or other equity or voting interests in, each of RTO Acquiror and the RTO Acquiror Subsidiaries has been duly authorized and validly issued in compliance with applicable Laws and, is fully paid and non-assessable, were not issued in violation of any pre-emptive rights, purchase options, call options, rights of first refusal, first offer, co-sale or participation or subscription rights or other similar rights. All of the issued and outstanding shares of capital stock of, or other equity or voting interests in each RTO Acquiror Subsidiary is owned, directly or indirectly, both as a matter of record and beneficially by RTO Acquiror and is free and clear of all Encumbrances (except for Permitted Encumbrances), except for restrictions imposed by applicable Laws. Schedule D(m) of the RTO Acquiror Disclosure Letter sets forth a list of all other securities of RTO Acquiror.

(k)	RTO Acquiror is not aware of any legislation, or proposed legislation published by a legislative body, which it anticipates will result in an RTO Acquiror Material Adverse Effect.

(l)	No order, ruling or determination having the effect of suspending the sale or ceasing the trading in any securities of RTO Acquiror has been issued by any regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted or, to the knowledge of RTO Acquiror, are pending, contemplated or threatened by any regulatory authority.

(m)	Except for the securities set forth in Schedule D(m) of the RTO Acquiror Disclosure Letter, no Person now has any agreement or option or right or privilege (whether at law, pre-emptive or contractual) capable of becoming an agreement for the purchase, subscription, redemption, repurchase or issuance of, or conversion into, any shares, securities, warrants or convertible obligations of any nature of RTO Acquiror and a sufficient number of RTO Acquiror Shares are reserved for issuance pursuant to outstanding options, warrants, share incentive plans, convertible, exercisable and exchangeable securities and other rights to acquire RTO Acquiror Shares. Schedule D(m) of the RTO Acquiror Disclosure Letter sets forth all issued and outstanding securities of RTO Acquiror convertible into RTO Acquiror Shares, their grant and expiration date, exercise price and number of RTO Acquiror Shares into which they are exercisable, as applicable.

(n)	The audited consolidated financial statements (including any related notes thereto) representing the financial condition of RTO Acquiror as of December 31, 2018 and December 31, 2019 and the unaudited financial statements (including the notes thereto) representing the financial condition of RTO Acquiror as of September 30, 2020 (collectively, the “RTO Acquiror Financial Statements”), including any available quarterly financial statements (including any related notes thereto), (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (ii) fairly present, in all material respects, the consolidated financial position of RTO Acquiror and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. RTO Acquiror has not effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of SEC Regulation S-K). Since March 16, 2020, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of RTO Acquiror, the RTO Acquiror Board or any committee thereof. Since March 16, 2020, neither RTO Acquiror nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by RTO Acquiror, (ii) any fraud, whether or not material, that involves RTO Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by RTO Acquiror, or (iii) any claim or allegation regarding any of the foregoing. Except as disclosed in the RTO Acquiror Financial Statements, neither RTO Acquiror nor any of the RTO Acquiror Subsidiaries has any liabilities, indebtedness, obligation, expense, claim, deficiency, guaranty, or endorsement, whether accrued, absolute, contingent, matured, or unmatured of the kind required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of RTO Acquiror and the RTO Acquiror Subsidiaries taken as a whole, except liabilities (i) identified in the balance sheet of RTO Acquiror as of September 30, 2020 or the notes thereto, (ii) incurred in connection with the transactions contemplated by this Agreement, (iii) described on Section D(n) of the RTO Acquiror Disclosure Letter, (iv) executory obligations under any Contract or (v) incurred since the date of the balance sheet of RTO Acquiror as of September 30, 2020 in the ordinary course of business consistent with past practices. RTO Acquiror does not intend to correct or restate, nor is there any basis for any correction or restatement of, any aspect of the RTO Acquiror Financial Statements.

(o)	Since September 30, 2020 through the date of this Agreement and other than with respect to the negotiation, execution and performance of this Agreement, each of the RTO Acquiror and RTO Acquiror Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice, and there has not been: (a) any event that has had an RTO Acquiror Material Adverse Effect, or (b) any material change by RTO Acquiror or any RTO Acquiror Subsidiaries in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or as disclosed in the notes to the RTO Acquiror Financial Statements.

(p)	Neither RTO Acquiror nor any of the RTO Acquiror Subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for: (i) liabilities and obligations that are adequately presented or reserved on the RTO Acquiror Financial Statements or disclosed in the notes thereto; or (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice that are not and would not, individually or in the aggregate with all other liabilities and obligations of RTO Acquiror and the RTO Acquiror Subsidiaries (other than those disclosed on the RTO Acquiror Financial Statements), be material to RTO Acquiror and the RTO Acquiror Subsidiaries (taken as a whole). Without limiting the foregoing, the RTO Acquiror Financial Statements reflects reasonable reserves in accordance with U.S. GAAP for contingent liabilities of RTO Acquiror and the RTO Acquiror Subsidiaries.

(q)	Each of RTO Acquiror and the RTO Acquiror Subsidiaries maintains internal control over financial reporting. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and includes policies and procedures that: (A) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of RTO Acquiror and the RTO Acquiror Subsidiaries are being made only with appropriate authorizations of management and directors of RTO Acquiror and the RTO Acquiror Subsidiaries, as applicable; and (B) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of RTO Acquiror or the RTO Acquiror Subsidiaries that could have a material effect on its financial statements. As of the date of this Agreement, there neither is, nor has been, any fraud with respect to RTO Acquiror or the RTO Acquiror Subsidiaries, whether or not material, relating to the financial reporting or internal control over financial reporting of RTO Acquiror or the RTO Acquiror Subsidiaries, as applicable. As of the date of this Agreement, to the knowledge of RTO Acquiror, there is no fraud that involves management or any other employees who have a significant role in the internal control over financial reporting of RTO Acquiror or the RTO Acquiror Subsidiaries.

(r)	The RTO Acquiror Certificate of Designation is in a form which complies with Nevada Law and, when filed, will constitute the valid RTO Acquiror Certificate of Designation under Nevada Law. The dividend of RTO Acquiror Preferred Stock to be declared prior to the Effective Time will be exempt from registration under all applicable Securities Laws.

(s)	There are no actions, proceedings or, to RTO Acquiror’s knowledge, investigations (whether or not purportedly by or on behalf of RTO Acquiror) commenced or, to the knowledge of RTO Acquiror, threatened or pending against or relating to RTO Acquiror or an RTO Acquiror Subsidiary or the business thereof or affecting any of their assets and properties or against any current officer or director relating to such individual’s role with RTO Acquiror or any RTO Acquiror Subsidiary at law or in equity (whether in any court, arbitration or similar tribunal) or before or by any Governmental Entity, that would reasonably be expected to result in an RTO Acquiror Material Adverse Effect or prevent or materially delay the consummation of the Arrangement.

(t)	Except as disclosed in Schedule D(t) of the RTO Acquiror Disclosure Letter, none of RTO Acquiror or any RTO Acquiror Subsidiary is a party to or bound or affected by any commitment, agreement or document containing any covenant which expressly limits the freedom of RTO Acquiror or the RTO Acquiror Subsidiary to compete or operate in any line of business, transfer or move any of its assets or operations or which materially or adversely affects the business practices, operations or condition of RTO Acquiror or the RTO Acquiror Subsidiary.

(u)	Except as disclosed in Schedule D(u) of the RTO Acquiror Disclosure Letter, Neither RTO Acquiror nor any of the RTO Acquiror Subsidiaries is party to, bound by or subject to any indenture, mortgage, lease, agreement, license, permit, authorization, certification, instrument, statute, regulation, order, judgment, decree or law that would be violated or breached by, or under which default would occur or which could be terminated, cancelled or accelerated, in whole or in part, or that would require consent or notice, as a result of the execution, delivery and performance of this Agreement or the consummation of any of the transactions provided for in this Agreement and the Plan of Arrangement (except as would not, individually or in the aggregate, have or reasonably be expected to have, individually or in the aggregate, an RTO Acquiror Material Adverse Effect or as set out in the Key Regulatory Approvals).

(v)	Except as disclosed in Schedule D(v) of the RTO Acquiror Disclosure Letter, RTO Acquiror is not party to any Contract or arrangement, nor to the knowledge of RTO Acquiror, is there any shareholders agreement or other Contract, which in any manner affects the voting control of any of the securities of RTO Acquiror.

(w)	All Taxes due and payable by RTO Acquiror have been paid. All Tax Returns required to be filed by RTO Acquiror have been filed with all appropriate Governmental Entities and all such Tax Returns did not contain a misrepresentation as at the respective dates. Except as disclosed in Schedule D(w) of the RTO Acquiror Disclosure Letter, to the knowledge of RTO Acquiror, no examination of any Tax Return of RTO Acquiror is currently in progress and there are no issues or disputes outstanding with any Governmental Entity respecting any Taxes that have been paid, or may be payable, by RTO Acquiror. RTO Acquiror has timely and properly collected all material sales, use, value-added and similar Taxes required to be collected, and has remitted such amounts on a timely basis to the appropriate Governmental Entity. RTO Acquiror has not been, is not, and immediately prior to the Closing will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the U.S. Tax Code. RTO Acquiror has not taken any action, nor to the knowledge of RTO Acquiror are there any facts or circumstances not set forth in this Agreement or the Plan of Arrangement, that could reasonably be expected to prevent the Arrangement from qualifying as a “reorganization” within the meaning of Section 368(a) of the U.S. Tax Code.

(x)	Neither RTO Acquiror nor, to RTO Acquiror’s knowledge, any other Person, is in default in any material respect in the observance or performance of any term, covenant or obligation to be performed by RTO Acquiror or an RTO Acquiror Subsidiary or such other Person under any Material Contract, and no event has occurred which with notice or lapse of time or both would constitute such a default by RTO Acquiror or an RTO Acquiror Subsidiary or, to RTO Acquiror’s knowledge, any other party, except where such default or event would not reasonably be expected to result in an RTO Acquiror Material Adverse Effect.

(y)	Since September 30, 2020:

(i)	Except as disclosed in Schedule D(y)(i) of the RTO Acquiror Disclosure Letter, there has not been any material change in the assets, liabilities, obligations (absolute, accrued, contingent or otherwise), business, condition (financial or otherwise) or results of operations of RTO Acquiror or an RTO Acquiror Subsidiary;

(ii)	Except as disclosed in Schedule D(y)(ii) of the RTO Acquiror Disclosure Letter, there has not been any material change in the share capital or long-term debt of RTO Acquiror;

(iii)	There has not been any entering into, or an amendment of, any RTO Acquiror Material Contract (as defined below) other than (A) in the ordinary course of business consistent with past practice, or (B) renewals of any such contract;

(iv)	There has not been any satisfaction or settlement of any material claims or material liabilities, other than the settlement of such claims or such liabilities incurred in the ordinary course of business consistent with past practice;

(v)	Except for ordinary course adjustments to salary, bonus, or other remuneration payable to any officers or senior or executive officers, there has not been any increase in the salary, bonus, severance, termination pay, change of control entitlements or other remuneration payable to any senior or executive officers of RTO Acquiror or any RTO Acquiror Subsidiary; and

(vi)	RTO Acquiror and the RTO Acquiror Subsidiaries have carried on their business in the ordinary course consistent with past practice.

(z)	There has been no interruption to or discontinuity in any supplier or distributor arrangement or relationship of RTO Acquiror and the RTO Acquiror Subsidiaries with each of their respective principal suppliers and distributors and the relationships of RTO Acquiror and the RTO Acquiror Subsidiaries with each of their respective principal suppliers and distributors are satisfactory, and there are no unresolved disputes with any such supplier or distributor. No supplier or distributor of RTO Acquiror or an RTO Acquiror Subsidiary has notified RTO Acquiror or the RTO Acquiror Subsidiary that such supplier or distributor will not continue dealing with RTO Acquiror or the RTO Acquiror Subsidiary on substantially the same terms as presently conducted, and to the knowledge of RTO Acquiror, there is no reason to believe that, any such supplier or distributor will not continue dealing with RTO Acquiror or the RTO Acquiror Subsidiary on substantially the same terms as presently conducted, in each case subject to changes in pricing and volume in the ordinary course.

(aa)	The relationships of RTO Acquiror and the RTO Acquiror Subsidiaries with each of their respective customers are satisfactory, and there are no unresolved disputes with any such customer.

(bb)	Each of RTO Acquiror and the RTO Acquiror Subsidiaries possesses permits, licenses, approvals, consents and other authorizations issued by a federal, provincial, state, local or foreign regulatory agencies or bodies (in this Schedule D, collectively, “Governmental Licenses”) required by Law to conduct the business now operated by them, except where the failure to hold such Governmental Licenses would not, individually or in the aggregate, result in an RTO Acquiror Material Adverse Effect. Each Governmental License is valid and in full force and effect, and is renewable by its terms or in the ordinary course without the need for RTO Acquiror to comply with any special rules of procedures, agree to any materially different terms or conditions or pay any amounts other than routine filing fees. To the knowledge of RTO Acquiror, each of RTO Acquiror and the RTO Acquiror Subsidiaries is in compliance in all material respects with the terms and conditions of all such Governmental Licenses. No consent, licence, order, authorization, approval, permit, registration or declaration of, or filing with, any Governmental Entity or other Person (including without limitation any consent, approval, order or filing pursuant to any applicable bulk sales laws) is required in connection with: (i) the closing of the Arrangement; (ii) the execution and delivery by RTO Acquiror of this Agreement or any document delivered by RTO Acquiror at the closing of the Arrangement to which it is a party; (iii) the observance and performance by RTO Acquiror of its obligations under this Agreement or any document delivered by RTO Acquiror at the closing of the Arrangement to which it is a party; or (iv) avoiding the loss of any Governmental Licenses relating to RTO Acquiror or RTO Acquiror Subsidiaries, any of their properties and assets, or the business now operated by them.

(cc)	To the knowledge of RTO Acquiror, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Governmental License.

(dd)	There are no actions, proceedings or, to RTO Acquiror’s knowledge, investigations commenced or, to the knowledge of RTO Acquiror, pending in respect of or regarding any such Governmental License. None of RTO Acquiror and the RTO Acquiror Subsidiaries has received any written notice of revocation or non-renewal of any Governmental License, or of any intention of any Person to revoke or refuse to renew any of such Governmental License.

(ee)	None of the directors, officers or employees of RTO Acquiror, any known holder of more than five percent (5%) of any class of shares of RTO Acquiror, or any known associate or affiliate of any of the foregoing Persons, has had any material interest, direct or indirect, in any material transaction or any proposed material transaction with RTO Acquiror or an RTO Acquiror Subsidiary which, as the case may be, materially affected, is material to or will materially affect RTO Acquiror.

(ff)	Other than the RTO Acquiror Financial Advisor, there is no Person acting or purporting to act at the request of RTO Acquiror who is entitled to any brokerage, agency or other fiscal advisory or similar fee in connection with the transactions contemplated by this Agreement and the Plan of Arrangement.

(gg)	Except as disclosed in Schedule D(gg) of the RTO Acquiror Disclosure Letter or in the RTO Acquiror Financial Statements, neither RTO Acquiror nor any RTO Acquiror Subsidiary has any loan or other indebtedness outstanding which has been made to any of its shareholders, officers, directors or employees, past or present, or any Person not dealing at arm’s length with it, other than for the reimbursement of ordinary course business expenses.

(hh)	Except for (i) employment, consulting or employment compensation agreements entered into in the ordinary course of business, (ii) customary director and officer indemnification arrangements on market terms, or (iii) financing agreements or shareholder agreements with the RTO Acquiror Shareholders entered into in connection with financings or other transactions to which RTO Acquiror Shareholders are generally parties and that will terminate at or prior to the Effective Time as a result of the Arrangement, there are no current contracts or other transactions (including relating to indebtedness by RTO Acquiror or the RTO Acquiror Subsidiaries) between RTO Acquiror or any RTO Acquiror Subsidiaries on the one hand, and (a) any officer or director of RTO Acquiror or the RTO Acquiror Subsidiaries, (b) any holder of record or beneficial owner of five percent (5%) or more of the voting securities of RTO Acquiror, or (c) any affiliate or associate of any officer, director or beneficial owner, on the other hand except as disclosed in Schedule D(hh) of the RTO Acquiror Disclosure Letter.

(ii)	To the knowledge of RTO Acquiror, none of RTO Acquiror’s directors or officers is now, or in the last ten (10) years has been, subject to an order or ruling of any securities regulatory authority or securities exchange prohibiting such individual from acting as a director or officer of a public company or of a company listed on a particular securities exchange.

(jj)	The assets and properties of RTO Acquiror and the RTO Acquiror Subsidiaries and their business and operations are insured against loss or damage with responsible insurers on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses, and such coverage is in full force and effect, and RTO Acquiror and the RTO Acquiror Subsidiaries have not failed to promptly give any notice or present any material claim thereunder. Schedule D(jj) of the RTO Acquiror Disclosure Letter sets out a true and complete summary of the insurance policies of RTO Acquiror and the RTO Acquiror Subsidiaries.

(kk)	Neither RTO Acquiror nor the RTO Acquiror Subsidiaries own any real property or hold an ownership interest in any real property, or have owned or held such ownership interest in the past five years, save and except as set out in Schedule D(kk) of the RTO Acquiror Disclosure Letter. With respect to each of the material leased premises of RTO Acquiror and the RTO Acquiror Subsidiaries, RTO Acquiror and the RTO Acquiror Subsidiaries occupies the applicable leased premises and has the right to occupy and use the leased premises, subject to the terms of the respective leases, and each of the leases pursuant to which RTO Acquiror and the RTO Acquiror Subsidiaries occupies such leased premises is valid, legally binding and enforceable against RTO Acquiror or an RTO Acquiror Subsidiary, as applicable, and to the knowledge of RTO Acquiror, the other parties in accordance with its terms is in good standing and in full force and effect, and none of RTO Acquiror or any of the RTO Acquiror Subsidiaries is in breach of, or default under, such lease, sublease, license or occupancy agreement, and no event has occurred which, with notice, lapse of time or both, would constitute such a breach or default by RTO Acquiror or any of the RTO Acquiror Subsidiaries or permit termination, modification or acceleration by any third party thereunder. No third party has repudiated or has the right to terminate or repudiate any such lease (except for the normal exercise of remedies in connection with a default thereunder or any termination rights set forth in the lease) or any provision thereof. None of the aforementioned leases has been assigned by RTO Acquiror or any of the RTO Acquiror Subsidiaries in favour of any Person or sublet or sublicensed. There exists no claim of any kind or right of set-off against RTO Acquiror or any RTO Acquiror Subsidiary, as the case may be, as tenant by the landlord or against the landlord by RTO Acquiror or any RTO Acquiror Subsidiary, as the case may be, as tenant as of the date hereof. RTO Acquiror and the RTO Acquiror Subsidiaries own, lease or licence all personal or movable property as is necessary to conduct their business as presently conducted, and RTO Acquiror and the RTO Acquiror Subsidiaries have good and valid title to, or a valid and enforceable interest (whether a leasehold interest or otherwise) in, all of such personal or movable property.

(ll)	RTO Acquiror and the RTO Acquiror Subsidiaries as tenants are in actual possession of all properties leased by them. Except as disclosed in Schedule D(ll) of the RTO Acquiror Disclosure Letter, RTO Acquiror and the RTO Acquiror Subsidiaries are not in arrears of rent required to be paid pursuant to any applicable lease.

(mm)	RTO Acquiror is not a shell company (as defined in Rule 405 under the Securities Act) and has not been a shell company for at least twelve (12) calendar months previously.

(nn)	The minute books and records of RTO Acquiror and the RTO Acquiror Subsidiaries made available to Meta and its counsel in connection with their due diligence investigation in respect of the Arrangement contain full, true and correct copies of all constating documents, including all amendments thereto, and contain copies of all proceedings of securityholders and directors (and committees thereof) and are complete in all material respects.

(oo)	Schedule D(oo) of the RTO Acquiror Disclosure Letter sets out separately all Intellectual Property owned by RTO Acquiror or an RTO Acquiror Subsidiary that has been registered or which applications for registration have been filed and all other material Intellectual Property that is owned by RTO Acquiror or an RTO Acquiror Subsidiary (in this Schedule D, the “RTO Acquiror Owned Intellectual Property”) and the Intellectual Property that is duly licensed by RTO Acquiror as part of its business as presently conducted (in this Schedule D, the “RTO Acquiror Licensed Intellectual Property”, and together with the RTO Acquiror Owned Intellectual Property, the “RTO Acquiror Intellectual Property”). RTO Acquiror or an RTO Acquiror Subsidiary is the sole and exclusive owner of the RTO Acquiror Owned Intellectual Property and all other Intellectual Property that it owns or purports to own with good, valid and marketable title thereto, free and clear of all Encumbrances. Schedule D(oo) of the RTO Acquiror Disclosure Letter lists all license agreements to which RTO Acquiror or an RTO Acquiror Subsidiary is a party or by which it is bound (whether as licensor, licensee or otherwise) with respect to the Intellectual Property, excluding any licenses for unmodified, commercially-available, off-the-shelf software, for which RTO Acquiror or an RTO Acquiror Subsidiary pays a license fee of more than $1,000 in the aggregate annually. RTO Acquiror or an RTO Acquiror Subsidiary has valid and enforceable licenses to use all of the RTO Acquiror Licensed Intellectual Property used by it in connection with, and as required for, its business as presently conducted. RTO Acquiror has no knowledge to the effect that it will be unable to obtain or maintain any rights or licenses to use all Intellectual Property necessary for the conduct of its business. The RTO Acquiror Owned Intellectual Property and the RTO Acquiror Licensed Intellectual Property constitute all of the Intellectual Property required by RTO Acquiror or an RTO Acquiror Subsidiary to conduct its business as currently conducted. To the knowledge of RTO Acquiror, no third parties have rights to any Intellectual Property, except for the ownership rights of the owners of the RTO Acquiror Licensed Intellectual Property which is licensed to RTO Acquiror or an RTO Acquiror Subsidiary. To the knowledge of RTO Acquiror, there is no infringement, misappropriation or misuse by third parties of any RTO Acquiror Owned Intellectual Property. There is no pending or, to the knowledge of RTO Acquiror, threatened action, suit, proceeding or claim by third parties challenging the rights in or to any RTO Acquiror Owned Intellectual Property, and RTO Acquiror is not aware of any facts which form a reasonable basis for any such claim. The RTO Acquiror Owned Intellectual Property that is the subject of an application or registration is valid, in full force and effect. There is no pending or, to the knowledge of RTO Acquiror, threatened action, suit, proceeding or claim by others challenging the validity or enforceability of any RTO Acquiror Owned Intellectual Property, and RTO Acquiror is not aware of any allegations or finding of unenforceability or invalidity of the RTO Acquiror Owned Intellectual Property or any facts which form a reasonable basis for any such claim. All applications, registrations, filings, renewals and payments necessary to preserve the rights of RTO Acquiror or any RTO Acquiror Subsidiary in and to RTO Acquiror Owned Intellectual Property have been duly filed, made, prosecuted, maintained, paid, are in good standing and are recorded in the name of RTO Acquiror or an RTO Acquiror Subsidiary. There is no pending or, to the knowledge of RTO Acquiror, threatened action, suit, proceeding or claim by third parties that RTO Acquiror or an RTO Acquiror Subsidiary infringes, misappropriates or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others. To the knowledge of RTO Acquiror, the business of RTO Acquiror and the RTO Acquiror Subsidiaries does not infringe, misappropriate or otherwise violate any patent, trademark, copyright, trade secret or other proprietary rights of third parties and, without limiting the foregoing, to the knowledge of RTO Acquiror, there is no patent or patent application by third parties that contains claims that interfere with the issued or pending claims of any RTO Acquiror Intellectual Property.

(pp)	Except in respect of the Intellectual Property set forth in Schedule D(pp) of the RTO Acquiror Disclosure Letter, no licenses or other rights have been granted to any third party in, to and in respect of the RTO Acquiror Owned Intellectual Property.

(qq)	Other than in respect of those contracts disclosed in Schedule D(qq) of the RTO Acquiror Disclosure Letter, neither RTO Acquiror nor any RTO Acquiror Subsidiary is a party to or bound by any Contract or other obligation that limits or impairs its ability to use, sell, transfer, assign or convey, or that otherwise affects any RTO Acquiror Intellectual Property.

(rr)	Except as set forth in Schedule D(rr) the RTO Acquiror Disclosure Letter, neither RTO Acquiror nor any RTO Acquiror Subsidiary is obligated to pay any royalties, fees or other compensation to any third party in respect of its ownership, use, practice, exploitation or commercialization of any RTO Acquiror Intellectual Property.

(ss)	Except as disclosed in Schedule D(ss) of the RTO Acquiror Disclosure Letter, neither RTO Acquiror nor any RTO Acquiror Subsidiary has received any funding from a Governmental Entity that impacts or has the potential to impact RTO Acquiror or an RTO Acquiror Subsidiary’s ownership, use, practice, exploitation or commercialization of the RTO Acquiror Owned Intellectual Property. Except as disclosed in Schedule D(ss) of the RTO Acquiror Disclosure Letter, to the knowledge of RTO Acquiror, no employee, contractor, consultant or other service provider of RTO Acquiror or an RTO Acquiror Subsidiary, who was involved in, or who contributed to, the creation or development of the RTO Acquiror Owned Intellectual Property, has performed services for any government, university, college or other educational institution or research centre or government funded institution during a period of time during which such Person worked for RTO Acquiror or an RTO Acquiror Subsidiary.

(tt)	Except as disclosed in Schedule D(tt) of the RTO Acquiror Disclosure Letter, no permits, licenses, approvals, consents or other authorizations issued by any federal, provincial, state, local or foreign regulatory agency or body are required to import or sell the products of RTO Acquiror or any RTO Acquiror Subsidiary.

(uu)	Except in respect of the individuals listed in Schedule D(uu) of the RTO Acquiror Disclosure Letter, all current and former employees of, and current and former consultants (excluding consultants who have exclusively provided financial services) to, RTO Acquiror and the RTO Acquiror Subsidiaries have entered into proprietary rights or similar agreements with RTO Acquiror or the applicable RTO Acquiror Subsidiary, whereby any Intellectual Property created by them in the course of the performance of their employment or engagement has been fully and irrevocably assigned to RTO Acquiror or the applicable RTO Acquiror Subsidiary without additional consideration, and, to the knowledge of RTO Acquiror, no employee of, or consultant to, RTO Acquiror or the applicable RTO Acquiror Subsidiary is in violation of such agreements. Except in respect of the individuals listed in Schedule D(uu)(ii), all current and former employees of, and current and former consultants (excluding consultants who have exclusively provided financial services) to, RTO Acquiror and the RTO Acquiror Subsidiaries have entered into proprietary rights or similar agreements with RTO Acquiror or the applicable RTO Acquiror Subsidiary, whereby all rights in any Intellectual Property created by them in the course of the performance of their employment or engagement have been waived in favour of RTO Acquiror or the applicable RTO Acquiror Subsidiary and its successors and assigns, and, to the knowledge of RTO Acquiror, no employee of, or consultant to, RTO Acquiror or the applicable RTO Acquiror Subsidiary is in violation of such agreements.

(vv)	All Persons having access to or knowledge of the Intellectual Property or any information of a confidential nature, in each case that is necessary or required or otherwise used for or in connection with the conduct or operation or proposed conduct or operation of RTO Acquiror’s business have entered into non-disclosure agreements with RTO Acquiror or the applicable RTO Acquiror Subsidiary preventing the disclosure of such Intellectual Property or information, and there has been no breach of any such agreement. To the knowledge of RTO Acquiror, the employment or engagement by RTO Acquiror or the applicable RTO Acquiror Subsidiary of such Persons does not violate any non-disclosure or non-competition agreement between any such Person and a third party. Each of RTO Acquiror and the RTO Acquiror Subsidiaries have taken all reasonably necessary and appropriate steps (including but not limited to appropriately marking and labelling Intellectual Property) to protect the secrecy, confidentiality and proprietary nature of all Intellectual Property.

(ww)	The conduct of RTO Acquiror and the RTO Acquiror Subsidiaries in carrying on the RTO Acquiror Business and the operation of the RTO Acquiror Business by RTO Acquiror and the RTO Acquiror Subsidiaries have been and is in compliance with all Environmental Laws, in all material respects, and there are no existing events, conditions, or circumstances that would reasonably be expected to materially and adversely affect the ability of RTO Acquiror or the RTO Acquiror Subsidiaries to comply with Environmental Laws.

(xx)	Each of RTO Acquiror and the RTO Acquiror Subsidiaries has obtained all licenses, permits, approvals, consents, certificates, registrations and other authorizations under all applicable Environmental Laws (in this Schedule D, the “Environmental Permits”) necessary as at the date hereof for the operation of the business carried by RTO Acquiror and the RTO Acquiror Subsidiaries, and each Environmental Permit is valid, subsisting and in good standing in all material respects and none of RTO Acquiror nor any of the RTO Acquiror Subsidiaries is in default or breach of any Environmental Permit in any respect and no proceeding is outstanding or, to the knowledge of RTO Acquiror, has been threatened or is pending to revoke or limit any Environmental Permit.

(yy)	To the knowledge of RTO Acquiror, each of RTO Acquiror and the RTO Acquiror Subsidiaries has not used, except in compliance in all respects with all Environmental Laws and Environmental Permits, any property or facility which it owns, controls manages, operates or leases or previously owned, controlled, operated, managed or leased, to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Substance and, to the knowledge of RTO Acquiror, there have been no releases of Hazardous Substances at any property or facility which it owns, controls, manages, operates or leases or previously owned, controlled, operated, managed or leased.

(zz)	Each of RTO Acquiror and the RTO Acquiror Subsidiaries has not received any notice of, or been prosecuted for, an offence alleging, non-compliance in any material respect with any Environmental Laws, and none of RTO Acquiror nor any of the RTO Acquiror Subsidiaries has settled any allegation of non-compliance short of prosecution. There are no orders or directions issued against each of RTO Acquiror and the RTO Acquiror Subsidiaries under Environmental Laws including those requiring any material work, repairs, construction or capital expenditures to be made with respect to any of the assets of RTO Acquiror or an RTO Acquiror Subsidiary, nor has RTO Acquiror or an RTO Acquiror Subsidiary received notice of any of the same.

(aaa)	There are no past unresolved or, to the knowledge of RTO Acquiror, any threatened or pending claims, complaints, notices or requests for information received by RTO Acquiror or an RTO Acquiror Subsidiary with respect to any alleged violation of any Environmental Laws; and, to the knowledge of RTO Acquiror, no conditions exist at, on or under any property now or previously owned, operated, optioned or leased by RTO Acquiror or an RTO Acquiror Subsidiary which, with the passage of time, or the giving of notice or both, would give rise to liability under Environmental Laws that, individually or in the aggregate, would reasonably be expected to result in an RTO Acquiror Material Adverse Effect..

(bbb)	None of RTO Acquiror nor any RTO Acquiror Subsidiary has received any notice wherein it is alleged or stated that it is potentially responsible for a federal, provincial, state, municipal or local clean-up site or corrective action under Environmental Laws that would reasonably be expected to result in an RTO Acquiror Material Adverse Effect.

(ccc)	Except as disclosed in Schedule D(ccc) of the RTO Acquiror Disclosure Letter, there are no environmental audits, evaluations, assessments, studies or tests relating to RTO Acquiror or an RTO Acquiror Subsidiary.

(ddd)	None of RTO Acquiror or the RTO Acquiror Subsidiaries have agreed by contract or other agreement to indemnify or be responsible for any liabilities or obligations under Environmental Laws.

(eee)	To the knowledge of RTO Acquiror, RTO Acquiror and the RTO Acquiror Subsidiaries are and have been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labour relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labour, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by RTO Acquiror or any RTO Acquiror Subsidiary as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. There are no actions against RTO Acquiror or any RTO Acquiror Subsidiary pending or, to the knowledge of RTO Acquiror, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of RTO Acquiror or any RTO Acquiror Subsidiary, including, without limitation, any claim relating to unfair labour practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

(fff)	Schedule D(fff) of the RTO Acquiror Disclosure Letter sets out a complete and accurate list of all current employees and consultants engaged or employed by RTO Acquiror and the RTO Acquiror Subsidiaries and includes names and titles of all such employees and consultants, together with their position/role and location of their employment or provision of services. All of the employees and consultants listed in Schedule D(fff) of the RTO Acquiror Disclosure Letter are engaged pursuant to a written contract of employment or provision of services and all such contracts have been disclosed to the legal counsel of Meta in the virtual data room maintained by RTO Acquiror for the purposes of facilitating the Parties’ due diligence investigations.

(ggg)	Neither RTO Acquiror nor any RTO Acquiror Subsidiary is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or threatened, or any litigation actual or threatened, relating to employment or termination of employment of employees or independent contractors.

(hhh)	Each plan for retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or otherwise contributed to or required to be contributed to, by RTO Acquiror or an RTO Acquiror Subsidiary for the benefit of any current or former director, officer, employee or consultant of RTO Acquiror or an RTO Acquiror Subsidiary (in this Schedule D, the “RTO Acquiror Employee Plans”) has been maintained in compliance with its terms and with the requirements prescribed by any and all Laws that are applicable to such RTO Acquiror Employee Plans, in each case in all material respects and has been publicly disclosed to the extent required by Securities Laws.

(iii)	All material accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, federal or state pension plan premiums, accrued wages, salaries and commissions and employee benefit plan payments have been reflected in the books and records of RTO Acquiror and the RTO Acquiror Subsidiaries.

(jjj)	There is not currently any labour disruption, dispute, slowdown, stoppage, complaint or grievance or, to the knowledge of RTO Acquiror, threatened or pending which is adversely affecting or would reasonably be expected to adversely affect, in a material manner, the carrying on of the business of RTO Acquiror and the RTO Acquiror Subsidiaries, and to the knowledge of RTO Acquiror, there is no proposal to unionize its employees and no collective bargaining agreements are in place or currently being negotiated by RTO Acquiror or an RTO Acquiror Subsidiary.

(kkk)	Except as set forth on Schedule D(kkk) of the RTO Acquiror Disclosure Letter, neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (i) entitle any employee, director, officer or independent contractor of the RTO Acquiror Group to severance pay, termination pay, change of control payment or benefits, or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the RTO Acquiror Group to transfer or set aside any assets to fund any material benefits under any Employee Plan, (iv) otherwise give rise to any material liability under any Employee Plan, or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Employee Plan on or following the consummation of the transactions contemplated by this Agreement.

(lll)	Each of RTO Acquiror and each RTO Acquiror Subsidiary has been and is now conducting its business in compliance in all material respects with all applicable Laws of each jurisdiction in which it carries on its business and has not received a notice of material non-compliance, and, to the knowledge of RTO Acquiror, there are no facts that would give rise to a notice of material non-compliance with any such Laws.

(mmm)	Other than this Agreement, neither RTO Acquiror nor any RTO Acquiror Subsidiary is currently party to any agreement in respect of: (i) the purchase of any material property or assets or any interest therein or the sale, transfer or other disposition of any material property or assets or any interest therein currently owned, directly or indirectly, by RTO Acquiror or an RTO Acquiror Subsidiary whether by asset sale, transfer of shares or otherwise; or (ii) the change of control of RTO Acquiror or an RTO Acquiror Subsidiary (whether by sale or transfer of shares or otherwise).

(nnn)	None of RTO Acquiror nor any RTO Acquiror Subsidiary is a party to any Material Contract, other than as set forth on Schedule D(nnn) of the RTO Acquiror Disclosure Letter (collectively, the “RTO Acquiror Material Contracts”).

(ooo)	All RTO Acquiror Material Contracts are in good standing in all material respects and in full force and effect.

(ppp)	RTO Acquiror is not in material default or breach of any RTO Acquiror Material Contract and, to the knowledge of RTO Acquiror, there exists no condition, event or act which, with the giving of notice or lapse of time or both, would constitute a material default or breach under any RTO Acquiror Material Contract and/or which would give rise to a right of termination on the part of any other party to an RTO Acquiror Material Contract.

(qqq)	The RTO Acquiror is a “reporting issuer” or equivalent thereof under applicable Securities Laws in the United States, and is not in default of any material requirements of any Securities Laws or the rules and regulations of the SEC or NASDAQ. RTO Acquiror has not taken any action to cease to be a reporting issuer nor has RTO Acquiror received notification from any Securities Authority seeking to revoke the reporting issuer status of RTO Acquiror. No delisting, suspension of trading in or cease trading order with respect to any of its securities and, to the knowledge of the RTO Acquiror, no inquiry or investigation of any Securities Authority, is pending, in effect or ongoing or threatened. The RTO Acquiror Shares are listed on NASDAQ and trading of the RTO Acquiror Shares is not currently halted or suspended. The RTO Acquiror does not have any securities listed for trading on any securities exchange other than NASDAQ. RTO Acquiror is not subject to any cease trade or other order of NASDAQ or any Securities Authority, and, to the knowledge of the RTO Acquiror, no investigation or other proceedings involving the RTO Acquiror that may operate to prevent or restrict trading of any securities of the RTO Acquiror are currently in progress or pending before NASDAQ or any Securities Authority. RTO Acquiror has timely filed or furnished all RTO Acquiror Disclosure Documents required to be filed or furnished by RTO Acquiror under applicable Securities Laws. Each of the RTO Acquiror Disclosure Documents complied in all material respects with applicable Securities Laws and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any misrepresentation (as defined under applicable Securities Laws). RTO Acquiror has not filed any confidential filings (including redacted filings) filed to or furnished with, as applicable, any Securities Authority. There are no outstanding or unresolved comments in comment letters from any Securities Authority with respect to any of the RTO Acquiror Disclosure Documents and, to the knowledge of RTO Acquiror, neither RTO Acquiror nor any of the RTO Acquiror Disclosure Documents is the subject of an ongoing audit, review, comment or investigation by any Securities Authority or the SEC.

(rrr)	The operations of RTO Acquiror and the RTO Acquiror Subsidiaries are and have been conducted, at all times, in material compliance with all applicable Anti-Money Laundering Laws, and no action by or before any Governmental Entity against RTO Acquiror or an RTO Acquiror Subsidiary with respect to the Anti-Money Laundering Laws is pending. None of RTO Acquiror nor any RTO Acquiror Subsidiary has, directly or indirectly: (i) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any governmental agency, authority or instrumentality of any jurisdiction in violation of applicable Laws; or (ii) made any contribution to any candidate for public office, in either case where either the payment or the purpose of such contribution, payment or gift was, is or would be prohibited under the Corruption of Foreign Public Officials Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (United States) or the rules and regulations promulgated thereunder or under any other Laws of any relevant jurisdiction covering a similar subject matter applicable to RTO Acquiror, the RTO Acquiror Subsidiaries and their operations. None of RTO Acquiror, an RTO Acquiror Subsidiary, or, to the knowledge of RTO Acquiror, any director, officer, agent, employee, affiliate or Person acting on behalf of RTO Acquiror or any RTO Acquiror Subsidiary has been or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(sss)	None of RTO Acquiror, an RTO Acquiror Subsidiary, or, to the knowledge of RTO Acquiror, any of their officers, directors or employees acting on behalf of RTO Acquiror has violated the United States’ Foreign Corrupt Practices Act (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any other applicable Law covering a similar subject matter applicable to the RTO Acquiror, the RTO Acquiror Subsidiaries and their operations, and to the knowledge of RTO Acquiror, no such action has been taken by any of its agents, representatives or other Persons acting on behalf of RTO Acquiror.

(ttt)	Subject to Permitted Encumbrances: (i) RTO Acquiror does not have reason to believe that RTO Acquiror does not have good and marketable title to or the irrevocable right to produce and sell its petroleum, natural gas and related hydrocarbons and represents and warrants that such interests are free and clear of all Encumbrances created by, through or under RTO Acquiror, and that RTO Acquiror has not received written notice of any default or purported default under, nor has there been any act or omission by RTO Acquiror that could reasonably constitute a breach of or a default under, the leases, licenses, permits, concessions, concession agreements, contracts, subleases, reservations or other agreements in which RTO Acquiror derives its interests in its oil and gas properties that have not been remedied in all material respects or if unremedied would reasonably be expected to result in an RTO Acquiror Material Adverse Effect; and (ii) there are no defects, failures or impairments in the title of RTO Acquiror to its assets, whether or not an action, suit, proceeding or inquiry is pending or threatened in writing or whether or not discovered by any third party, which in the aggregate, could materially adversely affect: (A) the quantity and pre-tax net present values of such assets as reflected in RTO Acquiror’s most recent reserve report; (B) the current production volumes of RTO Acquiror; or (C) the current cash flow of RTO Acquiror.

(uuu)	Except as disclosed in Schedule D(uuu) of the RTO Acquiror Disclosure Letter, none of the oil and gas assets of RTO Acquiror are subject to an agreement that provides for an area of mutual interest or an area of exclusion.

(vvv)	Except as set out in Schedule D(vvv) of the RTO Acquiror Disclosure Letter, none of the oil and gas assets or properties of RTO Acquiror or any of the RTO Acquiror Subsidiaries are subject to reduction by reference to payout of or production penalty on any well or otherwise, or to change to an interest of any other size or nature by virtue of or through any right or interest granted by, through or under RTO Acquiror which could in the aggregate would reasonably be expected to result in an RTO Acquiror Material Adverse Effect.

(www)	Except as set out in Schedule D(www) of the RTO Acquiror Disclosure Letter, all royalties, and all ad valorem, property, production, severance and similar Taxes, assessment, deposits and rentals payable on or before the date hereof and based on, or measured by, RTO Acquiror’s or any RTO Acquiror Subsidiary’s ownership of its oil and gas assets or properties, the production of petroleum substances from its oil and gas assets or properties or the receipt of proceeds therefrom under the leases and other title and operating documents pertaining to RTO Acquiror’s or any RTO Acquiror Subsidiary’s oil and gas assets or properties payable on or before the date hereof, have been properly paid in full and in a timely manner.

(xxx)	Except as set out in Schedule D(xxx) of the RTO Acquiror Disclosure Letter, (i) none of the wells in which RTO Acquiror holds an interest have been produced in excess of applicable production allowables imposed by any Applicable Laws or any Governmental Entity, and RTO Acquiror has no knowledge of any impending change in production allowables imposed by any Applicable Laws or any Governmental Entity that may be applicable to any of the wells in which it holds an interest, other than changes of general application in the jurisdiction in which such wells are situate; and (ii) RTO Acquiror has not received notice of any production penalty or similar production restriction of any nature imposed or to be imposed by any Governmental Entity, including gas oil ratio, off target and overproduction penalties imposed by any Governmental Entity that may be applicable, and, to its knowledge, none of the wells in which it holds an interest is subject to any such penalty or restriction.

(yyy)	None of the wells in which RTO Acquiror holds an interest are subject to any material production penalty or restriction arising from the overproduction of petroleum substances from its oil and gas assets or properties (other than those imposed in the ordinary course of the oil and gas industry by a Governmental Entity).

(zzz)	All wells in which RTO Acquiror holds an interest: (i) for which RTO Acquiror was or is operator, were or have been drilled and, if and as applicable, completed, operated and abandoned (and if abandoned, plugged and abandoned and the wellsite therefor properly reclaimed or restored) in accordance with good and prudent oil and gas industry practices in the United States and all applicable Laws; and (ii) for which RTO Acquiror was not or is not operator, to the knowledge of RTO Acquiror, were or have been drilled and, if and as applicable, completed, operated and abandoned (and if abandoned, plugged and abandoned and the wellsite therefor properly reclaimed or restored) in accordance with good and prudent oil and gas industry practices in the jurisdiction in which such wells are situate and all applicable Laws.

(aaaa)	RTO Acquiror’s tangible depreciable property used or intended for use in connection with its oil and gas assets: (i) for which RTO Acquiror was or is operator, was or has been constructed, operated and maintained in accordance with good and prudent oil and gas industry practices in the jurisdiction in which such property is situate and all applicable Laws during all periods in which RTO Acquiror was operator thereof and is in good condition and repair, ordinary wear and tear excepted, and is useable in the ordinary course of business; and (ii) for which RTO Acquiror was not or is not operator, to the knowledge of RTO Acquiror, was or has been constructed, operated and maintained in accordance with good and prudent oil and gas industry practices in the jurisdiction in which such property is situate and all applicable Laws during all periods in which RTO Acquiror was not operator thereof and is in good condition and repair, ordinary wear and tear excepted, and is useable in the ordinary course of business.

(bbbb)	RTO Acquiror has provided to Meta a complete and accurate description of all wells, facilities and lands of RTO Acquiror as at the date of this Agreement.

(cccc)	Except for the representations and warranties expressly made by RTO Acquiror in this Schedule D or in any certificate delivered pursuant to this Agreement, neither RTO Acquiror nor any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at law or in equity, with respect to RTO Acquiror or any of the RTO Acquiror Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to Meta or any of its affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, neither RTO Acquiror nor any other Person makes or has made any express or implied representation or warranty to Meta or any of its Representatives with respect to (a) any financial projection, forecast, estimate, or budget relating to RTO Acquiror, any of its subsidiaries or their respective businesses or, (b) except for the representations and warranties made by RTO Acquiror in this Schedule D, any oral or written information presented to Meta or any of its Representatives in the course of their due diligence investigation of RTO Acquiror and the RTO Acquiror Subsidiaries, the negotiation of this Agreement or the course of the Arrangement.

(dddd)	RTO Acquiror has complied, or has caused the operators under any agreement RTO Acquiror is subject to, to comply with all ongoing reporting or continuous drilling obligations under all agreements and has complied or has caused the operators under any agreement RTO Acquiror is subject to, to comply with any governmental agency reporting obligations. Each agreement RTO Acquiror is a party to is in force and effect and is valid, binding and enforceable against the parties to such agreement, and, to the Knowledge of RTO Acquiror, each other party thereto in accordance with its term. All monetary obligations due and payable by RTO Acquiror or any operator under the agreements have been paid in full and no party to any of the agreements is in material breach or default of its obligations under the agreements.

Schedule E
Senior Officers of Meta

All senior officers and directors of Meta.

Schedule F
Senior Officers of RTO Acquiror

All senior officers and directors of RTO Acquiror.

Schedule G
Key Regulatory Approvals

Canada

●          exemption orders from the Securities Authorities from the prospectus requirements with respect to the first trade in Exchangeable Shares

United States

●          filings required under the U.S. Securities Act and U.S. Exchange Act, and other actions required by the SEC pursuant thereto

Schedule H
Support Agreement

AGREEMENT made as of the __ day of ________, 2021, between Torchlight Energy Resources, Inc., a corporation existing under the laws of the State of Nevada (hereinafter referred to as “RTO Acquiror”), 2798831 Ontario Inc., a company existing under the laws of Ontario (hereinafter referred to as “Callco”) and 2798832 Ontario Inc., a corporation existing under the laws of Ontario (hereinafter referred to as “Canco”).

RECITALS:

A.	in connection with an arrangement agreement (the “Arrangement Agreement”) made as of December 14, 2020 between RTO Acquiror, Canco, Callco, and Metamaterial Inc. (“META”), the Exchangeable Shares are to be issued to certain holders of securities of META pursuant to the Plan of Arrangement contemplated by the Arrangement Agreement; and

B.	pursuant to the Arrangement Agreement, RTO Acquiror, Canco and Callco are required to enter into this agreement.

In consideration of the foregoing and the mutual agreements contained herein (the receipt and sufficiency of which are acknowledged), the parties agree as follows:

Article 1
DEFINITIONS AND INTERPRETATION

1.1	Defined Terms

Each initially capitalized term used and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the “Share Provisions”) attaching to the Exchangeable Shares as set out in the articles of Canco. In this agreement, “including” means “including without limitation” and “includes” means “includes without limitation”.

1.2	Interpretation Not Affected by Headings

The division of this agreement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this agreement. Unless otherwise specified, references to an “Article” or “Section” refer to the specified Article or Section of this agreement.

1.3	Number, Gender

Words importing the singular number only shall include the plural and vice versa. Words importing any gender shall include all genders.

1.4	Date for any Action

If any date on which any action is required to be taken under this agreement is not a business day, such action shall be required to be taken on the next succeeding business day. For the purposes of this agreement, a “business day” means any day other than a Saturday, Sunday or any other day on which commercial banking institutions in Toronto, Ontario or Houston, Texas are authorized or required by applicable law to be closed.

Article 2
COVENANTS OF RTO Acquiror AND CANCO

2.1	Covenants Regarding Exchangeable Shares

So long as any Exchangeable Shares not owned by RTO Acquiror or its affiliates are outstanding, RTO Acquiror shall:

(a)	not declare or pay any dividend or make any other distribution on the RTO Acquiror Shares, except for the dividend of RTO Acquiror Preferred Stock contemplated in Section 2.15 of the Arrangement Agreement or any Asset Sale Dividend (as such term is defined in the terms of the preferred stock of RTO Acquiror), unless (i) Canco shall (A) on the same day declare or pay, as the case may be, an equivalent dividend or other distribution (as provided for in the Share Provisions) on the Exchangeable Shares (an “Equivalent Dividend”), and (B) have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any such Equivalent Dividend, or (ii) Canco shall, in the case of a dividend that is a stock dividend on the RTO Acquiror Shares (A) subdivide the Exchangeable Shares in lieu of a stock dividend thereon (as provided for in the Share Provisions) in a corresponding, contemporaneous and economically equivalent manner to that in respect of the RTO Acquiror Shares (an “Equivalent Stock Subdivision”), and (B) have sufficient authorized but unissued securities available to enable the Equivalent Stock Subdivision;

(b)	advise Canco sufficiently in advance of the declaration by RTO Acquiror of any dividend or other distribution on the RTO Acquiror Shares and take all such other actions as are necessary or desirable, in co-operation with Canco, to ensure that

(i)	the respective declaration date, record date and payment date for an Equivalent Dividend on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend or other distribution on the RTO Acquiror Shares, or

(ii)	the record date and effective date for an Equivalent Stock Subdivision shall be the same as the record date and payment date for the corresponding stock dividend on the RTO Acquiror Shares;

(c)	ensure that the record date for any dividend or other distribution declared on the RTO Acquiror Shares is not less than 7 days after the declaration date of such dividend or other distribution;

(d)	take all such actions and do all such things as are necessary to enable and permit Canco, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share (other than Exchangeable Shares owned by RTO Acquiror or its affiliates) upon the liquidation, dissolution or winding-up of Canco or any other distribution of the assets of Canco among its shareholders for the purpose of winding up its affairs, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by Canco, as the case may be, including all such actions and all such things as are necessary or desirable to enable and permit Canco to cause to be delivered RTO Acquiror Shares to the holders of Exchangeable Shares in accordance with the provisions of Sections 5, 6 or 7, as the case may be, of the Share Provisions;

(e)	take all such actions and do all such things as are necessary or desirable to enable and permit RTO Acquiror and Callco, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right (as defined in the Plan of Arrangement) or the Redemption Call Right, including all such actions and all such things as are necessary or desirable to enable and permit RTO Acquiror and Callco to cause to be delivered RTO Acquiror Shares to the holders of Exchangeable Shares in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right or the Redemption Call Right, as the case may be; and

(f)	except in connection with any event, circumstance or action which causes or could cause the occurrence of a Redemption Date, not exercise its vote as a shareholder to initiate the voluntary liquidation, dissolution or winding up of Canco or any other distribution of the assets of Canco among its shareholders for the purpose of winding up its affairs, nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding up of Canco or any other distribution of the assets of Canco among its shareholders for the purpose of winding up its affairs.

2.2	Segregation of Funds

RTO Acquiror shall cause Canco to deposit a sufficient amount of funds in a separate account of Canco and segregate a sufficient amount of such other assets and property as is necessary to enable Canco to pay dividends when due and to pay or otherwise satisfy its respective obligations under Sections 5, 6 and 7 of the Share Provisions, as applicable.

2.3	Reservation of RTO Acquiror Shares

RTO Acquiror hereby represents, warrants and covenants in favour of Canco and Callco that RTO Acquiror has reserved for issuance and shall, at all times while any Exchangeable Shares (other than Exchangeable Shares held by RTO Acquiror or its affiliates) are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of RTO Acquiror Shares (or other shares or securities into which RTO Acquiror Shares may be reclassified or changed as contemplated by Section 2.7): (a) as is equal to the sum of (i) the number of Exchangeable Shares issued and outstanding from time to time and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time; and (b) as are now and may hereafter be required to enable and permit RTO Acquiror to meet its obligations under the Voting and Exchange Trust Agreement and under any other security or commitment pursuant to which RTO Acquiror may now or hereafter be required to issue RTO Acquiror Shares, to enable and permit Callco or RTO Acquiror, as the case may be, to meet its obligations under each of the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right and the Redemption Call Right and to enable and permit Canco to meet its obligations hereunder and under the Share Provisions.

2.4	Notification of Certain Events

In order to assist RTO Acquiror to comply with its obligations hereunder and to permit Callco or RTO Acquiror to exercise, as the case may be, the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right and the Redemption Call Right, Canco shall notify RTO Acquiror and Callco of each of the following events at the time set forth below:

(a)	in the event of any determination by the Board of Directors of Canco to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Canco or to effect any other distribution of the assets of Canco among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

(b)	promptly, upon the earlier of receipt by Canco of notice of and Canco otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Canco or to effect any other distribution of the assets of Canco among its shareholders for the purpose of winding up its affairs;

(c)	immediately, upon receipt by Canco of a Retraction Request;

(d)	on the same date on which notice of redemption is given to holders of Exchangeable Shares, upon the determination of a Redemption Date in accordance with the Share Provisions;

(e)	as soon as practicable upon the issuance by Canco of any Exchangeable Shares or rights to acquire Exchangeable Shares (other than the issuance of Exchangeable Shares and rights to acquire Exchangeable Shares pursuant to the Arrangement); and

(f)	promptly, upon receiving notice of a Change of Law (as defined in the Plan of Arrangement).

2.5	Delivery of RTO Acquiror Shares to Canco and Callco

In furtherance of its obligations under Section 2.1(d) and Section 2.1(e), upon notice from Canco or Callco of any event that requires Canco or Callco to cause to be delivered RTO Acquiror Shares to any holder of Exchangeable Shares, RTO Acquiror shall forthwith allot, issue and deliver or cause to be delivered to the relevant holder of Exchangeable Shares as directed by Canco or Callco the requisite number of RTO Acquiror Shares to be allotted to, received by, and issued to or to the order of, the former holder of the surrendered Exchangeable Shares (but, for the avoidance of doubt, not to Canco or Callco). All such RTO Acquiror Shares shall be duly authorized and validly issued as fully paid and non-assessable. In consideration of the issuance and delivery of each such RTO Acquiror Share, Canco or Callco, as the case may be, shall ascribe a cash amount or pay a purchase price equal to the fair market value of such RTO Acquiror Shares.

2.6	Qualification of RTO Acquiror Shares

If any RTO Acquiror Shares (or other shares or securities into which RTO Acquiror Shares may be reclassified or changed as contemplated by Section 2.7) to be issued and delivered hereunder require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any United States or Canadian federal, state, provincial or territorial securities including any stock exchange on which securities of RTO Acquiror are listed or other law or regulation or pursuant to the rules and regulations of any securities or other regulatory authority in the United States or Canada or the fulfillment of any other United States or Canadian legal requirement before such shares (or such other shares or securities) may be issued by RTO Acquiror and delivered by RTO Acquiror at the direction of Callco or Canco, if applicable, to the holder of surrendered Exchangeable Shares or in order that such shares (or such other shares or securities) may be freely traded (other than any restrictions of general application on transfer by reason of a holder being a “control person” for purposes of Canadian federal, provincial or territorial securities Law or the equivalent thereof under any United States Laws), RTO Acquiror shall use its commercially reasonable efforts (which, for greater certainty, shall not require RTO Acquiror to consent to a term or condition of an approval or consent which RTO Acquiror reasonably determines could have a materially adverse effect on RTO Acquiror or its subsidiaries) to cause such RTO Acquiror Shares (or such other shares or securities) to be and remain duly registered, qualified or approved under United States and/or Canadian Law. RTO Acquiror shall use its commercially reasonable efforts (which, for greater certainty, shall not require RTO Acquiror to consent to a term or condition of an approval or consent which RTO Acquiror reasonably determines could have a materially adverse effect on RTO Acquiror or its subsidiaries) to cause all RTO Acquiror Shares (or such other shares or securities) to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding RTO Acquiror Shares (or such other shares or securities) have been listed by RTO Acquiror and remain listed and are quoted or posted for trading at such time.

2.7	Economic Equivalence

So long as any Exchangeable Shares not owned by RTO Acquiror or its affiliates are outstanding:

(a)	RTO Acquiror shall not without prior approval of Canco and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 12 of the Share Provisions:

(i)	issue or distribute RTO Acquiror Shares (or securities exchangeable for or convertible into or carrying rights to acquire RTO Acquiror Shares) to the holders of all or substantially all of the then outstanding RTO Acquiror Shares by way of stock dividend or other distribution, other than an issue of RTO Acquiror Shares (or securities exchangeable for or convertible into or carrying rights to acquire RTO Acquiror Shares) to holders of RTO Acquiror Shares (i) who exercise an option to receive dividends in RTO Acquiror Shares (or securities exchangeable for or convertible into or carrying rights to acquire RTO Acquiror Shares) in lieu of receiving cash dividends, or (ii) pursuant to any dividend reinvestment plan or similar arrangement; or

(ii)	issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding RTO Acquiror Shares entitling them to subscribe for or to purchase RTO Acquiror Shares (or securities exchangeable for or convertible into or carrying rights to acquire RTO Acquiror Shares); or

(iii)	other than the dividend of RTO Acquiror Preferred Stock contemplated in Section 2.15 of the Arrangement Agreement or any Asset Sale Dividend (as such term is defined in the terms of the preferred stock of RTO Acquiror), issue or distribute to the holders of all or substantially all of the then outstanding RTO Acquiror Shares (A) shares or securities (including evidence of indebtedness) of RTO Acquiror of any class (other than RTO Acquiror Shares or securities convertible into or exchangeable for or carrying rights to acquire RTO Acquiror Shares), or (B) rights, options, warrants or other assets other than those referred to in Section 2.7(a)(ii);

unless in each case the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares and at least 7 days prior written notice thereof is given to the holders of Exchangeable Shares; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by RTO Acquiror in order to give effect to and to consummate, in furtherance of or otherwise in connection with the transactions contemplated by, and in accordance with, the Arrangement Agreement and the Plan of Arrangement.

(b)	RTO Acquiror shall not without the prior approval of Canco and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 12 of the Share Provisions:

(i)	subdivide, re-divide or change the then outstanding RTO Acquiror Shares into a greater number of RTO Acquiror Shares; or

(ii)	reduce, combine, consolidate or change the then outstanding RTO Acquiror Shares into a lesser number of RTO Acquiror Shares; or

(iii)	reclassify or otherwise change RTO Acquiror Shares or effect an amalgamation, merger, arrangement, reorganization or other transaction affecting RTO Acquiror Shares;

unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares and at least seven days prior written notice is given to the holders of Exchangeable Shares, provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by RTO Acquiror in order to give effect to and to consummate, in furtherance of or otherwise in connection with the transactions contemplated by, and in accordance with, the Arrangement Agreement and the Plan of Arrangement.

(c)	RTO Acquiror shall ensure that the record date for any event referred to in Section 2.7(a) or Section 2.7(b), or, if no record date is applicable for such event, the effective date for any such event, is not less than five business days after the date on which such event is declared or announced by RTO Acquiror (with contemporaneous notification thereof by RTO Acquiror to Canco).

(d)	The Board of Directors of Canco shall determine, acting in good faith and in its sole discretion, "economic equivalence" for the purposes of any event referred to in Section 2.7(a) or Section 2.7(b) and each such determination shall be conclusive and binding on RTO Acquiror. In making each such determination, the following factors may, without excluding other factors determined by the Board of Directors of Canco to be relevant, be considered by the Board of Directors of Canco:

(i)	in the case of any stock dividend or other distribution payable in RTO Acquiror Shares, the number of such shares issued in proportion to the number of RTO Acquiror Shares previously outstanding;

(ii)	in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase RTO Acquiror Shares (or securities exchangeable for or convertible into or carrying rights to acquire RTO Acquiror Shares), the relationship between the exercise price of each such right, option or warrant and the Current Market Price of an RTO Acquiror Share;

(iii)	in the case of the issuance or distribution of any other form of property (including any shares or securities of RTO Acquiror of any class other than RTO Acquiror Shares, any rights, options or warrants other than those referred to in Section 2.7(d)(ii), any evidences of indebtedness of RTO Acquiror or any assets of RTO Acquiror), the relationship between the fair market value (as determined by the Board of Directors of Canco in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding RTO Acquiror Share and the Current Market Price of an RTO Acquiror Share;

(iv)	in the case of any subdivision, redivision or change of the then outstanding RTO Acquiror Shares into a greater number of RTO Acquiror Shares or the reduction, combination, consolidation or change of the then outstanding RTO Acquiror Shares into a lesser number of RTO Acquiror Shares or any amalgamation, merger, arrangement, reorganization or other transaction affecting RTO Acquiror Shares, the effect thereof upon the then outstanding RTO Acquiror Shares; and

(v)	in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of RTO Acquiror Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing withholding taxes and marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

(e)	Canco agrees that, to the extent required, upon due notice from RTO Acquiror, Canco shall use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by Canco, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalence with respect to the RTO Acquiror Shares and Exchangeable Shares as provided for in this Section 2.7.

2.8	Tender Offers

In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to RTO Acquiror Shares (an “Offer”) is proposed by RTO Acquiror or is proposed to RTO Acquiror or its shareholders and is recommended by the Board of Directors of RTO Acquiror, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of RTO Acquiror, and the Exchangeable Shares are not redeemed by Canco or purchased by RTO Acquiror or Callco pursuant to the Redemption Call Right, RTO Acquiror shall expeditiously and in good faith take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares (other than RTO Acquiror and its affiliates) to participate in such Offer to the same extent and on an economically equivalent basis as the holders of RTO Acquiror Shares, without discrimination. Without limiting the generality of the foregoing, RTO Acquiror shall expeditiously and in good faith take all such actions and do all such things as are necessary or desirable to ensure that holders of Exchangeable Shares may participate in each such Offer without being required to retract Exchangeable Shares as against Canco (or, if so required, to ensure that any such retraction, shall be effective only upon, and shall be conditional upon, the closing of such Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall affect the rights of Canco to redeem (or RTO Acquiror or Callco to purchase pursuant to the Redemption Call Right) Exchangeable Shares, as applicable, in the event of an RTO Acquiror Control Transaction.

2.9	Ownership of Outstanding Shares

Without the prior approval of Canco and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 12 of the Share Provisions, RTO Acquiror covenants and agrees in favour of Canco that, as long as any outstanding Exchangeable Shares are owned by any person other than RTO Acquiror or any of its affiliates, RTO Acquiror shall be and remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of Canco and Callco. Notwithstanding the foregoing, but subject to Article 3, RTO Acquiror shall not be in violation of this Section 2.9 if any person or group of persons acting jointly or in concert acquire all or substantially all of the assets of RTO Acquiror or the RTO Acquiror Shares pursuant to any merger of RTO Acquiror as a result of which RTO Acquiror is not the surviving corporation.

2.10	RTO Acquiror and Affiliates Not to Vote Exchangeable Shares

RTO Acquiror covenants and agrees that it shall appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its affiliates for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. RTO Acquiror further covenants and agrees that it shall not, and shall cause its affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Share Provisions or pursuant to the provisions of the OBCA (or any successor or other corporate statute by which Canco may in the future be governed) with respect to any Exchangeable Shares held by it or by its affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares.

2.11	Ordinary Market Purchases

For certainty, nothing contained in this agreement, including the obligations of RTO Acquiror contained in Section 2.8, shall limit the ability of RTO Acquiror (or any of its subsidiaries including, without limitation, Callco or Canco) to make ordinary market purchases of RTO Acquiror Shares in accordance with applicable laws and regulatory or stock exchange requirements.

2.12	Stock Exchange Listing

RTO Acquiror covenants and agrees in favour of Canco that, as long as any outstanding Exchangeable Shares are owned by any person other than RTO Acquiror or any of its affiliates, RTO Acquiror shall use reasonable efforts to maintain a listing for such RTO Acquiror Shares on the NASDAQ Capital Market.

Article 3
RTO Acquiror SUCCESSORS

3.1	Certain Requirements in Respect of Combination, etc.

So long as any Exchangeable Shares not owned by RTO Acquiror or its affiliates are outstanding, RTO Acquiror shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, arrangement, amalgamation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom, provided that it may do so if:

(a)	such other person or continuing corporation (the “RTO Acquiror Successor”) by operation of law, becomes, without more, bound by the terms and provisions of this agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are necessary or advisable to evidence the assumption by the RTO Acquiror Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such RTO Acquiror Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of RTO Acquiror under this agreement; and

(b)	such transaction shall be upon such terms and conditions as to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder or the holders of the Exchangeable Shares.

Notwithstanding the foregoing provisions of this Section 3.1, RTO Acquiror shall be permitted to consummate an Asset Sale Transaction (as such term is defined in the terms of the preferred stock of the RTO Acquiror).

3.2	Vesting of Powers in Successor

Whenever the conditions of Section 3.1 have been duly observed and performed, the parties, if required by Section 3.1, shall execute and deliver the supplemental agreement provided for in Section 3.1(a) and thereupon the RTO Acquiror Successor and such other person that may then be the issuer of the RTO Acquiror Shares shall possess and from time to time may exercise each and every right and power of RTO Acquiror under this agreement in the name of RTO Acquiror or otherwise and any act or proceeding by any provision of this agreement required to be done or performed by the Board of Directors of RTO Acquiror or any officers of RTO Acquiror may be done and performed with like force and effect by the directors or officers of such RTO Acquiror Successor.

3.3	Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing (i) the amalgamation or merger of any wholly-owned direct or indirect subsidiary of RTO Acquiror with or into RTO Acquiror, (ii) the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of RTO Acquiror, or (iii) any other distribution of the assets of any wholly-owned direct or indirect subsidiary of RTO Acquiror among the shareholders of such subsidiary for the purpose of winding up its affairs, and any such transactions are expressly permitted by this Article 3.

3.4	Successorship Transaction

Notwithstanding the foregoing provisions of Article 3, in the event of an RTO Acquiror Control Transaction:

(a)	in which RTO Acquiror merges or amalgamates with, or in which all or substantially all of the then outstanding RTO Acquiror Shares are acquired by, one or more other corporations to which RTO Acquiror is, immediately before such merger, amalgamation or acquisition, “related” within the meaning of the Tax Act (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of that definition; and

(c)	in which all or substantially all of the then outstanding RTO Acquiror Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such RTO Acquiror Control Transaction, owns or controls, directly or indirectly, RTO Acquiror;

then all references herein to “RTO Acquiror” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “RTO Acquiror Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or Article 5 of the Plan of Arrangement or exchange of such shares pursuant to the Voting and Exchange Trust Agreement immediately subsequent to the RTO Acquiror Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or Article 5 of the Plan of Arrangement, or exchange of such shares pursuant to the Voting and Exchange Trust Agreement had occurred immediately prior to the RTO Acquiror Control Transaction and the RTO Acquiror Control Transaction was completed) without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required.

Article 4
GENERAL

4.1	Term

This agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any person other than RTO Acquiror and any of its affiliates.

4.2	Changes in Capital of RTO Acquiror and Canco

At all times after the occurrence of any event contemplated pursuant to Section 2.7 and Section 2.8 or otherwise, as a result of which either RTO Acquiror Shares or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which RTO Acquiror Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

4.3	Severability

If any term or other provision of this agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

4.4	Amendments, Modifications

(a)	Subject to Section 4.2, Section 4.3 and Section 4.5 this agreement may not be amended or modified except by an agreement in writing executed by Canco, Callco and RTO Acquiror and approved by the holders of the Exchangeable Shares in accordance with Section 12 of the Share Provisions.

(b)	No amendment or modification or waiver of any of the provisions of this agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

4.5	Ministerial Amendments

Notwithstanding the provisions of Section 4.4, the parties to this agreement may in writing at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this agreement for the purposes of:

(a)	adding to the covenants of any or all parties provided that each of Canco, Callco and RTO Acquiror shall be of the good faith opinion that such additions will not be materially prejudicial to the rights or interests of the holders of the Exchangeable Shares;

(b)	making such amendments or modifications not inconsistent with this agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of each of Canco, Callco and RTO Acquiror, it may be expedient to make, provided that each shall be of the good faith opinion that such amendments or modifications will not be materially prejudicial to the rights or interests of the holders of the Exchangeable Shares;

(c)	making such changes or corrections which, on the advice of counsel to Canco, Callco and RTO Acquiror, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the each of Canco, Callco and RTO Acquiror shall be of the good faith opinion that such changes or corrections will not be materially prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

(d)	making changes to provide added protection or benefit to or for the benefit of holders of Exchangeable Shares provided that each of Canco, Callco and RTO Acquiror shall be of the good faith opinion that such changes will not be materially prejudicial to the rights or interests of the holders of Exchangeable Shares.

4.6	Meeting to Consider Amendments

Canco, at the request of RTO Acquiror, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section 4.4. Any such meeting or meetings shall be called and held in accordance with the bylaws of Canco, the Share Provisions and all applicable laws.

4.7	Enurement

This agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

4.8	Notices to Parties

Any notice and other communications required or permitted to be given pursuant to this agreement shall be sufficiently given if delivered in person or if sent by facsimile transmission (provided such transmission is recorded as being transmitted successfully) to the parties at the following addresses:

(a)	In the case of RTO Acquiror, Canco or Callco to the following address:

<@>

Attention:	<@>
E-mail:	<@>

with a copy to (which shall not constitute notice):

Fasken Martineau DuMoulin LLP
Attn: Mr. John Sabetti
333 Bay Street, Suite 2400

Toronto, ON
M5H 2T6
Tel: 416 366 8381

and

Wilson Sonsini Goodrich & Rosati PC
12235 El Camino Real
San Diego, CA 92130-3002

Attention:	Martin Waters and Ethan Lutske
Email:	mwaters@wsgr.com; elutske@wsgr.com

or at such other address as the party to which such notice or other communication is to be given has last notified the party given the same in the manner provided in this section, and if not given the same shall be deemed to have been received on the date of such delivery or sending.

4.9	Counterparts

This agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

4.10	Jurisdiction

This agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Each party hereto irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario with respect to any matter arising hereunder or related hereto.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first above written.

TORCHLIGHT ENERGY RESOURCES, INC.

Per:
Name

Title

2798831 ONTARIO INC.

Per:
Name

Title

2798832 ONTARIO INC.

Per:
Name

Title

Schedule I
Voting and Exchange Trust Agreement

AGREEMENT made as of the __ day of _______, 2021, between Torchlight Energy Resources, Inc., a corporation existing under the laws of the State of Nevada (hereinafter referred to as “RTO Acquiror”), 2798832 Ontario Inc., a corporation existing under the laws of the Province of Ontario (hereinafter referred to as “Canco”), and _____________, a trust company incorporated under the laws of Canada (hereinafter referred to as the “Trustee”).

RECITALS:

A.	In connection with an arrangement agreement (the “Arrangement Agreement”) made as of December 14, 2020 between RTO Acquiror, Canco, 2798831 Ontario Inc., a corporation existing under the laws of the Province of Ontario (“Callco”) and Metamaterial Inc., a corporation existing under the laws of the Province of Ontario (“META”), the Exchangeable Shares are to be issued to certain holders of securities of META pursuant to the Plan of Arrangement contemplated in the Arrangement Agreement;

B.	Pursuant to the Arrangement Agreement, RTO Acquiror and Canco are required to enter into this agreement.

In consideration of the foregoing and the mutual agreements contained herein (the receipt and sufficiency of which are acknowledged), the parties agree as follows:

Article 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this agreement, each initially capitalized term used and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the “Share Provisions”) attaching to the Exchangeable Shares as set out in the articles of Canco and the following terms shall have the following meanings:

“Agency” means any domestic or foreign court, tribunal, federal, state, provincial or local government or governmental agency, department or authority or other regulatory authority (including the Exchange and NASDAQ) or administrative agency or commission (including the Securities Authorities and the SEC) or any elected or appointed public official.

“Authorized Investments” means short term interest-bearing or discount debt obligations issued or guaranteed by the Government of Canada or any province thereof or a Canadian chartered bank (which may include an affiliate or related party of the Trustee), maturing not more than one year from the date of investment, or an interest-bearing segregated account with a Canadian Schedule I chartered bank.

“Automatic Exchange Right” means the benefit of the obligation of RTO Acquiror to effect the automatic exchange of Exchangeable Shares for RTO Acquiror Shares pursuant to Section 5.12.

“Beneficiaries” means the registered holders from time to time of Exchangeable Shares, other than RTO Acquiror and its affiliates.

“Beneficiary Votes” has the meaning ascribed thereto in Section 4.2(1).

“Board of Directors” means the Board of Directors of Canco.

“Exchange” means the Canadian Securities Exchange, the Toronto Stock Exchange or such other recognized securities exchange upon which the Exchangeable Shares may be listed for trading from time to time.

“Exchange Right” has the meaning ascribed thereto in Section 5.1(1).

“Exchangeable Share Consideration” has the meaning ascribed thereto in Section 5.4.

“Exchangeable Shares” means the exchangeable shares in the capital of Canco.

“including” means “including without limitation” and “includes” means “includes without limitation”.

“Indemnified Parties” has the meaning ascribed thereto in Section 8.1(1).

“Insolvency Event” means (i) the institution by Canco of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of Canco to the institution of bankruptcy, insolvency or winding-up proceedings against it, or (ii) the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including the Companies Creditors’ Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by Canco to contest in good faith any such proceedings commenced in respect of Canco within 30 days of becoming aware thereof, or the consent by Canco to the filing of any such petition or to the appointment of a receiver, or (iii) the making by Canco of a general assignment for the benefit of creditors, or the admission in writing by Canco of its inability to pay its debts generally as they become due, or (iv) Canco not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to Section 6(6) of the Share Provisions.

“Liquidation Event” has the meaning ascribed thereto in Section 5.12(2).

“Liquidation Event Effective Date” has the meaning ascribed thereto in Section Error! Reference source not found..

“List” has the meaning ascribed thereto in Section 4.6.

“NASDAQ” means the NASDAQ Capital Market.

“Officer’s Certificate” means, with respect to RTO Acquiror or Canco, as the case may be, a certificate signed by any officer or director of RTO Acquiror or Canco, as the case may be.

“Other Corporation” has the meaning ascribed thereto in Section 10.4(c).

“Other Shares” has the meaning ascribed thereto in Section 10.4(c).

“Privacy Laws” has the meaning ascribed thereto in Section 6.18.

“RTO Acquiror Consent” has the meaning ascribed therein in Section 4.2(1).

“RTO Acquiror Meeting” has the meaning ascribed thereto in Section 4.2(1).

“RTO Acquiror Shares” means the common stock, par value US$0.01 per share in the capital of RTO Acquiror.

“RTO Acquiror Special Voting Share” means the special voting share in the capital of RTO Acquiror which entitles the holder of record to a number of votes at meetings of holders of RTO Acquiror Shares equal to the number of Exchangeable Shares outstanding from time to time (excluding Exchangeable Shares held by RTO Acquiror and affiliates of RTO Acquiror), which share is to be issued to and voted by, the Trustee as described herein.

“RTO Acquiror Successor” has the meaning ascribed thereto in Section 10.1(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Support Agreement” means that certain support agreement of even date between Canco, Callco and RTO Acquiror substantially in the form of Schedule I to the Arrangement Agreement, as it may be amended and/or restated in accordance with the terms of the Support Agreement.

“Trust” means the trust created by this agreement.

“Trust Estate” means the RTO Acquiror Special Voting Share, any other securities, the Automatic Exchange Right, the Exchange Right and any money or other property which may be held by the Trustee from time to time pursuant to this agreement.

“Trustee” means such person appointed by Meta and RTO Acquiror (each acting reasonably) and, subject to the provisions of Article 9, includes any successor trustee.

“Voting Rights” means the voting rights attached to the RTO Acquiror Special Voting Share.

1.2	Interpretation Not Affected by Headings, etc.

The division of this agreement into Articles, sections and other portions and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this agreement. Unless otherwise specified, references to an “Article” or “section” refer to the specified Article or section of this agreement.

1.3	Number, Gender, etc.

Words importing the singular number only shall include the plural and vice versa. Words importing any gender shall include all genders.

1.4	Date for any Action

If any date on which any action is required to be taken under this agreement is not a business day, such action shall be required to be taken on the next succeeding business day.

Article 2
PURPOSE OF AGREEMENT

2.1	Establishment of Trust

The purpose of this agreement is to create the Trust for the benefit of the Beneficiaries as herein provided. RTO Acquiror, as the settlor of the Trust, hereby appoints the Trustee as trustee of the Trust. The delivery by RTO Acquiror of $1.00 for the purpose of settling the Trust is hereby acknowledged by the Trustee. The Trustee shall hold the RTO Acquiror Special Voting Share in order to enable the Trustee to exercise the Voting Rights and shall hold the Automatic Exchange Right and the Exchange Right in order to enable the Trustee to exercise such rights, in each case as trustee for and on behalf of the Beneficiaries as provided in this agreement.

Article 3
RTO Acquiror SPECIAL VOTING SHARE

3.1	Issue and Ownership of the RTO Acquiror Special Voting Share

Immediately following execution of this agreement, RTO Acquiror shall issue to the Trustee the RTO Acquiror Special Voting Share (and shall deliver the certificate representing such share to the Trustee) to be hereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries and in accordance with the provisions of this agreement. RTO Acquiror hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of $1.00 and other good and valuable consideration (and the adequacy thereof) for the issuance of the RTO Acquiror Special Voting Share by RTO Acquiror to the Trustee. During the term of the Trust and subject to the terms and conditions of this agreement, the Trustee shall possess and be vested with full legal ownership of the RTO Acquiror Special Voting Share and shall be entitled to exercise all of the rights and powers of an owner with respect to the RTO Acquiror Special Voting Share provided that the Trustee shall:

(a)	hold the RTO Acquiror Special Voting Share and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this agreement; and

(b)	except as specifically authorized by this agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with the RTO Acquiror Special Voting Share and the RTO Acquiror Special Voting Share shall not be used, sold, transferred, voted, dealt with or disposed of by the Trustee for any purpose (including for exercising dissent or appraisal rights relating to the RTO Acquiror Special Voting Shares) other than the purposes for which this Trust is created pursuant to this agreement and in accordance with this agreement.

3.2	Legended Share Certificates

Canco shall cause each certificate or ownership statement under a direct registration system representing Exchangeable Shares to bear an appropriate legend notifying each Beneficiary of their right to instruct the Trustee in respect of the exercise of their portion of the Voting Rights in respect of the Exchangeable Shares held by each such Beneficiary.

3.3	Safe Keeping of Certificate

The certificate representing the RTO Acquiror Special Voting Share shall at all times be held in safe keeping by the Trustee or its duly authorized agent.

Article 4
EXERCISE OF VOTING RIGHTS

4.1	Voting Rights

The Trustee, as the holder of record of the RTO Acquiror Special Voting Share, shall be entitled to exercise all of the Voting Rights, including the right to consent to or vote in person or by proxy attaching to the RTO Acquiror Special Voting Share on any matters, questions, proposals or propositions whatsoever that may properly come before the shareholders of RTO Acquiror at an RTO Acquiror Meeting. The Voting Rights shall be and remain vested in and exercised by the Trustee on behalf of the Beneficiaries subject to the terms of this agreement. Subject to Section 6.15:

(a)	the Trustee shall exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Beneficiaries on the record date established by RTO Acquiror or by applicable law for such RTO Acquiror Meeting or RTO Acquiror Consent who are entitled to instruct the Trustee as to the voting thereof;

(b)	to the extent that no instructions are received from a Beneficiary with respect to the Voting Rights to which such Beneficiary is entitled, the Trustee shall not exercise or permit the exercise of such Voting Rights; and

(c)	without prejudice to paragraph (b) above, under no circumstances shall the Trustee exercise or permit the exercise of a number of Voting Rights which is greater than the number of Exchangeable Shares outstanding and not owned by RTO Acquiror and its affiliates at the relevant time.

4.2	Number of Votes

(1)	With respect to all meetings of shareholders of RTO Acquiror at which holders of RTO Acquiror Shares are entitled to vote (each, an “RTO Acquiror Meeting”) and with respect to all written consents sought from holders of the RTO Acquiror Shares (each, an “RTO Acquiror Consent”), each Beneficiary shall be entitled to instruct the Trustee to cast and exercise that number of votes equal to a pro rata number of Voting Rights determined by reference to the total number of outstanding Exchangeable Shares not owned by RTO Acquiror and its affiliates on the record date established by RTO Acquiror or by applicable law for such RTO Acquiror Meeting or RTO Acquiror Consent, for each Exchangeable Share owned of record by a Beneficiary on the record date established by RTO Acquiror or by applicable law for such RTO Acquiror Meeting or RTO Acquiror Consent, as the case may be (collectively, the “Beneficiary Votes”), in respect of each matter, question, proposal or proposition to be voted on at such RTO Acquiror Meeting or consented to in connection with such RTO Acquiror Consent.

(2)	The aggregate Voting Rights on a poll at an RTO Acquiror Meeting shall consist of a number of votes equal to one vote per outstanding Exchangeable Share from time to time not owned by RTO Acquiror and its affiliates on the record date established by RTO Acquiror or by applicable law for such RTO Acquiror Meeting or RTO Acquiror Consent, and for which the Trustee has received voting instructions from the Beneficiaries in accordance with this Agreement. Pursuant to the terms of the Special Voting Share, the Trustee or its proxy is entitled on a vote on a show of hands to one vote in addition to any votes which may be cast by a Beneficiary (or its nominee) on a show of hands as proxy for the Trustee. Any Beneficiary who chooses to attend an RTO Acquiror Meeting in person, and who is entitled to vote in accordance with Section 4.8(2), shall be entitled to one vote on a show of hands.

4.3	Mailings to Shareholders

(1)	With respect to each RTO Acquiror Meeting or RTO Acquiror Consent, the Trustee shall use its reasonable efforts to promptly mail or cause to be mailed (or otherwise communicate in the same manner as RTO Acquiror utilizes in communications to holders of RTO Acquiror Shares subject to applicable regulatory requirements and provided that such manner of communications is reasonably available to the Trustee) to each of the Beneficiaries named in the List to the extent practicable on the same day as the mailing or notice (or other communication) with respect thereto is commenced by RTO Acquiror to its shareholders:

(a)	a copy of such notice, together with any related materials, including any circular or information statement or listing particulars, to be provided to shareholders of RTO Acquiror;

(b)	a statement that such Beneficiary is entitled to instruct the Trustee as to the exercise of the Beneficiary Votes with respect to such RTO Acquiror Meeting or RTO Acquiror Consent or, pursuant to Section 4.7, to attend such RTO Acquiror Meeting and to exercise personally the Beneficiary Votes thereat;

(c)	a statement as to the manner in which such instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give:

(i)	a proxy to such Beneficiary or his, her or its designee to exercise personally the Beneficiary Votes; or

(ii)	a proxy to a designated agent or other representative of RTO Acquiror to exercise such Beneficiary Votes;

(d)	a statement that if no such instructions are received from the Beneficiary, the Beneficiary Votes to which such Beneficiary is entitled will not be exercised;

(e)	a form of direction whereby the Beneficiary may so direct and instruct the Trustee as contemplated herein; and

(f)	a statement of the time and date by which such instructions must be received by the Trustee in order to be binding upon it, which in the case of an RTO Acquiror Meeting shall not be earlier than the close of business on the fourth business day prior to such meeting, and of the method for revoking or amending such instructions.

(2)	The materials referred to in this Section 4.3 shall be provided to the Trustee by RTO Acquiror, and the materials referred to in Section 4.3(1)(c), Section 4.3(1)(e) and Section 4.3(1)(f) shall (if reasonably practicable to do so) be subject to reasonable comment by the Trustee in a timely manner. Subject to the foregoing, RTO Acquiror shall ensure that the materials to be provided to the Trustee are provided in sufficient time to permit the Trustee to comment as aforesaid and to send all materials to each Beneficiary at the same time as such materials are first sent to holders of RTO Acquiror Shares. RTO Acquiror agrees not to communicate with holders of RTO Acquiror Shares with respect to the materials referred to in this Section 4.3 otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries. Notwithstanding the foregoing, RTO Acquiror may at its option exercise the duties of the Trustee to deliver copies of all materials to all Beneficiaries as required by this Section 4.3 so long as in each case RTO Acquiror delivers a certificate to the Trustee stating that RTO Acquiror has undertaken to perform the obligations set forth in this Section 4.3.

(3)	For the purpose of determining the number of Beneficiary Votes to which a Beneficiary is entitled in respect of any RTO Acquiror Meeting or RTO Consent, the number of Exchangeable Shares owned of record by the Beneficiary shall be determined at the close of business on the record date established by RTO Acquiror or by applicable law for purposes of determining shareholders entitled to vote at such RTO Acquiror Meeting or in respect of such RTO Acquiror Consent. RTO Acquiror shall notify the Trustee of any decision of the board of directors of RTO Acquiror with respect to the calling of any RTO Acquiror Meeting and shall provide all necessary information and materials to the Trustee in each case promptly and in any event in sufficient time to enable the Trustee to perform its obligations contemplated by this Section 4.3.

4.4	Copies of Shareholder Information

RTO Acquiror shall deliver to the Trustee copies of all proxy materials (including notices of RTO Acquiror Meetings but excluding proxies to vote RTO Acquiror Shares), information statements, reports (including all interim and annual financial statements) and other written communications that, in each case, are to be distributed by RTO Acquiror from time to time to holders of RTO Acquiror Shares in sufficient quantities and in sufficient time so as to enable the Trustee to send or cause to send those materials to each Beneficiary at the same time as such materials are first sent to holders of RTO Acquiror Shares. The Trustee shall mail or otherwise send to each Beneficiary, at the expense of RTO Acquiror, copies of all such materials (and all materials specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by RTO Acquiror) received by the Trustee from RTO Acquiror contemporaneously with the sending of such materials to holders of RTO Acquiror Shares. The Trustee shall also make available for inspection during regular business hours by any Beneficiary at the Trustee’s principal office in <@> all proxy materials, information statements, reports and other written communications that are (a) received by the Trustee as the registered holder of the Special Voting Share, and (b) made available by the RTO Acquiror generally to the holders of its shares or specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by the RTO Acquiror.

Notwithstanding the foregoing, RTO Acquiror at its option may exercise the duties of the Trustee to deliver copies of all such materials to each Beneficiary as required by this Section 4.4 so long as in each case RTO Acquiror delivers a certificate to the Trustee stating that RTO Acquiror has undertaken to perform the obligations set forth in this Section 4.4.

4.5	Other Materials

As soon as reasonably practicable after receipt by RTO Acquiror or shareholders of RTO Acquiror (if such receipt is known by RTO Acquiror) of any material sent or given by or on behalf of a third party to holders of RTO Acquiror Shares generally, including dissident proxy and information circulars (and related information and material) and tender offer, take-over bid and securities exchange take-over bid circulars (and related information and material), provided such material has not been sent to the Beneficiaries by or on behalf of such third party, RTO Acquiror shall use its reasonable efforts to obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward such material (unless the same has been provided directly to Beneficiaries by such third party) to each Beneficiary as soon as possible thereafter. As soon as reasonably practicable after receipt thereof, the Trustee shall mail or otherwise send to each Beneficiary, at the expense of RTO Acquiror, copies of all such materials received by the Trustee from RTO Acquiror. The Trustee shall also make available for inspection during regular business hours by any Beneficiary at the Trustee’s principal office in <@> copies of all such materials. Notwithstanding the foregoing, RTO Acquiror at its option may exercise the duties of the Trustee to deliver copies of all such materials to each Beneficiary as required by this Section 4.5 so long as in each case RTO Acquiror delivers a certificate to the Trustee stating that RTO Acquiror has undertaken to perform the obligations set forth in this Section 4.5.

4.6	List of Persons Entitled to Vote

Canco shall, (a) prior to each annual, general, special, extraordinary or other RTO Acquiror Meeting or the seeking of any RTO Acquiror Consent and (b) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a “List”) of the names and addresses of the Beneficiaries arranged in alphabetical order and showing the number of Exchangeable Shares held of record by each such Beneficiary, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with an RTO Acquiror Meeting, or RTO Acquiror Consent at the close of business on the record date established by RTO Acquiror or pursuant to applicable law for determining the holders of RTO Acquiror Shares entitled to receive notice of and/or to vote at such RTO Acquiror Meeting or to give consent. Each such List shall be delivered to the Trustee promptly after receipt by Canco of such request or the record date for such meeting or seeking of consent, as applicable, and in any event within sufficient time as to permit the Trustee to perform its obligations under this agreement. RTO Acquiror agrees to give Canco notice (with a copy to the Trustee) of the calling of any RTO Acquiror Meeting, together with the record date therefor, sufficiently prior to the date of the calling of such meeting so as to enable Canco to perform its obligations under this Section 4.6.

4.7	Entitlement to Direct Votes

Subject to Section 4.8 and Section 4.11, any Beneficiary named in a List prepared in connection with any RTO Acquiror Meeting or RTO Acquiror Consent shall be entitled (a) to instruct the Trustee in the manner described in Section 4.2 with respect to the exercise of the Beneficiary Votes to which such Beneficiary is entitled, (b) to attend such meeting and personally exercise thereat, as the proxy of the Trustee, the Beneficiary Votes to which such Beneficiary is entitled, or (c) appoint a third party as the proxy of the Trustee to attend such meeting and exercise thereat the Beneficiary Votes to which such Beneficiary is entitled except, in each case, to the extent that such Beneficiary has transferred the ownership of any Exchangeable Shares in respect of which such Beneficiary is entitled to Beneficiary Votes after the close of business on the record date for such meeting or seeking of consent.

4.8	Voting by Trustee and Attendance of Trustee Representative at Meeting

(1)	In connection with each RTO Acquiror Meeting or RTO Acquiror Consent, the Trustee shall exercise, either in person or by proxy, in accordance with the instructions received from a Beneficiary pursuant to Section 4.3, the Beneficiary Votes as to which such Beneficiary is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions) other than any Beneficiary Votes that are the subject of Section 4.8(2); provided, however, that such written instructions are received by the Trustee from the Beneficiary prior to the time and date fixed by the Trustee for receipt of such instruction in the notice given by the Trustee to the Beneficiary pursuant to Section 4.3.

(2)	To the extent so instructed in accordance with the terms of this Agreement, the Trustee shall cause a representative who is empowered by it to sign and deliver, on behalf of the Trustee, proxies for Voting Rights enabling a Beneficiary to attend each RTO Acquiror Meeting. Upon submission by a Beneficiary (or its designee) named in the List prepared in connection with the relevant meeting of identification satisfactory to the Trustee’s representative, and at the Beneficiary’s request, such representative shall sign and deliver to such Beneficiary (or its designee) a proxy to exercise personally the Beneficiary Votes as to which such Beneficiary is otherwise entitled hereunder to direct the vote, if such Beneficiary either (i) has not previously given the Trustee instructions pursuant to Section 4.3 in respect of such meeting or (ii) submits to such representative written revocation of any such previous instructions. At such meeting, the Beneficiary (or its designee) exercising such Beneficiary Votes in accordance with such proxy shall have the same rights in respect of such Beneficiary Votes as the Trustee to speak at the meeting in favour of any matter, question, proposal or proposition, to vote by way of ballot at the meeting in respect of any matter, question, proposal or proposition, and to vote at such meeting by way of a show of hands in respect of any matter, question or proposition.

4.9	Distribution of Written Materials

Any written materials distributed by the Trustee pursuant to this Agreement shall be sent by mail (or otherwise communicated in the same manner as RTO Acquiror utilizes in communications to holders of RTO Acquiror Shares subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Trustee) to each Beneficiary at its address as shown on the books of Canco. RTO Acquiror agrees not to communicate with holders of RTO Acquiror Shares with respect to such written materials otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries. Canco shall provide or cause to be provided to the Trustee for purposes of communication, on a timely basis and without charge or other expense:

(a)	a current List; and

(b)	upon the request of the Trustee, mailing labels to enable the Trustee to carry out its duties under this agreement.

Canco’s obligations under this Section 4.9 shall be deemed satisfied to the extent RTO Acquiror exercises its option to perform the duties of the Trustee to deliver copies of materials to each Beneficiary and Canco provides the required information and materials to RTO Acquiror.

4.10	Termination of Voting Rights

All of the rights of a Beneficiary with respect to the Beneficiary Votes exercisable in respect of the Exchangeable Shares held by such Beneficiary, including the right to instruct the Trustee as to the voting of or to vote personally such Beneficiary Votes, shall be deemed to be surrendered by the Beneficiary to RTO Acquiror or Callco, as the case may be, and such Beneficiary Votes and the Voting Rights represented thereby shall cease immediately upon (i) the delivery by such holder to the Trustee of the certificates representing such Exchangeable Shares in connection with the occurrence of the automatic exchange of Exchangeable Shares for RTO Acquiror Shares, as specified in Article 5 (unless RTO Acquiror shall not have delivered the requisite RTO Acquiror Shares issuable in exchange therefor to the Trustee pending delivery to the Beneficiaries), or (ii) the retraction or redemption of Exchangeable Shares pursuant to Section 6 or 7 of the Share Provisions, or (iii) the effective date of the liquidation, dissolution or winding-up of Canco pursuant to Section 5 of the Share Provisions, or (iv) the purchase of Exchangeable Shares from the holder thereof by RTO Acquiror or Callco pursuant to the exercise by RTO Acquiror or Callco of the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right, or upon the purchase of Exchangeable Shares form the holders thereof by RTO Acquiror or Callco pursuant to the exercise by RTO Acquiror or Callco of the Change of Law Call Right (as defined in the Plan of Arrangement) (unless, in any case, RTO Acquiror or Callco, as the case may be, shall not have delivered the requisite consideration in exchange therefor).

4.11	Disclosure of Interest in Exchangeable Shares

The Trustee and/or Canco shall be entitled to require any Beneficiary or any person who the Trustee and/or Canco know or have reasonable cause to believe to hold any interest whatsoever in an Exchangeable Share to confirm that fact or to give such details as to whom has an interest in such Exchangeable Share as would be required (if the Exchangeable Shares were a class of “voting or equity securities” of Canco) under Section 5.2 of National Instrument 62-104 Take Over Bids and Issuer Bids, as amended from time to time, or as would be required under the articles of RTO Acquiror or any laws or regulations, or pursuant to the rules or regulations of any Agency, if the Exchangeable Shares were RTO Acquiror Shares. If a Beneficiary does not provide the information required to be provided by such Beneficiary pursuant to this Section 4.11, the board of directors of RTO Acquiror may take any action permitted under the articles of RTO Acquiror or any laws or regulations, or pursuant to the rules or regulations of any Agency, with respect to the Voting Rights relating to the Exchangeable Shares held by such Beneficiary.

Article 5
EXCHANGE AND AUTOMATIC EXCHANGE

5.1	Grant of Exchange Right and Automatic Exchange Right

(1)	RTO Acquiror hereby grants to Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries the right (the “Exchange Right”), upon the occurrence and during the continuance of an Insolvency Event, to require RTO Acquiror to purchase from each or any Beneficiary all or any part of the Exchangeable Shares held by such Beneficiary and the Automatic Exchange Right, all in accordance with the provisions of this agreement. RTO Acquiror hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right and the Automatic Exchange Right by RTO Acquiror to the Trustee.

(2)	During the term of the Trust and subject to the terms and conditions of this agreement, the Trustee shall possess and be vested with full legal ownership of the Automatic Exchange Right and the Exchange Right and shall be entitled to exercise all of the rights and powers of an owner with respect to the Automatic Exchange Right and the Exchange Right, provided that the Trustee shall:

(a)	hold the Automatic Exchange Right and the Exchange Right and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this agreement; and

(b)	except as specifically authorized by this agreement, have no power or authority to exercise or otherwise deal in or with the Automatic Exchange Right or the Exchange Right, and the Trustee shall not exercise any such rights for any purpose other than the purposes for which the Trust is created pursuant to this agreement.

(3)	The obligations of RTO Acquiror to issue RTO Acquiror Shares pursuant to the Automatic Exchange Right or the Exchange Right are subject to all applicable laws and regulatory or stock exchange requirements.

5.2	Legended Share Certificates

Canco shall cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of:

(a)	their right to instruct the Trustee with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares held by a Beneficiary; and

(b)	the Automatic Exchange Right.

5.3	General Exercise of Exchange Right

The Exchange Right shall be and remain vested in and exercisable by Trustee. Subject to Section 6.15, the Trustee shall exercise the Exchange Right only on the basis of instructions received pursuant to this Article 5 from Beneficiaries entitled to instruct the Trustee as to the exercise thereof. To the extent that no instructions are received from a Beneficiary with respect to the Exchange Right, the Trustee shall not exercise or permit the exercise of the Exchange Right.

5.4	Purchase Price

The purchase price payable by RTO Acquiror for each Exchangeable Share to be purchased by RTO Acquiror under the Exchange Right shall be an amount per share equal to (i) the Current Market Price of an RTO Acquiror Share on the day before the exchange, which shall be satisfied in full by RTO Acquiror issuing to the Beneficiary one RTO Acquiror Share, plus (ii) an additional amount equal to the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the date of the exchange (collectively the “Exchangeable Share Consideration”). In connection with each exercise of the Exchange Right, RTO Acquiror shall provide to the Trustee an Officer’s Certificate setting forth the calculation of the purchase price for each Exchangeable Share.

5.5	Exercise Instructions

Subject to the terms and conditions set forth herein, a Beneficiary shall be entitled upon the occurrence and during the continuance of an Insolvency Event, to instruct the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Beneficiary on the books of Canco. To cause the exercise of the Exchange Right by the Trustee, the Beneficiary shall deliver to the Trustee, in person or by certified or registered mail, at its principal office in <@> or at such other place as the Trustee may from time to time designate by written notice to the Beneficiaries, the certificates representing the Exchangeable Shares which such Beneficiary desires RTO Acquiror to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as the Trustee, RTO Acquiror and Canco may reasonably require together with (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating (i) that the Beneficiary thereby instructs the Trustee to exercise the Exchange Right so as to require RTO Acquiror to purchase from the Beneficiary the number of Exchangeable Shares specified therein, (ii) that such Beneficiary has good title to and owns all such Exchangeable Shares to be acquired by RTO Acquiror free and clear of all liens, claims, security interests and encumbrances, (iii) the names in which the certificates representing RTO Acquiror Shares issuable in connection with the exercise of the Exchange Right are to be issued, and (iv) the names and addresses of the persons to whom such new certificates should be delivered, and (b) payment (or evidence satisfactory to the Trustee, RTO Acquiror and Canco of payment) of the taxes payable, if any, as contemplated by Section 5.7 of this agreement. If only a part of the Exchangeable Shares represented by any certificate or certificates delivered to the Trustee are to be purchased by RTO Acquiror under the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of Canco.

5.6	Delivery of RTO Acquiror Shares; Effect of Exercise

Promptly after the receipt by the Trustee of the certificates representing the Exchangeable Shares which the Beneficiary desires RTO Acquiror to purchase under the Exchange Right, together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right (and payment of taxes payable, if any, as contemplated by Section 5.7 or evidence thereof), duly endorsed for transfer to RTO Acquiror, the Trustee shall notify RTO Acquiror and Canco of its receipt of the same, which notice to RTO Acquiror and Canco shall constitute exercise of the Exchange Right by the Trustee on behalf of the Beneficiary in respect of such Exchangeable Shares, and RTO Acquiror shall promptly thereafter deliver or cause to be delivered to the Trustee, for delivery to the Beneficiary in respect of such Exchangeable Shares (or to such other persons, if any, properly designated by such Beneficiary) the Exchangeable Share Consideration deliverable in connection with the exercise of the Exchange Right; provided, however, that no such delivery shall be made unless and until the Beneficiary requesting the same shall have paid (or provided evidence satisfactory to the Trustee, Canco and RTO Acquiror of the payment of) the taxes payable, if any, as contemplated by Section 5.7 of this agreement. Immediately upon the giving of notice by the Trustee to RTO Acquiror and Canco of the exercise of the Exchange Right, as provided in this Section 5.6, and with no further action required by the parties, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred, and the Beneficiary of such Exchangeable Shares shall be deemed to have transferred to RTO Acquiror all of such Beneficiary’s right, title and interest in and to such Exchangeable Shares and in the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total Exchangeable Share Consideration therefor, unless such Exchangeable Share Consideration is not delivered by RTO Acquiror to the Trustee for delivery to such Beneficiary (or to such other person, if any, properly designated by such Beneficiary) within three business days of the date of the giving of such notice by the Trustee, in which case the rights of the Beneficiary shall remain unaffected until such Exchangeable Share Consideration is delivered by RTO Acquiror. Upon delivery of such Exchangeable Share Consideration to the Trustee, the Trustee shall promptly deliver such Exchangeable Share Consideration to such Beneficiary (or to such other person, if any, properly designated by such Beneficiary). Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the RTO Acquiror Shares delivered to it pursuant to the Exchange Right.

5.7	Stamp, Transfer or Other Taxes

Upon any sale or transfer of Exchangeable Shares to RTO Acquiror pursuant to the Exchange Right or the Automatic Exchange Right, the share certificate or certificates representing RTO Acquiror Shares to be delivered in connection with the payment of the purchase price therefor shall be issued in the name of the Beneficiary in respect of the Exchangeable Shares so sold or transferred or in such names as such Beneficiary may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold or transferred; provided, however, that such Beneficiary (a) shall pay (and none of RTO Acquiror, Canco or the Trustee shall be required to pay) any documentary, stamp, transfer of other taxes or duties that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Beneficiary or (b) shall have evidenced to the satisfaction of RTO Acquiror that such taxes or duties, if any, have been paid.

5.8	Notice of Insolvency Event

As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, Canco and RTO Acquiror shall give written notice thereof to the Trustee. As soon as practicable following the receipt of notice from Canco and RTO Acquiror of the occurrence of an Insolvency Event, or upon the Trustee becoming aware of an Insolvency Event, the Trustee shall mail to each Beneficiary, at the expense of RTO Acquiror (such funds to be received in advance), a notice of such Insolvency Event in the form provided by RTO Acquiror, which notice shall contain a brief statement of the rights of the Beneficiaries with respect to the Exchange Right.

5.9	Failure to Retract

Upon the occurrence of an event referred to in paragraph (iv) of the definition of Insolvency Event, Canco hereby agrees with the Trustee and in favour of the Beneficiary promptly to forward or cause to be forwarded to the Trustee all relevant materials delivered by the Beneficiary to Canco or to the transfer agent of the Exchangeable Shares (including a copy of the retraction request delivered pursuant to Section 6(1) of the Share Provisions) in connection with such proposed redemption of the Retracted Shares.

5.10	Listing of RTO Acquiror Shares

RTO Acquiror covenants that if any RTO Acquiror Shares to be issued and delivered pursuant to the Automatic Exchange Right or the Exchange Right require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document, or the taking of any proceeding with or the obtaining of any order, ruling or consent from any Agency under any United States or Canadian federal, provincial or territorial law or regulation or pursuant to the rules and regulations of any Agency including any stock exchange upon which a security of the RTO Acquiror is listed or the fulfillment of any other United States or Canadian legal requirement before such shares may be issued and delivered by RTO Acquiror to the initial holder thereof or in order that such shares may be freely traded (other than any restrictions of general application on transfer by reason of a holder being a “control person” or the equivalent of RTO Acquiror for purposes of Canadian securities Law or any United States equivalent), RTO Acquiror shall use its commercially reasonable efforts (which, for greater certainty, shall not require RTO Acquiror to consent to a term or condition of an approval or consent which RTO Acquiror reasonably determines could have a materially adverse effect on RTO Acquiror or its subsidiaries) to cause such RTO Acquiror Shares (or such other shares or securities) to be and remain duly registered, qualified or approved. RTO Acquiror shall use its commercially reasonable efforts (which, for greater certainty, shall not require RTO Acquiror to consent to a term or condition of an approval or consent which RTO Acquiror reasonably determines could have a materially adverse effect on RTO Acquiror or its subsidiaries) to cause all RTO Acquiror Shares (or such other shares or securities) to be delivered pursuant to the Automatic Exchange Right or the Exchange Right to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding RTO Acquiror Shares have been listed by RTO Acquiror and remain listed and are quoted or posted for trading at such time.

5.11	RTO Acquiror Shares

RTO Acquiror hereby represents, warrants and covenants that the RTO Acquiror Shares issuable as described herein will be duly authorized and validly issued as fully paid and non assessable.

5.12	Automatic Exchange on Liquidation of RTO Acquiror

(1)	RTO Acquiror shall give the Trustee written notice of each of the following events at the time set forth below:

(a)	in the event of any determination by the board of directors of RTO Acquiror to institute voluntary liquidation, dissolution or winding-up proceedings with respect to RTO Acquiror or to effect any other distribution of assets of RTO Acquiror among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

(b)	as soon as practicable following the earlier of (A) receipt by RTO Acquiror of notice of, and (B) RTO Acquiror otherwise becoming aware of any instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of RTO Acquiror or to effect any other distribution of assets of RTO Acquiror among its shareholders for the purpose of winding up its affairs, in each case where RTO Acquiror has failed to contest in good faith any such proceeding commenced in respect of RTO Acquiror within 30 days of becoming aware thereof.

(2)	As soon as practicable following receipt by the Trustee from RTO Acquiror of notice of any event (a “Liquidation Event”) contemplated by Section 5.12(1)(a) or Section 5.12(1)(b), the Trustee shall give notice thereof to the Beneficiaries. Such notice shall be provided to the Trustee by RTO Acquiror and shall include a brief description of the automatic exchange of Exchangeable Shares for RTO Acquiror Shares provided for in Section Error! Reference source not found..

(3)	In order that the Beneficiaries will be able to participate on a pro rata basis with the holders of RTO Acquiror Shares in the distribution of assets of RTO Acquiror in connection with a Liquidation Event, immediately prior to the effective date (the “Liquidation Event Effective Date”) of a Liquidation Event, each of the then outstanding Exchangeable Shares (other than Exchangeable Shares held by RTO Acquiror and its affiliates) shall be automatically exchanged for one RTO Acquiror Share. To effect such automatic exchange, RTO Acquiror shall purchase each Exchangeable Share outstanding immediately prior to the Liquidation Event Effective Date and held by Beneficiaries, and each Beneficiary shall sell the Exchangeable Shares held by it at such time, free and clear of any lien, claim or encumbrance, for a purchase price per share equal to (i) the Current Market Price of an RTO Acquiror Share on the day prior to the Liquidation Event Effective Date, which shall be satisfied in full by RTO Acquiror issuing to the Beneficiary one RTO Acquiror Share for each Exchangeable Share, plus (ii) an additional amount equal to the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the date of the exchange. RTO Acquiror shall provide the Trustee with an Officer’s Certificate in connection with each automatic exchange setting forth the calculation of the purchase price for each Exchangeable Share. Upon payment by RTO Acquiror of such purchase price, the relevant Beneficiary shall cease to have any right to be paid by Canco any amount in respect of declared and unpaid dividends on each Exchangeable Share.

(4)	The closing of the transaction of purchase and sale contemplated by the automatic exchange of Exchangeable Shares for RTO Acquiror Shares shall be deemed to have occurred immediately prior to the Liquidation Event Effective Date, and each Beneficiary shall be deemed to have transferred to RTO Acquiror all of the Beneficiary’s right, title and interest in and to such Beneficiary’s Exchangeable Shares free and clear of any lien, claim or encumbrance and the related interest in the Trust Estate and each such Beneficiary shall cease to be a holder of such Exchangeable Shares and RTO Acquiror shall issue to the Beneficiary the RTO Acquiror Shares issuable upon the automatic exchange of Exchangeable Shares for RTO Acquiror Shares and on the applicable payment date shall deliver to the Trustee for delivery to the Beneficiary a cheque for the balance, if any, of the purchase price for such Exchangeable Shares, without interest, in each case less any amounts withheld pursuant to Section 5.13. Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall become the holder of the RTO Acquiror Shares issued pursuant to the automatic exchange of such Beneficiary’s Exchangeable Shares for RTO Acquiror Shares and the certificates held by the Beneficiary previously representing the Exchangeable Shares exchanged by the Beneficiary with RTO Acquiror pursuant to such automatic exchange shall thereafter be deemed to represent RTO Acquiror Shares issued to the Beneficiary by RTO Acquiror pursuant to such automatic exchange. Upon the request of a Beneficiary and the surrender by the Beneficiary of Exchangeable Share certificates deemed to represent RTO Acquiror Shares, duly endorsed in blank and accompanied by such instruments of transfer as RTO Acquiror may reasonably require, RTO Acquiror shall deliver or cause to be delivered to the Beneficiary certificates representing the RTO Acquiror Shares of which the Beneficiary is the holder.

5.13	Withholding Rights

Notwithstanding any other provision of this agreement, RTO Acquiror, Canco and the Trustee shall be entitled to deduct and withhold from any dividend, distribution, consideration, purchase price or other amounts otherwise payable under this agreement to any holder of Exchangeable Shares or RTO Acquiror Shares such amounts as RTO Acquiror, Canco or the Trustee is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada) or United States tax Laws or any provision of federal, provincial, state, local or foreign tax Law, in each case as amended or succeeded. The Trustee may act and rely on the advice of counsel with respect to such matters. To the extent that amounts are so deducted and withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing Agency. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, RTO Acquiror, Canco and the Trustee are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to RTO Acquiror, Canco or the Trustee, as the case may be, to enable it to comply with such deduction or withholding requirement and RTO Acquiror, Canco or the Trustee shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

5.14	No Fractional Shares

A holder of an Exchangeable Share shall not be entitled to any fraction of an RTO Acquiror Share upon the exercise of the Exchange Right or Automatic Exchange Right hereunder and no certificates or other evidence of ownership representing any such fractional interest shall be issued but rather the number of RTO Acquiror Shares issuable shall be rounded down to the nearest whole number without payment in respect of such fractional share.

Article 6
CONCERNING THE TRUSTEE

6.1	Powers and Duties of the Trustee

(1)	The rights, powers, duties and authorities of the Trustee under this agreement, in its capacity as Trustee of the Trust, shall include:

(a)	receipt and deposit of the RTO Acquiror Special Voting Share from RTO Acquiror as trustee for and on behalf of the Beneficiaries in accordance with the provisions of this agreement;

(b)	granting proxies and distributing materials to Beneficiaries as provided in this agreement;

(c)	voting the Beneficiary Votes in accordance with the provisions of this agreement;

(d)	receiving the grant of the Automatic Exchange Right and the Exchange Right from RTO Acquiror as trustee for and on behalf of the Beneficiaries in accordance with the provisions of this agreement;

(e)	enforcing the benefit of the Automatic Exchange Right and the Exchange Right, in each case in accordance with the provisions of this agreement, and in connection therewith receiving from Beneficiaries Exchangeable Shares and other requisite documents and distributing to such Beneficiaries RTO Acquiror Shares and cheques, if any, to which such Beneficiaries are entitled pursuant to the Automatic Exchange Right or the Exchange Right, as the case may be;

(f)	holding title to the Trust Estate;

(g)	investing any moneys forming, from time to time, a part of the Trust Estate as provided in this agreement;

(h)	taking action at the direction of a Beneficiary or Beneficiaries to enforce the obligations of RTO Acquiror and Canco under this agreement; and

(i)	taking such other actions and doing such other things as are specifically provided in this agreement to be carried out by the Trustee whether alone, jointly or in the alternative.

(2)	In the exercise of such rights, powers, duties and authorities the Trustee shall have (and is granted) such incidental and additional rights, powers, duties and authority not in conflict with any of the provisions of this agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust. Any exercise of such discretionary rights, powers, duties and authorities by the Trustee shall be final, conclusive and binding upon all persons.

(3)	The Trustee in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith and with a view to the best interests of the Beneficiaries and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

(4)	The Trustee shall not be bound to give notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof; nor shall the Trustee be required to take any notice of, or to do, or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notices shall distinctly specify the default or breach desired to be brought to the attention of the Trustee, and in the absence of such notice the Trustee may for all purposes of this agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein.

6.2	No Conflict of Interest

The Trustee represents to RTO Acquiror and Canco that at the date of execution and delivery of this agreement there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity. The Trustee shall, within 30 days after it becomes aware that such material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 9. If, notwithstanding the foregoing provisions of this Section 6.2, the Trustee has such a material conflict of interest, the validity and enforceability of this agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Trustee contravenes the foregoing provisions of this Section 6.2, any interested party may apply to the Superior Court of Justice (Ontario) for an order that the Trustee be replaced as Trustee hereunder.

6.3	Dealings with Transfer Agents, Registrars, etc.

(1)	Each of RTO Acquiror and Canco irrevocably authorizes the Trustee, from time to time, to:

(a)	consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and RTO Acquiror Shares; and

(b)	requisition, from time to time, (i) from any such registrar or transfer agent any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this agreement and (ii) from the transfer agent of RTO Acquiror Shares, and any subsequent transfer agent of such shares, the share certificates issuable upon the exercise from time to time of the Automatic Exchange Right and pursuant to the Exchange Right.

(2)	RTO Acquiror and Canco shall authorize their respective registrars and transfer agents to comply with all such requests. RTO Acquiror covenants that it shall supply its transfer agent with duly executed share certificates for the purpose of completing the exercise from time to time of the Automatic Exchange Right and the Exchange Right, in each case pursuant to Article 5.

6.4	Books and Records

The Trustee shall keep available for inspection by RTO Acquiror and Canco at the Trustee’s principal office in <@> correct and complete books and records of account relating to the Trust created by this agreement, including all relevant data relating to mailings and instructions to and from Beneficiaries and all transactions pursuant to the Automatic Exchange Right and the Exchange Right. On or before December 31, 2021, and on or before December 31 in every year thereafter, so long as the RTO Acquiror Special Voting Share is registered in the name of the Trustee, the Trustee shall transmit to RTO Acquiror and Canco a brief report, dated as of the preceding December 31st, with respect to:

(a)	the property and funds comprising the Trust Estate as of that date;

(b)	the number of exercises of the Automatic Exchange Right, if any, and the aggregate number of Exchangeable Shares received by the Trustee on behalf of Beneficiaries in consideration of the issuance by RTO Acquiror of RTO Acquiror Shares in connection with the Automatic Exchange Right, during the calendar year ended on such December 31st; and

(c)	any action taken by the Trustee in the performance of its duties under this agreement which it had not previously reported.

6.5	Income Tax Returns and Reports

The Trustee shall, to the extent necessary, prepare and file, or cause to be prepared and filed, on behalf of the Trust appropriate Canadian income tax returns and any other returns or reports as may be required by applicable law or pursuant to the rules and regulations of any other Agency, including any securities exchange or other trading system through which the Exchangeable Shares are traded. In connection therewith, the Trustee may obtain the advice and assistance of such experts or advisors as the Trustee considers necessary or advisable (who may be experts or advisors to RTO Acquiror or Canco). If requested by the Trustee, RTO Acquiror or Canco shall retain qualified experts or advisors for the purpose of providing such tax advice or assistance.

6.6	Indemnification Prior to Certain Actions by Trustee

(1)	The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this agreement at the request, order or direction of any Beneficiary upon such Beneficiary furnishing to the Trustee reasonable funding, security or indemnity against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby, provided that no Beneficiary shall be obligated to furnish to the Trustee any such funding, security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the RTO Acquiror Special Voting Share pursuant to Article 4, subject to Section 6.15, and with respect to the Automatic Exchange Right and the Exchange Right pursuant to Article 5.

(2)	None of the provisions contained in this agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial expenses in the exercise of any of its rights, powers, duties, or authorities unless funded, given security and indemnified as aforesaid.

6.7	Action of Beneficiaries

No Beneficiary shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Beneficiary has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the funding, security or indemnity referred to in Section 6.6 and the Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Beneficiary shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Beneficiaries shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or the Voting Rights, the Automatic Exchange Right or the Exchange Right except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Beneficiaries.

6.8	Reliance Upon Declarations

The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon statutory declarations, certificates, opinions or reports furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder if such statutory declarations, certificates, opinions or reports comply with the provisions of Section 6.9, if applicable, and with any other applicable provisions of this agreement.

6.9	Evidence and Authority to Trustee

(1)	RTO Acquiror and/or Canco shall furnish to the Trustee evidence of compliance with the conditions provided for in this agreement relating to any action or step required or permitted to be taken by RTO Acquiror and/or Canco or the Trustee under this agreement or as a result of any obligation imposed under this agreement, including in respect of the Voting Rights or the Automatic Exchange Right or the Exchange Right and the taking of any other action to be taken by the Trustee at the request of or on the application of RTO Acquiror and/or Canco promptly if and when:

(a)	such evidence is required by any other section of this agreement to be furnished to the Trustee in accordance with the terms of this Section 6.9; or

(b)	the Trustee, in the exercise of its rights, powers, duties and authorities under this agreement, gives RTO Acquiror and/or Canco written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

(2)	Such evidence shall consist of an Officer’s Certificate of RTO Acquiror and/or Canco or a statutory declaration or a certificate made by persons entitled to sign an Officer’s Certificate stating that any such condition has been complied with in accordance with the terms of this agreement.

(3)	Whenever such evidence relates to a matter other than the Voting Rights or the Automatic Exchange Right or the Exchange Right or the taking of any other action to be taken by the Trustee at the request or on the application of RTO Acquiror and/or Canco, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, attorney, auditor, accountant, appraiser, valuer or other expert or any other person whose qualifications give authority to a statement made by him, provided that if such report or opinion is furnished by a director, officer or employee of RTO Acquiror and/or Canco it shall be in the form of an Officer’s Certificate or a statutory declaration.

(4)	Each statutory declaration, Officer’s Certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this agreement shall include a statement by the person giving the evidence:

(a)	declaring that he has read and understands the provisions of this agreement relating to the condition in question;

(b)	describing the nature and scope of the examination or investigation upon which he based the statutory declaration, certificate, statement or opinion; and

(c)	declaring that he has made such examination or investigation as he believes is necessary to enable him to make the statements or give the opinions contained or expressed therein.

6.10	Experts, Advisers and Agents

The Trustee may:

(a)	in relation to these presents act and rely on the opinion or advice of or information obtained from any solicitor, attorney, auditor, accountant, appraiser, valuer or other expert, whether retained by the Trustee or by RTO Acquiror and/ or Canco or otherwise, and may retain or employ such assistants as may be necessary to the proper discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid;

(b)	employ such agents and other assistants as it may reasonably require for the proper determination and discharge of its powers and duties hereunder; and

(c)	pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all reasonable disbursements, costs and expenses made or incurred by it in the discharge of its duties hereunder and in the management of the Trust.

6.11	Investment of Moneys Held by Trustee

Unless otherwise provided in this agreement, any moneys held by or on behalf of the Trustee which under the terms of this agreement may or ought to be invested or which may be on deposit with the Trustee or which may be in the hands of the Trustee shall, upon the receipt by the Trustee of the written direction of Canco, be invested or reinvested in the name or under the control of the Trustee in Authorized Investments, or as otherwise agreed upon in writing by the Trustee and Canco. Any direction of Canco to the Trustee as to investment or reinvestment of funds shall be in writing. If no such direction is received, the Trustee shall not have any obligation to invest the monies and pending receipt of such a direction all interest or other income and such moneys may be deposited in the name of the Trustee in any chartered bank in Canada or, with the consent of Canco, in the deposit department of the Trustee or any other specified loan or trust company authorized to accept deposits under the laws of Canada or any province thereof at the rate of interest then current on similar deposits. The Trustee shall not be held liable for any losses incurred in the investment of any funds as herein provided that the trustee has not acted in bad faith or with fraud, gross negligence or wilful misconduct in investing any such funds.

6.12	Trustee Not Required to Give Security

The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this agreement or otherwise in respect of the premises.

6.13	Trustee Not Bound to Act on Request

Except as in this agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of RTO Acquiror and/or Canco or of the directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act upon any such copy purporting to be authenticated and believed by the Trustee to be genuine.

6.14	Authority to Carry on Business

The Trustee represents to RTO Acquiror and Canco that at the date of execution and delivery by it of this agreement it is authorized to carry on the business of a trust company in each of the provinces of Canada but if, notwithstanding the provisions of this Section 6.14, it ceases to be so authorized to carry on business, the validity and enforceability of this agreement and the Voting Rights, the Automatic Exchange Right and the Exchange Right shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within 90 days after ceasing to be authorized to carry on the business of a trust company in any province of Canada, either become so authorized or resign in the manner and with the effect specified in Article 9.

6.15	Conflicting Claims

(1)	If conflicting claims or demands are made or asserted with respect to any interest of any Beneficiary in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Beneficiary in any Exchangeable Shares, resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, in its sole discretion, to refuse to recognize or to comply with any such claims or demands. In so refusing, the Trustee may elect not to exercise any Voting Rights, Automatic Exchange Right or Exchange Right subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

(a)	the rights of all adverse claimants with respect to the Voting Rights, Automatic Exchange Right or Exchange Right subject to such conflicting claims or demands have been adjudicated by a final judgement of a court of competent jurisdiction; or

(b)	all differences with respect to the Voting Rights, Automatic Exchange Right or Exchange Right subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement certified to be in full force and effect.

(2)	If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate to fully indemnify it as between all conflicting claims or demands.

6.16	Acceptance of Trust

The Trustee hereby accepts the Trust created and provided for, by and in this agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Beneficiaries, subject to all the terms and conditions herein set forth.

6.17	Third Party Interests

Each party to this agreement hereby represents to the Trustee that any account to be opened by, or interest to be held by the Trustee in connection with this agreement, for or to the credit of such party, either (i) is not intended to be used by or on behalf of any third party; or (ii) is intended to be used by or on behalf of a third party, in which case such party hereto agrees to complete and execute forthwith a declaration in the Trustee’s prescribed form as to the particulars of such third party.

6.18	Privacy

The parties acknowledge that Canadian federal and/or provincial legislation that addresses the protection of individuals’ personal information (collectively, “Privacy Laws”) applies to obligations and activities under this agreement. Despite any other provision of this agreement, no party shall take or direct any action that would contravene, or cause the others to contravene, applicable Privacy Laws. The parties shall, prior to transferring or causing to be transferred personal information to the Trustee, obtain and retain required consents of the relevant individuals to the collection, use and disclosure of their personal information, or shall have determined that such consents either have previously been given upon which the parties can rely or are not required under the Privacy Laws. Specifically, the Trustee agrees: (a) to have a designated chief privacy officer; (b) to maintain policies and procedures to protect personal information and to receive and respond to any privacy complaint or inquiry; (c) to use personal information solely for the purposes of providing its services under or ancillary to this agreement and not to use it for any purpose except with the consent of or direction from the other parties or the individual involved; (d) not to sell or otherwise improperly disclose personal information to any third party; and (e) to employ administrative, physical and technological safeguards to reasonably secure and protect personal information against loss, theft, or unauthorized access, use or modification.

Article 7
COMPENSATION

7.1	Fees and Expenses of the Trustee

Canco agrees to pay the Trustee reasonable compensation for all of the services rendered by it under this agreement and shall reimburse the Trustee for all reasonable and documented expenses (including, but not limited to, taxes other than taxes based on the net income or capital of the Trustee, fees paid to legal counsel and other experts and advisors and travel expenses) and disbursements, including the reasonable cost and expense of any suit or litigation of any character and any proceedings before any governmental Agency, reasonably incurred by the Trustee in connection with its duties under this agreement; provided that Canco shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation or any such proceedings in which the Trustee is determined to have acted in bad faith or with fraud, gross negligence or wilful misconduct or to have materially breached any provision hereof.

Article 8
INDEMNIFICATION AND LIMITATION OF LIABILITY

8.1	Indemnification of the Trustee

(1)	RTO Acquiror and Canco jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents appointed and acting in accordance with this agreement (collectively, the “Indemnified Parties”) against all claims, losses (other than loss of profits), damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee’s legal counsel) which, without fraud, gross negligence, wilful misconduct or bad faith on the part of such Indemnified Party or a material breach of any provision hereof, may be paid, incurred or suffered by the Indemnified Party by reason or as a result of the Trustee’s acceptance or administration of the Trust, its compliance with its duties set forth in this agreement, or any written or oral instruction delivered to the Trustee by RTO Acquiror or Canco pursuant hereto.

(2)	In no case shall RTO Acquiror or Canco be liable under this indemnity for any claim against any of the Indemnified Parties unless RTO Acquiror and Canco shall be notified by the Trustee of the written assertion of a claim or of any action commenced against the Indemnified Parties, promptly after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Subject to (ii) below, RTO Acquiror and Canco shall be entitled to participate at their own expense in the defence and, if RTO Acquiror and Canco so elect at any time after receipt of such notice, either of them may assume the defence of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defence thereof, but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been authorized by RTO Acquiror or Canco; or (ii) the named parties to any such suit include both the Trustee and RTO Acquiror or Canco and the Trustee shall have been advised by counsel acceptable to RTO Acquiror or Canco that there may be one or more legal defences available to the Trustee that are different from or in addition to those available to RTO Acquiror or Canco and that, in the judgement of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case RTO Acquiror and Canco shall not have the right to assume the defence of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee). This indemnity shall survive the termination of the Trust and the resignation or removal of the Trustee.

8.2	Limitation of Liability

The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this agreement, except to the extent that such loss is attributable to the fraud, gross negligence, wilful misconduct or bad faith on the part of the Trustee or to have resulted from a material breach by the Trustee of any provision hereof.

Article 9
CHANGE OF TRUSTEE

9.1	Resignation

The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to RTO Acquiror and Canco specifying the date on which it desires to resign, provided that such notice shall not be given less than thirty (30) days before such desired resignation date unless RTO Acquiror and Canco otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, RTO Acquiror and Canco shall promptly appoint a successor trustee, which shall be a corporation organized and existing under the laws of Canada and authorized to carry on the business of a trust company in all provinces of Canada, by written instrument in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee. Failing the appointment and acceptance of a successor trustee, a successor trustee may be appointed by order of a court of competent jurisdiction upon application of one or more of the parties to this agreement. If the retiring trustee is the party initiating an application for the appointment of a successor trustee by order of a court of competent jurisdiction, RTO Acquiror and Canco shall be jointly and severally liable to reimburse the retiring trustee for its legal costs and expenses in connection with same.

9.2	Removal

The Trustee, or any trustee hereafter appointed, may (provided a successor trustee is appointed) be removed at any time on not less than 30 days’ prior notice by written instrument executed by RTO Acquiror and Canco, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee.

9.3	Successor Trustee

Any successor trustee appointed as provided under this agreement shall execute, acknowledge and deliver to RTO Acquiror and Canco and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this agreement, with the like effect as if originally named as trustee in this agreement. However, on the written request of RTO Acquiror and Canco or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due to it pursuant to the provisions of this agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, RTO Acquiror, Canco and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

9.4	Notice of Successor Trustee

Upon acceptance of appointment by a successor trustee as provided herein, RTO Acquiror and Canco shall cause to be mailed notice of the succession of such trustee hereunder to each Beneficiary specified in a List. If RTO Acquiror or Canco shall fail to cause such notice to be mailed within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of RTO Acquiror and Canco.

Article 10
RTO Acquiror SUCCESSORS

10.1	Certain Requirements in Respect of Combination, etc.

So long as any Exchangeable Shares not owned by RTO Acquiror or its affiliates are outstanding, RTO Acquiror shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, arrangement, amalgamation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom, provided that it may do so if:

(a)	such other person or continuing corporation (the “RTO Acquiror Successor”), by operation of law, becomes, without more, bound by the terms and provisions of this agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, a trust agreement supplemental hereto and such other instruments (if any) as are necessary or advisable to evidence the assumption by the RTO Acquiror Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such RTO Acquiror Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of RTO Acquiror under this agreement: and

(b)	such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the Trustee or of the Beneficiaries hereunder.

Notwithstanding the foregoing provisions of Section 10.1, RTO Acquiror shall be permitted to consummate an Asset Sale Transaction (as such term is defined in the terms of the preferred stock of the RTO Acquiror).

10.2	Vesting of Powers in Successor

Whenever the conditions of Section 10.1 have been duly observed and performed, the Trustee, RTO Acquiror Successor and Canco shall, if required by Section 10.1, execute and deliver the supplemental trust agreement provided for in Article 11 and thereupon RTO Acquiror Successor and such other person that may then be the issuer of the RTO Acquiror Shares shall possess and from time to time may exercise each and every right and power of RTO Acquiror under this agreement in the name of RTO Acquiror or otherwise and any act or proceeding by any provision of this agreement required to be done or performed by the board of directors of RTO Acquiror or any officers of RTO Acquiror may be done and performed with like force and effect by the directors or officers of such RTO Acquiror Successor.

10.3	Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing (i) the amalgamation or merger of any wholly-owned direct or indirect subsidiary of RTO Acquiror (other than Canco or Callco) with or into RTO Acquiror, (ii) the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of RTO Acquiror (other than Canco or Callco), or (iii) any other distribution of the assets of any wholly-owned direct or indirect subsidiary of RTO Acquiror (other than Canco or Callco) among the shareholders of such subsidiary for the purpose of winding up its affairs, and any such transactions are expressly permitted by this Article 10.

10.4	Successor Transactions

Notwithstanding the foregoing provisions of this Article 10, in the event of an RTO Acquiror Control Transaction:

(a)	in which RTO Acquiror merges or amalgamates with, or in which all or substantially all of the then outstanding RTO Acquiror Shares are acquired by, one or more other corporations to which RTO Acquiror is, immediately before such merger, amalgamation or acquisition, “related” within the meaning of the ITA (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of that definition in the Share Provisions; and

(c)	in which all or substantially all of the then outstanding RTO Acquiror Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such RTO Acquiror Control Transaction, owns or controls, directly or indirectly, RTO Acquiror, then, (i) all references herein to “RTO Acquiror” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “RTO Acquiror Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to the Share Provisions or Article 5 of the Plan of Arrangement or exchange of such shares pursuant to this agreement immediately subsequent to the RTO Acquiror Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to he Share Provisions or Article 5 of the Plan of Arrangement, or exchange of such shares pursuant to this agreement had occurred immediately prior to the RTO Acquiror Control Transaction and the RTO Acquiror Control Transaction was completed) without any need to amend the terms and conditions of this agreement and without any further action required; and (ii) RTO Acquiror shall cause the Other Corporation to deposit one or more voting securities of such Other Corporation to allow Beneficiaries to exercise voting rights in respect of the Other Corporation substantially similar to those provided for in this agreement.

Article 11
AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS

11.1	Amendments, Modifications, etc.

Subject to Sections 11.2, 11.4 and 13.1, this agreement may not be amended or modified except by an agreement in writing executed by RTO Acquiror, Canco and the Trustee and approved by the Beneficiaries in accordance with Section 11(2) of the Share Provisions.

11.2	Ministerial Amendments

Notwithstanding the provisions of Section 11.1, the parties to this agreement may in writing, at any time and from time to time, without the approval of the Beneficiaries, amend or modify this agreement for the purposes of:

(a)	adding to the covenants of any or all parties hereto for the protection of the Beneficiaries hereunder provided that each of Canco and RTO Acquiror shall be of the good faith opinion and the Trustee, acting on the advice of counsel, shall be of the opinion that such additions will not be materially prejudicial to the rights or interests of the Beneficiaries;

(b)	making such amendments or modifications not inconsistent with this agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of each of RTO Acquiror and Canco and in the opinion of the Trustee, having in mind the best interests of the Beneficiaries, it may be expedient to make, provided that RTO Acquiror, Canco and the Trustee, acting on the advice of counsel, shall be of the opinion that such amendments and modifications will not be materially prejudicial to the interests of the Beneficiaries;

(c)	making such changes or corrections which, on the advice of counsel to RTO Acquiror, Canco and the Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error; or

(d)	making changes to provide added protection or benefit to or for the benefit of Beneficiaries hereunder provided that each of Canco and RTO Acquiror shall be of the good faith opinion and the Trustee, acting on the advice of counsel, shall be of the opinion that such changes will not be materially prejudicial to the rights or interests of the Beneficiaries.

11.3	Meeting to Consider Amendments

Canco, at the request of RTO Acquiror, shall call a meeting or meetings of the Beneficiaries for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the by-laws of Canco, the Share Provisions and all applicable laws.

11.4	Changes in Capital of RTO Acquiror and Canco

At all times after the occurrence of any event contemplated pursuant to Section 2.7 or 2.8 of the Support Agreement or otherwise, as a result of which either RTO Acquiror Shares or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which RTO Acquiror Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental trust agreement giving effect to and evidencing such necessary amendments and modifications.

11.5	Execution of Supplemental Trust Agreements

From time to time Canco (when authorized by a resolution of its Board of Directors), RTO Acquiror (when authorized by a resolution of its board of directors) and the Trustee may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, trust agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

(a)	evidencing the succession of RTO Acquiror Successors and the covenants of and obligations assumed by each such RTO Acquiror Successor in accordance with the provisions of Article 9 and the successors of the Trustee or any successor trustee in accordance with the provisions of Article 9;

(b)	making any additions to, deletions from or alterations of the provisions of this agreement or the Voting Rights, the Automatic Exchange Right or the Exchange Right which, in the opinion of the Trustee, will not be materially prejudicial to the interests of the Beneficiaries or are, in the opinion of counsel to the Trustee, necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to RTO Acquiror, Canco, the Trustee or this agreement; and

(c)	for any other purposes not inconsistent with the provisions of this agreement, including to make or evidence any amendment or modification to this agreement as contemplated hereby; provided that, in the opinion of the Trustee, the rights of the Beneficiaries will not be materially prejudiced thereby.

Article 12
TERMINATION

12.1	Term

The Trust created by this agreement shall continue until the earliest to occur of the following events:

(a)	no outstanding Exchangeable Shares are held by a Beneficiary; and

(b)	each of RTO Acquiror and Canco elects in writing to terminate the Trust and such termination is approved by the Beneficiaries in accordance with Section 12 of the Share Provisions.

12.2	Survival of Agreement

This agreement shall survive any termination of the Trust and shall continue until there are no Exchangeable Shares outstanding held by a Beneficiary; provided, however, that the provisions of Article 7 and Article 8 shall survive any such termination of this agreement.

Article 13
GENERAL

13.1	Severability

If any term or other provision of this agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

13.2	Enurement

This agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns and, subject to the terms hereof, to the benefit of the Beneficiaries.

13.3	Notices to Parties

Any notice and other communications required or permitted to be given pursuant to this agreement shall be sufficiently given if delivered in person or if sent by facsimile transmission (provided such transmission is recorded as being transmitted successfully) to the parties at the following addresses:

(i)	In the case of RTO Acquiror or Canco to the following address:

________________________

Attention:      __________________

E-mail:             __________________

with a copy to (which shall not constitute notice):

Fasken Martineau DuMoulin LLP
Attn: Mr. John Sabetti
Bay Adelaide Centre

333 Bay Street, Suite 2400

P.O. Box 20
Toronto, ON M5H 2T6
Tel: 416 366 8381

and

Wilson Sonsini Goodrich & Rosati PC

12235 El Camino Real

San Diego, CA 92130-3002

Attention: Martin Waters and Ethan Lutske

Email: mwaters@wsgr.com; elutske@wsgr.com

(ii)	In the case of Trustee to:

_________________________

or at such other address as the party to which such notice or other communication is to be given has last notified the party given the same in the manner provided in this section, and if not given the same shall be deemed to have been received on the date of such delivery or sending.

13.4	Notice to Beneficiaries

Any and all notices to be given and any documents to be sent to any Beneficiaries may be given or sent to the address of such Beneficiary shown on the register of holders of Exchangeable Shares in any manner permitted by the by-laws of Canco from time to time in force in respect of notices to shareholders and shall be deemed to be received (if given or sent in such manner) at the time specified in such by-laws, the provisions of which by-laws shall apply mutatis mutandis to notices or documents as aforesaid sent to such Beneficiaries.

13.5	Counterparts

This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

13.6	Jurisdiction

This agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

13.7	Attornment

Each of the Trustee, RTO Acquiror, and Canco agrees that any action or proceeding arising out of or relating to this agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the non-exclusive jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgement of the said courts and not to seek, and hereby waives, any review of the merits of any such judgement by the courts of any other jurisdiction, and RTO Acquiror hereby appoints Canco at its registered office in the Province of Ontario as attorney for service of process.

IN WITNESS WHEREOF the parties hereto have caused this agreement to be duly executed as of the date first above written.

2798832 ONTARIO INC.

By:
Name:
Title:

[TRUSTEE]

By:
Name:
Title:

TORCHLIGHT ENERGY RESOURCES, INC.

By:
Name:
Title:

Schedule J

Torchlight Energy Resources, Inc.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A NON-VOTING PREFERRED STOCK

PURSUANT TO SECTION 78.1955 OF THE

Nevada REVISED STATUTES

Pursuant to Section 78.1955 of the Nevada Revised Statutes, the undersigned does hereby certify, on behalf of Torchlight Energy Resources, Inc., a Nevada corporation, that the following resolution was duly adopted by the board of directors of the Torchlight Energy Resources, Inc. (“Company”), pursuant to Article 3 of the Articles of Incorporation of the Company, as amended.

WHEREAS, the Amended and Restated Articles of Incorporation of the Company (the “Articles of Incorporation”) authorizes the issuance of up to [   ]1 shares of preferred stock, par value $0.001 per share, of the Company (“Preferred Stock”) in one or more series, which Preferred Stock shall have such distinctive designation or title, voting powers or no voting powers, and such preferences, rights, qualifications, limitations or restrictions, as shall be stated in such resolution or resolutions providing for the issuance of such class or series of Preferred Stock as may be adopted from time to time by the board of directors of the Company (the “Board”) prior to the issuance of any shares thereof;

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences, and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (this “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions, and limitations of such series of Preferred Stock as follows:

TERMS OF PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Acquisition” means the acquisition by the Company of all of the outstanding shares of Metamaterial Inc., a corporation existing under the laws of the Province of Ontario, by way of a statutory plan of arrangement pursuant to the Business Corporations Act (Ontario), pursuant to the Arrangement Agreement dated as of December 14, 2020, by and among the Company, Metamaterial Inc., 2798832 Ontario Inc., a corporation existing under the laws of the Province of Ontario and 2798331 Ontario Inc., a corporation existing under the laws of the Province of Ontario (the “Arrangement Agreement”).

[1]	To be calculated based on reverse split and inserted in Amended and Restated Articles of Incorporation.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act of 1933, as amended.

“Articles of Incorporation” has the meaning set forth in the Recitals.

“Asset Sale Dividend” means a Net Proceeds Dividend or a Holdback Dividend, as applicable.

“Asset Sale Expiration Date” means the earlier of (i) December 31, 2021 or (ii) the date which is six (6) months from the closing of the Acquisition.

“Asset Sale Transaction” means one or more transactions consummated at any time prior to the Asset Sale Expiration Date pursuant to which the Company or any of its Affiliates sells, farms out or otherwise transfers to a third party some or all of the Carved-Out Assets. For the avoidance of doubt, more than one Asset Sale Transaction may occur for purposes of this Certificate of Designation.

“Board” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, Sunday, a day which is a federal legal holiday in the United States, or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in the City of New York are generally open for use by customers on such day.

“Carved-Out Assets” means any assets that are used or held for use in the Company’s oil and gas exploration business as described in the Company Disclosure Documents.

“Certificate of Designation” has the meaning set forth in the Recitals.

“Claimable Company Business Costs” has the meaning set forth in Section 8.

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Disclosure Documents” means all information, disclosure, forms, reports, schedules, statements, certifications and other documents, including without limitation all press releases, forms, reports, schedules, financial statements and notes and schedules to such financial statements, management’s discussion and analysis of financial condition and results of operations, certifications, annual information forms, management information circulars, material change reports, business acquisition reports and other documents publicly disclosed or filed by the Company with the Securities and Exchange Commission and Nasdaq since January 1, 2020 and through the closing of the Acquisition.

“Fundamental Transaction” means at any time while the Series A Preferred Stock is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any direct or indirect purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of fifty percent (50%) or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than fifty percent (50%) of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination); provided, that in each of the foregoing transactions or series of transactions, each shall only be deemed a Fundamental Transaction if such other Person acquires more than fifty percent (50%) of voting securities of the Company’s or its successors’ (or the ultimate parent entity following a reorganization) voting securities, or all or substantially all of the Company’s assets.

“Holder” means a holder of shares of Series A Preferred Stock.

“Holdback Amount” means, with respect to any Asset Sale Transaction, an amount equal to ten percent (10%) of the Net Proceeds from such Asset Sale Transaction.

“Indemnifiable Amounts” has the meaning set forth in Section 8.

“Holdback Dividend” has the meaning set forth in Section 3(a).

“Liquidation” has the meaning set forth in Section 5.

“Net Proceeds” means an aggregate amount (without duplication) equal to the sum of: (i) all consideration actually received by the Company or its Affiliates as consideration from a third party in exchange for taking title to the Carved-Out Assets and consummation of an Asset Sale Transaction, plus (ii) the amount of cash remaining from financing activities undertaken by the Company prior to the closing of the Acquisition as permitted pursuant to Section 5.3(b)(i) of the Arrangement Agreement (which, for the avoidance of doubt, does not include such amounts raised pursuant to Section 2.16 and Section 6.3(j) of the Arrangement Agreement), after the payment of transaction costs and expenses incurred by the Company or its Affiliates in connection with the Acquisition, and other accrued liabilities of the Company as contemplated by Section 6.3(k) of the Arrangement Agreement, less (iii) all out-of-pocket costs and expenses incurred by the Company or its Affiliates to third parties for the negotiation, entry into and consummation of the Acquisition (solely to the extent unpaid as of the closing of the Acquisition) and such Asset Sale Transaction, including any amounts paid for indemnification, costs of investigation, costs of defense and settlement, expert fees, broker fees, finder’s fees, advisory fees, accountant or legal counsel fees and disbursements incurred by the Company in connection with the Acquisition (solely to the extent unpaid as of the closing of the Acquisition) and such Asset Sale Transaction, less (iv) costs incurred by the Company solely with respect to the Carved-Out Assets after the effective time of the Acquisition, less (v) any applicable sales, income and other taxes incurred by the Company or its Affiliates in respect of the performance of the Company’s obligations under or otherwise in connection with an Asset Sale Transaction, payment of the Asset Sale Dividends or the Carved-Out Assets, less (vi) any liabilities of the Company actually incurred in connection with any Asset Sale Transaction or the Carved-Out Assets, less (vii) any payments to holders of debt securities of the Company that are outstanding immediately prior to the Acquisition and are not converted into equity prior to or in connection with the Acquisition, less (viii) any change of control, severance, compensation or other payments to any employee, officer or other service provider triggered in connection with the Acquisition (solely to the extent unpaid as of the closing of the Acquisition), less (ix) any amount paid or due and payable with respect to the the senior secured debt of RTO Acquiror held by The David A. Straz, Jr. Foundation and by The David A. Straz, Jr. Irrevocable Trust DTD 11/11/1986, in the event such debt is not converted or repaid in full prior to the closing of the Acquisition (collectively, (iii) through (ix) above shall be referred to herein as “Company Business Costs”). For the avoidance of doubt, amounts placed in escrow, earnout or contingent or other post-closing payments, including milestone or royalty payments, in connection with an Asset Sale Transaction will not be considered Net Proceeds unless (and only to the extent that) such amounts are actually received by the Company.

“Net Proceeds Dividend” has the meaning set forth in Section 3(a).

“Per Share Holdback Amount” means, with respect to an Asset Sale Transaction, the amount obtained by dividing (i) the Holdback Amount with respect to such Asset Sale Transaction by (ii) the total number of shares of Series A Preferred Stock outstanding as of the record date fixed in connection with the applicable Net Proceeds Dividend.

“Per Share Holdback Dividend Amount” means, with respect to a Holdback Dividend, (i)(A) the Holdback Amount from the applicable Asset Sale Transaction less (B) all Indemnifiable Amounts deducted from such Holdback Amount, divided by (ii) the total number of shares of Series A Preferred Stock outstanding as of the record date fixed in connection with the applicable Holdback Dividend.

“Per Share Net Proceeds” means, with respect to an Asset Sale Transaction, the amount obtained by dividing (i) the Net Proceeds from such Asset Sale Transaction by (ii) the total number of shares of Series A Preferred Stock outstanding as of the record date fixed in connection with the applicable Net Proceeds Dividend.

“Per Share Net Proceeds Dividend Amount” means, with respect to a Net Proceeds Dividend, the Per Share Net Proceeds less the Per Share Holdback Amount.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Remaining Assets” means (i) any Carved-Out Assets that have not been sold or are not otherwise subject to an Asset Sale Transaction as of the Asset Sale Expiration Date and (ii) any cash referred to in clause (ii) of the definition of “Net Proceeds” that is remaining as of the Asset Sale Expiration Date, less any amounts necessary to pay the reasonable out-of-pocket costs and expenses incurred by the Company in connection with the Spin-Off Dividend.

“Preferred Stock” has the meaning set forth in the Recitals.

“Series A Preferred Stock” has the meaning set forth in Section 2.

“Spin-Off Dividend” has the meaning set forth in Section 3(a).

“Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made.

Section 2. Designation, Amount and Par Value. There shall be a series of Preferred Stock that shall be designated as “Series A Non-Voting Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting such series shall be ______________. Each share of Series A Preferred Stock shall have a par value of $0.001 per share. The shares of Series A Preferred Stock shall only be issued and maintained in the form of securities held in book-entry form.

Section 3.        Dividends.

a)           Asset Sale Dividends. Conditioned upon, and subject to (i) the consummation of the Acquisition, (ii) the consummation of one or more Asset Sale Transactions prior to the Asset Sale Expiration Date, and (iii) a determination by the Board that a distribution is not prohibited pursuant to applicable provisions of the Nevada Revised Statutes (including Section 78.288 thereof), Holders shall be entitled to receive from time to time and without interest, and the Company shall pay, in respect of each share of Series A Preferred Stock, the following dividends: (A) an amount equal to the Per Share Net Proceeds Dividend Amount, payable as set forth in Section 3(b)(i) (“Net Proceeds Dividends”), (B) an amount equal to the Per Share Holdback Dividend Amount, payable as set forth in Section 3(b)(ii) (“Holdback Dividends”) and (C) pro rata equity in a spin-off entity to which the Company will transfer any Remaining Assets (and associated Company Business Costs) (“Spin-Off Dividend”).

b)       Payment of Asset Sale Dividends.

(i)       Net Proceeds Dividends shall be paid no later than the thirtieth (30th) day following the receipt of Net Proceeds by the Company from an Asset Sale Transaction. For clarity, multiple Asset Sale Dividends may be paid in respect of one Asset Sale Transaction in the event that the Company receives Net Proceeds from an Asset Sale Transaction in multiple installments (as a result of post-closing payments, release of escrowed funds or otherwise).

(ii)       Holdback Dividends shall be paid within ten (10) days of the final determination of the Per Share Holdback Dividend Amount with respect to the applicable Asset Sale Transaction.

(iii)       In the event there are any Remaining Assets at the Asset Sale Expiration Date, then the Spin-Off Dividend shall be paid as soon as reasonably practicable following the Asset Sale Expiration Date, subject to applicable law and securities registration exemption.

c)       Withholding and Holdback. The Company will be entitled to deduct and withhold, or cause to be deducted or withheld, from any Asset Sale Dividend payable to a Holder, such amounts as the Company is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code, as amended, or any provision of state or local tax law. To the extent that amounts are so deducted or withheld, such withheld amounts shall be paid over to or deposited with the relevant governmental entity and will be treated for all purposes of this Certificate of Designation as having been paid to the Holder in respect of which such deduction and withholding was made. Further, the Company will be entitled to deduct and hold back, or cause to be deducted or held back, from any Net Proceeds Dividend payable to a Holder, the Per Share Holdback Amount with respect to the applicable Asset Sale Transaction.

d)       No Payment if No Asset Sale Transactions are Effected. Holders shall not be entitled to any Assets Sale Dividends if no Asset Sale Transactions are effected prior to the Asset Sale Expiration Date; provided, however, that the Spin-Off Dividend will be paid, subject to applicable law and securities registration exemption.

e)       Cancellation of Series A Preferred Stock. Immediately upon the later of (i) the payment of all Asset Sale Dividends in respect of all Asset Sale Transactions consummated prior the Asset Sale Expiration Date or (ii) the payment of all Spin-Off Dividends (subject to applicable law and securities registration exemption), the Asset Sale Expiration Date, each share of Series A Preferred Stock shall, automatically and without any action on the part of the holder thereof, cease to be outstanding and shall be cancelled and returned to the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series A Preferred Stock, and any holder thereof shall thereafter cease to have any rights with respect to such shares.

Section 4.        Voting Rights. Except as otherwise provided herein or as otherwise required by Chapter 78 of the Nevada Revised Statutes, the Series A Preferred Stock shall have no voting rights. However, as long as any shares of Series A Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series A Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Certificate of Designation, (b) amend its articles of incorporation or other organizational documents in any manner that adversely affects any rights of the Holders in a way that is material and disproportionate to other stockholders of the Company, (c) increase the number of authorized shares of Series A Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing. Any vote required or permitted under this Section 4 may be taken at a meeting of the Holders or through the execution of an action by written consent in lieu of such meeting, provided that the consent is executed by Holders representing a majority of the outstanding shares of Series A Preferred Stock.

Section 5.        Liquidation and Fundamental Transactions. In the event of a liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), or a Fundamental Transaction, in each case occurring prior to the cancellation of the Series A Preferred Stock pursuant to Section 3(e), after the payment or adequate provision for the payment of the Company’s liabilities and obligations, the Holders shall be entitled to receive out of the remaining assets of the Company an amount equal to any accrued and unpaid Asset Sale Dividends then owed under this Certificate of Designation, for each share of Series A Preferred Stock, before any distribution or payment shall be made to the holders of any Common Stock, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. For the avoidance of doubt, none of the Acquisition or any Asset Sale Transaction shall be deemed a Liquidation. The Holders shall not be entitled to any rights in respect of a Liquidation or Fundamental Transaction except as set forth in this Section 5.

Section 6.        Redemption. The shares of Series A Preferred Stock shall not be redeemable; provided, however, that the foregoing shall not limit the ability of the Company to offer to purchase, purchase or otherwise deal in such shares for consideration in the Company’s sole discretion, nor shall the foregoing limit a Holder’s ability to transfer any of its shares of Series A Preferred Stock to the Company for any or no consideration.

Section 7.        Series A Preferred Stock Register. The Company shall maintain at its principal executive offices a register for the Series A Preferred Stock, in which the Company shall record (i) the name, address, electronic mail address and facsimile number of each holder in whose name the shares of Series A Preferred Stock have been issued and (ii) the name, address, electronic mail address and facsimile number of each transferee of any shares of Series A Preferred Stock. The Company may treat the Person in whose name any share of Series A Preferred Stock is registered on the register as the owner and holder thereof for all purposes. The Company shall keep the register open and available at all times during business hours for inspection by any holder of Series A Preferred Stock or his, her or its legal representatives.

Section 8.        Indemnification. With respect to each Asset Sale Transaction, the Holdback Amount shall be available to indemnify, defend and hold harmless the Company and its Affiliates, including but not limited to its officers, directors, employees and representatives, from (i) any Company Business Costs actually incurred and not otherwise previously deducted in the calculation of Net Proceeds with respect to such Asset Sale Transaction (“Claimable Company Business Costs”) and (ii) any losses actually incurred by the Company or any of its Affiliates in respect of claims for indemnification made by any Person pursuant to the definitive agreement for such Asset Sale Transaction, solely to the extent that the Company or any of its Affiliates is required to pay such losses out-of-pocket after the exhaustion by the Person claiming indemnification of any holdback or escrowed funds, rights of set-off, or other sources of recovery which are specifically provided for in the applicable definitive agreements with respect to the relevant Asset Sale Transaction, in respect of such claim for indemnification (such out-of-pocket losses, together with Claimable Company Business Costs, “Indemnifiable Amounts”).

Section 9.        Notice to Holders. Any notice or other communication required or permitted by the provisions of this Certificate of Designation to be given to a holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Company, or given by electronic communication in compliance with the provisions of Chapter 78 of the Nevada Revised Statutes, and shall be deemed sent upon such mailing or electronic transmission.

Section 10.      No Other Rights or Privileges. Except as specifically set forth herein, the Holders shall have no other rights, privileges or preferences with respect to the Series A Preferred Stock.

RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Company be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of the Nevada Revised Statutes.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate this ___ day of __________, ______.

Name:
Title:

Schedule K
Lock-Up Agreement

Torchlight Energy Resources, Inc. and Metamaterial Inc.

Lock-Up Agreement

_______________, 2020

This Lock-Up Agreement (this “Agreement”) is executed in connection with the Arrangement Agreement (the “Arrangement Agreement”) by and among Torchlight Energy Resources, Inc. (“RTO Acquiror”), 2798832 Ontario Inc. (“Canco”), 2798331 Ontario Inc. (“Callco”), and Metamaterial Inc. (or any successor entity thereto, “META”), dated as of [____________], 2020 (each, a “Party” and collectively, the “Parties”). Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Arrangement Agreement. For purposes of this Agreement, “Shares” means all issued and outstanding shares of common stock in the capital of either of RTO Acquiror or META that the undersigned directly or indirectly owns beneficially or of record as of immediately prior to the Effective Time.

In connection with, and as an inducement to, the parties entering into the Arrangement Agreement and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned, by executing this Agreement, agrees that, without the prior written consent of META prior to the Effective Time or RTO Acquiror following the Effective Time, with respect to the Shares, during the period commencing at the Effective Time and continuing until the date that is one hundred and eighty (180) days after the Closing Date, the undersigned will not: (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of or lend, directly or indirectly, any Shares or any securities convertible into, exercisable or exchangeable for or that represent the right to receive Shares (including without limitation, Shares which may be deemed to be, directly or indirectly, beneficially owned or held of record by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission) whether now owned or hereafter acquired; (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Shares or such other securities, in cash or otherwise; (c) make any demand for or exercise any right with respect to, the registration of any Shares; or (d) publicly disclose the intention to do any of the foregoing (each of the foregoing restrictions, the “Lock-Up Restrictions”). The period during which the Lock-Up Restrictions apply to any particular portion of the Shares shall be deemed the “Lock-Up Period” with respect thereto.

The undersigned agrees that the Lock-Up Restrictions preclude the undersigned from engaging in any hedging or other transaction with respect to any then-subject Shares which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to such Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.

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Notwithstanding the foregoing, the undersigned may transfer any of the Shares (i) as a bona fide gift or gifts or charitable contribution(s), (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, (iii) if the undersigned is a corporation, partnership, limited liability company, trust or other business entity (1) to another corporation, partnership, limited liability company, trust or other business entity that is a direct or indirect affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned or (2) as distributions of Shares to limited partners, limited liability company members or stockholders of the undersigned or holders of similar equity interests in the undersigned, (iv) if the undersigned is a trust, to the beneficiary of such trust, (v) by testate succession or intestate succession, (vi) to any immediate family member, any investment fund, family partnership, family limited liability company or other entity controlled or managed by the undersigned, (vii) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (vi), (viii) pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction (or series of related transactions) made to all holders of the common stock of RTO Acquiror pursuant to which a person or “group” (as defined in or under Section 13(d) of the Exchange Act) would beneficially own fifty percent (50%) or more of the total outstanding voting securities of RTO Acquiror, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Shares shall remain subject to the restrictions contained in this Agreement, or (ix) pursuant to an order of a court or regulatory agency; provided, in the case of clauses (i)-(vii), that (A) such transfer shall not involve a disposition for value and (B) the transferee agrees in writing with RTO Acquiror to be bound by the terms of this Agreement; and provided further, in the case of clauses (i)-(vii), no filing by any party under Section 16(a) of the Exchange Act shall be required or shall be made voluntarily in connection with such transfer. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin.

In addition, for the avoidance of doubt, the foregoing restrictions shall not apply to (i) the exercise of stock options granted pursuant to either of RTO Acquiror or META’s equity incentive plans, including the “net” exercise of such options in accordance with their terms and the surrender of shares of common stock of RTO Acquiror or META in lieu of payment in cash of the exercise price and any tax withholding obligations due as a result of such exercise, or for any of the shares of common stock of RTO Acquiror or META issued upon such exercise, (ii) conversion or exercise of warrants into shares of common stock of RTO Acquiror or META or into any other security convertible into or exercisable for common stock of RTO Acquiror or META that are outstanding as of the Effective Time, or for any shares of common stock of RTO Acquiror or META issued upon such exercise or conversion; or (iii) the establishment of any contract, instruction or plan (a “Plan”) that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act; provided that no sales of the Shares shall be made pursuant to such a Plan prior to the expiration of the applicable Lock-Up Period, and such a Plan may only be established if no public announcement of the establishment or existence thereof and no filing with the Securities and Exchange Commission or other regulatory authority in respect thereof or transactions thereunder or contemplated thereby, by the undersigned, RTO Acquiror, META or any other person, shall be required, and no such announcement or filing is made voluntarily, by the undersigned, RTO Acquiror, META or any other person, prior to the expiration of the applicable Lock-Up Period. In furtherance of the foregoing, RTO Acquiror and the transfer agent of the RTO Acquiror (the “Transfer Agent”) and registrar are hereby authorized to decline to make any transfer of the Shares if such transfer would constitute a violation or breach of this Agreement.

The undersigned agrees and consents to the entry of stop transfer instructions with the Transfer Agent against the transfer of the Shares subject to this Agreement except in compliance with the foregoing restrictions.

The undersigned hereby consents to receipt of this Agreement in electronic form and understands and agrees that this Agreement may be signed electronically. In the event that any signature is delivered by facsimile transmission, electronic mail, or otherwise by electronic transmission evidencing an intent to sign this Agreement, such facsimile transmission, electronic mail or other electronic transmission shall create a valid and binding obligation of the undersigned with the same force and effect as if such signature were an original.

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The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement and that upon request, the undersigned will execute any additional documents reasonably necessary to ensure the validity or enforcement of this Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that the undersigned shall be released from all obligations under this Agreement if the Arrangement Agreement is terminated pursuant to its terms.

The undersigned understands that RTO Acquiror, Canco, Callco, and META are entering into the Arrangement Agreement in reliance upon this Agreement.

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This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

Printed Name of Holder

By:
Signature

Printed Name of Person Signing
(and indicate capacity of person signing if signing as custodian, trustee, or on behalf of an entity)

[Signature Page to Lock-Up Agreement]